As filed with the Securities and Exchange Commission on December 24, 1997

                                                    Registration No. 333-
                                                    ============================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                        Under The Securities Act of 1933

                    ISSUER OF SENIOR NOTES REGISTERED HEREBY
                            COMFORCE Operating, Inc.
             (Exact name of registrant as specified in its charter)


                                    Delaware
         (State or other jurisdiction of incorporation or organization)

                                      7361
             Primary Standard Industrial Classification Code Number)


                                   11-3407855
                      (I.R.S. Employer Identification No.)

                              --------------------

                            COMFORCE Operating, Inc.
                               2001 Marcus Avenue
                          Lake Success, New York 11042
                                 (516) 328-7300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              --------------------

                              Christopher P. Franco
                             Chief Executive Officer
                            COMFORCE Operating, Inc.
                               2001 Marcus Avenue
                          Lake Success, New York 11042
                                 (516) 328-7300
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              --------------------

                                    Copy to:

                            David G. Edwards, Esquire
                Doepken Keevican & Weiss Professional Corporation
                              58th Floor, USX Tower
                                600 Grant Street
                       Pittsburgh, Pennsylvania 15219-2703
                                 (412) 355-2600
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              --------------------
                             (Cover page continued)

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                            ------------------------



                         CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------------------
Title of Each Class of          Amount to be          Proposed Maximum         Proposed Maximum           Amount of
Securities to be                 Registered          Offering Price Per       Aggregate Offering      Registration Fee
Registered                                                  Unit                  Price (1)                  (2)
----------------------------------------------------------------------------------------------------------------------
12% Senior Notes due             $110,000,000               100%                 $110,000,000              $32,450
2007, Series B
----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(f)(2).

(2)  Calculated pursuant to Rule 457(f)(2).


COI HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL COI SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 24, 1997

PRELIMINARY PROSPECTUS

                            COMFORCE OPERATING, INC.
              OFFER TO EXCHANGE 12% SENIOR NOTES DUE 2007, SERIES B
                     FOR 12% SENIOR NOTES DUE 2007, SERIES A

                         ------------------------------

The  Exchange   Offer  will  expire  at  5:00  P.M.,  New  York  City  time,  on
____________, 1998, unless extended.

                         ------------------------------

     COMFORCE Operating, Inc., a Delaware corporation ("COI"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal, to exchange (the "Notes Exchange Offer") its 12% Senior Notes due 2007, Series B (the "New Notes" or "Exchange Notes") for an equal principal amount of its outstanding 12% Senior Notes due 2007, Series A (the "Old Notes" or "Unregistered Notes") (the Old Notes and the New Notes are collectively referred to as the "Notes"), of which an aggregate principal amount of $110,000,000 is outstanding as of the date hereof. The form and the terms of the New Notes will be the same in all material respects as the form and terms of the Old Notes except that (i) the New Notes will be registered under the Securities Act of 1933, as amended (the "Securities Act"), and hence will not bear legends restricting the transfer thereof and (ii) holders of the New Notes will not be entitled to certain rights of holders of Old Notes under the Exchange Offer and Registration Rights Agreement dated as of November 26, 1997 (the "Notes Registration Rights Agreement"), which will terminate upon consummation of the Notes Exchange Offer. See "The Notes Exchange Offer--Purpose and Effect of the Notes Exchange Offer." The New Notes will be initially issued as a single, permanent global certificate. See "Book-Entry; Delivery and Form" and "Description of Notes."

(continued on next page)
                         ------------------------------

     See "Risk Factors" on Page 31 for a Description of Certain Risks to Be Considered by Holders Who Tender Their Old Notes for New Notes.

                         ------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
           ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------

                The date of this Prospectus is _______________.

(continued from previous page)

     The Old Notes were issued on November 26, 1997 as part of a series of transactions (the "Transactions"), consisting of (i) the offer and sale (the "Notes Offering") by COI of $110,000,000 in principal amount of Old Notes, (ii) the offer and sale (the "Units Offering") by COMFORCE Corporation, a Delaware corporation of which COI is a wholly-owned subsidiary ("COMFORCE"), of 20,000 Units (the "Units"), each Unit consisting of $1,000 in principal amount of 15% Senior Secured PIK Debentures due 2009, Series A (the "Old Senior Debentures" or "Unregistered Senior Debentures") and 8.45 Warrants (the "Warrants"), each to purchase one share of the common stock of COMFORCE,(iii) COMFORCE's acquisition (the "Uniforce Acquisition") of Uniforce Services, Inc. ("Uniforce") through a tender offer and a merger of a wholly-owned subsidiary of COI with and into Uniforce, the cash portion of which was funded using a portion of the proceeds of the Notes Offering and (iv) the refinancing (the "Refinancing") of certain existing indebtedness of COMFORCE and Uniforce using the remainder of the net proceeds of the Notes Offering, the net proceeds of the Units Offering and the net proceeds of a new bank credit facility (the "New Credit Facility"). Simultaneously with the Notes Exchange Offer, COMFORCE is conducting an offer (the "Debentures Exchange Offer") to exchange the Old Senior Debentures for 15% Senior Secured PIK Debentures, Series B (the "New Senior Debentures" or "Exchange Senior Debentures" and, collectively with the Old Senior Debentures, the "Senior Debentures"), as required by the Exchange Offer and Registration Rights Agreement dated as of November 26, 1997 relating to the Old Senior Debentures (the "Debentures Registration Rights Agreement"). The Notes Exchange Offer and the Debentures Exchange Offer are collectively referred to herein as the "Exchange Offers", and the Notes Registration Rights Agreement and the Debentures Registration Rights Agreement are collectively referred to herein as the "Registration Rights Agreements." The Old Notes and the Old Debentures are sometimes referred to herein collectively as the "Unregistered Securities." The New Notes and the New Senior Debentures are sometimes referred to herein collectively as the "Exchange Securities." Unless otherwise defined in this Prospectus, the "Company" means COMFORCE and its subsidiaries after giving effect to the Uniforce Acquisition.

     The Old Notes were issued and sold in a transaction exempt from the registration requirements of the Securities Act and may not be offered or sold in the United States unless so registered or pursuant to an applicable exemption under the Securities Act. The New Notes are being offered herewith in order to satisfy certain obligations of COI contained in the Notes Registration Rights Agreement. Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, COI believes that the New Notes to be issued pursuant to the Notes Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than (i) a broker-dealer who purchases such Exchange Notes from COI to resell pursuant to Rule 144A or any other available exemption under the Securities Act, or (ii) a person that is an "affiliate" of COI within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such
Exchange Notes. However, COI has not sought a no-action letter with respect to the Notes Exchange Offer and there can be no assurance the staff of the Commission would make a similar determination with respect to the Notes Exchange Offer. Eligible holders wishing to accept the Notes Exchange Offer must represent to COI that such conditions have been met. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Notes Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A broker-dealer may nonetheless be deemed to be an "underwriter" under the Securities Act notwithstanding such disclaimer. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Unregistered Notes where such Unregistered Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. COI has agreed that, for a period of 180 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     Holders of Old Notes whose Old Notes are not tendered and accepted in the Notes Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the indenture governing the Notes. Following consummation of the Notes Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof, and COI will have no further obligation to such holders to provide for the registration under the Securities Act of the

Old Notes held by them. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the indenture (the "Notes Indenture"), dated as of November 26, 1997, governing the Notes.

     The Notes bear interest at the rate of 12% per annum, payable semi-annually on June 1 and December 1, commencing June 1, 1998. The Notes mature on December 1, 2007. Except as described below, COI may not redeem the Notes prior to December 1, 2002. On or after such date, COI may redeem the Notes, in whole or in part, at any time, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time and from time to time on or prior to December 1, 2000, COI may, subject to certain requirements, redeem up to 35% of the aggregate principal amount of the Notes with the cash proceeds of one or more Equity Offerings (as defined) at a redemption price equal to 112% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, provided, that at least 65% of the aggregate principal amount of the Notes remain outstanding immediately after each such redemption. The Notes are not subject to any sinking fund requirement. Upon the occurrence of a Change of Control (as defined), COI will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. See "Description of Notes--Optional Redemption" and "--Change of Control."

     The Notes are senior unsecured obligations of COI. The Notes rank pari passu in right of payment with all existing and future senior indebtedness of COI and will rank senior in right of payment to any future subordinated indebtedness of COI. As of September 30, 1997 on a pro forma basis after giving effect to the Transactions, the aggregate principal amount of COI's outstanding secured indebtedness to which the Notes would have been effectively subordinated, to the extent of the assets serving as security therefor, would have been approximately $37.8 million, and the aggregate amount of outstanding liabilities of subsidiaries of COI to which holders of Notes would be structurally subordinated would have been approximately $59.6 million (including $37.8 million of Indebtedness). See "Description of Notes-Ranking" and "Description of Other Indebtedness."

     The Notes Exchange Offer is not conditioned on any minimum aggregate principal amount of Old Notes being tendered for exchange. COI will accept for exchange any and all validly tendered Unregistered Notes not withdrawn prior to 5:00 p.m., New York City time, on ____________, 1998 unless extended by COI (the "Expiration Date"). Tenders of Unregistered Notes may be withdrawn at any time prior to the Expiration Date. The Notes Exchange Offer is subject to certain customary conditions. See "The Notes Exchange Offer--Conditions." COI has agreed to pay all expenses incident to the Notes Exchange Offer. COI will not receive any proceeds from the Notes Exchange Offer.

     The Unregistered Notes constitute securities for which there is no established trading market. Any Unregistered Notes not tendered and accepted in the Notes Exchange Offer will remain outstanding. COI does not currently intend to list the Exchange Notes on any securities exchange. To the extent that any Unregistered Notes are tendered and accepted in the Notes Exchange Offer, a holder's ability to sell untendered Unregistered Notes could be adversely affected. No assurances can be given as to the liquidity of the trading market for either the Unregistered Notes or the Exchange Notes.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL COI ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE NOTES EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                              AVAILABLE INFORMATION

     COI has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the Exchange Notes (the "Notes Registration Statement") offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Notes Registration Statement. For further information with respect to COI and the Exchange Notes offered hereby, reference is made to the Notes Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. The Notes Registration Statement (and the exhibits and schedules thereto), as well as the periodic reports and other information required to be filed by COI with the Commission after the effective date of the Notes
Registration Statement, may be inspected and copied at the public reference section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such information can also be reviewed through the Commission's Electronic Data Gathering, Analysis and Retrieval System which is publicly available through the Commission's Web Site (http:www.sec.gov). Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Notes Registration Statement, each such statement being qualified by such reference.

     Pursuant to the Notes Indenture, COI has agreed to furnish to Wilmington Trust Company, as trustee for the Senior Notes (the "Notes Trustee") and to registered holders of the Notes, without cost to the Notes Trustee or such registered holders, copies of all reports and other information that would be required to be filed by COI with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not COI is then required to file reports with the Commission.

                           FORWARD-LOOKING STATEMENTS

     Certain statements in this Prospectus under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Business" and elsewhere constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: potential inability of the Company to integrate acquired businesses; uncertainties inherent in executing the Company's acquisition strategy; the effect of existing and emerging competition; limited experience of the Company's officers in managing rapid growth; the loss of any significant customers; general economic and business conditions; competition for qualified staffing personnel; and the possible adverse effects on earnings resulting from amortization of goodwill relating to acquisitions. See "Risk Factors."

                                    IMPORTANT

     To properly tender Unregistered Notes, the following procedures must be followed:

     o Each beneficial owner owning interests in Unregistered Notes ("Beneficial Owner") through a DTC Participant (as defined) must instruct such DTC Participant to cause Unregistered Notes to be tendered in accordance with the procedures set forth in this Prospectus and in the applicable Letter of Transmittal.

     o Each participant (a "DTC Participant") in the Depository Trust Company ("DTC") holding Unregistered Notes through DTC must (i) electronically transmit its acceptance to DTC through the DTC Automated Tender Offer Program ("ATOP"), for which the transaction will be eligible, and DTC will then edit and verify the acceptance, execute a book-entry delivery to the account of Wilmington Trust Company (the "Notes Exchange Agent") at DTC and send an Agent's Message (as defined) to the Notes Exchange Agent for its acceptance, or (ii) comply with the guaranteed delivery procedures set forth under "Notes Exchange Offer--Guaranteed Delivery Procedures." By tendering through ATOP, DTC Participants will expressly acknowledge receipt of the accompanying Letter of Transmittal and agree to be bound by its terms and COI will be able to enforce such agreement against such DTC participants.

     o Each registered owner of certificated Unregistered Notes (a "Holder") must (i) complete and sign the accompanying Letter of Transmittal, and mail or deliver such Letter of Transmittal, and all other documents required by the Letter of Transmittal, together with certificate(s) representing all tendered Unregistered Notes, to the Notes Exchange Agent at its address set forth under "Notes Exchange Offer-- Notes Exchange Agent," or (ii) comply with the guaranteed delivery procedures set forth under "Notes Exchange Offer--Guaranteed Delivery Procedures."

     For purposes of this Prospectus, "Tendering Holder" means (i) each DTC Participant that has properly transmitted (and not properly withdrawn) its acceptance through ATOP and in respect of which DTC has sent an Agent's Message,
(ii) each Holder that has timely delivered to the Notes Exchange Agent (and not properly withdrawn) a properly completed and duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal, together with certificate(s) representing all tendered Unregistered Notes, or
(iii) each DTC Participant or Holder that has complied with the guaranteed delivery procedures set forth herein.

     The information in this Prospectus concerning DTC and their book-entry systems has been obtained by COI from sources that COI believes to be reliable, and COI takes no responsibility for the accuracy thereof.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus and is qualified in its entirety by the more detailed information and financial statements and the related notes thereto appearing elsewhere in this Prospectus. Prospective investors are urged to read this Prospectus in its entirety before investing in the New Notes or the New Senior Debentures. Unless the context otherwise requires, (i) "COMFORCE" means COMFORCE Corporation or, where the context requires, COMFORCE Corporation and its subsidiaries prior to the Uniforce Acquisition, (ii) "Uniforce" means Uniforce Services, Inc. and its subsidiaries prior to the Uniforce Acquisition, (iii) "COI" means COMFORCE Operating, Inc., a Delaware corporation which is wholly-owned by COMFORCE, and its subsidiaries following the Uniforce
Acquisition, and (iv) the "Company" means COMFORCE Corporation, a Delaware corporation, and its subsidiaries following the Uniforce Acquisition. As a consequence of the formation of COI and the effective transfer of the assets of the Subsidiaries thereto, for financial reporting purposes, COI is deemed to have become a new reporting entity. On a pro forma basis, the Senior Debentures of the Company have been "pushed down" to the financial statements of COI, and the PIK Preferred Stock (as defined) of COI has been eliminated. Accordingly, on a pro forma basis, the financial statements of the Company and COI are the same.

                                   The Company

     The Company is a leading provider of specialty staffing, consulting and outsourcing solutions primarily to Fortune 500 companies for their information technology ("IT"), telecommunications, scientific and engineering-related needs. Through its network of 86 offices (55 Company-owned and 31 licensed) located throughout the United States, the Company recruits and places highly skilled contingent personnel and outsources payrolling and other financial services for a broad customer base of over 2,300 companies. The Company's labor force includes approximately 7,800 billable employees, consisting primarily of computer programmers, systems consultants and analysts, telecommunications and other engineers and technicians, scientists and researchers, as well as skilled office support personnel. The Company also maintains a database of over 160,000 highly skilled employees. The Company had pro forma net sales and Adjusted EBITDA (as defined) of $379.3 million and $22.4 million, respectively, for the twelve-month period ended September 30, 1997.

     The Company's senior management team of Christopher P. Franco, James L. Paterek and Michael Ferrentino established COMFORCE in 1995 to capitalize on the consolidation opportunities in the specialty staffing and consulting industry. Since the initial acquisition of COMFORCE Telecom Inc. in October 1995 until prior to the acquisition of Uniforce in November 1997, this management team has successfully acquired and integrated seven specialty staffing companies with 1995 annual sales of approximately $175.2 million. These companies had histories of profitable growth, and COMFORCE has continued this growth during 1996 and 1997 after completing the acquisitions. COMFORCE's net sales and EBITDA (as defined) increased by 16.7% and 30.9%, respectively, for the nine months ended September 30, 1997 on a pro forma basis.

     On November 26, 1997, COMFORCE completed a tender offer pursuant to which it acquired, through an indirect wholly-owned subsidiary, approximately 96.5% the issued and outstanding common stock of Uniforce. On December 3, 1997, as the result of a merger, Uniforce became an indirect wholly-owned subsidiary of COMFORCE. Uniforce is a leading provider of staffing and consulting solutions for the IT, professional and office support markets and funding services to independent staffing and consulting firms, with pro forma net sales for the twelve months ended September 30, 1997 of $171.7 million. Uniforce's net sales and EBITDA increased by 25.6% and 19.3%, respectively, for the nine months ended September 30, 1997 on a pro forma basis. The Company's net sales and EBITDA increased by 20.6% and 24.1%, respectively, for the nine months ended September 30, 1997 on a pro forma combined basis. The Uniforce Acquisition positions the Company with the critical mass, breadth of services and geographic penetration to continue to increase sales through internal and external growth and improve profitability through economies of scale and integration efficiencies.

     COI was incorporated in Delaware in October 1997. The Company was incorporated in Illinois in 1954 and became a Delaware corporation through its merger with a Delaware subsidiary in 1969. It maintains its headquarters

                                        6


--------------------------------------------------------------------------------

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at 2001 Marcus Avenue,  Lake Success,  New York 11042.  The Company's  telephone
number  is  (516)   328-7300   and  its   address  on  the  World  Wide  Web  is
www.comforce.com.

     The Company operates through four divisions, as described below:

     COMFORCE Information Technologies. The Company's IT division provides highly skilled programmers, help desk personnel, systems consultants and analysts, software engineers and project managers for a wide range of technical assignments, including client server, mainframe, Year 2000, desktop services, internet/intranet and MIS. The IT division also provides payrolling services in addition to these staffing solutions to certain of its IT customers. The Company's principal IT customers include Microsoft, BellSouth, Boeing Information Services, Kodak, Tyson Foods, First Union Corporation, NationsBanc and MCI. Through Uniforce's Brannon & Tully(R) and Montare International(TM) divisions, the Uniforce Acquisition significantly enhances the Company's presence in this high-growth sector of the staffing industry which the Company believes will increase 20% to 25% per year. The Company expects this division to grow principally through increased sales to existing IT customers and through opportunities to cross-sell the Company's IT staffing solutions to its Telecom and other division customers. For the twelve-month period ended September 30, 1997, the IT division had pro forma net sales of $117.9 million.

     COMFORCE Telecom. The Company's Telecom division provides skilled personnel to plan, design, engineer, install and maintain wireless and wireline telecommunications systems, including cellular, PCS, microwave, radio, satellite and other networks. The Company's staffing and consulting business originated with this specialty sector, and the Company and several of the companies it has acquired have long-standing relationships with leading telecommunications companies. The Telecom division's principal customers include AT&T Wireless, NORTEL, Harris, Lucent Technologies, Reltec, ALCATEL, Motorola, Sprint PCS and Omnipoint. The Company expects this division to continue to grow significantly through increased sales to existing Telecom customers as well as through cross-selling opportunities with the telecommunications customers served by the Company's IT division. For the twelve-month period ended September 30, 1997, the Telecom division had pro forma net sales of $31.2 million.

     COMFORCE Staffing Services. The Company's Staffing Services division operates in two areas, Technical Services and Professional Services. The Company provides Technical staffing solutions and, in some cases, payrolling services to a group of technology-intensive clients working in the areas of aerospace, avionics, electronics, laser and weapons technology, environmental safety and alternative energy source development. The Company's Technical Services business is generally conducted through long-term, high-volume contracts that are not subject to fixed prices and require low administrative overhead. The Company offers Professional staffing services through 10 Company-owned and 31 licensed locations that provide services including medical office staffing solutions, office automation personnel, customer service/call center personnel and laboratory professionals. The Staffing Services division's principal Technical Services customers include Boeing, Westinghouse, McDonnell Douglas and the National Research Laboratories at Los Alamos, Sandia and Lawrence Livermore. The Staffing Services division's Professional Services customers include R.R. Donnelley, Estee Lauder and Dial, as well as many smaller companies such as independent medical providers and accounting firms. The Company believes it has a significant opportunity to cross-sell its Professional Services to its Technical Services customers as well as to its IT and Telecom customers. For the twelve-month period ended September 30, 1997, the Staffing Services division had pro forma net sales of $168.3 million, of which $47.5 million related to sales by licensees.

     COMFORCE Financial Services. The Company's Financial Services division provides payroll funding services and back office support to approximately 100 independent consulting and staffing companies and provides consulting and related payrolling services to clients in connection with their use of independent contractors. The Financial Services division significantly benefits from Uniforce's sophisticated back office operations, as well as Uniforce's substantial investment in the PeopleSoft(R) software package, which the Company believes will become the industry standard. For the twelve-month period ended September 30, 1997, the Financial Services division had pro forma net sales of $61.9 million.


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                 The Contingent Staffing and Consulting Industry

     The contingent staffing and consulting industry has evolved into a permanent and significant component of the staffing plans of many corporations. Corporate restructuring, downsizing, increased government regulations governing employee relations, advances in technology and the desire by many companies to shift employee costs from a fixed to a variable expense and to reduce administrative overhead have resulted in the use of a wide range of staffing and outsourcing alternatives by businesses. The number of temporary workers as a percentage of total employment in the United States has increased from 0.2% in 1972 to more than 2% in 1996, based on statistics published by the U.S. Bureau of Labor Statistics. The contingent staffing and consulting industry has grown rapidly in the 1990s, and industry analysts expect this growth to continue. The
U. S. market for staffing services grew at a compound annual rate of approximately 16.3% from approximately $20.5 billion in 1991 to approximately $43.6 billion in 1996, according to statistics published by the National Association of Temporary and Staffing Services ("NATSS"), a staffing industry trade association.

     Staffing firms that recruit contingent employees generally fall into two major categories: (i) "specialty" staffing and consulting firms, which specialize in one or a few specialty fields, such as the Company's IT and Telecom sectors and portions of its Technical services sector, and (ii) "traditional" staffing firms, which tend to supply primarily clerical or light industrial personnel. The specialty staffing and consulting sector of the industry has represented an area of more rapid growth that has tended to generate higher margins than more traditional staffing services. Taxable revenues attributable to supplying personnel in the specialty staffing and consulting sector have increased from $5.1 billion in 1990 to $7.4 billion in 1993 and $10.0 billion in 1994, an annual growth rate of 35.1% between 1993 and 1994 and 18.3% over the four-year period, based on information published by the Census Bureau. The Company believes that the IT portion of the specialty staffing and consulting sector will grow at a rate of 20%to 25% annually over the next few years. In addition, the Company believes that, although the contingent staffing industry as a whole has tended to be cyclical, the specialty staffing and consulting sector may continue to grow during economic downturns because technological changes will continue to necessitate spending for both infrastructure and to retain employees skilled in new technologies. In recent years, there has been intense competition to attract the limited number of qualified personnel with the skills and experience necessary to meet the specialty staffing and consulting requirements of clients. The Company believes that it is increasingly important for a staffing firm to be able to provide interesting assignments with high-profile clients that offer employees the opportunity to enhance their skills and marketability, as well as to offer competitive wages and benefits packages.

     Larger users of staffing services are increasingly demanding centralized staffing services through national contracts with a few preferred providers. In part as a result of this trend toward national contracts, the highly fragmented industry is also currently experiencing a trend toward consolidation. These trends have increased the need for staffing firms to be able to provide highly qualified contingent staffers offering a broad range of services on a nation-wide or international basis and also to provide value-added services such as training capabilities, management services and the ability to effectively utilize technology in the recruiting, training and hiring of contingent staffers.

                               Business Strengths

     o Emphasis on Specialty Staffing and Consulting Sectors. The Company provides high-quality, creative staffing and consulting solutions to companies with dynamic needs in specialty high technology areas. Through its focused acquisition program, the Company has increased its presence in the high-growth IT, telecommunications, scientific and engineering-related sectors. The Company adopted this strategy to capitalize on these areas, which generally produce higher profit margins and experience lower turnover rates and less cyclicality than more traditional staffing industry sectors. The Uniforce Acquisition enhances and expands the Company's presence in these specialty areas, which represented a majority of the Company's net sales on a pro forma basis for the twelve-month period ended September 30, 1997.

     o High-Quality Customer Base. The Company benefits from established, long-standing relationships with a broad customer base which includes many Fortune 500 clients. The Company provides staffing services to over

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2,300  companies  in  diverse  industries   throughout  the  United  States  and
internationally and has an excellent customer retention record. The Company's principal customers include many dynamic businesses in growing industries that have an increasing need for contingent employees. The Company's key customers include Boeing, Microsoft, Sun Microsystems, BellSouth and Los Alamos National Laboratory. None of the Company's customers accounts for more than 10% of sales on a pro forma combined basis.

     o Critical Mass. Through its history of successful acquisitions, the Company has broadened and added to its line of services, expanded its geographic presence and increased annual net sales to $379.3 million for the twelve-month period ended September 30, 1997 on a pro forma combined basis. The Company now provides staffing and consulting services to over 2,300 customers through its network of 86 offices in 27 states. The Company believes it has achieved a critical mass necessary to compete successfully for national vendor accounts as well as further expand its presence in regional markets.

     o Highly Skilled Labor Force. The Company believes its labor force of approximately 7,800 highly skilled billable employees provides a competitive advantage in servicing the specialty staffing and consulting needs of its customers. The Company believes it experiences low employee turnover and is able to attract and recruit high-quality staffing personnel by providing attractive assignments with high-profile customers, highly competitive compensation packages, tailored benefit plans and value-added training opportunities. The Company draws personnel for assignments from its extensive proprietary database of over 160,000 prospective employees.

     o Highly Efficient Back Office Operations. The Uniforce Acquisition brings to the Company Uniforce's back office operation, which the Company believes is one of the most advanced and efficient in the industry. Based in Woodbury, New York, the sophisticated operation is the centerpiece of the Company's back office structure. Currently servicing approximately $680 million of annual "system-wide" revenues on a pro forma combined basis (including approximately $300 million generated by other staffing firms and processed by the Company), the back office system has the capacity to enable the Company to grow significantly. The Company believes that this back office processing capability also will enable the Company to continue to effectively integrate acquisitions and realize significant operating efficiencies.

     o Broad Offering of Services. The Company believes its ability to provide a wide range of high-quality staffing and consulting solutions gives it a competitive advantage as larger customers consolidate their purchasing of staffing and consulting services. The Company is able to provide a wide variety of contingent employees including highly specialized IT and telecommunications professionals, scientists and researchers, skilled medical office support staff, legal and accounting personnel and other support staff and light industrial employees. The Company also provides a variety of value added services, including (i) training for the Company's billable workforce; (ii) outsourcing management services such as the Company's RightSourcing(sm), Needs Analysis and Vendor-on-Premises programs; (iii) consulting services to assist clients in connection with their use of independent contractors; and (iv) innovative uses of the Internet and other technology, including the Company's Homework(sm) program. The Company also provides smaller, independent staffing companies with funding and back office support services. The Company believes its range of services also provides significant cross-selling opportunities.

     o Reputation as Successful Consolidator. The Company has established a strong reputation as a successful consolidator in the contingent staffing and consulting industry through its acquisition of eight specialty staffing and consulting companies since 1995. The Uniforce Acquisition, the most recent of these acquisitions, enhances this reputation. The Company's management has integrated its prior acquisitions with minimal staff turnover and an excellent customer retention record and expects that the integration of Uniforce's operations will follow this pattern. The Company is positioned for further growth through acquisitions with additional borrowing capacity under the New Credit Facility and the ability to use its publicly traded common stock to fund all or part of acquisition costs. The Company believes its advanced back office capabilities will assist it in integrating future acquisitions quickly and efficiently.



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                                Business Strategy

     Management's growth strategy includes the following principal elements:

     o Emphasize Internal Growth. The Company intends to continue to expand its existing businesses by pursuing the following objectives:

     Emphasize Specialty Sectors. Since the Company entered the contingent staffing and consulting business, specialty, high technology-related sectors have provided a significant portion of the Company's growth. These sectors of the specialty staffing and consulting industry as a whole have also grown substantially in recent years. As a result, management is pursuing a focused sales and marketing effort in these areas to capitalize on their higher growth in demand for services and resulting profit potential.

     Capitalize on Cross-selling Opportunities. The Company provides a wide variety of contingent employees, as well as a variety of value-added services, to a broad, high-quality and geographically diverse customer base. Management believes significant opportunities exist to cross-sell services of each of its divisions to clients of its other divisions. In particular, the Company intends to market its IT division's services to its Telecom division's customers and vice versa.

     Expand Employee Recruiting and Training. In order to meet the increasing demand for a limited supply of high-quality contingent personnel, the Company intends to continue to expand its recruiting and training efforts. The Company will continue to augment and update its proprietary database to add new contingent personnel and to reflect changes in the skills and availability of its billable employees in order to ensure a proper fit between personnel and the assignment being staffed. The Company currently uses the Internet and other technology in its recruiting and training efforts and intends to further develop its use of such technology-based recruiting and training capabilities.

     o Pursue External Growth through Strategic Acquisitions. The Company intends to continue to make acquisitions of established, profitable businesses in new and existing markets that provide the Company with opportunities to expand its geographic service base and diversify and strengthen its service mix, particularly in the specialty staffing and consulting sectors. The Company evaluates acquisition opportunities using an acquisition profile that includes such factors as market location, market share, services complementary to the Company's existing service offerings, strength of management and cultural fit of management with the Company's decentralized, entrepreneurial environment. The Company is positioned to build on its solid reputation as a successful consolidator in the industry with the improved, more permanent capitalization resulting from the completion in November 1997 of the Units Offering and the Notes Offering, additional borrowing capacity under the New Credit Facility and the ability to use the Company's publicly traded common stock to fund all or part of acquisition costs. Management believes that, as the Company grows through acquisitions, it improves its ability to secure larger contracts.

     o Increase Operating Efficiency. In connection with its strategies for internal and external growth, the Company believes that its efficient back office operations will allow it to increase its profitability by adding offices, employees and acquired businesses without proportionately increasing its overhead expenses, enabling it to spread fixed costs over an increasingly larger revenue base. In addition, the Company believes that centralization of its back office functions will result in additional operating efficiencies through the elimination of redundancies and through the development of economies of scale in administering the Company's payrolling services.

                            The Uniforce Acquisition

     On August 13, 1997, COMFORCE, COMFORCE Columbus, Inc., an indirect wholly-owned subsidiary of COMFORCE (the "Subsidiary"), and Uniforce executed an Agreement and Plan of Merger (the "Merger Agreement") which provided for the acquisition of Uniforce by the Company. Pursuant to the Merger Agreement, COMFORCE caused the Subsidiary to commence a tender offer on October 27, 1997 (the "Tender Offer") to acquire all of the

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outstanding  Uniforce  Common  Stock for a per share price of $28.00 in cash and
0.5217  shares  of  COMFORCE's   Common  Stock   (collectively  the  "Per  Share
Consideration").

     On November 26, 1997, following the expiration of the Tender Offer at midnight on November 25, 1997, COMFORCE accepted all shares of Uniforce Common Stock (representing approximately 96.5% of the issued and outstanding shares of Uniforce Common Stock) that had been tendered in the Tender Offer. On December 3, 1997, COMFORCE completed the merger of Uniforce and the Subsidiary (the "Merger"), and made available for payment to the holders of the remaining shares of Uniforce Common Stock (who did not tender their stock) cash and stock equal in amount to the Per Share Consideration. In addition, as required under the Merger Agreement, COMFORCE made available for payment to the holders of options to purchase an additional 370,010 shares of Uniforce Common Stock cash in an amount equal to the difference between (i) $32.00 per share and (ii) the per share exercise price of each such option.

     The Company currently expects that it will incur a restructuring charge in the fourth quarter of 1997, in connection with certain potential severance and other costs related to the integration of COMFORCE and Uniforce. Management currently believes that such restructuring charge will be approximately $2.0 million; however, no assurance can be given that any such charge, if incurred, will not exceed such amount.

                                The Transactions

     The Company financed the Uniforce Acquisition with $93.6 million of the proceeds of the Notes Offering and with approximately 1.6 million shares of COMFORCE Common Stock. In the Refinancing, the Company repaid COMFORCE's outstanding credit facility (the "Prior Credit Facility") and Uniforce's outstanding term loan and credit facility (the "Uniforce Credit Facility") with the remaining net proceeds of the Notes Offering and the net proceeds of the Units Offering, together with approximately $37.0 million of borrowings under the New Credit Facility. The Uniforce Acquisition, the Notes Offering, the Units Offering and the Refinancing are collectively referred to as the "Transactions."

                     The Prior Acquisitions and Refinancings

     From October 1995 until the completion of the Uniforce Acquisition in November 1997, COMFORCE completed acquisitions (the "Prior Acquisitions") of seven staffing and consulting companies: (i) COMFORCE Telecom, Inc. ("COMFORCE Telecom"), which provides Telecom staffing and consulting services and was acquired in October 1995; (ii) Williams Communications Services, Inc. ("Williams"), which provides Telecom staffing and consulting services and was acquired in March 1996; (iii) RRA, Inc., Project Staffing Support Team, Inc. and DataTech Technical Services, Inc. (collectively, "RRA"), which provides Technical staffing services and was acquired in May 1996; (iv) Force Five, Inc. ("Force Five"), which provides IT staffing and consulting services and was acquired in August 1996; (v) AZATAR Computer Systems, Inc. ("AZATAR"), which provides IT staffing and consulting services and was acquired in November 1996;
(vi) Continental Field Services Corporation and Progressive Telecom, Inc. (collectively, "Continental"), which provides Telecom staffing and consulting services and was acquired in November 1996; and (vii) RHO Company, Incorporated ("Rhotech"), which provides Technical staffing services and IT staffing and consulting services and was acquired in February 1997. In addition, Uniforce acquired Montare International (the "Montare Acquisition"), which provides IT staffing and consulting services, in May 1996.

     On June 25, 1997, COMFORCE entered into the Prior Credit Facility, a portion of the proceeds of which were used to repay $5.4 million in borrowings under a short-term credit facility and to redeem $25.2 million in principal amount of COMFORCE's Subordinated Convertible Debentures (the "Old Subordinated Debentures"). The Old Subordinated Debentures had been issued in February and March 1997 in part in exchange for a portion of COMFORCE's Series F Preferred Stock. Such transactions are hereinafter referred to as the "Prior Refinancings."


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                            The Notes Exchange Offer


Old Notes.......................  The Old Notes were sold by COI on November 26,
                                  1997, to NatWest Capital Markets Limited ("NatWest" or the "Initial Purchaser") pursuant to a Notes Purchase Agreement, dated November 19, 1997 (the "Note Purchase Agreement"). The Initial Purchaser subsequently resold the Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act or institutional "accredited investors" (as defined in Rule 501
                                  (a)(1), (2), (3) or (7) of Regulation D under the Securities Act).

Notes Registration Rights
  Agreement.....................  Pursuant to the Note Purchase  Agreement,  COI
                                  and the Initial Purchaser entered into the Notes Registration Rights Agreement, which grants the holders of the Old Notes certain exchange and registration rights. The Notes Exchange Offer is intended to satisfy such exchange and registration rights which terminate upon the consummation of the Notes Exchange Offer.

Securities Offered..............  $110,000,000 aggregate principal amount of 12%
                                  Senior Notes due 2007, Series B.

The Notes Exchange
  Offer.........................  COI  is  offering   to  exchange   (i)  $1,000
                                  principal  amount of New Notes for each $1,000
                                  principal   amount  of  Old  Notes   that  are
                                  properly tendered and accepted. COI will issue
                                  Exchange   Notes  on  or  promptly  after  the
                                  Expiration Date. As of the date hereof,  there
                                  is $110,000,000  aggregate principal amount of
                                  Old  Notes  outstanding.   The  terms  of  the
                                  Exchange  Notes are  identical in all material
                                  respects  to the  terms  of  the  Unregistered
                                  Notes for which they may be exchanged pursuant
                                  to the Notes Exchange  Offer,  except that the
                                  Exchange  Notes  are  freely  transferable  by
                                  holders   thereof   (other  than  as  provided
                                  herein),  and are not subject to any  covenant
                                  restricting transfer absent registration under
                                  the  Securities  Act. See "The Notes  Exchange
                                  Offer."  The  Notes   Exchange  Offer  is  not
                                  conditioned   upon   any   minimum   aggregate
                                  principal amount of Old Notes being tendered for exchange.

                                  Based on no-action letters issued by the staff of the Commission to third parties with respect to similar transactions, COI believes that the Exchange Notes issued pursuant to the Notes Exchange Offer in exchange for Unregistered Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than (i) a broker-dealer who purchases such Exchange Notes from COI to resell pursuant to Rule 144A or any other available exemption under the Securities Act, or (ii) a person that is an "affiliate" of COI within the meaning of Rule 405 of the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders are not engaged in, have no arrangement or understanding with any person to participate in, and do not intend to engage in, any distribution of the Exchange Notes. However, COI has not sought a no-action letter with respect to the Notes Exchange Offer, and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Notes Exchange Offer.


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                                  Each  holder of Exchange  Notes,  other than a
                                  broker-dealer,   must   represent   that  such
                                  conditions have been met. In addition, each broker-dealer that receives Exchange Notes for its own account pursuant to the Notes Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal accompanying this Prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A broker-dealer may nonetheless be deemed to be an "underwriter" under the Securities Act notwithstanding such disclaimer. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Unregistered Notes where such Unregistered Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Pursuant to the Notes Registration Rights Agreement, COI has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "The Notes Exchange Offer-- Purpose and Effect of
                                  the  Notes   Exchange   Offer"  and  "Plan  of
                                  Distribution."

                                  Any holder who tenders in the Notes Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes could not rely on the position of the staff of the Commission enunciated in no-action letters and, in the absence of an applicable exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by COI.

Expiration Date.................  5:00 p.m.,  New York City time,  on  ________,
                                  1998, unless the Notes Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Notes Exchange Offer is extended. See "The Notes Exchange Offer--Expiration Date; Extensions; Amendments."

Accrued Interest
  on the Exchange
  Notes.........................  Each Exchange Note will bear interest from the most recent date to which interest has been paid on the Unregistered Notes or, if no interest has been paid on such Unregistered Notes, from November 26, 1997.

Notes Exchange Date.............  As soon as practicable  after the close of the
                                  Notes Exchange Offer, COI will accept for exchange all Unregistered Notes properly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the
                                  Expiration Date. See "The Notes Exchange Offer--Withdrawal of Tenders."

Conditions to the
  Notes Exchange
  Offer.........................  The  Notes   Exchange   Offer  is  subject  to
                                  customary conditions, certain of which may be waived by COI. COI reserves the right to terminate or amend the Notes Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition. The Notes
                                  Exchange Offer is not conditioned on any minimum aggregate principal amount of Old
                                  Notes being  tendered for  exchange.  See "The
                                  Notes Exchange Offer--Conditions."


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Consequences of Failure
  to Exchange...................  Any Unregistered  Notes not tendered  pursuant to the Notes Exchange Offer will remain outstanding and continue to accrue interest. Such Unregistered Notes will remain "restricted securities" under the Securities Act, subject to the transfer restrictions described herein. As a result, the liquidity of the market for such Unregistered Notes could be adversely affected upon completion of the Notes Exchange Offer. See "Risk Factors--Consequences of Failure to Exchange" and "The Notes Exchange Offer--Consequences of Failure to Exchange."

Certain Federal Income
  Tax Considerations............  The  exchange  pursuant to the Notes  Exchange
                                  Offer should not be a taxable event for federal income tax purposes. See "Certain U.S. Federal Income Tax Considerations."

Use of Proceeds.................  There will be no cash proceeds to COI from the
                                  Notes Exchange Offer. See "Use of Proceeds."


                                  Procedures for Tendering Unregistered Notes


Tendering Unregistered
  Notes.........................  Each  beneficial  owner  owning  interests  in
                                  Unregistered Notes ("Beneficial Owner") through a DTC Participant (as defined) must instruct such DTC Participant to cause Unregistered Notes to be tendered in accordance with the procedures set forth in this Prospectus and in the GREEN Letter of Transmittal. See "The Notes Exchange Offer--Procedures for Tendering--Unregistered
                                  Notes held by DTC." Each participant (a "DTC Participant") in the Depository Trust Company ("DTC") holding Unregistered Notes through DTC must (i) electronically transmit its acceptance to DTC through the DTC Automated Tender Offer Program ("ATOP"), for which the transaction will be eligible, and DTC will then edit and verify the acceptance, execute a book-entry delivery to the Notes Exchange Agent's account at DTC and send an Agent's Message (as defined herein) to the Notes Exchange Agent for its acceptance, or (ii) comply with the guaranteed delivery procedures set forth in this Prospectus and in the GREEN Letter of Transmittal. By tendering through ATOP, DTC Participants will expressly acknowledge receipt of the accompanying Letter of Transmittal and agree to be bound by its terms and COI will be able to enforce such agreement against such DTC participants. See "The Notes Exchange Offer--Procedures for Tendering--Unregistered Notes held by DTC," and "--Guaranteed Delivery Procedures-- Unregistered Notes held by DTC."



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                                  Each Holder must (i) complete and sign a GREEN
                                  Letter of Transmittal, and mail or deliver such Letter of Transmittal, and all other
                                  documents   required   by   such   Letter   of
                                  Transmittal,   together  with   certificate(s)
                                  representing all tendered Unregistered Notes, to the Notes Exchange Agent at its address set forth in this Prospectus and in such Letter of
                                  Transmittal,   or   (ii)   comply   with   the
                                  guaranteed  delivery  procedures  set forth in
                                  this  Prospectus.   See  "The  Notes  Exchange
                                  Offer--Procedures   for  Tendering,"  "--Notes
                                  Exchange  Agent," and  "--Guaranteed  Delivery
                                  Procedures--Unregistered    Notes    held   by
                                  Holders."  By  tendering,   each  holder  will
                                  represent to the COI that, among other things,
                                  (i) it is not an affiliate of COI, (ii) it is not a broker-dealer tendering Unregistered Notes acquired directly from COI for its own account, (iii) the Exchange Notes acquired pursuant to the Notes Exchange Offer are being obtained in the ordinary course of business of such holder and (iv) it has no arrangements or understandings with any person to participate in the Notes Exchange Offer for the purpose of distributing the Exchange Notes. See "The
                                  Notes    Exchange     Offer--Procedures    for
                                  Tendering."

Guaranteed Delivery
  Procedures....................  DTC Participants  holding  Unregistered  Notes through DTC who wish to cause their Unregistered Notes to be tendered, but who cannot transmit their acceptances through ATOP prior to the Expiration Date, may effect a tender in accordance with the procedures set forth in this Prospectus and in the GREEN Letter of Transmittal. See "Notes Exchange Offer--Guaranteed Delivery Procedures."
                                  Holders who wish to tender their Unregistered Notes but (i) whose Unregistered Notes are not immediately available and will not be available for tendering prior to the Expiration Date, or (ii) who cannot deliver their Unregistered Notes, the GREEN Letter of Transmittal, or any other required documents to the Notes Exchange Agent prior to the Expiration Date, may effect a tender in accordance with the procedures set forth in this Prospectus. See "The Notes Exchange Offer--Guaranteed Delivery Procedures."

Withdrawal Rights...............  The tender of  Unregistered  Notes pursuant to the Notes Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, in accordance with the procedures set forth in this Prospectus. See "The Notes Exchange Offer--Withdrawal of Tenders."

Notes Exchange Agent............  The  Wilmington  Trust  Company  is serving as
                                  Exchange Agent in connection with the Exchange Offer for the Notes. See "The Notes Exchange Offer--Exchange Agent."

Notes Shelf Registration
  Statement.....................  Under certain  circumstances  described in the
                                  Notes Registration Rights Agreement, certain holders of Unregistered Notes (including holders who are not permitted to participate in the Notes Exchange Offer) may require the Company to file and use best efforts to cause to become effective, a shelf registration statement under the Securities Act, which would cover resales of Unregistered Notes by such holders. See "Notes Exchange Offer--Purpose and Effect of the Notes Exchange Offer."



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                                    The Notes

     The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions relating to the Old Notes. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from November 26, 1997. Accordingly, registered holders of New Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid, from November 26, 1997. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Notes Exchange Offer. Holders whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Notes Exchange Offer.



Maturity........................  December 1, 2007.

Interest Payment Dates..........  June 1 and December 1 of each year, commencing on June 1, 1998.

Sinking Fund....................  None.

Ranking.........................  The Notes are senior unsecured  obligations of
                                  COI and will rank pari passu in right of payment with all existing and future senior indebtedness of COI and senior in right of payment to all existing and future subordinated indebtedness of COI. The Notes are effectively subordinated to any secured debt of COI, to the extent of the of assets serving as security therefor, and structurally subordinated to all liabilities COI's direct and indirect subsidiaries. As of September 30, 1997, on a pro forma basis after giving effect to the Transactions, the aggregate principal amount of outstanding secured indebtedness to which the Notes are effectively subordinated, to the extent of the assets serving as security therefor, would have been approximately $37.8 million, and the aggregate amount of outstanding liabilities of subsidiaries of COI to which holders of Notes are structurally subordinated would have been approximately $59.6 million (including $37.8 million of Indebtedness). See "Description of Notes - Ranking."

Optional Redemption.............  Except as described below and under "Change of
                                  Control", COI may not redeem the Notes prior to December 1, 2002. On or after such date, COI may redeem the Notes, in whole or in part, at any time at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time and from time to time on or prior to December 1, 2000, COI may, subject to certain requirements, redeem up to 35% of the aggregate principal amount of the Notes with the cash proceeds received from one or more Equity Offerings at a redemption price equal to 112.000% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, provided that at least 65% of the aggregate principal amount of the Notes issued through the date of such redemption under the Notes Indenture remains outstanding immediately after each such redemption. See "Description of Notes - Optional Redemption."


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Change of Control...............  Upon the  occurrence  of a Change of  Control,
                                  COI will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. See "Description of Notes
                                  -   Optional   Redemption"   and   "Change  of
                                  Control."

Restrictive Covenants...........  The Notes Indenture  limits (i) the incurrence of additional indebtedness by COI and its subsidiaries, (ii) the payment of dividends on, and redemption of, capital stock of COI and the redemption of certain subordinated obligations of COI, (iii) tes investments,
                                  (iv) sales of assets and subsidiary stock, (v) transactions with affilia of and (vi) consolidations, mergers and transfers of all or substantially all the assets COI. The Notes Indenture also prohibits certain restrictions on distributions from subsidiaries. However, all of these limitations and prohibitions are subject to a number of important qualifications and exceptions. See "Description of Notes-Certain Covenants."

Exchange Offer and
   Registration.................  Pursuant  to  the  Notes  Registration  Rights
                                  Agreement, COI agreed to use its best efforts to (i) file, within 30 days after the date of original issuance of the Notes (the "Issue Date"), a registration statement (the "Notes Exchange Offer Registration Statement") with respect to the Notes Exchange Offer, (ii) cause such Notes Exchange Offer Registration Statement to be declared effective within 90 days after the Issue Date and (iii) consummate the Notes Exchange Offer within 130 days after the Issue Date. In the event that COI does not comply with certain covenants set forth in the Notes Registration Rights Agreement, COI is to pay certain liquidated damages to the holders of the Old Notes. See "The Notes Exchange Offer."

For a more complete description of the Notes, see "Description of the Notes."


                          The Debentures Exchange Offer

Old Senior Debentures..........   Units, which were comprised in part of the Old
                                  Senior Debentures, were sold by the Company on November 26, 1997, to NatWest pursuant to a Units Purchase Agreement dated November 19,
                                  1997 (the "Units Purchase Agreement"). NatWest subsequently resold the Units to qualified institutional buyers pursuant to Rule 144A under the Securities Act or institutional
                                  "accredited investors" (as defined in the Rule
                                  501 (a)(1),  (2),  (3) or (7) of  Regulation D
                                  under the Securities Act).

Debentures
  Registration Rights
  Agreement....................   Pursuant to the Units Purchase Agreement,  the
                                  Company   and   NatWest   entered   into   the
                                  Debentures   Registration   Rights  Agreement,
                                  which  grants  the  holders  of the Old Senior
                                  Debentures  certain  exchange and registration
                                  rights.  The  Debentures   Exchange  Offer  is
                                  intended   to  satisfy   such   exchange   and
                                  registration rights which terminate upon the consummation of the Debentures Exchange Offer.

Securities Offered.............   $20,000,000  aggregate principal amount of 15%
                                  Senior Secured PIK Debentures due 2009, Series
                                  B.


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The Debentures
Exchange Offer.................   The Company is  offering  to  exchange  $1,000
                                  principal amount of New Senior  Debentures for
                                  each  $1,000  principal  amount of Old  Senior
                                  Debentures  that  are  properly  tendered  and
                                  accepted.  The  Company  will  issue  Exchange
                                  Senior  Debentures  on or  promptly  after the
                                  Expiration Date. As of the date hereof,  there
                                  is $20,000,000  aggregate  principal amount of
                                  Old Senior Debentures  outstanding.  The terms
                                  of  the   Exchange   Senior   Debentures   are
                                  identical  in  all  material  respects  to the
                                  terms of the  Unregistered  Senior  Debentures
                                  for which they may be  exchanged  pursuant  to
                                  the Debentures Exchange Offer, except that the
                                  Exchange   Senior    Debentures   are   freely
                                  transferable by holders thereof (other than as
                                  provided  herein),  and are not subject to any
                                  covenant     restricting    transfer    absent
                                  registration  under the  Securities  Act.  See
                                  "The   Debentures    Exchange    Offer."   The
                                  Debentures Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Senior Debentures or any minimum aggregate principal amount of Old Senior Debentures being tendered for exchange.

                                  Based on no-action letters issued by the staff of the Commission to third parties with respect to similar transactions, the Company believes that the Exchange Senior Debentures issued pursuant to the Debentures Exchange Offer in exchange for Unregistered Senior Debentures may be offered for resale, resold and otherwise transferred by holders thereof (other than (i) a broker-dealer who purchases such Exchange Senior Debentures from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, or (ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Senior Debentures are acquired in the ordinary course of such holders' business and such holders are not engaged in, have no arrangement or understanding with any person to participate in, and do not intend to engage in, any distribution of the Exchange Senior Debentures. However, the Company has not sought a no-action letter with respect to the Debentures Exchange Offer, and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Debentures Exchange Offer. Each holder of Exchange Senior Debentures, other than a broker-dealer, must represent that such conditions have been met. In addition, each broker-dealer that receives Exchange Senior Debentures for its own account pursuant to the Debentures Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Senior Debentures. The Letter of Transmittal accompanying this Prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A broker-dealer may nonetheless be deemed to be an "underwriter" under the Securities Act notwithstanding such disclaimer. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Senior Debentures received in exchange for Unregistered Senior Debentures where such Unregistered Senior Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities. Pursuant to the Debentures Registration Rights Agreement, the Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "The Debentures Exchange Offer-- Purpose and Effect of the Debentures Exchange Offer" and "Plan of Distribution."



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                                  Any  holder  who  tenders  in  the  Debentures
                                  Exchange   Offer   with   the   intention   to
                                  participate,    or   for   the    purpose   of
                                  participating,   in  a  distribution   of  the
                                  Exchange Senior Debentures could not rely on the position of the staff of the Commission enunciated in no-action letters and, in the
                                  absence  of  an  applicable  exemption,   must
                                  comply with the registration and prospectus delivery requirements of the Securities Act in
                                  connection   with  any   resale   transaction.
                                  Failure to comply  with such  requirements  in
                                  such   instance  may  result  in  such  holder
                                  incurring liability under the Securities Act for which the holder is not indemnified by the Company.

Expiration Date................   5:00  p.m.,  New York City  time,  on  ______,
                                  1998, unless the Debentures  Exchange Offer is
                                  extended,  in which case the term  "Expiration
                                  Date"  means the latest date and time to which
                                  the Debentures Exchange Offer is extended. See
                                  "The  Debentures  Exchange   Offer--Expiration
                                  Date; Extensions; Amendments."

Accrued Interest
on the Exchange
Senior Debentures..............   Each  Exchange  Senior   Debenture  will  bear
                                  interest from the most recent date to which interest has been paid on the Unregistered
                                  Senior Debentures or, if no interest has been paid on such Unregistered Senior Debentures, from November 26, 1997.

Exchange Date..................   As soon as practicable  after the close of the
                                  Debentures  Exchange  Offer,  the Company will
                                  accept for  exchange all  Unregistered  Senior
                                  Debentures  properly  tendered and not validly
                                  withdrawn  prior to 5:00  p.m.,  New York City
                                  time,  on  the   Expiration   Date.  See  "The
                                  Debentures   Exchange   Offer--Withdrawal   of
                                  Tenders."

Conditions to the
Debentures
Exchange Offer.................   The  Debentures  Exchange  Offer is subject to
                                  customary conditions,  certain of which may be
                                  waived by the  Company.  The Company  reserves
                                  the right to terminate or amend the Debentures
                                  Exchange  Offer  at  any  time  prior  to  the
                                  Expiration  Date  upon the  occurrence  of any
                                  such condition.  The Debentures Exchange Offer
                                  is not  conditioned  on any minimum  aggregate
                                  principal  amount  of  Old  Senior  Debentures
                                  being   tendered   for   exchange.   See  "The
                                  Debentures Exchange Offer--Conditions."

Consequences of Failure
   to Exchange.................   Any   Unregistered   Senior   Debentures   not
                                  tendered  pursuant to the Debentures  Exchange
                                  Offer will remain  outstanding and continue to
                                  accrue  interest.   Such  Unregistered  Senior
                                  Debentures will remain "restricted securities"
                                  under  the  Securities  Act,  subject  to  the
                                  transfer  restrictions  described herein. As a
                                  result,  the  liquidity of the market for such
                                  Unregistered   Senior   Debentures   could  be
                                  adversely  affected  upon  completion  of  the
                                  Debentures Exchange Offer. See "Risk Factors--
                                  Consequences  of Failure to Exchange" and "The
                                  Debentures  Exchange   Offer--Consequences  of
                                  Failure to Exchange."

Certain Federal Income
   Tax Considerations..........   The  exchange   pursuant  to  the   Debentures
                                  Exchange Offer should not be a taxable event for federal income tax purposes. See "Certain
                                  U.S. Federal Income Tax Considerations."


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Use of Proceeds................   There will be no cash  proceeds to the Company
                                  from the Debentures Exchange Offer. See "Use of Proceeds."

             Procedures for Tendering Unregistered Senior Debentures


Tendering Unregistered
  Senior Debentures.............  Each  beneficial  owner  owning  interests  in
                                  Unregistered Senior Debentures ("Beneficial Owner") through a DTC Participant must instruct such DTC Participant to cause Unregistered Senior Debentures to be tendered in accordance with the procedures set forth in this Prospectus and in the BLUE Letter of Transmittal. See "The Debentures Exchange Offer--Procedures for Tendering--Unregistered
                                  Senior Debentures held by DTC." Each DTC Participant holding Unregistered Senior Debentures through DTC must (i) electronically transmit its acceptance to DTC through ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance, execute a book-entry delivery to the Debentures Exchange Agent's account at DTC and send an Agent's Message (as defined herein) to the Debenture Exchange Agent for its acceptance, or (ii) comply with the guaranteed delivery procedures set forth in this Prospectus and in BLUE Letter of Transmittal. By tendering through ATOP, DTC Participants will expressly acknowledge receipt of the accompanying Letter of Transmittal and agree to be bound by its terms and the Company will be able to enforce such agreement against such DTC participants. See "The Debentures Exchange Offer--Procedures for Tendering--Unregistered Senior Debentures held by DTC," and "--Guaranteed Delivery Procedures--Unregistered Senior Debentures
                                  held by DTC."

                                  Each Holder must (i) complete and sign a BLUE Letter of Transmittal, and mail or deliver such Letter of Transmittal, and all other documents required by such Letter of Transmittal, together with certificate(s) representing all tendered Unregistered Senior Debentures, to the Debentures Exchange Agent at its address set forth in this Prospectus and in such Letter of Transmittal, or (ii) comply with the guaranteed delivery procedures set forth in this Prospectus. See "The
                                  Debentures Exchange Offer--Procedures for Tendering," "--Debentures Exchange Agent," and
                                  "--Guaranteed       Delivery      Procedures--
                                  Unregistered Senior Debentures held by Holders." By tendering, each holder will represent to the Company that, among other things, (i) it is not an affiliate of the Company, (ii) it is not a broker-dealer tendering Unregistered Senior Debentures acquired directly from the Company for its own account, (iii) the Exchange Senior Debentures acquired pursuant to the Debentures Exchange Offer are being obtained in the ordinary course of business of such holder and (iv) it has no arrangements or understandings with any person to participate in the Debentures Exchange Offer for the purpose of distributing the Exchange Senior Debentures. See "The Debentures Exchange Offer--Procedures for Tendering."

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Guaranteed Delivery
  Procedures....................  DTC Participants  holding  Unregistered Senior
                                  Debentures through DTC who wish to cause their Unregistered Senior Debentures to be tendered, but who cannot transmit their acceptances through ATOP prior to the Expiration Date, may effect a tender in accordance with the procedures set forth in this Prospectus and in the BLUE Letter of Transmittal. See "Debentures Exchange Offer--Guaranteed
                                  Delivery Procedures." Holders who wish to tender their Unregistered Senior Debentures but (i) whose Unregistered Senior Debentures are not immediately available and will not be available for tendering prior to the Expiration Date, or (ii) who cannot deliver their Unregistered Senior Debentures, the BLUE Letter of Transmittal, or any other required documents to the Debentures Exchange Agent prior to the Expiration Date, may effect a tender in accordance with the procedures set forth in this Prospectus. See "The Debentures
                                  Exchange       Offer--Guaranteed      Delivery
                                  Procedures."

Withdrawal Rights...............  The tender of Unregistered  Senior  Debentures pursuant to the Debentures Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, in accordance with the procedures set forth in this Prospectus. See "The Debentures Exchange Offer--Withdrawal of Tenders."

Debentures Exchange
  Agent.........................  The Bank of New York is  serving  as  Exchange
                                  Agent in connection with the Exchange Offer for the Senior Debentures. See "The Debentures Exchange Offer--Debentures Exchange Agent."

Debentures Shelf
  Registration Statement........  Under certain  circumstances  described in the
                                  Debentures Registration Rights Agreement, certain holders of Unregistered Senior Debentures (including holders who are not permitted to participate in the Debentures Exchange Offer) may require the Company to file and use best efforts to cause to become effective, a shelf registration statement under the Securities Act, which would cover resales of Unregistered Senior Debentures by such holders. See "Debentures Exchange Offer--Purpose and Effect of the Debentures Exchange Offer."



                              The Senior Debentures

     The terms of the New Senior Debentures and the Old Senior Debentures are identical in all material respects, except for certain transfer restrictions relating to the Old Senior Debentures. The New Senior Debentures will bear interest from the most recent date to which interest has been paid on the Old Senior Debentures or, if no interest has been paid on the Old Senior Debentures, from November 26, 1997. Accordingly, registered holders of New Senior Debentures on the relevant record date for the first interest payment date following the consummation of the Debentures Exchange Offer will receive interest accruing from the most recent date to which interest has been paid on the Old Senior Debentures or, if no interest has been paid, from November 26, 1997. Old Senior Debentures accepted for exchange will cease to accrue interest from and after the date of consummation of the Debentures Exchange Offer. Holders whose Old Senior Debentures are accepted for exchange will not receive any payment in respect of interest on such Senior Debentures otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Debentures Exchange Offer.



Mandatory Redemption...........   December 1, 2009.

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--------------------------------------------------------------------------------

Interest Payment Dates.........   June 1 and December 1 of each year, commencing
                                  on June 1, 1998.

Sinking Fund...................   None.

Ranking and Security...........   The Senior  Debentures  constitute  direct and
                                  unconditional  senior  secured  obligations of
                                  COMFORCE  and  are  secured  by  a  pledge  by
                                  COMFORCE of all of the issued and  outstanding
                                  common stock of COI, a wholly-owned subsidiary
                                  of  COMFORCE.   The  payment   obligations  of
                                  COMFORCE under the Senior  Debentures  will at
                                  all times as rank at least  equal in  priority
                                  of  payment   with  all  existing  and  future
                                  Indebtedness  (  defined)  of  COMFORCE.   The
                                  Senior  Indenture  permits  COMFORCE  to incur
                                  additional   Indebtedness  (including  secured
                                  indebtedness  and  other   additional   senior
                                  indebtedness)  subject to certain limitations.
                                  As of September 30, 1997, on a pro forma basis
                                  after giving effect to the  Transactions,  the
                                  aggregate   principal   amount  of  COMFORCE's
                                  outstanding  senior  indebtedness  would  have
                                  been approximately  $20.0 million.  The Senior
                                  Debentures are  structurally  subordinated  to
                                  all  indebtedness  of  COMFORCE's  direct  and
                                  indirect    subsidiaries    and    effectively
                                  subordinated    to    all    future    secured
                                  indebtedness of COMFORCE.  As of September 30,
                                  1997,  on a  pro  forma  basis,  after  giving
                                  effect to the  Transactions,  (i) COMFORCE had
                                  no  outstanding  secured  indebtedness  (other
                                  than  the  Senior  Debentures)  and  (ii)  the
                                  aggregate amount of outstanding liabilities of
                                  subsidiaries  of COMFORCE to which  holders of
                                  Senior     Debentures     are     structurally
                                  subordinated  would have been  $169.6  million
                                  (including  $147.8  million of  indebtedness).
                                  See   "Description  of  Senior   Debentures  -
                                  Ranking."

Optional Redemption............   The Company may redeem the Senior  Debentures,
                                  in  whole  or in  part,  at  any  time  at the
                                  redemption  prices set forth herein,  together
                                  with accrued and unpaid  interest,  if any, to
                                  the date of  redemption.  In addition,  at any
                                  time and from  time to time the  Company  may,
                                  subject to certain requirements,  redeem up to
                                  100% of the aggregate  principal amount of the
                                  Senior   Debentures  with  the  cash  proceeds
                                  received from one or more Equity  Offerings at
                                  the   redemption   prices  set  forth  herein,
                                  together with accrued and unpaid interest,  if
                                  any,   to  the   date   of   redemption.   See
                                  "Description  of Senior  Debentures - Optional
                                  Redemption."

Change of Control..............   Upon the  occurrence  of a Change of  Control,
                                  the Company  will be required to make an offer
                                  to repurchase the Senior Debentures at a price
                                  equal to 101% of the principal amount thereof,
                                  together with accrued and unpaid interest,  if
                                  any,   to  the   date   of   repurchase.   See
                                  "Description  of Senior  Debentures - Optional
                                  Redemption" and "Change of Control."

Restrictive Covenants..........   The Senior Indenture limits (i) the incurrence
                                  of additional  indebtedness by the Company and
                                  its   Subsidiaries,   (ii)  the   payment   of
                                  dividends on, and redemption of, capital stock
                                  of the Company and the  redemption  of certain
                                  subordinated obligations of the Company, (iii)
                                  investments,   (iv)   sales  of   assets   and
                                  subsidiary   stock,  (v)   transactions   with
                                  affiliates  and (vi)  consolidations,  mergers
                                  and transfers of all or substantially  all the
                                  assets of the  Company.  The Senior  Indenture
                                  also   prohibits   certain   restrictions   on
                                  distributions from Subsidiaries.  However, all
                                  of  these  limitations  and  prohibitions  are
                                  subject    to   a    number    of    important
                                  qualifications     and     exceptions.     See
                                  "Description  of Senior  Debentures  - Certain
                                  Covenants."

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



--------------------------------------------------------------------------------

Exchange Offer and
   Registration................   Pursuant to the Debentures Registration Rights
                                  Agreement, the Company agreed to f the use its
                                  best efforts to (i) file, within 30 days after
                                  the  date  of   original   issuance  o  Senior
                                  Debentures (the "Issue Date"),  a registration
                                  statement  (the  "Debentures   Exchange  Offer
                                  Registration  Statement")  with respect to the
                                  Debentures  Exchange  Offer,  (ii)  cause such
                                  Debentures    Exchange   Offer    Registration
                                  Statement to be declared  effective  within 90
                                  days after the Issue Date and (iii) consummate
                                  the Debentures  Exchange Offer within 130 days
                                  after the Issue  Date.  In the event  that the
                                  Company does not comply with certain covenants
                                  set  forth  in  the  Debentures   Registration
                                  Rights Agreement,  the Company is obligated to
                                  pay certain  liquidated damages to the holders
                                  of  the  Senior  Debentures.  See  "Debentures
                                  Exchange      Offer."


Original Issue Discount........   The  Senior   Debentures  were  issued  at  an
                                  original  issue  discount  for  United  States
                                  federal  income tax purposes.  Thus,  although
                                  cash  interest  will  not  be  payable  on the
                                  Senior  Debentures  prior to  December 1, 2002
                                  original issue discount (i.e.,  the difference
                                  between the sum of all  principal and interest
                                  payable  on  the  Senior  Debentures  and  the
                                  portion  of  the  issue  price  of  the  Units
                                  allocable  to  the  Senior   Debentures)  will
                                  accrue  from  the  issue  date  of the  Senior
                                  Debentures  and will be  included  as interest
                                  income periodically  (including periods ending
                                  prior to December 1, 2002) in a U.S.  Holder's
                                  (defined in  "Certain  United  States  Federal
                                  Income  Tax  Consequences")  gross  income for
                                  United States  federal  income tax purposes in
                                  advance  of receipt  of the cash  payments  to
                                  which the income is attributable. See "Certain
                                  United    States     Federal     Income    Tax
                                  Consequences."

For a more complete description of the Senior Debentures, see "Description of Senior Debentures."

                                    The Units


Issuance of Units...............  The  Old  Senior  Debentures  were  issued  by
                                  COMFORCE as part of 20,000 Units each consisting of $1,000 principal amount of 15% Senior Secured PIK Debentures and 8.45
                                  Warrants, each to purchase one share of COMFORCE's Common Stock (the "Common Stock"), representing, in the aggregate, approximately one percent of COMFORCE's Common Stock on a fully diluted basis.

Separability....................  The Senior Debentures and the Warrants will be separately transferable, subject to compliance with applicable securities laws, on the earliest to occur of (i) February 24, 1998,
                                  (ii) such earlier date as may be determined by the Initial Purchaser with the consent of the Company, (iii) in the event of a Change of Control, the date the Company mails notice thereof to holders of the Units, and (iv) the effective date of a registration statement for a registered exchange offer for the Senior Debentures (the "Separability Date").

                                  The Warrants


Warrants........................  On November  26,  1997,  as part of the Units, the Company issued 169,000 Warrants, which when exercised entitle the holders thereof to acquire an aggregate of 169,000 shares of Common Stock, representing approximately one percent of the Company's Common Stock outstanding on a fully-diluted basis.

Expiration Date.................  The Warrants expire on December 1, 2009.

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



--------------------------------------------------------------------------------

Exercise........................  Each  Warrant  entitles the holder to acquire, on or after the Exercise Date and prior to December 1, 2009, one share of Common Stock at a price per share equal to $7.55 (based on a 10% premium above the average closing price for the five trading days ended November 18,
                                  1997), subject to adjustment from time to time upon the occurrence of certain changes in Common Stock, certain Common Stock distributions, certain issuances of options or convertible securities, certain dividends and distributions and certain other increases in the number of shares of Common Stock. "Exercise Date" means November 28, 1997.

Rights as Stockholders..........  Holders of Warrants do not, by virtue of being such holders, have any rights of stockholders of the Company.

Registration Rights.............  Pursuant  to  a  Warrant  Registration  Rights
                                  Agreement dated as of November 26, 1997 (the "Warrant Registration Rights Agreement,") the Company has agreed to file a registration statement under the Securities Act covering the resale of the shares of Common Stock issuable upon exercise of the Warrants (the "Warrant Shares") by the holders thereof and to use its reasonable efforts to cause the registration statement to be declared effective on or before 130 days after the Issue Date and to remain effective, subject to certain exceptions, until the second
                                  anniversary    of   the   Issue   Date.    See
                                  "Description   of   Warrants  -   Registration
                                  Rights."

Antidilution....................  The  number  of  shares  of  Common  Stock for which, and the price per share at which, a Warrant is exercisable are subject to adjustment upon the occurrence of certain events described in the warrant agreement (the "Warrant Agreement"), dated November 26, 1997, by and between the Company and The Bank of New York, as warrant agent (the "Warrant Agent").


                                  Risk Factors

     Investors should consider all of the information in this Prospectus before tendering their Old Notes or Old Senior Debentures in an Exchange Offer and, in particular, should evaluate the specific factors set forth under "Risk Factors" for risks involved with an investment in the New Notes and the New Senior Debentures.

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



--------------------------------------------------------------------------------

       Summary Unaudited Pro Forma Combined Financial Data of the Company

     The following table sets forth certain summary unaudited pro forma combined financial data of the Company for the periods ended and as of the dates indicated and are derived from and described in the Unaudited Pro Forma Combined Financial Statements beginning on page F-2. The summary unaudited pro forma combined statement of operations data give effect to the Transactions, the Prior Acquisitions and the Montare Acquisition as if they had occurred at the beginning of the periods indicated. The summary unaudited pro forma combined balance sheet data give effect to the Transactions as if they had occurred on September 30, 1997. The summary unaudited pro forma combined financial data do not purport to represent what the Company's results of operations or financial condition would have actually been had the Transactions and the Prior Acquisitions been consummated as of such dates or to project the Company's results of operations or financial condition for any future period.

                                                                      Twelve Months
                                                                          Ended             Nine Months Ended            Year Ended
                                                                       September 30,           September 30,            December 31,
                                                                           1997            1997            1996            1996
                                                                           ----            ----            ----            ----
                                                                                (dollars in thousands, except per share data)
Statement of Operations Data:
Net sales ..........................................................     $ 379,269       $ 294,355       $ 244,149       $ 329,063
Gross profit .......................................................        59,688          45,268          39,295          53,715
Selling, general and administrative expense (1) ....................        40,991          30,691          27,384          37,684
Depreciation and amortization ......................................         4,925           3,714           3,639           4,850
Operating income ...................................................        13,772          10,863           8,272          11,181
Interest expense, net ..............................................        20,370          15,278          15,278          20,370
Net loss attributable to common shareholders .......................     $  (8,758)      $  (7,045)      $  (5,122)      $  (6,835)
                                                                         =========       =========       =========       =========

Net loss per share .................................................     $   (0.57)      $   (0.45)      $   (0.40)      $   (0.51)
                                                                         =========       =========       =========       =========

Weighted average shares outstanding ('000s) ........................        15,343          15,512          12,980          13,527
Net loss per share as adjusted (8) .................................     $   (0.34)      $   (0.23)      $   (0.40)      $   (0.51)
                                                                         =========       =========       =========       =========

Other Data:
EBITDA (2) .........................................................     $  19,526       $  15,046       $  12,120       $  16,600
Adjusted EBITDA (3) ................................................        22,443          17,088          14,745          20,100
Capital expenditures ...............................................         2,933           1,633             958           2,258
Ratio of adjusted EBITDA to total interest expense (3)(4) ..........          1.1x            1.2x            1.0x            1.0x
Ratio of adjusted EBITDA to cash interest expense (3)(5) ...........           1.4             1.4             1.2             1.2
Ratio of total debt to adjusted EBITDA (3)(6) ......................           7.5            --              --              --
Ratio of cash-pay debt to adjusted
EBITDA (3)(7) ......................................................           6.6            --              --              --
Adjusted EBITDA margin (2) .........................................           5.9%            5.8%            6.0%            6.1%

                                                                       September 30,
                                                                            1997
                                                                            ----
Balance Sheet Data:
Working capital ....................................................      $ 58,208
Accounts receivable ................................................        73,069
Intangible assets, net .............................................       131,387
Total assets .......................................................       229,042
Total debt, including current maturities ...........................       167,781
Series F convertible preferred stock ...............................             1
Stockholders' equity ...............................................        39,475

--------------------------------------------------------------------------------

(1) Selling, general and administrative expense includes legal settlement costs and merger-related costs of $829,000, $469,000, $209,000 and $569,000 for the twelve-month period ended September 30, 1997, the nine-month period ended September 30, 1997, the nine-month period ended September 30, 1996 and the year ended December 31, 1996, respectively. See the Unaudited Pro Forma Combined Financial Statements beginning on page F-2.

(2) EBITDA represents operating income plus depreciation and amortization plus the adjustment for the legal settlement and merger-related costs described in note (1) above. Management believes that EBITDA is a measure commonly used by analysts and investors to determine a company's ability to incur and service its debt. EBITDA should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with Generally Accepted Accounting Principles ("GAAP")), as a measure of a company's operating results or cash flows (as determined in accordance with GAAP), or as a measure of a company's liquidity.

(3) Adjusted to include management's estimate of $1 million and $2.5 million of identified annual cost savings from the acquisition of Rhotech and Uniforce, respectively, related to (i) personnel-related and other cost savings at Rhotech and Uniforce, (ii) elimination of public company expenses at Uniforce and (iii) integration of back office operations. Rhotech was acquired on February 28, 1997 and the effects of cost savings for the twelve-month period ended September 30, 1997 and the nine-month period ended September 30, 1997 are prorated accordingly. Adjusted EBITDA margin is calculated as Adjusted EBITDA as a percentage of net sales.

(4) For purposes of calculating this ratio, total interest expense excludes the estimated amortization of deferred financing costs of $525,000 and $700,000 for the nine-month and twelve-month periods presented, respectively.

(5) For purposes of calculating this ratio, cash interest expense excludes pay-in-kind interest on the Senior Debentures and amortization of deferred financing costs described in note (4) above.

(6) For the purposes of calculating this ratio, total debt includes long-term debt, current maturities and capital lease obligations.

(7) For the purposes of calculating this ratio, cash-pay debt represents total debt less outstanding principal amounts under the Senior Debentures.

(8) Adjusted to exclude $5.8 million of bridge financing costs related to the Prior Refinancings in the twelve-month and the nine-month periods ended September 30, 1997.

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


--------------------------------------------------------------------------------

              Management's Discussion of Summary Pro Forma Results

     Since October 1995, COMFORCE has acquired eight contingent staffing companies (including the acquisition of Uniforce in November 1997) and the operations of COMFORCE conducted prior to October 1995 were discontinued in September 1995. Consequently, the discussion and comparison of COMFORCE's historical results of operations under "Management's Discussion and Analysis of Financial Condition and Results of Operations" does not address the results of all of the acquired businesses for the periods presented. Accordingly, set forth below is a discussion of certain unaudited pro forma financial data for COMFORCE, Uniforce and the Company as if certain acquired businesses were acquired by the respective company as of January 1, 1995. However, since the unaudited pro forma financial data discussed below and elsewhere in this Prospectus reflects the combined operating results of the recently acquired businesses during periods when they were not under common control or management, such data may not be indicative of the Company's future results or of the results that such businesses might have achieved if operated as a combined entity during such periods.

Summary Unaudited Pro Forma Combined Financial Data of COMFORCE, Uniforce and the Company

                                                      Twelve Months        Nine Months Ended                   Years Ended
                                                   Ended September 30,       September 30,                     December 31,
                                                                             -------------                     ------------
                                                        1997             1997             1996             1996             1995
                                                        ----             ----             ----             ----             ----
                                                                                 (dollars in thousands)
Pro Forma-COMFORCE(1):
Net sales .....................................        $207,558         $161,402         $138,282         $184,438         $175,202
Gross profit ..................................          26,042           19,764           17,146           23,424           21,709
EBITDA (2) ....................................           8,498            6,642            5,073            6,929            7,248
Gross margin (3) ..............................            12.5%            12.2%            12.4%            12.7%            12.4%
EBITDA margin (2) .............................             4.1              4.1              3.7              3.8              4.1
Pro Forma-Uniforce(4):
Net sales .....................................        $171,711         $132,953         $105,867         $144,625         $139,999
Gross profit ..................................          33,646           25,504           22,149           30,291           28,617
EBITDA (2) ....................................          11,028            8,404            7,047            9,671            7,716
Gross margin (3) ..............................            19.6%            19.2%            20.9%            20.9%            20.4%
EBITDA margin (2) .............................             6.4              6.3              6.7              6.7              5.5
Pro Forma-The Company (5):
Net sales .....................................        $379,269         $294,355         $244,149         $329,063         $315,201
Gross profit ..................................          59,688           45,268           39,295           53,715           50,326
EBITDA (2) ....................................          19,526           15,046           12,120           16,600           14,964
Gross margin (3) ..............................            15.7%            15.4%            16.1%            16.3%            16.0%
EBITDA margin (2) .............................             5.2              5.1              5.0              5.0              4.7

----------

(1) Unaudited pro forma financial data for COMFORCE includes the Prior Acquisitions as if such acquisitions had occurred at the beginning of the respective periods. The pro forma EBITDA of COMFORCE excludes (i) legal settlement costs included in selling, general and administrative expense of $244,000, $244,000, $209,000 and $209,000 for the twelve-month period ended
     September 30, 1997, the nine-month period ended September 30, 1997, the nine-month period ended September 30, 1996 and the year ended December 31, 1996, respectively, and (ii) non-recurring charges for the year ended December 31, 1995 of (x) a compensation charge of $3,425,000 related to the issuance of a 35% common stock interest in COMFORCE to certain individuals to manage COMFORCE's entry into, and development of, the telecommunications and computer staffing business and (y) a management fee of $1,140,000 paid by COMFORCE Telecom to its former parent company prior to its acquisition by COMFORCE.

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


--------------------------------------------------------------------------------

(2) EBITDA represents operating income plus depreciation and amortization plus the adjustment for the non-recurring charges and legal settlement costs described in notes (1) and (4). Management believes that EBITDA is a measure commonly used by analysts and investors to determine a company's ability to service its debt. EBITDA should not be considered as an alternative to, or more meaningful than, net income, as determined in accordance with GAAP, as a measure of the Company's operating results or cash flows (as determined in accordance with GAAP) or as a measure of the Company's liquidity. EBITDA margin is calculated as EBITDA as a percentage of net sales.

(3)  Gross margin is calculated as gross profit as a percentage of net sales.

(4) Unaudited pro forma financial data for Uniforce includes the Montare Acquisition as if such acquisition had occurred at the beginning of the respective periods. EBITDA of Uniforce excludes legal settlement and merger-related costs aggregating $585,000 for the twelve-month period ended September 30, 1997, $360,000 of legal settlement costs for the year ended December 31, 1996, and $225,000 of merger-related costs for the nine-month period ended September 30, 1997.

(5) Unaudited pro forma combined financial data includes the results of pro forma COMFORCE and Uniforce combined.

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

--------------------------------------------------------------------------------

Comparison of Pro Forma Results for the Nine Months Ended September 30, 1997 as Compared to the Nine Months Ended September 30, 1996

     The 16.7% increase in COMFORCE's pro forma net sales for the nine months ended September 30, 1997 as compared to the same period in 1996 was principally attributable to increased sales of technical and IT services to an existing customer of Rhotech, as well as growth throughout all of the sectors served by COMFORCE. The 25.6% increase in Uniforce's pro forma net sales for the nine months ended September 30, 1997 as compared to the same period in 1996 was principally attributable to growth in recruited and non-recruited IT work performed by Uniforce, increased sales of financial services and growth in Uniforce's other operations. Pro forma net sales for the Company increased 20.6% for the nine months ended September 30, 1997 as compared to the same period in 1996 for the reasons noted above.

     COMFORCE's pro forma gross profit for the nine months ended September 30, 1997 increased 15.3% from the same period in 1996, principally due to increased 1997 sales as noted above. COMFORCE's gross margin decline from 12.4% for the nine months ended September 30, 1996 to 12.2% for the nine months ended September 30, 1997 was principally due to additional fringe benefits and related expenses required at Rhotech prior to its acquisition by COMFORCE. Uniforce's pro forma gross profit for the nine months ended September 30, 1997 increased 15.1% from the same period in 1996 due to increased 1997 sales as noted above. Uniforce's gross margin decline from 20.9% for the nine months ended September 30, 1996 to 19.2% for the nine months ended September 30, 1997 was principally due to growth in Uniforce's non-recruited IT contracts and its independent contractor consulting services which historically generate lower margins than its contracts in other sectors. Uniforce's gross margins for these periods were higher than COMFORCE's gross margins, principally as a result of the financial and back office administrative services performed by Uniforce, which generate significantly higher gross margins than other contingent staffing services performed by either company. The Company's pro forma gross profit increased 15.2% for the nine months ended September 30, 1997 as compared to the same period in 1996, principally due to the increased 1997 sales for each of COMFORCE and Uniforce noted above. The Company's gross margin declined from 16.1% to 15.4% for the nine months ended September 30, 1997 as compared to the same period in 1996, principally due to the decline in Uniforce's gross margins noted above.

     COMFORCE's pro forma EBITDA increased 30.9% for the nine months ended September 30, 1997 as compared to the same period in 1996, and its pro forma EBITDA margin increased from 3.7% for the 1996 period to 4.1% for the 1997 period, principally due to lower incremental selling, general and administrative costs related to the increase in net sales noted above. Uniforce's pro forma EBITDA increased 19.3% for the nine months ended September 30, 1997 as compared to the same period in 1996, principally due to the increase in net sales noted above. Uniforce's pro forma EBITDA margin decreased from 6.7% for the 1996 period to 6.3% for the 1997 period, principally as a result of the reduced gross profit margins noted above, partially offset by lower incremental selling, general and administrative expenses. Although Uniforce's EBITDA margins for these periods were higher than those of COMFORCE, this difference is substantially less than the difference in gross margins between the two companies due to higher administrative expenses relative to net sales at Uniforce's businesses. The Company's pro forma EBITDA increased 24.1% for the nine months ended September 30, 1997 as compared to the same period in 1996, and its pro forma EBITDA margin increased from 5.0% to 5.1% for these periods, for the reasons noted above.

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


--------------------------------------------------------------------------------

Comparison of Pro Forma Results for the Year Ended December 31, 1996 as Compared to the Year Ended December 31, 1995

     The 5.3% increase in COMFORCE's pro forma net sales for the year ended December 31, 1996 as compared to 1995 was principally attributable to growth throughout all of the sectors served by COMFORCE, partially offset by a reduction in revenues of approximately $7.7 million at Rhotech resulting from the decision by Rhotech's prior management to eliminate certain non-technical service contracts which did not meet minimum gross margin requirements. Excluding Rhotech, pro forma net sales would have increased 7.8% in 1996 as compared to 1995. The 3.3% increase in Uniforce's pro forma net sales for 1996 as compared to 1995 was principally attributable to growth in recruited IT work and increased sales of financial services, partially offset by reduced sales in licensed offices of $15.5 million, principally due to the reduction in the number of licensed offices resulting from licensee contract buyouts in late 1995. Excluding the impact of reduced sales in licensed offices, pro forma net sales would have increased 16.2% in 1996 as compared to 1995. Pro forma net sales for the Company increased 4.4% for 1996 as compared to 1995 for the reasons noted above. Excluding Rhotech and the impact from the licensee buyouts of Uniforce noted above, pro forma net sales for the Company would have increased 12.6% in 1996 as compared to 1995.

     COMFORCE's pro forma gross profit for the year ended December 31, 1996 increased 7.9% from 1995, principally due to the increase in net sales noted above. COMFORCE's gross margin increase from 12.4% in 1995 to 12.7% in 1996 was principally attributable to continued growth in COMFORCE's higher margin IT and telecommunications businesses. Uniforce's pro forma gross profit for the year ended December 31, 1996 increased 5.9% from 1995, principally due to increased 1996 sales as noted above. Uniforce's gross margin increase from 20.4% in 1995 to 20.9% in 1996 was principally due to increased sales in higher margin IT and financial services work. Uniforce's gross margins in 1995 and 1996 were higher than COMFORCE's gross margins, principally as a result of the financial and back office administrative services performed by Uniforce, which generate significantly higher gross margins than other contingent staffing services performed by either company. The Company's pro forma gross profit increased 6.7% in 1996 as compared to 1995, principally due to increased 1996 sales for each of COMFORCE and Uniforce as noted above. The Company's gross margin increase from 16.0% in 1995 to 16.3% in 1996 was principally due to the change in the Company's overall sales mix noted above.

     COMFORCE's pro forma EBITDA decreased 4.4% for the year ended December 31, 1996 as compared to 1995, and its pro forma EBITDA margin decreased from 4.1% in 1995 to 3.8% in 1996, principally due to increased expenses related to opening new offices, including facility costs, the cost of hiring additional branch personnel at Rhotech prior to its acquisition by COMFORCE and costs related to the development of COMFORCE's corporate headquarters. Uniforce's pro forma EBITDA increased 25.3% for the year ended December 31, 1996 as compared to 1995, principally due to the increased gross profit and gross profit margin noted above combined with lower incremental selling, general and administrative costs related to an increase in net sales. Uniforce's pro forma EBITDA margin increased from 5.5% in 1995 to 6.7% in 1996, principally as a result of such lower incremental selling, general and administrative expenses. Although Uniforce's EBITDA margins for 1995 and 1996 were higher than those of COMFORCE, this difference is substantially less than the difference in gross margins between the two companies due to higher administrative expenses related to Uniforce's businesses. The Company's pro forma EBITDA increased 10.9% in 1996 as compared to 1995, and its pro forma EBITDA margin increased from 4.7% in 1995 to 5.0% in 1996, principally due to the combined impact of the factors noted above.

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



                                  RISK FACTORS

     Prospective investors should carefully review the information set forth below, together with the information and financial data set forth elsewhere in this Prospectus, before making an investment decision.

Substantial Leverage and Ability to Service Debt

     The Company is highly leveraged. After giving pro forma effect to the Transactions, the Company would have had total indebtedness at September 30, 1997 of approximately $167.8 million (81% of total capitalization), including $147.8 million of senior indebtedness. See "Selected Historical Financial Data-COMFORCE Corporation" "Selected Historical Financial Data-Uniforce Services, Inc.," "Capitalization" and the Unaudited Pro Forma Combined Financial Statements beginning on page F-2.

     This degree of leverage could have important consequences, including the following: (i) the ability of the Company to obtain additional financing for working capital, capital expenditures, debt service requirements or other purposes may be impaired (see "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources"); (ii) a substantial portion of the Company's cash flow from operations will be required to pay the Company's debt service; (iii) the Company may be more highly leveraged than companies with which it competes, which may place it at a competitive disadvantage; (iv) the Company may be particularly vulnerable in the event of a downturn in its business or in the economy generally; and (v) the Company will be vulnerable to increases in interest rates to the extent of its borrowings under the New Credit Facility.

     A significant portion of the Company's cash flow is required to service indebtedness and will not be available for other purposes. After giving pro forma effect to the Transactions as if they had been consummated on January 1, 1996, the Company's fixed charges exceeded its earnings as a result of the pro forma loss before income taxes of $9.3 million for the year ended December 31, 1996 and $10.3 million for the nine month period ended September 30, 1997. In the absence of adequate operating results and cash flows, the Company may be required to dispose of material assets or operations or refinance its indebtedness to meet its debt service obligations. There can be no assurance that the Company will be successful in this regard should such actions become necessary.

Restrictions Imposed by Terms of the Indebtedness

     The terms and conditions of the Notes Indenture, the Senior Indenture and the New Credit Facility impose restrictions that affect the ability of the Company and COI to incur debt, make distributions, make acquisitions, create liens and make capital expenditures. See "The Transactions," "Description of Notes," "Description of Senior Debentures" and "Description of Other Indebtedness." Each of the Company and COI is also required to maintain specified  financial  ratios  and  tests and  limit  its  capital  expenditures, affiliate payments and dividends. The restrictive covenants contained in the Notes Indenture, the Senior Indenture and the New Credit Facility, as well as the highly leveraged position of each of the Company and COI, could significantly limit its ability to respond to changing business or economic conditions or to substantial declines in operating results. The ability of the Company or COI to comply with the provisions applicable to it in the Senior Indenture, the Notes Indenture or the New Credit Facility can be affected by events beyond its control, and there can be no assurance that either the Company or COI will achieve operating results that will comply with such provisions.

     The breach of any such covenants under the New Credit Facility could result in a default thereunder. In the event of any such default, the Lender could elect to declare all amounts borrowed or owed under the New Credit Facility, together with accrued interest and other fees, to be due and payable or to apply all the available cash to repay such amounts or to collateralize letters of credit (in which event cash would not be available to fund the Company's operations or for other purposes). If the amounts borrowed under the New Credit Facility are not repaid when due, the Lender could proceed against all the collateral securing such debt. If the indebtedness under the New Credit Facility, the Notes or the Senior Debentures were to be accelerated, there can be no assurance that the assets of the

Company or COI would be sufficient to repay such other indebtedness, the Notes and the Senior Debentures in full. See "Description of Notes," "Description of Senior Debentures" and "Description of Other Indebtedness."

Ranking of the Notes; Ability to Incur Additional Secured Debt

     The Notes are not subordinated to any indebtedness of COI and rank pari passu with all other unsecured, unsubordinated indebtedness of COI. The Notes are unsecured and thus, in effect, would rank junior to any secured indebtedness of COI, including the New Credit Facility, to the extent of the security. COI has approximately $37.8 million in aggregate principal amount of secured indebtedness outstanding. In addition, the Notes Indenture permits COI and its subsidiaries to incur additional secured debt under certain circumstances. Some or all of such additional indebtedness may rank pari passu with the Notes, and the holders of such indebtedness may have a claim to assets of COI superior to that of the holders of the Notes because such additional indebtedness is secured by liens on assets of COI. Although there are certain limitations on the ability of COI to incur such secured debt, the incurrence of such additional debt might adversely affect COI's ability to meet its obligations under the Notes. See "Description of the Notes-Certain Covenants" and "Description of Other Indebtedness." In the event of dissolution, liquidation or reorganization of, or similar proceeding relating to, COI, the secured lenders of COI would be entitled to receive payment to the extent of the value of their collateral or in full, whichever is less, prior to any payment in respect of the Notes. Additionally, the lenders under the New Credit Facility have the benefit of first priority pledges of the capital stock of each subsidiary of COI. In the event that such lenders were to foreclose on such assets, assets available to satisfy the claims of the holders of the Notes would be concommitantly reduced or eliminated.

Ranking of the Senior Debentures; Ability to Incur Additional Secured Debt

     The Senior Debentures are not subordinated to any indebtedness of COMFORCE and rank pari passu with all other unsubordinated indebtedness of COMFORCE. COMFORCE has $20.0 million in aggregate principal amount of Senior Debentures outstanding which constitutes all of COMFORCE's currently outstanding secured indebtedness. In addition, the Senior Indenture permits COMFORCE and its subsidiaries to incur additional secured debt under certain circumstances. Some or all of such additional indebtedness may rank pari passu with the Senior Debentures. Although there are certain limitations on the ability of COMFORCE to incur such secured debt, the incurrence of such additional debt might adversely affect COMFORCE's ability to meet its obligations under the Senior Debentures. See "Description of the Senior Debentures - Certain Covenants."

Holding Company Structure

     Neither the Company nor COI has any business operations or source of income of its own, and each conducts substantially all of its operations through its Subsidiaries. The Company will have no material assets other than its investment in the common stock of COI, its wholly-owned subsidiary, and COI will have no material assets other than its investment in the common stock of its Subsidiaries. Each of the Company and COI will be dependent on the cash flow of its Subsidiaries and distributions thereof from its Subsidiaries in order to meet its debt service obligations. As a result, the Senior Debentures are structurally subordinated to the debt of COI and its Subsidiaries, including without limitation, indebtedness under the New Credit Facility and the Notes and all other indebtedness of COI and its Subsidiaries (including, without limitation, trade payables and lease obligations). The Notes are structurally subordinated to any indebtedness of the Subsidiaries of COI (including, without limitation, trade payables and lease obligations). As of September 30, 1997, after giving pro forma effect to the Transactions, the aggregate amount of liabilities of COI and its Subsidiaries to which holders of Senior Debentures are structurally subordinated would have been $169.6 million (including $147.8 million of Indebtedness), and the aggregate amount of liabilities of the Subsidiaries of COI to which holders of the Notes are structurally subordinated would have been $59.6 million (including $37.8 million of Indebtedness).

Security for the Senior Debentures

     COI's capital stock is the only significant asset of COMFORCE and the dividends on COI's capital stock are the sole source of funds available to COMFORCE to meet its obligations under the Senior Indenture. See "Description of Senior Debentures-Ranking and Security." The payment of dividends on COI's capital stock, however, is significantly restricted by certain covenants contained in the Notes Indenture and the New Credit Agreement and may be restricted by other agreements entered into by the Company in the future and by applicable law. See "Description of Notes-Certain Covenants-Limitation on Restricted Payments" and "Description of New Credit Agreement." The Senior Debentures are secured by a pledge of all the issued and outstanding capital stock of COI. See "Description of Senior Debentures-Security." As of September 30, 1997, on a pro forma basis after giving effect to the Notes Offering, the New Credit Agreement and the Refinancing, COI would have had stockholder's equity of $39.5 million. In addition, there is no existing public market for COI's capital stock, and even if such capital stock could be sold, there can be no assurance that the proceeds from the sale of such capital stock would be sufficient to satisfy the amounts due on the Senior Debentures in the event of a default. Furthermore, the ability of the holders of the Senior Debentures to realize upon the collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. Absent an acceleration of the Senior Debentures, COMFORCE will be able to vote, as it sees fit in its own discretion, the stock of COI. In the event of a bankruptcy or liquidation of COI, the security interest in COI's capital stock may be of no value to holders of Senior Debentures because holders of COI's capital stock would be entitled only to the assets which remained after all indebtedness of COI had been paid in full.

Effect of Fluctuations in the General Economy

     Demand for staffing and consulting services is significantly affected by the general level of economic activity in the country. Companies use staffing and consulting services to manage personnel costs and changes in staffing needs, in part due to business fluctuations. When economic activity increases, employees from staffing and consulting companies are often added before full-time employees are hired. During such times, there is intense competition among staffing and consulting companies for qualified personnel for placement. As economic activity slows, many companies reduce their usage of employees from staffing and consulting companies before undertaking layoffs of their regular employees, and the Company may experience more competitive pricing pressure during such periods of economic downturn. As a result, any significant economic downturn could have a material adverse effect on the Company's business, financial condition and results of operations. Similarly, there can be no assurance that during periods of increased economic activity and higher general employment levels the Company will be able to recruit and retain sufficient personnel to meet the needs of its clients. See "The Contingent Staffing and Consulting Industry."

Absence of Combined Operating History; Potential Inability to Integrate Acquired Businesses

     The Company's contingent staffing and consulting business has been developed principally through the acquisition of established staffing and consulting businesses, all of which have been acquired since October 1995. Prior to their acquisition by the Company, each of these acquired companies operated as a separate independent entity. The Company has not experienced any significant difficulties to date in integrating the operations of its acquired companies. However, the acquisitions in February 1997 of Rhotech (which had 1996 net sales of $85.7 million) and in November 1997 of Uniforce (which had 1996 net sales of $142.2 million) result in a significant increase in the size of COMFORCE (which, on a historical basis, had 1996 net sales of $55.9 million). The significant increase in size, on the basis of net sales, number and location of offices and nature of operations, may result in more complex problems in integrating the operations of these entities than the Company has faced with previous acquisitions. The Company's officers have had limited experience in managing companies as large and as rapidly growing as the Company. The Company's strategy of continuing its growth and expansion will place additional demands upon the Company's current management and will require additional information systems and management, operational and other financial resources. There can be no assurance that the Company's management group will be able to adequately manage the combined entity and effectively implement the Company's strategy or effectively integrate the businesses acquired. If the Company is unable to hire and retain the management personnel needed to manage its existing and future acquired businesses, if such personnel are unable to achieve anticipated performance levels or if the Company is unable to implement effective controls, the Company's business, financial condition and results of operations could be materially adversely affected. See "Business" and "Management."

Risks Associated with Rationalization of Operations

     The Company intends to improve its financial results through the rationalization of operations. In connection with the Uniforce Acquisition, the Company expects to reduce operating expenses through the consolidation of back office activities, branch system rationalization, personnel-related cost savings and elimination of costs relating to Uniforce's obligations as a public company. Although the Company believes that its strategies are reasonable, there can be no assurance that it will be able to implement its plans without delay or that it will not encounter unanticipated problems in connection with the rationalization of operations or that, when implemented, its efforts will result in the reduction of operating expenses that is currently anticipated. The Company's plans will require substantial attention from members of the Company's management, which will limit the amount of time such members have available to devote to the Company's day-to-day operations. See "Business" and Note 8 to "Selected Unaudited Pro Forma Combined Financial Statements."

Future Capital Needs; Uncertainty of Financing

     The Company will need to obtain additional financial resources to fund its strategy of growth through acquisition, geographic expansion and market development. The Company can give no assurance that (i) additional financing will be available or, if available, that it will be available on terms acceptable to the Company, or (ii) the Company's existing capital resources, including the amounts available for borrowing under the Company's lines of credit and the Company's cash flow from operations, will either individually or collectively be sufficient to fund future acquisitions or satisfy the Company's working capital requirements. There also can be no assurance that the Company or any of the acquired businesses will generate positive cash flow or that adequate financing or capital resources will be available as needed or on terms acceptable to the Company. A lack of available funds may require the Company to delay, scale back or eliminate all or some of its market development and acquisition projects and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's
Discussion and Analysis of Financial Condition and Results of Operations-Financial Condition, Liquidity and Capital Resources."

Reliance  on  Acquisitions   for  Company  Growth  and  Risks   Associated  with
Acquisitions

     The ability of the Company to achieve growth through acquisition will depend on a number of factors, including the availability of attractive acquisition opportunities, the availability of funds needed to complete acquisitions, the availability of working capital needed to fund the operations of acquired businesses and the effect of existing and emerging competition on operations. The Company has consummated eight acquisitions since October 1995. These acquisitions may not achieve levels of revenue, profitability or productivity comparable to those of the Company's existing operations or may not otherwise perform as expected. Acquisitions also involve special risks, including risks associated with unanticipated liabilities and contingencies, diversion of management attention and possible adverse effects on earnings resulting from increased goodwill amortization, increased interest costs, the issuance of additional securities and difficulties related to the integration of the acquired business. The Company is actively seeking additional acquisition opportunities, although the Company has no agreements, understandings or plans regarding any material acquisitions at this time. There can be no assurance that the Company will be able to successfully identify additional suitable acquisition candidates, complete additional acquisitions or integrate acquired businesses into its operations. See "Business-Business Strategy-Pursue External Growth through Strategic Acquisitions" and "-Acquisitions."

Impact of Pricing Pressure on Margins

     Price competition in the contingent staffing and consulting industry is intense. Pricing pressure from competitors and customers is increasing. The trend toward larger customers demanding national contracts with a few preferred providers of staffing and consulting services has resulted, in many cases, in competitive bidding and determinations based on price, so that margins on these contracts may be less than the historical margins for providing these staffers. In addition, the trend toward national contracts may limit the ability of staffing and consulting firms to pass on all employee costs to customers. Finally, large, traditional staffing firms have begun to enter the specialty staffing and consulting sector, and, as a result, margins may decrease, particularly for the less highly skilled personnel in this sector. There can be no assurance that the Company will be able to maintain or increase its current margins, the reduction of which could have a material adverse effect on the Company's financial condition and results of operations, including cash flow. See "The Contingent Staffing and Consulting Industry."

Liabilities for Customer and Employee Actions

     Contingent staffing and consulting firms are in the business of employing people and placing them in the workplace of other businesses. An attendant risk of such activity includes possible claims by customers of employee misconduct or negligence, including claims of discrimination and harassment, as well as claims relating to employment of illegal aliens and other similar claims. The Company has policies and guidelines in place to reduce its exposure to these risks. However, a failure to follow these policies and guidelines may result in negative publicity and the payment by the Company of money damages or fines. Although the Company historically has not had any significant problems in this area, there can be no assurance that the Company will not experience such problems in the future. The Company is also exposed to liability with respect to actions taken by its employees while on assignment, such as damages caused by employee errors, misuse of customer proprietary information or theft of customer property. Although the Company maintains insurance, due to the nature of the Company's assignments, in particular its access to customer information systems and confidential information, and the potential liability with respect thereto, there can be no assurance that insurance coverage will continue to be available or that it will be adequate to cover any such liability. See "Business-Legal Proceedings."

Increases in Unemployment Insurance Premiums and Workers' Compensation Rates

     The Company is required to pay unemployment insurance premiums and workers' compensation benefits for its billable employees. Unemployment insurance premiums are set annually by the states in which employees perform services and could increase as a result of, among other things, increased levels of unemployment and the lengthening of periods for which unemployment benefits are available. Workers' compensation costs have increased as various states in which the Company conducts operations have raised levels of compensation and liberalized allowable claims. The Company may incur costs related to workers' compensation claims at rates higher than anticipated if higher than anticipated losses or an increase in the number or the severity of claims is experienced. In addition, the Company's costs could increase as the result of any future health care reforms. Certain federal and state legislative proposals have included provisions extending health insurance benefits to billable employees who do not presently receive such benefits. There can be no assurance that the Company will be able to increase the fees charged to its customers in a sufficient amount to cover increased costs related to workers' compensation, unemployment insurance and health care reforms or other employment-related regulatory changes. Further, there can be no assurance that the Company will be able to obtain or renew workers' compensation insurance coverage in amounts and types desired at reasonable premium rates. See "Business-Regulations."

Potential Impairment of Intangible Assets

     As of September 30, 1997, on a pro forma basis, approximately 57% of the Company's total assets were intangible assets. These intangible assets substantially represent amounts attributable to goodwill recorded in connection with the Company's acquisitions and are generally amortized over a five to forty year period, resulting in significant annual charges. Various factors could impact the Company's ability to generate the earnings necessary to support this amortization schedule, including fluctuations in the economy, the degree and nature of competition, demand for the Company's services, and the Company's ability to integrate the operations of acquired businesses, to recruit and place staffing professionals, to expand into new markets and to maintain gross margins in the face of pricing pressures. Although management does not believe any impairment has occurred through the date of this

Prospectus, the failure of the Company to generate earnings necessary to support the amortization charge may result in an impairment of the asset. The resulting write-off could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Financial Condition, Liquidity and Capital Resources."

Dependence on Availability of Qualified Staffing Personnel

     The Company depends on its ability to attract, train and retain personnel who possess the skills and experience necessary to meet the staffing and consulting requirements of its customers. Competition for individuals with proven skills in certain areas, particularly information technology and telecommunications, is intense. The Company competes for such individuals with other contingent staffing and consulting firms, systems integrators, providers of outsourcing services, computer systems consultants, customers and personnel agencies. The Company must continually evaluate, train and upgrade its base of available personnel to keep pace with changing customers' needs and emerging technologies. There can be no assurance that qualified personnel will continue to be available to the Company in sufficient numbers and on economic terms acceptable to the Company. In addition, although the Company's employment agreements contain non-compete covenants, there can be no assurance that the Company can effectively enforce such agreements against its former employees. See "The Contingent Staffing and Consulting Industry" and "Business-Recruiting of Billable Employees."

Highly Competitive Market

     The contingent staffing and consulting industry is highly competitive. Heightened competition for customers as well as for contingent personnel could adversely impact the Company's margins. Heightened competition for customers could result in the Company being unable to maintain its current fee scales without being able to reduce the personnel costs of its billable employees. Large, traditional staffing companies have begun to enter the specialty staffing and consulting sector, and, as a result, margins may decrease, particularly for the less highly skilled personnel in that sector. Conversely, barriers to entry to certain types of contingent staffing businesses, particularly the more traditional sector, are low, and the Company could experience competition from additional competitors entering the business. Shortages of qualified personnel, which currently exist in some specialty sectors and could occur in the future, may result in the Company being unable to fulfill its customers' needs.
Moreover, customers could employ personnel directly (rather than using the Company's services) to ensure the availability of such personnel. Many of the Company's competitors have greater marketing, financial and personnel resources than the Company does and could provide increased competition to the Company. The Company expects that the level of competition will remain high in the future, which could have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, in certain markets the Company has experienced significant pricing pressure from some of its competitors. See "Business-Competition."

Dependence on Key Personnel

     The Company is highly dependent on its management. The Company's success depends upon the availability and performance of James L. Paterek, the Chairman of the Company, Christopher P. Franco, the Chief Executive Officer of the Company, and Michael Ferrentino, the President of the Company. The loss of services of any of these key persons could have a material adverse effect upon the Company. The Company has entered into employment agreements with all of such individuals which include covenants not to engage in a sbusiness similar to that of the Company for a period of two years after termination of employment for any reason, as well as customary non-disclosure and employer non-solicitation provisions. The Company does not maintain key man life insurance on any of these individuals. See "Management."

Licensing Risks

     The Company derives a portion of its net income from licensed operations in the Professional Services portion of its Staffing Services division. Licensees may terminate their agreements, resulting in a loss of revenues. While the

Company's licensing agreements contain non-competition covenants, former licensees may pay the Company an amount based on a predetermined formula and thereafter continue the operation of the business independently of the Company and compete with the Company. The licenses are franchises under federal and state laws and regulations, and the Company must comply with such federal and state laws and regulations governing the sale of franchises, and with state laws concerning the ongoing relationship with licensees (including the termination and non-renewal of such relationships). The Company is subject to the risk of litigation with licensees pursuant to such laws or otherwise. See "Business-Licensed Offices."

Fraudulent Conveyance Considerations

     The incurrence by the Company of the indebtedness evidenced by the Notes and the Senior Debentures is subject to review under relevant federal and state fraudulent conveyance statutes in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of the Company. Under these statutes, if a court were to find that (a) obligations (such as the Notes or the Senior Debentures) were incurred with the intent of hindering, delaying or defrauding present or future creditors, and (b) the Company received less than a reasonably equivalent value or fair consideration for those obligations and, at the time of the occurrence of the obligations, the obligor either (i) was insolvent or rendered insolvent by reason thereof, (ii) was engaged or was about to engage in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital or (iii) intended to or believed that it would incur debts beyond its ability to pay such debts as they matured or became due, such court could void the Company's obligations under the Notes and the Senior Debentures, subordinate the Notes and the Senior Debentures to other indebtedness of the Company or take other action detrimental to the holders of the Notes and the Senior Debentures.

     The measure of insolvency for purposes of a fraudulent conveyance claim will vary depending upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent at a particular time if the sum of its debts at that time is greater than the then fair value of its assets or if the fair salable value of its assets at that time is less than the amount that would be required to pay its probable liability on its existing debts as they become absolute and mature. The Company believes that, after giving effect to the Transactions, the Company will be (i) neither insolvent nor rendered insolvent by the incurrence of indebtedness in connection with the Transactions,
(ii) in  possession of sufficient  capital to run its business  effectively  and
(iii) incurring debts within its ability to pay as the same mature or become due.

     There can be no assurance, however, as to what standard a court would apply in order to evaluate the parties' intent or to determine whether the Company was insolvent at the time of, or rendered insolvent upon consummation of, the Transactions or the sale of the Notes or the Senior Debentures or that, regardless of the method of valuation, a court would not determine that the Company was insolvent at the time of, or rendered insolvent upon consummation of, the Transactions.

Control by Insiders

     Current management of the Company currently controls more than one-quarter of the Company's outstanding shares of Common Stock. As a result, such persons are expected to have the ability to significantly influence all issues submitted to the Company's stockholders including with respect to its management and the selection of its Board of Directors. Such concentration of ownership could limit the price that certain investors might be willing to pay in the future for shares of Common Stock and could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. See "Principal Stockholders."

Anti-Takeover Provisions

     Certain provisions of the Company's Certificate of Incorporation and Bylaws authorize the issuance of "blank check" Preferred Stock and the establishment of advance notice requirements for director nominations and actions to be taken at stockholder meetings. These provisions could discourage or impede a tender offer, proxy contest or other similar transaction involving control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices and other transactions that they may deem to be in their best interests. In particular, the issuance of preferred stock could have an adverse effect on holders of Common Stock by delaying or preventing a change in control of the Company, making removal of the present management of the Company more difficult or resulting in restrictions upon the payment of dividends and other distributions to the holders of Common Stock. For example, the Company could issue shares of preferred stock with extraordinary voting rights or liquidation preferences to make it more difficult for a hostile acquiror to gain control of the Company. In addition to the anti-takeover effect of the issuance of preferred stock, holders of preferred stock have a preferred position over holders of common stock on liquidation, the right to a fixed or minimum dividend before any dividend is paid (or accrued) on common stock, and the right to approve certain extraordinary corporate matters. See "Description of Capital Stock."

No Cash Dividends

     The Company anticipates that for the foreseeable future its earnings will be retained for the operation and expansion of its business and that it will not pay cash dividends on its Common Stock. In addition, the New Credit Facility prohibits the payment of cash dividends on the Common Stock without the consent of the lender, and the Senior Indenture restricts the payment of such dividends.

Limitation on Change of Control

     Upon a Change of Control (as defined) the Company will be required to offer to purchase all of the Senior Debentures, and COI will be required to offer to purchase all of the Notes, at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. The Change of Control purchase feature of the Notes and the Senior Debentures may in certain circumstances discourage or make more difficult a sale or takeover of the Company. In particular, a Change of Control may cause an acceleration of indebtedness under the New Credit Facility and certain other indebtedness, if any, of the Company and its Subsidiaries, in which case such indebtedness would be required to be repaid in full before repurchase of the Senior Debentures, and the Notes would also be required to be paid in full before repurchase of the Senior Debentures. See "Description of the Notes-Change of Control Offer," "Description of Senior Debentures-Change of Control Offer" and "Description of Other Indebtedness." The inability to repay such indebtedness, if accelerated, and to purchase all of the tendered Notes and Senior Debentures would constitute an event of default under the Notes Indenture or the Senior Indenture, as the case may be. Finally, there can be no assurance that the Company will have funds available to repurchase the Notes and the Senior Debentures upon the occurrence of a Change of Control.

Absence of Public Market

     Prior to the Exchange Offers, there has been no public market for the Unregistered Securities. The Unregistered Securities have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Securities by holders who are entitled to participate in the applicable Exchange Offer. Certain holders of Unregistered Securities (other than any such holder that is an affiliate of the Company or COI, as the case may be, within the meaning of Rule 405 under the Securities Act) who are not eligible to participate in the applicable Exchange Offer are entitled to certain registration rights, and the Company or COI, as the case may be, may be required to file a shelf registration statement with respect to such Unregistered Securities. The New Notes and New Senior Debentures will each constitute a new issue of securities with no established trading market. The Company and COI do not intend to list the Exchange Securities on any national securities exchange or to seek approval for quotation through any automated quotation system. The initial purchasers of the Unregistered Securities currently make a market in the Unregistered Securities, but they are not obligated to do so and may discontinue such market making at any time. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offers and the pendency of a shelf registration statement. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Securities or as to the liquidity of the trading market for the Exchange Securities. Consequently, holders of Exchange Securities may experience difficulty in reselling the Exchange Securities or may be unable to sell them at all. If a market for the Exchange Securities develops, any such market may be discontinued at any time.

     If a public trading market develops for the Exchange Securities, future trading prices of such securities will depend on many factors, including among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Exchange Securities may trade at a discount from their principal amount.

Consequences of Failure to Exchange

     Holders of Unregistered Securities who do not exchange their Unregistered Securities for Exchange Securities pursuant to the applicable Exchange Offer will continue to be subject to the restrictions on transfer of such securities as set forth in the legend thereon and in the Prospectus dated November 19, 1997 with respect to the Old Notes or the Prospectus dated November 19, 1997 with respect to the Old Senior Debentures, as the case may be, because the Unregistered Securities were issued pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Unregistered Securities may not be offered or sold unless registered under the Securities Act and applicable state securities laws, or pursuant to an exemption therefrom, or in a transaction not subject to the Securities Act and applicable state securities laws. The Company and COI do not intend to register the Unregistered Securities under the Securities Act and, after consummation of the Exchange Offers, will not be obligated to do so except under limited circumstances. See "The Notes Exchange Offer--Purpose and Effect of the Notes Exchange Offer" and "The Debentures Exchange Offer--Purpose and Effect of the Debentures Exchange Offer." Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company and COI believe that the Exchange Securities issued pursuant to the Exchange Offers in exchange for Unregistered Securities may be offered for resale, resold or otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such Exchange Securities from the Company or COI, as the case may be, to resell pursuant to Rule 144A or any other available exemption under the Securities Act, or (ii) a person that is an "affiliate" of the Company or COI, as the case may be, within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such securities are acquired in the ordinary course of such holder's business, such holder has no arrangement with any person to participate in the distribution of such securities and neither such holder nor any such other person is engaging in or intends to engage in a distribution of such securities. Any holder of Unregistered Securities who tenders in the applicable Exchange
Offer for the purpose of participating in a distribution of the Exchange Securities may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Securities for its own account in exchange for Unregistered Securities, where such Unregistered Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities. See "Plan of Distribution" and "The Notes Exchange Offer--Procedures for Tendering" and "The Debentures Exchange Offer--Procedures for Tendering." To the extent the Unregistered Securities are tendered and accepted in an Exchange Offer, the trading market for untendered and tendered but unaccepted Unregistered Securities could be adversely affected. See "The Notes Exchange Offer--Purpose and Effect of the Notes Exchange Offer" and "The Debentures Exchange Offer--Purpose and Effect of the Debentures Exchange Offer."

Historical and Pro Forma Losses

     COMFORCE had a net loss for the nine months ended September 30, 1997 of $1.3 million. On a pro forma basis, the Company had net losses for the year ended December 31, 1996 and the nine months ended September 30, 1997 of $6.7 million and $7.0 million, respectively. No assurance can be given that the Company's operations will be profitable in the future. The net loss for the nine months ended September 30, 1997 included $5.8 million of bridge financing costs related to the Prior Refinancings, which contributed to the loss. See "Unaudited Pro Forma Financial Statements of COMFORCE Corporation and Subsidiaries."

Risks Related to the Loss of Key Customers

     As is common in the staffing industry, the Company's engagements to provide services to its customers are generally non-exclusive, of a short-term nature and subject to termination by the customer with little or no notice. On a historical basis, for 1996, sales to one customer accounted for more than 19% of COMFORCE's revenues, and for 1995, sales to three customers accounted for 17.3%, 12.6% and 10.1% of COMFORCE's revenues. In addition, on a historical basis, in each of 1995 and 1996, revenues of COMFORCE's 10 largest customers accounted for more than 50% of COMFORCE's total revenues. On a pro forma basis (taking into account the Rhotech and Uniforce acquisitions), in 1996, sales to one customer accounted for 8% of the Company's revenues, and sales to the 10 largest customers of the Company accounted for more than 30% of its revenues. The loss of or a material reduction in the revenues from any of the Company's significant customers could have an adverse effect on the Company's business, results of operations and financial condition.

Original Issue Discount

     There will be no federal income tax consequences as a result of an exchange pursuant to either Exchange Offer. Therefore, the same federal tax consequences apply to the New Senior Debentures as are applicable to the Old Senior Debentures and to the New Notes as are applicable to the Old Notes.

     The Old Senior Debentures were issued at a discount from their principal amount at maturity. Original issue discount (the difference between the stated redemption price at maturity of the Senior Debentures and the issue price of the Senior Debentures) will accrue from the issue date of the Old Senior Debentures and generally will be includable as interest income in the holder's gross income for United States federal income tax purposes in advance of the cash payments to which the income is attributable. For a more detailed discussion of the United States federal income tax consequences to the holders of the Senior Debentures of the purchase, ownership and disposition of the Senior Debentures, see "Certain United States Federal Income Tax Consequences."

     If a bankruptcy case is commenced by or against the Company under the United States Bankruptcy Code (the "Bankruptcy Code") after the issuance of the Senior Debentures, the claim of a holder of any of the Senior Debentures with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial offering price allocable to the Senior Debentures and
(ii) the portion of original issue discount which is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing would constitute "unmatured interest."

                                 USE OF PROCEEDS

     The Exchange Offers are intended to satisfy certain of the obligations of the Company under the Debentures Registration Rights Agreement and COI under the Notes Registration Rights Agreement. In consideration for issuing the Exchange Securities contemplated in this Prospectus, the Company will exchange the Old Senior Debentures for New Senior Debentures and COI will exchange the Old Notes for New Notes (in each case, in a like principal amount), the form and terms of which are the same as the form and terms of such Unregistered Securities, except as otherwise described herein. The Old Senior Debentures surrendered in exchange for New Senior Debentures and the Old Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Securities will not result in any increase or decrease in the indebtedness of the Company or COI. As such, no effect has been given to the Exchange Offers in the pro forma financial statements or capitalization table. Neither the Company nor COI will receive any proceeds from the Exchange Offers.

     The Company used the $130.0 million of gross proceeds from the Notes Offering and the Units Offering, together with approximately $37.0 million of borrowings under the New Credit Facility and available cash balances to (i) finance the $93.6 million cash purchase price for the outstanding equity of Uniforce, net of proceeds from the exercise of outstanding stock options, (ii) refinance outstanding COMFORCE indebtedness under the Prior Credit Facility of $38.1 million, (iii) refinance outstanding Uniforce indebtedness under the Uniforce Credit Facility of $36.1 million, and (iv) pay $8.0 million of the estimated fees and expenses associated with the Transactions.

                                 CAPITALIZATION

     The following table sets forth the capitalization as of September 30, 1997 of (i) COMFORCE, (ii) Uniforce and (iii) the Company on a pro forma basis to reflect the Transactions as if the Transactions had occurred on September 30, 1997. This table should be read in conjunction with the historical consolidated financial statements of COMFORCE and Uniforce and the related notes thereto and the other information included elsewhere in this Prospectus. See the Unaudited Pro Forma Combined Financial Statements beginning on page F-2, "Use of Proceeds" and "The Transactions."

                                                                September 30, 1997
                                                                ------------------
                                                                                The Company
                                                        COMFORCE     Uniforce    Pro Forma
                                                        --------     --------    ---------
                                                              (dollars in thousands)
Total cash and equivalents .........................   $   2,670    $   6,555    $   2,074
                                                       =========    =========    =========

Debt:
      Senior bank credit facilities ................   $  36,488    $  36,098         --
      New Credit Facility (1) ......................        --           --      $  37,000
      12% Senior Notes due 2007 ....................        --           --        110,000
      15% Senior Secured PIK Debentures due 2009 (2)        --           --         20,000
      Capitalized lease obligations ................        --            781          781
                                                       ---------    ---------    ---------
           Total debt ..............................      36,488       36,879      167,781

Stockholders' equity:
      Series F preferred stock (3) .................           1         --              1
      Common stock (4) .............................         137           51          153
      Warrants (2) .................................        --           --           --
      Additional paid-in capital ...................      30,485        9,028       42,626
      Retained earnings (deficit) ..................      (1,677)      30,304       (3,305)
      Treasury stock ...............................        --        (21,951)        --
                                                       ---------    ---------    ---------
           Total stockholders' equity ..............      28,946       17,432       39,475
                                                       ---------    ---------    ---------
      Total capitalization .........................   $  65,434    $  54,311    $ 207,256
                                                       =========    =========    =========



----------

(1) Total credit facility of $75 million, of which approximately $59 million would have been available as of September 30, 1997 on a pro forma basis.

(2) The amount outstanding under the Senior Debentures includes $507,000 of original issue discount ascribed to the value of the Warrants, which value is excluded from the amount outstanding under the Warrants.

(3) Stated at par value. The Series F preferred stock has a liquidation value of $500,000.

(4) As of September 30, 1997, the Company had outstanding 13,744,039 shares of Common Stock, 2,069,030 options at a weighted average exercise price of $7.64 and 1,923,794 warrants to acquire Common Stock at a weighted average exercise price of $7.64. The Company issued 1,585,000 additional shares of Common Stock in the Uniforce Acquisition and 169,000 Warrants in connection with the Units Offering. On a pro forma basis, after taking into account the treasury stock method for accounting for warrants and stock options, the Company will have approximately 16.9 million shares outstanding on a fully diluted basis.

                   HISTORICAL STOCK PRICES AND DIVIDEND POLICY

     COMFORCE's Common Stock, $.01 par value, is traded on the American Stock Exchange (AMEX:CFS). The high and low sales prices for COMFORCE's Common Stock, as reported by the American Stock Exchange in the Monthly Market Statistics for the periods indicated, were as follows:

  Prior to Acquisition of COMFORCE Telecom, Inc.:(1)

                                                                      Low            High
                                                                      ---            ----
   Fiscal Year 1995
           First Quarter............................................1-15/16          3-7/8
           Second Quarter...........................................2                3-1/2
           Third Quarter............................................1-9/16           4-3/4
           Fourth Quarter (through October 16, 1995)................4-3/8            3-1/4


Following Acquisition of COMFORCE Telecom, Inc.:
           Fourth Quarter (commencing October 17, 1995).............9-1/4            3-1/4

   Fiscal Year 1996
           First Quarter............................................6                10-3/8
           Second Quarter...........................................9-3/8            34-1/8
           Third Quarter............................................15-1/2           28-1/2
           Fourth Quarter...........................................11-1/2           18-3/8
   Fiscal Year 1997
           First Quarter............................................6-1/8            14
           Second Quarter...........................................4                7-1/2
           Third Quarter............................................5-7/8            9-5/16
           Fourth Quarter (through December 19, 1997)...............6-1/4            8-7/8

----------

(1) In October 1995 COMFORCE entered the contingent staffing business through the acquisition of COMFORCE Telecom, Inc. Prior to that time it had been primarily engaged in the jewelry business under the name The Lori Corporation.

     The last reported sale price of the COMFORCE Common Stock on the American Stock Exchange on December 19, 1997 was $7.375. The average closing price for the five trading days ended December 19, 1997 was $7.0375. As of December 19, 1997, there were approximately 5,370 shareholders of record.

     COMFORCE anticipates that it will not pay cash dividends on the COMFORCE Common Stock for the foreseeable future and that it will retain its earnings to finance future growth. The declaration and payment of dividends by COMFORCE are subject to the discretion of its Board of Directors and compliance with applicable law. Any determination as to the payment of dividends in the future will depend upon, among other things, general business conditions, the effect of such payment on COMFORCE's financial condition and other factors COMFORCE's Board of Directors may in the future consider relevant. Under the New Credit Facility, COMFORCE is prohibited from paying cash dividends on its Common Stock, and Senior Indenture also restricts the payment of cash dividends. No dividends have been declared or paid on the COMFORCE Common Stock during 1995, 1996 or 1997.

           SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following selected unaudited pro forma combined financial statements include the unaudited pro forma statements of operations of COMFORCE and Uniforce for the periods presented. The selected unaudited pro forma COMFORCE financial information includes the statement of operations of COMFORCE for the periods presented after giving effect to the Prior Acquisitions as if they had occurred at the beginning of the periods indicated. The selected unaudited pro forma Uniforce financial information for the 1996 periods includes the statement of operations of Uniforce for the periods presented after giving pro forma effect to the Montare Acquisition as if it was acquired at the beginning of the periods indicated. The selected unaudited pro forma combined financial statements presented below give effect to the Transactions, the Prior Acquisitions and the Montare Acquisition as if they had occurred at the beginning of the periods indicated. Such statements have been derived from, and should be read in conjunction with, the Unaudited Pro Forma Combined Financial
Statements and notes thereto, the separate historical consolidated financial statements of COMFORCE and Uniforce and the notes thereto, and Management's
Discussion and Analysis of Financial Condition and Results of Operations appearing elsewhere in this Prospectus.

                              COMFORCE CORPORATION

          SELECTED UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                  (dollars in thousands, except per share data)

                                        Nine Months Ended September 30, 1997             Nine Months Ended September 30, 1996
                                      ------------------------------------             ------------------------------------
                                 Pro Forma               Pro Forma     Pro Forma   Pro Forma   Pro Forma   Pro Forma    Pro Forma
                                  Comforce   Uniforce   Adjustments     Company     Comforce    Uniforce  Adjustments    Company
Statement of
   Operations Data:
Net sales ......................  $161,402   $132,953                  $ 294,355    $138,282   $105,867                 $ 244,149
Cost of sales ..................   141,638    107,449                    249,087     121,136    83,718                    204,854
                                  --------   --------                  ---------    --------   --------                 ---------
Gross profit ...................    19,764     25,504                     45,268      17,146     22,149                    39,295
Operating expenses:
   Selling, general and
      administrative
      expense (6) ..............    13,366     17,325                     30,691      12,282     15,102                    27,384
   Depreciation and
      amortization .............     1,317        953   $  1,444(1)        3,714       1,298        789   $  1,552(1)       3,639
                                  --------   --------   --------       ---------    --------   --------   --------      ---------
                                    14,683     18,278      1,444          34,405      13,580     15,891      1,552         31,023
                                  --------   --------   --------       ---------    --------   --------   --------      ---------
Operating income ...............     5,081      7,226     (1,444)         10,863       3,566      6,258     (1,552)         8,272
                                  --------   --------   --------       ---------    --------   --------   --------      ---------
Interest expense, net ..........                          11,091(2)       15,278                            12,553(2)      15,278
Bridge financing costs .........                                           5,822
Other expense ..................                                              31                                              (58)
                                                        --------       ---------                          --------      ---------
                                                         (11,091)         21,131                            12,553         15,336
                                                        --------       ---------                          --------      ---------
Loss before income
   taxes .......................                         (12,535)        (10,268)                          (14,105)        (7,064)
                                                        --------       ---------                          --------      ---------
Benefit from income
   taxes .......................                          (4,721)         (3,241)                           (4,509)(3)     (1,960)
                                                        --------       ---------                          --------      ---------
Net loss .......................                          (7,814)         (7,027)                           (9,596)        (5,104)
                                                        --------       ---------                          --------      ---------
Preferred stock
   dividends ...................                        $     18(4)    $      18                          $     18(4)   $      18
                                                        --------       ---------                          --------      ---------
Net loss attributable to
   common
   stockholders ................                        $ (7,832)      $  (7,045)                         $ (9,614)     $  (5,122)
                                                        ========       =========                          ========      =========
Loss per share .................                                       $   (0.45)                                       $   (0.40)
                                                                       =========                                        =========

Weighted average
   shares outstanding
   (000's) .....................                                          15,512(5)                                        12,980(5)
                                                                       =========                                        =========
Other Data:
EBITDA (7) .....................                                       $  15,046                                        $  12,120

Adjusted EBITDA (8) ............                                          17,088                                           14,745
Loss per share as
adjusted (9) ...................                                          $(0.23)                                       $   (0.40)
                                                                       =========                                        =========

    See notes to selected unaudited pro forma combined financial statements.

                              COMFORCE CORPORATION

          SELECTED UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                  (dollars in thousands, except per share data)



                                                                                 Year Ended December 31, 1996
                                                                                 ----------------------------
                                                                    Pro Forma      Pro Forma      Pro Forma          Pro Forma
                                                                     Comforce       Uniforce     Adjustments        The Company
                                                                     --------       --------     -----------        -----------
Statement of Operations Data:
Net sales ....................................................       $184,438       $144,625                         $ 329,063
Cost of sales ................................................        161,014        114,334                           275,348
                                                                     --------       --------                         ---------
Gross profit .................................................         23,424         30,291                            53,715
Operating expenses:
   Selling, general and administrative expense (6) ...........         16,704         20,980                            37,684
   Depreciation and amortization .............................          1,736          1,080       $   2,034(1)          4,850
                                                                     --------       --------       ---------         ---------
                                                                       18,440         22,060           2,034            42,534
                                                                     --------       --------       ---------         ---------
Operating income .............................................          4,984          8,231          (2,034)           11,181
                                                                     ========       ========       =========         =========

Interest expense, net ........................................                                        16,502(2)         20,370
Other expense ................................................                                                             (82)
                                                                                                   ---------         ---------
                                                                                                      16,502            20,452
                                                                                                   ---------         ---------
Loss before income taxes .....................................                                       (18,536)           (9,271)
                                                                                                   ---------         ---------
Benefit from income taxes ....................................                                        (5,937)(3)        (2,561)
                                                                                                   ---------         ---------
Net loss .....................................................                                       (12,599)           (6,710)
                                                                                                   ---------         ---------
Preferred stock dividends ....................................                                     $      25(4)      $      25
Accretive dividend on Series F Preferred Stock ...............                                     $     100(4)      $     100
                                                                                                   ---------         ---------
Net loss attributable to common stockholders .................                                     $ (12,724)        $  (6,835)
                                                                                                   =========         =========

Loss per share ...............................................                                                       $   (0.51)
                                                                                                                     =========

Weighted average shares outstanding (000's) ..................                                                          13,527(5)
                                                                                                                     =========

Other Data:
EBITDA (7) ...................................................                                                       $  16,600
Adjusted EBITDA (8) ..........................................                                                          20,100
Loss per share as adjusted (9) ...............................                                                       $   (0.51)
                                                                                                                     =========


    See notes to selected unaudited pro forma combined financial statements.

                              COMFORCE Corporation
       Notes to Selected Unaudited Pro Forma Combined Financial Statements


(1) Reflects the amortization of goodwill resulting from the acquisition of Uniforce. The pro forma COMFORCE amortization expense reflects the amortization of intangibles resulting from its acquisitions during the period October 17, 1995 through September 30, 1997.

(2) The pro forma adjustment to interest expense reflects interest expense on the placement of the Notes and Senior Debentures and borrowings under the New Credit Facility aggregating $167 million. Pro forma interest expense has been calculated using interest rates of 8.25%, 12.0% and 15.0% per annum for the New Credit Facility, Notes and Senior Debentures, respectively, plus the amortization of debt financing costs. Financing costs do not include the effects of the Warrants.

(3) The pro forma adjustment for income taxes reflects the tax effect of the pro forma adjustments (excluding non-deductible amortization), the tax effect of S Corporation earnings treated as C Corporation earnings and the tax benefit of losses by other entities within the pro forma combined group.

(4) Pro forma dividends for all periods presented represent dividends and accretive dividends on $500,000 of Series F preferred stock remaining outstanding as of September 30, 1997 and deemed outstanding for all periods presented.

(5) Pro forma weighted average shares include shares issued to finance acquisition transactions and exclude common stock equivalents as this effect would be anti-dilutive.

(6) Selling, general and administrative expense includes legal settlement costs and merger-related costs of $469,000, $209,000 and $569,000 for the nine-month period ended September 30, 1997, the nine-month period ended September 30, 1996 and the year ended December 31, 1996, respectively. See the Unaudited Pro Forma Combined Financial Statements beginning on page F-2.

(7) EBITDA represents operating income plus depreciation and amortization plus the adjustment for the legal settlement costs described in note (6) above. Management believes that EBITDA is a measure commonly used by analysts and investors to determine a company's ability to incur and service its debt. EBITDA should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with GAAP), as a measure of a company's operating results or cash flows (as determined in accordance with GAAP), or as a measure of a company's liquidity.

(8) Adjusted to include management's estimate of $1 million and $2.5 million of identified annual cost savings from the acquisition of Rhotech and Uniforce, respectively, related to (i) personnel-related and other cost savings at Rhotech and Uniforce, (ii) elimination of public company expenses at Uniforce and (iii) integration of back office operations. Rhotech was acquired on February 28, 1997 and the effects of cost savings for the nine-month period ended September 30, 1997 are prorated accordingly. Adjusted EBITDA margin is calculated as Adjusted EBITDA as a percentage of net sales.

(9) Adjusted to exclude the $5.8 million of bridge financing costs related to the Prior Refinancings in the nine-month period ended September 30, 1997.

                       SELECTED HISTORICAL FINANCIAL DATA
                              COMFORCE CORPORATION

     The following table sets forth selected financial data of COMFORCE as of and for each of the five years in the period ended December 31, 1996 and for the nine month periods ended September 30, 1997 and 1996. The statement of operations and balance sheet data as of and for each of the five years in the period ended December 31, 1996 are derived from COMFORCE's audited historical consolidated financial statements included elsewhere in this Prospectus. The statement of operations and balance sheet data as of and for the nine month periods ended September 30, 1997 and 1996 have been derived from the unaudited historical financial statements of COMFORCE. In the opinion of management, the unaudited data includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for such periods. Interim results for the nine month period ended September 30, 1997 are not necessarily indicative of results that can be expected in future periods. "Other Data," not directly derived from COMFORCE's financial statements, have been presented to provide additional analysis. The Selected Historical Financial Data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations-Historical Results of Operations-COMFORCE." "Summary Historical Financial Data-COMFORCE" and the historical financial statements and notes thereto included elsewhere in this Prospectus.

                            COMFORCE Corporation (1)


                                                    Nine Months Ended
                                                      September 30,                             Year Ended December 31,
                                                       (unaudited)                       (in thousands, except per share data)
                                                      -------------                     --------------------------------------
                                              1997         1996         1996         1995          1994         1993          1992
                                              ----         ----         ----         ----          ----         ----          ----
Statement of Operations
   Data:
Net sales ...............................   $ 145,986    $  33,514    $  55,867    $   2,387         --           --           --
Cost of sales ...........................     127,227       28,690       47,574        1,818         --           --           --
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
Gross profit ............................      18,759        4,824        8,293          569         --           --           --
Selling, general and
   administrative expense ...............      11,842        2,891        5,266          461    $     966    $     701    $     421
Depreciation and amortization ...........       1,241          343          614          362         --           --           --
Stock compensation charge (2) ...........        --           --           --          3,425         --           --           --
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
Operating income (loss) .................       5,676        1,590        2,413       (3,679)        (966)        (701)        (421)
Interest expense, net (3) ...............       7,973          102          201          585        1,316          754         --
Other expense (income) ..................        (344)         (29)         (40)          33         --              1         --
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
Income (loss) from continuing
   operations before income
   taxes and extraordinary
   credit ...............................      (1,953)       1,517        2,252       (4,297)      (2,282)      (1,456)        (421)
Provision (credit) for income
   taxes ................................        (646)         610          900           35         --           --           --
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
Income (loss) from continuing
   operations ...........................      (1,307)         907        1,352       (4,332)      (2,282)      (1,456)        (421)
Loss from discontinued
   operations (4) .......................        --           --           --        (17,211)     (16,220)        (216)     (34,198)
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
Income (loss) before
   extraordinary credit .................      (1,307)         907        1,352      (21,543)     (18,502)      (1,672)     (34,619)
Extraordinary credit, net
   discharge or indebtedness (5) ........        --           --           --          6,657        8,965       22,057         --
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
      Net income (loss) .................      (1,307)         907        1,352      (14,886)      (9,537)      20,385      (34,619)
Preferred stock dividends ...............         732         --            325         --           --           --           --
Accretive dividend on Series F
   preferred stock ......................        --            193          665         --           --           --           --
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
      Net income (loss)
        attributable to common
        shares ..........................   $  (2,039)   $     714    $     362    $ (14,886)   $  (9,537)   $  20,385    $ (34,619)
                                            =========    =========    =========    =========    =========    =========    =========

Net income (loss) per share:
   Continuing operations before
      accretive dividend ................   $   (0.15)   $    0.06    $    0.08    $   (0.95)   $   (0.72)   $   (0.39)   $   (0.13)
   Discontinued operations ..............        --           --           --          (3.74)       (5.08)       (0.06)      (10.86)
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
   Income (loss) before
      extraordinary credit and
      accretive dividend ................   $   (0.15)   $    0.06    $    0.08    $   (4.69)   $   (5.80)   $   (0.45)   $  (10.99)
   Extraordinary credit .................        --           --           --           1.45         2.81         6.03         --

                                                            Nine Months Ended
                                                              September 30,                  Year Ended December 31,
                                                               (unaudited)            (in thousands, except per share data)
                                                              -------------          --------------------------------------
                                                     1997          1996         1996          1995         1994       1993    1992
                                                     ----          ----         ----          ----         ----       ----    ----
   Accretive dividend on Series
      F preferred stock ......................       --            --          (0.05)         --           --        --        --
      Net income (loss) per
        share ................................   $  (0.15)     $   0.06     $   0.03      $  (3.24)     $ (2.99)  $  5.58   $(10.99)

Weighted average shares
   outstanding (000's) .......................     13,256        12,661       12,991         4,596        3,195     3,656     3,149
Other Data:
EBITDA (6) ...................................   $  6,917      $  1,933     $  3,027      $    108       --(10)    --(10)    --(10)
Capital expenditures .........................        548           183          329           656       --(10)    --(10)    --(10)
Ratio of EBITDA to interest
   expense ...................................       0.9x         19.0x        15.1x          0.2x       --(10)    --(10)    --(10)
Gross margin (7) .............................       12.8%         14.4%        14.8%         23.8%      --(10)    --(10)    --(10)
EBITDA margin (6) ............................        4.7%          5.8%         5.4%          4.5%      --(10)    --(10)    --(10)
Ratio of earnings to fixed
   charges ...................................      --(8)          --        9.6x(8)         --(8)
Balance Sheet Data:
Working capital (deficit) ....................   $  9,103      $  4,699     $  8,012      $ (1,697)      --(10)    --(10)    --(10)
Accounts receivable ..........................     26,547        10,081       12,042         1,698       --(10)    --(10)    --(10)
Intangible assets, net .......................     38,722        14,036       24,756         4,801       --(10)    --(10)    --(10)
Total assets (9) .............................     75,739        26,620       43,366         8,536       --(10)    --(10)    --(10)
Total debt, including current
   maturities ................................     36,488         3,250        3,850           500       --(10)    --(10)    --(10)
Preferred stock ..............................          1             2            2          --         --(10)    --(10)    --(10)
Stockholders' equity .........................     28,946        18,716       34,744         2,238       --(10)    --(10)    --(10)

-----------

(1) Results for the year ended December 31, 1995 represent results of COMFORCE Telecom from the date of its acquisition, October 17, 1995. Results for the year ended December 31, 1996 represent results of COMFORCE Telecom for the entire year, results of Williams from the acquisition date of March 3, 1996 through December 31, 1996, results of RRA from the acquisition date of May 10, 1996 through December 31, 1996, results of Force Five from the effective date of acquisition of July 31, 1996 through December 31, 1996, results of AZATAR from the effective date of acquisition of November 1, 1996 through December 31, 1996, and results of Continental from the effective date of acquisition of November 8, 1996 through December 31, 1996. Results for the nine months ended September 30, 1996 represent results of COMFORCE for the entire nine months, results of Williams from the acquisition date of March 3, 1996 through September 30, 1996 and the results of RRA from the acquisition date of May 10, 1996 through September 30, 1996. Results for the nine months ended September 30, 1997 represent results of Rhotech from the acquisition date of February 28, 1997 through September 30, 1997. COMFORCE's jewelry operations were discontinued effective as of September 30, 1995. Accordingly, selected financial data of COMFORCE's jewelry operations for each of the three years in the period ended December 31, 1994 have been reclassified to discontinued operations.

(2) Represents a non-recurring compensation charge related to the issuance of a 35% common stock interest in COMFORCE to certain individuals to manage COMFORCE's entry into the technical staffing services business.

(3) Includes $5.8 million of bridge financing costs for the nine months ended September 30, 1997.

(4) The loss from discontinued operations for the year ended December 31, 1995 includes a charge to operations of $12.9 million to write-off the remaining goodwill of COMFORCE's discontinued jewelry operations effective June 30, 1995 and a provision of $1.6 million for loss on disposal of these discontinued operations. The loss from discontinued operations for the year ended December 31, 1994 includes a charge to operations of $10.8 million representing a write-off of goodwill of COMFORCE's former New Dimensions subsidiary. The loss from discontinued operations for the year ended December 31, 1992 includes charges to operations of $8.7 million representing an impairment of goodwill at December 31, 1992 and $8.5 million representing increased reserves for markdown allowances and inventory valuation.

(5) The 1995 and 1994 extraordinary credits represent gains from net discharge of indebtedness under terms of COMFORCE's debt settlement agreement with its bank related to the discontinued jewelry operations. The 1993 extraordinary credit represents a gain from a net discharge of indebtedness due to the reorganization of COMFORCE's former New Dimensions subsidiary.

(6) EBITDA represents income (loss) from continuing operations before income taxes and extraordinary credits plus depreciation and amortization plus the adjustment for the non-recurring stock compensation charge of $3.4 million in 1995. Management believes that EBITDA is a measure commonly used by analysts and investors to determine a company's ability to service and incur its debt. EBITDA should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with GAAP) as a measure of a company's operating results or cash flows (as determined in accordance with GAAP) or as a measure of a company's liquidity. EBITDA margin is calculated as EBITDA as a percentage of net sales.

(7)  Gross margin is calculated as gross profit as a percentage of net sales.

(8) The Company's fixed charges exceeded its earnings as a result of loss before income taxes of $4.3 million for the year ended December 31, 1995 and $2.0 million for the nine month period ended September 30, 1997. For purposes of the ratios, earnings consist of income from operations and fixed charges. Fixed charges consist of interest expense, amortization of debt financing costs and one-third of rental expenses.

(9) As partial consideration for a debt settlement agreement, in December 1994, COMFORCE's bank lender received all of the assets of COMFORCE's former New Dimensions subsidiary.

(10) Data not presented as information is not meaningful since COMFORCE was not in the staffing business during such periods.

                       SELECTED HISTORICAL FINANCIAL DATA
                             UNIFORCE SERVICES, INC.

     The following table sets forth selected financial data of Uniforce as of and for each of the five years in the period ended December 31, 1996 and for the nine-month periods ended September 30, 1997 and 1996. The statement of operations and balance sheet data as of and for each of the five years in the period ended December 31, 1996 are derived from Uniforce's audited historical consolidated financial statements included elsewhere in this Prospectus. The statement of operations and balance sheet data as of and for the nine-month periods ended September 30, 1997 and 1996 have been derived from the unaudited historical financial statements of Uniforce. In the opinion of management, the unaudited data includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for such periods. Interim results for the nine-month period ended September 30, 1997 are not necessarily indicative of results that can be expected in future periods. "Other Data," not directly derived from Uniforce's financial statements, have been presented to provide additional analysis. The Selected Historical Financial Data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations-Historical Results of Operations-Uniforce," "Summary Historical Financial Data-Uniforce" and the historical financial statements and notes thereto included elsewhere in this Prospectus.

                           Uniforce Services, Inc. (1)

                                                Nine Months Ended
                                                  September 30,                          Year Ended December 31,
                                            ----------------------      ----------------------------------------------------------
                                              1997          1996        1996         1995         1994        1993         1992
                                              ----          ----        ----         ----         ----        ----         ----
                                                  (unaudited)                          (dollars in thousands, except EPS data)
Statement of Operations Data:
Sales of supplemental staffing services .   $127,265     $ 97,804     $134,437     $126,268     $108,486     $81,818     $ 78,916
Service revenues and fees ...............      5,688        5,589        7,714        8,203        6,695       4,324        4,009
                                            --------     --------     --------     --------     --------     -------     --------
   Total revenues .......................    132,953      103,393      142,151      134,471      115,181      86,142       82,925
                                            --------     --------     --------     --------     --------     -------     --------
Cost of supplemental staffing services ..    100,783       76,214      104,685       98,163       83,767      63,489       61,150
Licensees' share of gross margin (2) ....      6,666        5,833        7,977        9,473        9,896       8,793        9,575
                                            --------     --------     --------     --------     --------     -------     --------
   Cost of sales ........................    107,449       82,047      112,662      107,636       93,663      72,282       70,725
                                            --------     --------     --------     --------     --------     -------     --------
Gross profit ............................     25,504       21,346       29,489       26,835       21,518      13,860       12,200
Selling, general and administration
   expense ..............................     17,100       14,556       20,075       19,451       15,731      10,656        9,604
Litigation settlement (3) ...............       --           --            360         --           --          --           --
Merger transaction costs (4) ............        225         --           --           --           --          --           --
Depreciation and amortization ...........        953          783        1,074          940          941         873          938
                                            --------     --------     --------     --------     --------     -------     --------
Operating income ........................      7,226        6,007        7,980        6,444        4,846       2,331        1,658
Interest expense (income), net ..........      1,829        1,564        2,170          728          127        (150)        (208)
Other expense (income), net .............         (9)         (19)         (45)         (29)          (7)         70           47
                                            --------     --------     --------     --------     --------     -------     --------
Income before provision for income
   taxes ................................      5,406        4,462        5,855        5,745        4,726       2,411        1,819
Provision for income taxes ..............      2,126        1,695        2,185        2,182        1,775         918          675
                                            --------     --------     --------     --------     --------     -------     --------
Net income ..............................   $  3,280     $  2,767     $  3,670     $  3,563     $  2,951     $ 1,493     $  1,144
                                            ========     ========     ========     ========     ========     =======     ========

Net income per share:
   Primary ..............................   $   1.02     $   0.85     $   1.13     $   0.83     $   0.65     $  0.35     $   0.26
   Fully diluted ........................       1.00         0.84         --           --           --          --           --
                                            ========     ========     ========     ========     ========     =======     ========

Weighted average shares outstanding:
   Primary ('000s) ......................      3,232        3,273        3,258        4,311        4,553       4,307        4,348
   Fully diluted ('000s) ................      3,286        3,293         --           --           --          --           --
Other Data:
EBITDA (5) ..............................   $  8,404     $  6,790     $  9,414     $  7,384     $  5,787     $ 3,204     $  2,596
Capital expenditures ....................      1,085          775        1,464          670          592         440           83
Ratio of EBITDA to interest expense
   (6) ..................................       4.6x         4.3x         4.3x        10.1x        45.6x          NM           NM
Gross margin (7) ........................       19.2%        20.6%        20.7%        20.0%        18.7%       16.1%        14.7%
EBITDA margin (5) .......................        6.3%         6.6%         6.6%         5.5%         5.0%        3.7%         3.1%

                                                 Nine Months Ended
                                                   September 30,                           Year Ended December 31,
                                               --------------------      -----------------------------------------------------------
                                                 1997         1996         1996         1995         1994         1993         1992
                                                    (unaudited)                      (dollars in thousands, except EPS data)
Balance Sheet Data:
Working capital .........................      $40,396      $30,953      $29,003      $29,181      $19,281      $17,508      $16,661
Accounts and funding and
service fees receivable, net ............       46,522       40,584       35,985       35,747       26,286       18,518       16,297
Intangible assets, net ..................        7,375        8,067        7,790        4,347        5,059        2,039        2,047
Total assets ............................       65,792       57,929       54,969       50,596       41,496       30,235       28,040
Total debt, including current
   maturities ...........................       36,880       30,416       27,670       12,509        6,300         --          1,000
Stockholders' equity ....................       17,432       13,421       14,222       24,160       23,112       20,708       19,852

-----------

(1) Results for the year ended December 31, 1996 include results of Montare from the date of its acquisition, May 17, 1996 through December 31, 1996. Results for the nine months ended September 30, 1996 include results of Montare from the acquisition date, May 17, 1996 through September 30, 1996. Results for the nine months ended September 30, 1997 include the results of Montare for the entire nine months.

(2) Licensees' share of gross margin is principally based upon a percentage of the gross margin generated from sales by licensed offices.

(3) In 1996, Uniforce settled litigation with vendors of training films alleging that Uniforce improperly used and/or copied vendors' tapes.

(4)  Represents costs incurred in connection with the Merger and Tender Offer.

(5) EBITDA represents operating income plus depreciation and amortization plus adjustments for the litigation settlement and merger-related costs discussed in notes (3) and (4) above. Management believes that EBITDA is a measure commonly used by analysts and investors to determine a company's ability to service and incur debt. EBITDA should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with GAAP) as a measure of Uniforce's operating results or cash flows (as determined in accordance with GAAP) as a measure of Uniforce's liquidity. EBITDA margin is calculated as EBITDA as a percentage of total revenues.

(6) Management believes this ratio is a measure commonly used by analysts and investors to determine a company's ability to service and incur debt. EBITDA should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with GAAP) as a measure of Uniforce's operating results or cash flows (as determined in accordance with GAAP) or as a measure of Uniforce's liquidity.

(7) Gross margin is a calculation of gross profit as a percentage of total revenues.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

     Set forth below are discussions and analyses of financial condition and results of operations of COMFORCE and Uniforce by the respective managements of such companies. Reference is also made to the Unaudited Pro Forma Combined Financial Statements beginning on page F-2 and the discussion of such pro forma results under "Prospectus Summary-Discussion of Pro Forma Results." The Company believes that its future operating results may not be directly comparable to historical operating results of either COMFORCE or Uniforce because of the Company's increased size, related cost savings and marketing synergies.

     Since October 1995 until prior to the consummation of the Uniforce Acquisition in November 1997, COMFORCE completed seven acquisitions and Uniforce completed one acquisition. See "Prospectus Summary-Prior Acquisitions and Refinancings" and "Business-Acquisitions." Each of the Prior Acquisitions and the Montare Acquisition has been accounted for on a purchase basis and the results of operations of each of the businesses acquired have been included in the acquiring company's historical financial statements from the date of acquisition. Certain of the Prior Acquisitions provide for contingent payments by COMFORCE as a part of the purchase consideration based upon the operating results of the acquired businesses for specified future periods.

     The Prior Acquisitions were financed by COMFORCE principally through its issuance of debt and equity securities and borrowings under bank credit facilities. As a result, COMFORCE's historical results of operations include bridge financing costs which are not expected to be incurred in future periods and preferred stock dividends. In addition, as a result of its rapid growth through acquisitions, the discussion and comparison of COMFORCE's historical results of operations set forth below may not be meaningful. See "Prospectus Summary-Management's Discussion of Summary Pro Forma Results" and "Unaudited Pro Forma Combined Financial Statements" beginning on page F-2.

     Gross margins on staffing services can vary significantly depending on factors such as the specific services being performed, the overall contract size and the amount of recruiting required. Margins on the Company's sales in the technical services sector are typically significantly lower than those in the telecommunications and information technology sectors, although the trend in the IT staffing sector has been toward lower margins generally as this sector matures and consolidates. Additionally, in certain markets the Company has experienced significant pricing pressure from some of its competitors. Consequently, changes in the Company's sales mix can be expected to impact the overall gross margins generated by the Company.

     Staffing personnel placed by the Company are employees of the Company. The Company is responsible for employee related expenses for its employees, including workers' compensation, unemployment compensation insurance, Medicare and Social Security taxes and general payroll expenses. The Company offers health, dental, disability and life insurance to its billable employees. Staffing and consulting companies, including the Company, typically pay their billable employees weekly for their services before receiving payment from their customers, often resulting in significant outstanding receivables. To the extent the Company increases revenues through acquisitions and/or internal growth, these receivables will grow and there will be greater requirements for borrowing availability under its credit facilities to fund current operations.

     In addition, the principal assets of staffing and consulting companies are typically their relationships with their employees and their customers, rather than tangible assets. Consequently, amortization of intangibles, principally goodwill, has increased as a result of the Prior Acquisitions and the Uniforce Acquisition and can be expected to further increase if the Company continues to grow through acquisitions. See "Risk Factors-Potential Impairment of Intangible Assets."

Results of Operations-COMFORCE

     Historical financial information for COMFORCE for 1995 and prior years relates principally to operations discontinued by COMFORCE effective September 30, 1995. Only limited results of COMFORCE's contingent staffing operations (following COMFORCE's acquisition of COMFORCE Telecom in October 1995) are reflected in 1995. See "Business-Discontinued Operations."

Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996

     Revenues of $146 million for the nine months ended September 30, 1997 were $112.5 million, or approximately 336% higher than revenues for the nine months ended September 30, 1996. The increase in 1997 revenues is attributable principally to COMFORCE's completion of five acquisitions since the end of the first quarter of 1996.

     Cost of revenues for the nine months ended September 30, 1997 was 87.2% of revenues compared to cost of revenues of 85.6% for the nine months ended September 30, 1996. The 1997 cost of revenues increase of 1.6% is a result of COMFORCE's expansion into more mature technical staffing sectors, which historically generate gross margins substantially lower than telecommunications and information technology sectors, principally due to the nature of the related contracts and competition in this sector.

     Selling, general and administrative expenses as a percentage of revenue was 8.1% for the nine months ended September 30, 1997, compared to 8.6% for the nine months ended September 30, 1996. The decrease is principally attributable to the acquisitions completed during 1996 and 1997 which contributed increased revenues with lower incremental selling, general and administrative costs.

     Operating income for the nine months ended September 30, 1997 was $5.7 million, compared to operating income of $1.6 million for the nine months ended September 30, 1996. This increase was principally attributable to COMFORCE's completion of five acquisitions since the end of the first quarter of 1996.

     COMFORCE's interest expense for the nine months ended September 30, 1997 is attributable principally to the amortization of bridge finance costs payable on the $25.2 million principal amount of Old Subordinated Debentures issued by COMFORCE in February and March 1997, the proceeds of which were used to partially fund the acquisition of Rhotech and for working capital purposes. The Old Subordinated Debentures were refinanced in June 1997.

     The income tax reflects a credit for the nine months ended September 30, 1997 for $646,000 on a loss before income taxes of $2 million, compared to taxes of $610,000 on pretax income of $1.5 million for the nine months ended September 30, 1996. Such credit assumes that the Company will have taxable income in future periods. The difference between the Federal statutory income tax rate and the Company's effective tax rate relates primarily to state income taxes and the nondeductibility of certain intangible assets.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Revenues of $55.9 million for the year ended December 31, 1996 were $53.5 million higher than revenues for the year ended December 31, 1995. Approximately 30% of this increase in revenues is attributable to full year of operations for COMFORCE Telecom in 1996, and approximately 70% is attributable to the acquisition of five additional staffing business by COMFORCE during 1996.

     Cost of revenues for the year ended December 31, 1996 was 85.2% of revenues compared to cost of revenues of 76.2% for the year ended December 31, 1995. The 1996 cost of revenues increase of 9.0% is a result of COMFORCE's expansion into more mature technical staffing sectors, which historically generate gross margins substantially lower than telecommunications and IT sectors, principally due to the nature of the related contracts and competition in this sector.

     Selling, general and administrative expenses for the year ended December 31, 1996 increased $4.8 million from the selling, general and administrative expenses for the year ended December 31, 1995. The increase in selling, general and administrative expense is principally due to COMFORCE's limited operations in 1995. The stock compensation charge incurred by COMFORCE in 1995 of $3.4 million relates to stock awarded to certain individuals to direct COMFORCE's entry into the technical staffing business.

     Historical operating income for the year ended December 31, 1996 was $2.4 million compared to an operating loss of $3.7 million for the year ended December 31, 1995. The improvement of $6.1 million was principally attributable to the discontinuance in the 1996 period of the non-recurring stock compensation charge of $3.4 million recorded in 1995. The 1996 operating income was also impacted by the acquisitions completed during the year and increased margins on revenue growth in COMFORCE's telecommunications and information technology sectors.

     The income tax provision for the year ended December 31, 1996 was $900,000 on income of $2.3 million compared with an income tax provision of $35,000 on loss before income taxes and extraordinary credit of $4.3 million for the year ended December 31, 1995.

Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     COMFORCE had revenues of $2.4 million for the year ended December 31, 1995. As a result of COMFORCE's discontinuation of its jewelry operations in September 1995 and the restatement of its financial statements for the year ended December 31, 1994 to reflect such discontinuation, COMFORCE had limited revenues (commencing with its acquisition of COMFORCE Telecom in October 1995) in 1995 and no revenues in 1994. See "Business-Discontinued Operations."

     Cost of revenues for the year ended December 31, 1995 was 76.2% of revenues.

     Selling, general and administrative expenses for the year ended December 31, 1995 were $461,000, compared to selling, general and administrative expenses for the year ended December 31, 1994 of $966,000. This decrease was principally due to the elimination of certain costs of the former operations. The stock compensation charge incurred by COMFORCE in 1995 of $3.4 million relates to stock awarded to certain individuals to direct COMFORCE's entry into the technical staffing business.

     Operating loss for the year ended December 31, 1995 was $3.7 million compared to an operating loss of $1.0 million for the year ended December 31, 1994. The increase in operating loss of $2.7 million was principally attributable to the stock compensation charge of $3.4 million recorded in 1995.

     Interest expense for the year ended December 31, 1995 decreased $0.7 million as compared to the year ended December 31, 1994. The 1995 decrease is principally due to the discharge in 1994 and 1995 of indebtedness under terms of the bank loan agreements related to COMFORCE's discontinued jewelry operations.

     As a result of the discontinuance of its jewelry operations, it has been determined that COMFORCE will be unable to utilize losses from those businesses in the future.

Results of Operations-UNIFORCE

Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996

     Total revenues increased by $29.6 million or 28.6% from $103.4 million in the first nine months of 1996 to $133.0 million in the first nine months of 1997. The increases in revenues described throughout this discussion of the results of Uniforce for the nine months ended September 30, 1997 as compared to the nine months ended September 30, 1996 were primarily the result of volume increases relating to new and existing clients.

     Sales of supplemental staffing services increased by $29.5 million for the first nine months of 1997 as compared to the same period in 1996. PrO Unlimited sales increased by $8.0 million or 29.0% for the first nine months of 1997 as compared to the corresponding 1996 period. Uniforce Information Services/Brannon & Tully sales increased by $11.5 million or 52.8% for the first nine months of 1997 as compared to the corresponding 1996 period. Sales of Montare, a provider of IT contract professionals, acquired on May 17, 1996, contributed $6.5 million for the first nine months of 1997 and $2.5 million from the date of acquisition to September 30, 1996. The remaining increases in sales resulted from general increases in Uniforce's other operations.

     Service revenues and fees increased by 1.8% from $5.6 million for the first nine months of 1996 to $5.7 million for the first nine months of 1997. Increased service revenues and fees that were generated by THISCO and its subsidiaries were offset by the loss of service revenues for the first nine months of 1997 due to the contract termination of one major client and the re-evaluation and resulting termination of certain less profitable customers of Brentwood.

     System-wide sales, which includes sales of associated offices serviced by THISCO and Brentwood, increased by $49.5 million or 19.6% from $252.6 million in the first nine months of 1996 to $302.2 million in the first nine months of 1997.

     Cost of supplemental staffing services was 79.2% of sales of supplemental staffing services in the first nine months of 1997 and 77.9% in the first nine months of 1996. The higher percentage in the first nine months of 1997 was a result of increased sales of PrO Unlimited, which have a high percentage payroll expense in relation to sales.

     Licensees' share of gross margin is principally based upon a percentage of the gross margin generated from sales by licensed offices. Gross margin from such sales of supplemental staffing services amounted to $26.5 million in the first nine months of 1997 and $21.6 million in the first nine months of 1996. Licensees' share of gross margin as a percentage of sales of supplemental staffing services was 25.2% in the first nine months of 1997 and 27.0% in the first nine months of 1996. The lower share as a percentage of total gross margin in 1997 was due to increased sales of Uniforce Information Services/Brannon & Tully and Uniforce Information Services/Montare for which there are no related licensee distributions and to the increased sales of PrO Unlimited for which there are limited distributions.

     General and administrative expenses increased by $2.5 million or 17.5% for the first nine months of 1997 as compared to the first nine months of 1996. This increase resulted principally from higher payroll and recruiting costs with respect to permanent staff, expenses relating to Uniforce Information Services/Montare operations (acquired in May 1996), and higher facility costs. As a percentage of revenues, general and administrative expenses were 12.9% in the first nine months of 1997 and 14.1% in the first nine months of 1996.

     The merger-related costs of $225,000 represent non tax-deductible transaction costs incurred by Uniforce in connection with the Merger Agreement described in Note 4 to Uniforce's Consolidated Condensed Financial Statements for the nine months ended September 30, 1997.

     For the first nine months of 1997, net interest expense increased by $266,000 or 17.0% as compared to the same period in 1996. The increase in interest expense for the 1997 period compared to 1996 is a result of increased borrowings throughout 1997 for the acquisition of Montare and increased working capital requirements due to the continued growth in Uniforce's business.

     As a result of the factors discussed above, for the first nine months, net earnings increased by 18.6% from $2.8 million ($.85 per share on a primary basis) in 1996 to $3.3 million ($1.02 per share on a primary basis) in 1997.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Total revenues increased by 5.7% from $134.5 million in 1995 to $142.2 million in 1996. The increases in revenues described throughout this discussion of the results of Uniforce for the year ended December 31, 1996 as


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


compared to the year ended December 31, 1995 were primarily the result of volume increases relating to new and existing clients.

     Sales of supplemental staffing services increased by 6.5%, or $8.2 million, in 1996 as compared to 1995. PrO Unlimited sales increased by $13.1 million or 52.9% in 1996, and Uniforce Information Services/Brannon & Tully sales increased by $4.8 million or 18.9%, in 1996 as compared to 1995. Contributing to the increase in sales was Uniforce's acquisition in May 1996 of certain assets of Montare, a provider of IT contract professionals. This acquisition contributed $4.2 million of sales from May 17, 1996 through year end. These increases were offset by a $15.5 million decrease in sales of licensed offices, principally due to a reduction in the number of licensed offices as a result of contract buyouts by two of its operators.

     Service revenues and fees decreased by 6.0% from $8.2 million in 1995 to $7.7 million in 1996. This decline was the result of increased service revenues and fees generated by THISCO, one of Uniforce's subsidiaries, being more than offset by certain Licensee service revenues and fees relating to the contract buyouts noted above which were recorded in 1995.

     System-wide sales, which include sales of Associated Offices serviced by two of Uniforce's subsidiaries, THISCO and Brentwood, increased $34.8 million, or 11.3%, from $307.1 million in 1995 to $341.9 million in 1996.

     Cost of supplemental staffing services was 77.9% of sales of supplemental staffing services during 1996 as compared to 77.7% in 1995. The higher percentage in 1996 was the result of increased sales by PrO Unlimited, which have a high percentage of payroll expense in relation to sales.

     Licensees' share of gross margin is principally based upon a percentage of the gross margin generated from sales by licensed offices. The gross margin from sales of supplemental staffing services amounted to $29.8 million and $28.1 million for 1996 and 1995, respectively. Licensees' share of gross margin as a percentage of sales of supplemental staffing services was 26.8% for 1996 as compared to 33.7% in 1995. The lower share as a percentage of gross margin in 1996 is due to lower Licensee sales, increased sales of Uniforce Information Services/Brannon & Tully and Uniforce Information Services/Montare, for which there are no related Licensee distributions, and to the increased sales of PrO Unlimited for which there are limited distributions.

     General and administrative expenses increased by 3.2%, or $624,000, in 1996 as compared to 1995. The increase resulted principally from expenses relating to the operations of Uniforce Information Services/Montare. Further contributing to the increase were higher facility costs, payroll and recruiting costs with respect to permanent staff and costs relating to the implementation of a new payroll and billing system. These increases were offset by a reduction in Uniforce's provision for bad debts and, after giving consideration to certain insurance coverages, a reduction of professional costs associated with certain litigation.

     In January 1996, various vendors of training films filed an action against Uniforce. The plaintiffs alleged that Uniforce improperly used and/or copied plaintiffs' tapes. Uniforce incurred a charge of $360,000 in settling this matter.

     Net interest expense increased by $1.4 million during 1996. The increase in 1996 as compared to 1995 is a result of increased borrowings used for the repurchase of 1,250,000 shares of Uniforce Common Stock in the tender offer, the acquisition of Montare International and increased working capital required due to the continued growth in Uniforce's business.

     There was no material difference in the effective income tax rate in 1996 as compared to 1995.

     As a result of the factors discussed above, net earnings increased by 3.0% from $3.6 million in 1995 to $3.7 million in 1996.



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


Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Total revenues increased by 16.7% from $115.2 million in 1994 to $134.5 million, in 1995. The increases in revenues described throughout this discussion of the results of Uniforce for the year ended December 31, 1995 as compared to the year ended December 31, 1994 were primarily the result of volume increases relating to new and existing clients.

     Sales of supplemental staffing services increased by 16.4% or $17.8 million in 1995 as compared to 1994. These increases resulted principally from Uniforce's acquisition in April 1994 of certain assets of Brannon & Tully. This acquisition contributed $25.5 million of sales in 1995 as compared to $12.4 million for the period from April 18, 1994 to December 31, 1994. This acquisition has had a favorable impact on Uniforce's results of operations and its ability to develop higher margin professional services. Sales by Uniforce's subsidiaries, PrO Unlimited, and to a lesser degree LabForce, continued to increase as Uniforce emphasized the marketing of these services. The sales of PrO Unlimited increased by $9.9 million in 1995 as compared to 1994.

     Service revenues and fees increased by 22.5% from $6.7 million in 1994 to $8.2 million in 1995. Service revenues and fees generated by THISCO and Brentwood increased by $1.0 million in 1995 compared to 1994. Also contributing to this increase were certain Licensee service revenues and fees which increased by $494,000 in 1995 as compared to 1994.

     In addition, system-wide sales, which include sales of Associated Offices serviced by THISCO and Brentwood, increased by 22.9%, from $249.8 million in 1994 to $307.1 million in 1995.

     Cost of supplemental staffing services was 77.7% of sales of supplemental staffing services during 1995 as compared to 77.2% in 1994. The higher percentage in 1995 was the result of increased sales by PrO Unlimited, which have a high percentage of payroll expense in relation to sales.

     Licensees' share of gross margin is principally based upon a percentage of the gross margin generated from sales by licensed offices. The gross margin from sales of supplemental staffing services amounted to $28.1 million and $24.7 million for 1995 and 1994, respectively. Licensees' share of gross margin as a percentage of sales of supplemental staffing services was 33.7% for 1995 as compared to 40.0% in 1994. The lower share as a percentage of gross margin in 1995 is due, in part, to the sales of Uniforce Information Services/Brannon & Tully for which there are no related Licensee distributions, and to PrO Unlimited for which there are limited distributions.

     General and administrative expenses increased by 23.6% or $3.7 million in 1995 as compared to 1994. As a percentage of revenues, general and administrative expenses were 14.5% and 13.7% for 1995 and 1994, respectively. These increases resulted principally from compensation and overhead expenses relating to Uniforce Information Services/Brannon & Tully operations. Further contributing to the increase were higher expenses relating to payroll costs with respect to permanent staff offset by savings in staff recruiting costs and increased legal fees relating to certain litigation. In addition, the provision for possible losses on receivables, notes receivable and other assets increased in 1995 as compared to 1994.

     Net interest expense increased by $601,000 during 1995. The increase in 1995 as compared to 1994 is a direct result of increased borrowings used for the acquisition of Brannon & Tully and to meet working capital requirements due to the increased system-wide sales.

     There was no material difference in the effective income tax rate in 1995 as compared to 1994.

     As a result of the factors discussed above, net earnings increased by 20.8% from $3.0 million in 1994 to $3.6 million in 1995.

Financial Condition, Liquidity and Capital Resources

The Company

     The total amount of funds required to effect the Uniforce Acquisition was approximately $93.6 million. The total amount of funds required to refinance the Prior Credit Facility and the Uniforce Credit Facility, provide for working capital and pay fees and expenses incurred in connection with the Uniforce Acquisition was approximately $80.6 million. These costs were funded from the proceeds of the Notes Offering, the Units Offering and the New Credit Facility and available cash from operations.

     The Company has historically paid its billable employees weekly for their services before receiving payment from its customers. Additionally, certain statutory payroll and related taxes, as well as other fringe benefits, are generally paid by the Company before the Company receives payment from its customers. Consequently, a significant portion of the Company's cost of revenues is normally paid by the Company prior to receiving payment from its customers. Increases in the Company's revenues, resulting from expansion of existing offices or establishment of new offices, will require additional cash resources necessary to support such growth. The debt service costs associated with the borrowing under the Notes, the Senior Debentures and the New Credit Facility will significantly increase liquidity requirements. Management of the Company believes that, based on pro forma results of operations and anticipated growth, including growth through acquisitions, cash flow from operations and funds anticipated to be available under the New Credit Facility will be sufficient to service the Company's indebtedness, to fund growth at anticipated levels and to meet anticipated working capital requirements for the foreseeable future. However, various factors, including those described under "Risk Factors," could prevent the Company from realizing these objectives.

     As of December 18, 1997, the Company had outstanding $20 million in principal amount of Senior Debentures issued by COMFORCE bearing interest at a rate of 15%, $110 million in principal amount of Notes issued by COI bearing interest at a rate of 12%, $34 million outstanding under the New Credit Facility bearing interest at a rate of 7.875% and $7.2 million outstanding under the New Credit Facility bearing interest at a rate of 8.75%. See "Description of the Senior Debentures," "Description of the Notes" and "Description of Other Indebtedness."

     As of September 30, 1997, approximately $131.4 million, or 57% of the Company's pro forma total assets were intangible assets. These pro forma intangible assets substantially represent amounts attributable to goodwill recorded in connection with the Company's acquisitions and will be amortized over a five to 40 year period, resulting in an annual charge of approximately $4.0 million. Various factors could impact the Company's ability to generate the earnings necessary to support this amortization schedule, including those described under "Risk Factors-Potential Impairment of Intangible Assets." The
failure of the Company to generate earnings necessary to support the amortization charge may result in an impairment of the asset. The resulting write-off could have a material adverse effect on the Company's business, financial condition and results of operations.

     COMFORCE is obligated under various acquisition agreements to make earn-out payments to the sellers of acquired companies, subject to the acquired companies' meeting certain contractual requirements. For calendar year 1997, sellers are entitled to earn-out payments of $521,000, all of which have been paid. The maximum amount of the remaining potential earn-out payments is $5.0 million in cash and $4.5 million in stock payable in the three-year period from 1998 to 2000. COMFORCE cannot currently estimate whether it will be obligated to pay the maximum amount; however, COMFORCE anticipates that the cash generated by the operations of the acquired companies will provide all or a substantial part of the capital required to fund the cash portion of the earn-out payments.

COMFORCE

     During the first nine months of 1997, COMFORCE's primary sources of funds to meet working capital needs were from operations, funds made available through COMFORCE's $25.2 million offering of Old Subordinated Debentures in February and March 1997 and borrowings under a short-term credit facility with U.S. Bank entered into in February 1997 which provided for up to $7.5 million in availability and through the Prior Credit Facility entered into in June 1997. A portion of the net proceeds from the offering of the Old Subordinated Debentures was also used to fund COMFORCE's acquisition of Rhotech in February 1997. On June 25, 1997, COMFORCE completed the $40 million Prior Credit Facility. The Prior Credit Facility consisted of a revolving credit facility of up to $20 million and a $20 million term loan. COMFORCE utilized all of the proceeds of the term loan and a portion of the availability under the revolving credit facility to redeem the Old Subordinated Debentures. Additional funds available under the revolving credit facility were used to retire the existing $7.5 million revolving credit facility with U.S. Bank. The Prior Credit Facility was repaid in full in connection with the Transactions.

     Cash and cash equivalents decreased $938,000 during the nine months ended September 30, 1997. Cash flows of $2.8 million used in operating activities and cash flows of $15.2 million used by investing activities were in excess of cash flows provided by financing activities of $17.1 million. Cash flows used by operating activities were principally attributable to the need to fund growth in accounts receivable and their carrying costs. Cash flows used in investing activities are principally related to the purchase of Rhotech. Cash flows from financing activities were principally attributable to net proceeds available to COMFORCE in connection with its sale of the Old Subordinated Debentures (which were redeemed on June 25, 1997) and net borrowings under the credit facility with U.S. Bank (which was repaid on June 25, 1997) and net borrowings under the Prior Credit Facility (which was repaid on November 26, 1997). The Old Subordinated Debentures were redeemed and the net borrowings under the credit facility with U.S. Bank were repaid with proceeds from the Prior Credit Facility (as described in Note 4 to COMFORCE's Consolidated Condensed Financial Statements for the nine months ended September 30, 1997).

Uniforce

     As of September 30, 1997,  Uniforce's  working  capital  increased to $40.4 million, as compared to $29.0 million at December 31, 1996. The increase in system-wide sales, which include sales of associated offices, during the first nine months of 1997 resulted in increases in accounts and funding and service fees receivable. The increase in accounts receivable and funding and service fees receivable was largely financed through Uniforce's long term credit facility. In addition, working capital increased due to the continuing profitable operations of Uniforce.

     During the first nine months of 1997, Uniforce paid quarterly cash dividends on shares of its Common Stock at $.03 per share (or $273,000). During 1996, Uniforce paid quarterly cash dividends on shares of its Common Stock of $0.03 per share (or $363,000).

     During the first nine months of 1997, Uniforce's primary sources of funds to meet working capital needs were from operations and borrowings under the Uniforce Credit Facility which consisted of a revolving credit facility of up to $46.0 million and $5.7 million in term loans. The Uniforce Credit Facility was repaid on November 26, 1997 in connection with the Transactions.

     In January 1996, Uniforce successfully completed its offer to purchase 1,250,000 shares of Uniforce Common Stock at $11.25 per share. The total amount required to purchase such shares was $14.1 million, exclusive of related fees and other expenses. The purchase price and related expenses were funded with borrowings available under the Uniforce Credit Facility.

Seasonality

     The Company's quarterly operating results are affected primarily by the number of billing days in the quarter and the seasonality of its customers' businesses. Demand for services in the technical services sector has historically been lower during the year-end holidays through January of the following year, showing gradual improvement over the remainder of the year. Although less pronounced than in technical services, the demand for services of the telecommunications and IT sectors is typically lower during the first quarter until customers' operating budgets are finalized. The Company believes that the effects of seasonality will be less severe in the future if revenues contributed by the information technology and telecommunications sectors continue to increase as a percentage of the Company's consolidated revenues.


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


Other Matters

     In February 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 128, "Earnings per Share"
("SFAS No. 128"), which establishes standards for computing and presenting earnings per share. SFAS No. 128 will be effective for financial statements issued for periods ending after December 15, 1997. Earlier application is not permitted. Management has not yet evaluated the effects of this change on the Company's financial statements.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 becomes effective in fiscal 1999. Management has not yet evaluated the effects of this change on the Company's financial statements.

     In June 1997, the Financial Accounting Standards Board issued Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"), which changes the way public companies report information about segments. SFAS 131, which is based on the management approach to segment reporting, includes requirements to report selected segment information quarterly and entity-wide disclosures about products and services, major customers, and the material countries in which the entity holds and reports revenues. SFAS 131 becomes effective in fiscal 1999. Management has not evaluated the effect of this change on the Company's financial statements.


                 THE CONTINGENT STAFFING AND CONSULTING INDUSTRY

General

     The contingent staffing and consulting industry has evolved into a permanent and significant component of the staffing plans of many corporations. The number of temporary workers as a percentage of total employment in the United States has increased from 0.2% in 1972 to more than 2% in 1996, based on statistics published by the U.S. Bureau of Labor Statistics. The contingent staffing and consulting industry has grown rapidly in the 1990s, and industry analysts expect this growth to continue. The U.S. market for staffing services grew at a compound annual rate of approximately 16.3% from approximately $20.5 billion in 1991 to approximately $43.6 billion in 1996, based on statistics published by the NATSS.

     Corporate restructuring, downsizing, increased government regulations governing employee relations, advances in technology, and the desire by many companies to shift employee costs from a fixed to a variable expense have resulted in the use of a wide range of staffing alternatives by businesses. In addition, the reluctance of corporations to risk liability upon the discharge of employees has led to an increase in companies using staffing services as a means of evaluating the qualifications of personnel before hiring them on a full-time basis. In addition, entrants into the labor force increasingly look to such assignments as a way to build experience, make contacts, and get valuable exposure to a variety of work settings, and as a vehicle to gain full-time employment.

     Organizations have also begun using flexible staffing to reduce administrative overhead and to allow management to focus on core business functions by strategically outsourcing operations such as recruiting, training and benefits administration. An ancillary benefit of staffing services, particularly for smaller businesses, is the shifting of certain employment costs and risks (e.g., workers' compensation and unemployment insurance) to the personnel provider, which can spread the costs and risks over a larger pool of employees.

     Larger users of staffing services are increasingly demanding centralized staffing services through national contracts with a few preferred providers. In part as a result of this trend toward national contracts, the highly fragmented industry is also currently experiencing a trend toward consolidation. These trends have increased the need for staffing firms to be able to provide highly qualified contingent staffers offering a broad range of services on a nation-wide or international basis and also to provide value-added services such as training capabilities, management services and the ability to effectively utilize technology in the recruiting, training and hiring of contingent staffers.

     Staffing firms that recruit contingent employees fall into two major categories: (i) specialty staffing and consulting firms, which specialize in one or a few specialty fields, such as the Company's IT and Telecom sectors and portions of its Technical services sector, and (ii) traditional staffing firms, which tend to supply primarily clerical or light industrial personnel.

Specialty Staffing and Consulting

     The specialty staffing and consulting sector of the industry has represented an area of more rapid growth that has tended to generate higher margins than more traditional staffing services. Taxable revenues attributable to supplying personnel in the specialty staffing sector have increased from $5.1 billion in 1990 to $7.4 billion in 1993 and $10.0 billion in 1994, an annual growth rate of 35.1% between 1993 and 1994 and 18.3% over the four-year period, based on information published by the Census Bureau. The Company believes that the IT portion of the specialty staffing and consulting sector will grow at a rate of 20% to 25% annually over the next few years. In addition, the Company believes that, although the contingent staffing industry as a whole has tended to be cyclical, the specialty staffing and consulting sector may continue to grow during economic downturns because technological changes will continue to necessitate spending for both infrastructure and to retain employees skilled in new technologies. In recent years, there has been intense competition to attract the limited number of qualified personnel with the skills and experience necessary to meet the specialty staffing requirements of clients. The Company believes that it is increasingly important for a staffing firm to be able to provide interesting assignments with high-profile customers that offer employees the opportunity to enhance their skills and marketability, as well as to offer competitive wages and benefits packages.

Information Technology Sector

     The demand for qualified personnel is increasing significantly in computer-related disciplines such as technical project support, software development and documentation, systems and database management, and desktop publishing. As a result, information technology services is one of the most rapidly growing sectors of the contingent staffing and consulting industry.

     Management believes that the demand for IT services will continue to grow, principally as a result of accelerating technological advances requiring highly specialized expertise and the need for enterprise-wide integration of computer systems. The continuing transition, particularly by large corporations, from legacy systems to computer networks using client/server architecture is a key factor contributing to the demand for technical staffing services. Rapid technological change makes it increasingly difficult and expensive for businesses to employ full-time technicians with the leading edge expertise needed to maintain and upgrade advanced and complex computer systems. Companies are increasingly relying on outsourcing, staffing and consulting services to maintain and upgrade their systems and to train full-time employees in the use and support of their systems. At the same time, an increasing number of technical professionals are choosing to operate as consultants, motivated by a desire for more flexible work schedules and an opportunity to work with emerging and challenging technologies in a variety of industries and work environments. Such consultants generally are able to maintain compensation levels comparable to or higher than those of similarly skilled, full-time employees.

     With the approach of the Year 2000, management believes that over the next several years opportunities in the IT sector will increase as companies utilize contingent personnel to correct the Year 2000 problem which will result in many computer applications losing their ability to distinguish dates after December 31, 1999, unless reprogrammed. Industry sources estimate that corporations and government agencies will spend from $200 to $600 billion to assess and correct this problem, and the Company believes that expenditures for correcting this problem will extend for several years after the year 2000 as more critical applications are corrected first.

Telecommunications Sector

     As businesses globalize and advance technologically, the demand for telecommunications-related services has increased. Enactment of the Telecommunications Act of 1996, which deregulates substantial portions of the telecommunications industry, has been the impetus for the recent and expected future growth in the industry. The growth of the telecommunications industry is being fueled also by the rising demand for wireless telecommunications services which have increased dramatically since their commercial introduction in 1984. This demand is largely attributable to the widespread availability and increasing affordability of mobile telephone, paging, personal communications services ("PCS") and other emerging wireless telecommunications services. Technological advances and a regulatory environment more favorable to competition have also served to stimulate market growth. The Company believes the installation of these networks, which is labor-intensive and requires specialized technical personnel, will significantly increase the demand for staffing, consulting and outsourcing services. Currently, wireless penetration is estimated to be approximately 16% of the telephone market and, according to Paul Kagan Associates, Inc., is expected to exceed 47% by 2006.

     The telecommunications industry uses contingent personnel to provide services ranging from basic equipment installation to sophisticated engineering skills, typically in support of telecommunications network expansion or modernization. Skilled contingent personnel are involved in planning, designing, engineering, installation and maintenance of wireline and wireless communication systems development, satellite and earth station deployment, network maintenance and plant modernization.

Technical Services

     The technical services sector has both specialty and traditional elements. The specialty aspect of the technical services sector of the industry includes providing highly skilled professionals, such as scientists and researchers and engineers and other professionals involved in commercial enterprises such as avionics and aerospace, energy and power, pharmaceutical, marine and petrochemical, while employees involved in the more traditional aspect of the technical services sector of the industry perform less skilled services, such as light industrial work. This sector is more mature than the more rapidly emerging IT and telecommunications sectors. However, the Company believes that this sector has experienced significant growth in recent years due principally to the factors that have contributed to the growth in the contingent staffing and consulting industry generally, including the increasing prevalence of corporate restructurings and downsizings, increased government regulations governing employee relations and the desire by many companies to shift employee costs from a fixed to a variable expense.

Traditional Staffing Services

     Traditional staffing companies derive their revenues primarily from supplying clerical and light industrial workers. In many cases, customers of traditional staffing companies seek contingent employees to fill positions during peak production periods or to temporarily replace absent workers. The traditional staffing services sector is expected to continue to grow, but at a slower rate than the staffing industry as a whole. The Company believes that this sector is also likely to be more affected by an economic downturn than the specialty staffing sector. This sector also tends to operate at lower margins than the specialty staffing and consulting sector.


                                    BUSINESS

Overview

     The Company is a leading provider of specialty staffing, consulting and outsourcing solutions primarily to Fortune 500 companies for their information technology ("IT"), telecommunications, scientific and engineering-related needs. Through its network of 86 offices (55 Company-owned and 31 licensed) located throughout the United States, the Company recruits and places highly skilled contingent personnel and outsources payrolling and other financial services for a broad customer base of over 2,300 companies. The Company's labor force includes approximately 7,800 billable employees, consisting primarily of computer programmers, systems consultants and analysts, telecommunications and other engineers and technicians, scientists and researchers, as well as skilled office support personnel. The Company also maintains a database of over 160,000 highly skilled employees. The Company had pro forma net sales and Adjusted EBITDA (as defined) of $379.3 million and $22.4 million, respectively, for the twelve-month period ended September 30, 1997.

     The Company's senior management team of Christopher P. Franco, James L. Paterek and Michael Ferrentino established COMFORCE in 1995 to capitalize on the consolidation opportunities in the specialty staffing and consulting industry. Since the initial acquisition of COMFORCE Telecom in October 1995 until prior to the acquisition of Uniforce in November 1997, this management team has successfully acquired and integrated seven specialty staffing companies with 1995 annual sales of approximately $175.2 million. These companies had histories of profitable growth, and COMFORCE has continued this growth during 1996 and 1997 after completing the acquisitions. COMFORCE's net sales and EBITDA (as defined) increased by 16.7% and 30.9%, respectively, for the nine months ended September 30, 1997 on a pro forma basis.

     On November 26, 1997, COMFORCE completed a tender offer pursuant to which it acquired, through an indirect wholly-owned subsidiary, approximately 96.5% of the issued and outstanding common stock of Uniforce. On December 3, 1997, as the result of a merger, Uniforce became an indirect wholly-owned subsidiary of COMFORCE. Uniforce is a leading provider of staffing and consulting solutions for the IT, professional and office support markets and funding services to independent staffing and consulting firms, with pro forma net sales for the twelve months ended September 30, 1997 of $171.7 million. Uniforce's net sales and EBITDA increased by 25.6% and 19.3%, respectively, for the nine months ended September 30, 1997 on a pro forma basis. The Company's net sales and EBITDA increased by 20.6% and 24.1%, respectively, for the nine months ended September 30, 1997 on a pro forma combined basis. The Uniforce Acquisition positions the Company with the critical mass, breadth of services and geographic penetration to continue to increase sales through internal and external growth and improve profitability through economies of scale and integration efficiencies.

     The Company operates through four divisions, as described below:

     COMFORCE Information Technologies. The Company's IT division provides highly skilled programmers, help desk personnel, systems consultants and analysts, software engineers and project managers for a wide range of technical assignments, including client server, mainframe, Year 2000, desktop services, internet/intranet and MIS. The IT division also provides payrolling services in addition to these staffing solutions to certain of its IT customers. The Company's principal IT customers include Microsoft Corporation, BellSouth Telecommunications, Inc., Boeing Information Services, Inc., Eastman Kodak Company, Tyson Foods, Inc., First Union Corporation, NationsBanc Services, Inc. and MCI Telecommunications Corporation. Through Uniforce's Brannon & Tully(R) and Montare International(TM) divisions, the Uniforce Acquisition significantly enhances the Company's presence in this high- growth sector of the staffing industry which the Company believes will increase 20% to 25% per year. The Company expects this division to grow principally through increased sales to existing IT customers and through opportunities to cross-sell the Company's IT staffing solutions to its Telecom and other division customers. For the twelve-month period ended September 30, 1997, the IT division had pro forma net sales of $117.9 million.

     COMFORCE Telecom. The Company's Telecom division provides skilled personnel to plan, design, engineer, install and maintain wireless and wireline telecommunications systems, including cellular, PCS, microwave, radio, satellite and other networks. The Company's staffing and consulting business originated with this specialty sector, and the Company and several of the companies it has acquired have long-standing relationships with leading telecommunications companies. The Telecom division's principal customers include AT&T Corporation, Northern Telecom, Inc., Harris Corporation, Lucent Technologies, Inc., Reltec Corporation, ALCATEL Network Systems, Inc., Motorola, Inc., Sprint Corporation and Omnipoint Corporation. The Company expects this division to continue to grow significantly through increased sales to existing Telecom customers as well as through cross-selling


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


opportunities with the telecommunications customers served by the Company's IT division. For the twelve-month period ended September 30, 1997, the Telecom division had pro forma net sales of $31.2 million.

     COMFORCE Staffing Services. The Company's Staffing Services division operates in two areas, Technical Services and Professional Services. The Company provides Technical staffing solutions and, in some cases, payrolling services to a group of technology-intensive clients working in the areas of aerospace, avionics, electronics, laser and weapons technology, environmental safety and alternative energy source development. The Company's Technical Services business is generally conducted through long-term, high-volume contracts that are not subject to fixed prices and require low administrative overhead. The Company offers Professional staffing services through 10 Company-owned and 31 licensed locations that provide services including medical office staffing solutions, office automation personnel, customer service/call center personnel and laboratory professionals. The Staffing Services division's principal Technical Services customers include The Boeing Company, Westinghouse Electric Corporation, McDonnell Douglas Corporation and the National Department of Energy National Research Laboratories at Los Alamos, Sandia and Lawrence Livermore. The Staffing Services division's Professional Services customers include R.R. Donnelley & Sons Co., Estee Lauder Companies, Inc. and Dial Corporation, as well as many smaller companies such as independent medical providers and accounting firms. The Company believes it has a significant opportunity to cross-sell its Professional Services to its Technical Services customers as well as to its IT and Telecom customers. For the twelve-month period ended September 30, 1997, the Staffing Services division had pro forma net sales of $168.3 million, of which $47.5 million related to sales by licensees.

     COMFORCE Financial Services. The Company's Financial Services division provides payroll funding services and back office support to approximately 100 independent consulting and staffing companies and provides consulting and related payrolling services to clients in connection with their use of independent contractors. The Financial Services division significantly benefits from Uniforce's sophisticated back office operations, as well as Uniforce's substantial investment in the PeopleSoft(R) software package, which the Company believes will become the industry standard. For the twelve- month period ended September 30, 1997, the Financial Services division had pro forma net sales of $61.9 million.

Business Strengths

     o Emphasis on Specialty Staffing and Consulting Sectors. The Company provides high-quality, creative staffing and consulting solutions to companies with dynamic needs in specialty high technology areas. Through its focused acquisition program, the Company has increased its presence in the high-growth IT, telecommunications, scientific and engineering-related sectors. The Company adopted this strategy to capitalize on these areas, which generally produce higher profit margins and experience lower turnover rates and less cyclicality than more traditional staffing industry sectors. The Uniforce Acquisition enhances and expands the Company's presence in these specialty areas, which represented a majority of the Company's net sales on a pro forma basis for the twelve- month period ended September 30, 1997.

     o High-Quality Customer Base. The Company benefits from established, long-standing relationships with a broad customer base which includes many Fortune 500 clients. The Company provides staffing services to over 2,300 companies in diverse industries throughout the United States and internationally and has an excellent customer retention record. The Company's principal customers include many dynamic businesses in growing industries that have an increasing need for contingent employees. The Company's key customers include Boeing, Microsoft, Sun Microsystems, BellSouth and Los Alamos National Laboratory. None of the Company's customers accounts for more than 10% of sales on a pro forma combined basis.

     o Critical Mass. Through its history of successful acquisitions, the Company has broadened and added to its line of services, expanded its geographic presence and increased pro forma annual net sales to $379.3 million for the twelve-month period ended September 30, 1997 on a pro forma combined basis. The Company now provides staffing and consulting services to over 2,300 customers through its network of 86 offices in 27 states. The Company believes it has achieved a critical mass necessary to compete successfully for national vendor accounts as well as further expand its presence in regional markets.

     o Highly Skilled Labor Force. The Company believes its labor force of approximately 7,800 highly skilled billable employees provides a competitive advantage in servicing the specialty staffing and consulting needs of its customers. The Company believes it experiences low employee turnover and is able to attract and recruit high-quality staffing personnel by providing attractive assignments with high-profile customers, highly competitive compensation packages, tailored benefit plans and value-added training opportunities. The Company draws personnel for assignments from its extensive proprietary database of over 160,000 prospective employees.

     o Highly Efficient Back Office Operations. The Uniforce Acquisition brings to the Company Uniforce's back office operation, which the Company believes is one of the most advanced and efficient in the industry. Based in Woodbury, New York, the sophisticated operation is the centerpiece of the Company's back office structure. Currently servicing approximately $680 million of annual "system-wide" revenues on a pro forma combined basis (including approximately $300 million generated by other staffing firms and processed by the Company), the back office system has the capacity to enable the Company to grow significantly. The Company believes that this back office processing capability also will enable the Company to continue to effectively integrate acquisitions and realize significant operating efficiencies.

     o Broad Offering of Services. The Company believes its ability to provide a wide range of high-quality staffing and consulting solutions gives it a competitive advantage as larger customers consolidate their purchasing of staffing and consulting services. The Company is able to provide a wide variety of contingent employees including highly specialized IT and telecommunications professionals, scientists and researchers, skilled medical office support staff, legal and accounting personnel and other support staff and light industrial employees. The Company also provides a variety of value added services, including (i) training for the Company's billable workforce; (ii) outsourcing management services such as the Company's RightSourcing(sm), Needs Analysis and Vendor-on-Premises programs; (iii) consulting services to assist clients in connection with their use of independent contractors; and (iv) innovative uses of the Internet and other technology, including the Company's Homework(sm) program. The Company also provides smaller, independent staffing companies with funding and back office support services. The Company believes its range of services also provides significant cross-selling opportunities.

     o Reputation as Successful Consolidator. The Company has established a strong reputation as a successful consolidator in the contingent staffing and consulting industry through its acquisition of eight specialty staffing and consulting companies since 1995. The Uniforce Acquisition, the most recent of these acquisitions, enhances this reputation. The Company's management has integrated its prior acquisitions with minimal staff turnover and an excellent customer retention record and expects that the integration of Uniforce's operations will follow this pattern. The Company is positioned for further growth through acquisitions with additional borrowing capacity under the New Credit Facility and the ability to use its publicly traded common stock to fund all or part of acquisition costs. The Company believes its advanced back office capabilities will assist it in integrating future acquisitions quickly and efficiently.

Business Strategy

     Management's growth strategy includes the following principal elements:

     o Emphasize Internal Growth. The Company intends to continue to expand its existing businesses by pursuing the following objectives:

     Emphasize Specialty Sectors. Since the Company entered the contingent staffing and consulting business, specialty, high technology-related sectors have provided a significant portion of the Company's growth. These sectors of the specialty staffing and consulting industry as a whole have also grown substantially in recent years. As a result, management is pursuing a focused sales and marketing effort in these areas to capitalize on their higher growth in demand for services and resulting profit potential.

     Capitalize on Cross-selling Opportunities. The Company provides a wide variety of contingent employees, as well as a variety of value-added services, to a broad, high-quality and geographically diverse customer base. Management believes significant opportunities exist to cross-sell services of each of its divisions to clients of its other divisions. In particular, the Company intends to market its IT division's services to its Telecom division's customers and vice versa.

     Expand Employee Recruiting and Training. In order to meet the increasing demand for a limited supply of high-quality contingent personnel, the Company intends to continue to expand its recruiting and training efforts. The Company will continue to augment and update its proprietary database to add new contingent personnel and to reflect changes in the skills and availability of its billable employees in order to ensure a proper fit between personnel and the assignment being staffed. The Company currently uses the Internet and other technology in its recruiting and training efforts and intends to further develop its use of such technology-based recruiting and training capabilities.

     o Pursue External Growth through Strategic Acquisitions. The Company intends to continue to make acquisitions of established, profitable businesses in new and existing markets that provide the Company with opportunities to expand its geographic service base and diversify and strengthen its service mix, particularly in the specialty staffing and consulting sectors. The Company evaluates acquisition opportunities using an acquisition profile that includes such factors as market location, market share, services complementary to the Company's existing service offerings, strength of management and cultural fit of management with the Company's decentralized, entrepreneurial environment. The Company is positioned to build on its solid reputation as a successful consolidator in the industry with the improved, more permanent capitalization resulting from the completion in November 1997 of the Notes Offering and the Units Offering, additional borrowing capacity under the New Credit Facility and the ability to use the Company's publicly traded common stock to fund all or part of acquisition costs. Management believes that as the Company grows through acquisitions, it improves its ability to secure larger contracts.

     o Increase Operating Efficiency. In connection with its strategies for internal and external growth, the Company believes that its efficient back office operations will allow it to increase its profitability by adding offices, employees and acquired businesses without proportionately increasing its overhead expenses, enabling it to spread fixed costs over an increasingly larger revenue base. In addition, the Company believes that centralization of its back office functions will result in additional operating efficiencies through the elimination of redundancies and through the development of economies of scale in administering the Company's payrolling services.

Acquisitions

     The Company has acquired eight staffing services businesses since October 1995. Following an acquisition, the Company integrates the operations of the acquired company into those of the Company, in some cases into more than one of the Company's divisions. As a result, certain of the acquired companies are no longer operated on a stand-alone basis following acquisition. However, the history of the Company's acquisitions is useful in understanding its acquisition strategy. Each of the acquired companies, their markets, and the principal customers they serve, is described briefly in the table below.

   Acquired           Year     Acquisition    Revenue for      Offices          Market Served                Principal
    Company          Founded      Date        Fiscal Year      -------          -------------                Customers
    -------          -------      ----         Prior to                                                      ---------
                                              Acquisition
                                               (millions)
                                               ----------
COMFORCE               1987    October 1995       $8.2      NY, VA, TX,        Telecom                  Motorola; AT&T; Northern
   Telecom                                                  GA, NC (5                                   Telecom
   (formerly Yield                                          offices)
    TechniGlobal)..

Williams...........    1991     March 1996        $4.2      FL (1 office)      Telecom                  Reltec; Fujitsu

RRA................    1964         May          $52.0      AZ, NY,            Technical Services       Gulfstream; McDonnell
                                    1996                    NM, MO,                                     Douglas; National
                                                            SC, WA, CA,                                 Laboratories; Westinghouse
                                                            FLA
                                                            (10 offices)

Force Five.........    1993     August 1996       $7.1      TX, TN,            IT                       American Airlines; Tyson
                                                            WA, CA,                                     Foods
                                                            MO (5
                                                            offices)

AZATAR.............    1980      November         $7.1      NY (2 offices)     IT                       Xerox; Kodak
                                   1996

Continental........    1965      November         $9.9      NY, VA             Telecom                  Nynex; BellSouth
                                   1996                        (2 offices)

Rhotech............    1971      February        $85.7      WA, NC,            Technical Services and   Boeing; Microsoft; First
                                   1997                        CA, OR             IT                       Union Corporation
                                                            (9 offices)

Uniforce...........    1961      November       $142.2      NY, AL, CA,        IT, Professional         BellSouth; Sun Microsystems;
                                1997                        CO, FL, GA,        Services and Financial   Texas Instruments; State of
                                                            IL, KS, MA,        Services                 Georgia; Pfizer; Owens
                                                            MD, MI, NH,                                 Illinois
                                                            NJ, NM,
                                                            NV, NC, OK,
                                                            OR, PA, TN,
                                                            TX, VA, WA
                                                            (21 company-
                                                            owned and 31
                                                            licensed
                                                            offices)


     Management believes that acquired businesses can be integrated into the Company at low incremental costs, enabling it to spread fixed costs over an increasingly larger revenue base. The Company generally attempts to retain the management of acquired companies. In cases in which the seller remains with the Company as part of the management team, the Company seeks, where possible, to pay a portion of the purchase price in stock to provide further incentives to management through ownership in the Company. In the past, following an acquisition, the Company has generally marketed the services of the acquired company under the "COMFORCE" name, but has sometimes retained the former marketing identities of its acquired companies during a transition period. However, the Company contemplates that the Uniforce name will continue to be used following the Uniforce Acquisition.

     The Company currently expects that it will incur a restructuring charge in the fourth quarter of 1997, in connection with certain potential severance and other costs related to the integration of COMFORCE and Uniforce. Management currently believes that such restructuring charge will be approximately $2.0 million; however, no assurance can be given that any such charge, if incurred, will not exceed such amount.

     The Company believes that there exist a substantial number of potentially attractive acquisition opportunities in the staffing services industry. The Company from time to time enters into discussions and non-binding letters of intent which may lead to potential acquisitions but no assurance can be given that future acquisitions will be consummated.

Services

     The Company provides a wide range of staffing, consulting and outsourcing services, as well as financial and other support services. The Company's extensive proprietary database and national presence enable it to draw from a wealth of resources to link highly-trained computer, telecommunications and other professionals, as well as clerical personnel, with businesses that need highly skilled labor. The Company's services are designed to give its customers maximum flexibility and maximum choice. The Company's professionals are available on a short-term or long-term basis. The Company's services permit businesses to increase the volume of their work without increasing fixed overhead and permanent personnel costs.

     The  Company  operates  through  four   divisions-Information   Technology,
Telecom, Staffing Services and Financial Services. A description of the types of services provided by each division follows.

Information Technology

     The Company's IT division recruits and trains employees who provide staffing for specific projects requiring highly specialized skills such as applications programming and development, client/server development, systems software architecture and design, systems engineering and systems integration. In addition, in the IT sector, the Company provides non-recruited payrolling services to certain customers. These services consist of acting as the employer for workers identified by the customer, preparing payrolls, withholding taxes and tracking hours and vacation and sick days. In addition, these employees participate in the Company's benefit programs rather than those of the customer. In many cases, when employees for whom the Company provides non-recruited payrolling services terminate their employment, the Company's customers seek its assistance in recruiting the replacements for these workers.

     The employees of the Company's IT division act as consultants, programmers, systems analysts, project managers, application development and maintenance data base administrators, network specialists, software engineers and technical writers. The IT division accounted for $117.9 million, or 31.1%, of the Company's pro forma net sales during the twelve-month period ended September 30, 1997, of which $83.8 million consisted of recruited services and $34.1 million consisted of non-recruited payrolling services. The Company expects that revenues contributed by the IT division will continue to increase as a percentage of its total revenues.

Telecom

     The Company's Telecom division recruits and trains employees who provide services ranging from basic equipment installation to sophisticated engineering skills, typically in support of telecommunications network expansion or modernization programs. The Company provides skilled personnel who are involved in planning, designing, engineering, installation and maintenance of wireline and wireless communication systems development, satellite and earth station deployment, network management and plant modernization. The Telecom division accounted for $31.2 million, or 8.2%, of the Company's pro forma net sales during the twelve-month period ended September 30, 1997.

Staffing Services

     Technical Services. The Technical Services portion of the Company's Staffing Services division recruits employees who offer both manufacturing and engineering support on research and development and product design projects. The Company also provides non-recruited payrolling services to certain Technical Services customers. The Company provides staffing for national laboratory research in such areas as environmental safety, alternative energy source development and laser technology, and provides highly-skilled labor meeting diverse commercial needs in the avionics and aerospace, architectural, automotive, energy and power, pharmaceutical, marine and petrochemical fields. The Technical Staffing Services portion of the Staffing Services division accounted for $108.5 million, or

28.6%, of the Company's pro forma net sales during the twelve-month period ended September 30, 1997, of which $78.5 million consisted of recruited services and $30.0 million consisted of non-recruited payrolling services.

     Professional Services. The Company provides highly specialized professional chemists, biologists, engineers, laboratory instrumentation operators, technicians and others to companies involved in pharmaceutical, environmental, biotech and processing businesses. The Company also recruits and trains skilled clerical personnel who provide various more traditional services for medical, legal and accounting professionals. The Company provides experienced, highly skilled medical office support staffers, such as billers/accounting clerks, claims processors and coding specialists, medical secretaries, transcriptionists and medical records personnel for today's highly sophisticated health care industry. Legal staffers serve as legal secretaries/ typists, paralegals, law clerks, librarians and in other law-related areas. In addition, the Company provides contingent staffers for general accounting services and other finance-related tasks, such as bookkeeping, recordkeeping and credit and collection, as well as for general and automated office services. The Professional Services portion of the Staffing Services division accounted for $59.8 million or 15.8%, of the Company's pro forma net sales during the twelve-month period ended September 30, 1997, of which $47.5 million was attributable to Licensees. See "-Licensed Offices."

Financial Services

     The Company offers contingent staff payroll financing and/or total back office administrative services for agreed-upon fees to approximately 100 independent staffing and consulting firms. The Company's back office services include preparation of various management reports and analysis, payment of all federal, state and local payroll taxes and preparation and filing of quarterly and annual payroll tax returns for the contingent personnel placed by independently owned and operated staffing and consulting firms. Contingent personnel placed by such independent staffing and consulting firms remain employees of such firms. Customized paychecks and invoices are provided to the clients of such firms in the name of such firms. Clients of such firms remit payment directly to the Company, which is the owner of the receivables from such clients. Each independent staffing and consulting firm that uses the Company's financial services is responsible for collection of the accounts receivable generated by it. The amount of any account receivable which is not collected within a specified period after billing is charged back by the Company to such firm.

     Through Uniforce's Pro Unlimited division, the Company also provides confidential consulting and conversion services to companies that require assistance in complying with regulations regarding the use of independent contractors, returning retirees and consultants. The Company offers client companies consulting services incorporating a proprietary liability and risk scoring system to assess the likelihood of a client's independent contractor being reclassified as an employee by a governmental authority. If appropriate, the Company may become the employer of some or all of the workers of these clients and, in such cases, will provide various services for these employees, including preparing payrolls, withholding taxes and tracking hours and vacation and sick days.

     The Company's Financial Services division accounted for $61.9 million, or 16.3%, of the Company's pro forma net sales during the twelve-month period ended September 30, 1997.

Staffing Solutions

     The Company offers its customers various staffing alternatives to meet its clients' diverse needs, including Project Support, Vendor-on-Premises,
RightSourcing(sm) and Needs Analysis, as well as the services provided by the Company's Financial Services division. In addition, the Company is currently developing a telecommuting service, COMFORCE Homework(sm), to offer its customers even greater flexibility.

Project Support

     The Company contracts with its Project Support customers to provide staffing for specific projects requiring highly specialized skills such as applications programming and development, client/server development, systems


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software  architecture and design,  systems engineering and systems integration.
Generally, project staffing involves the commitment of a team of employees who remain at the site until a project is completed. However, the Company helps its customers complete their development projects by providing both short-term and long-term staffing. The Company has the resources and experience to plan and manage a project from conception through completion, as well as the ability to enter a project midstream, assess its status, develop a plan and successfully complete the project.

Vendor-on-Premises

     Through its Vendor-on-Premises programs, the Company coordinates personnel services by establishing an on-site office to assist in the procurement and management of the customer's workforce. The program facilitates customer use of contingent personnel and allows the customer to outsource a portion of its personnel responsibility. The Company designs and implements customized programs that can include services such as specialized testing, drug screening, selection and monitoring of secondary staffing vendors, enforcement of the customer's quality standards, and orientation of the workforce. The program can also provide permanent, full-time placement services through traditional staff selection and recruiting services.

RightSourcing(sm)

     Through  the   RightSourcing(sm)   programs,   the  Company  evaluates  the
performance level of a particular department, function, or project and recommends ways to increase cost-effectiveness and workforce efficiency through specific staffing strategies. The Company then tailors a program to meet specific staffing needs and established performance standards. Through the use of RightSourcing(sm) software, the customer can access information and data regarding the cost, management and productivity of its contract and permanent personnel. The RightSourcing(sm) program provides the customer with the option to transfer its workers from its payroll to the Company's payroll.

Needs Analysis

     Through its Needs Analysis service, the Company evaluates the specific objectives and requirements of a project or function and identifies needed staff positions and responsibilities. This is accomplished by the development of a work breakdown structure and other needs analysis techniques that define tasks, outputs, and interdependencies, establish task durations and milestones, and identify elements critical to the successful implementation of the function or completion of the project. The resulting staffing plan defines an organizational structure, identifies specific staff positions, numbers, responsibilities, and qualifications, defines the start and end date of each position, and indicates the employment category for each position (permanent full-time, temporary short-term, or contract). The staffing requirements can then be matched to the Company's proprietary database of more than 160,000 prospective employees.

Telecommuting Initiative

     The Company's COMFORCE Homework(sm) program is designed to provide a telecommuting alternative for highly-skilled professionals, thereby eliminating geographic barriers and allowing the Company to provide the most qualified staff for specific customer requirements. The program is also designed to provide increased flexibility by allowing part-time staff to assist more than one customer over any given time period and by reducing overhead costs to the customer. The Company's staffing, consulting and outsourcing services are particularly well suited for telecommuting due to the highly skilled nature of its employee base.

Customers

     The Company provides staffing, consulting and outsourcing solutions to over 2,300 customers including telecommunication equipment manufacturers, telecommunication service providers (wireline and wireless), computer software and hardware manufacturers, aerospace and avionics firms, utilities, national laboratories engaged in such areas as environmental safety research and development of alternative energy sources and laser technology,


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pharmaceuticals   companies,   cosmetics  companies,   health  care  facilities,
educational institutions and accounting firms. Many of the Company's customers are Fortune 500 companies and other large organizations.

     The Company believes that its large customer base provides it with attractive opportunities for further marketing and cross-selling of its staffing solutions capabilities. In addition, the requirements of these organizations often provide opportunities for major projects that extend for multiple years or generate additional assignments.

     In certain cases, the Company's contracts with its customers provide that the Company will have the first opportunity to supply the personnel required by that customer. Other staffing companies not under contract with the customer are then offered the opportunity to supply personnel only if the Company is unable to meet the customer's requirements.

     Customers of the Company's IT division generally obtain the Company's services on a contract and purchase order basis and are invoiced weekly or bi-weekly. Customers of the Telecom division typically operate on a purchase order basis and are invoiced weekly. Technical Services' customers generally obtain the Company's services on a long-term contract basis and typically are invoiced weekly. Professional Services' customers typically operate on a purchase order basis and typically are invoiced weekly. Customers of Financial Services generally obtain the Company's services on a long-term contract basis and typically are invoiced weekly.

     One customer accounted for 19% of COMFORCE's 1996 historical net sales. In 1995, three customers accounted for 17.3%, 12.6% and 10.1%, respectively, of COMFORCE's historical net sales. On a pro forma combined basis, no customer accounted for more than 10% of the Company's net sales during 1996 or 1995.

Sales and Marketing

     The Company services its customers through a network of 55 company-owned and 31 licensed branch offices located in 26 states across the United States and its corporate headquarters located in Lake Success, New York. The Company's sales and marketing strategy is focused on expanding its business with existing customers through cross-selling and establishing relationships with new customers. The strategy focuses on national accounts that are primarily serviced on a local level through its branch locations.

     The national accounts, as well as local accounts serviced by the Company, are targeted by account managers at the branch offices, permitting the Company to capitalize on the local expertise and established relationships of its branch office employees. Such accounts are solicited through personal sales presentations, telephone marketing, direct mail solicitation, referrals from customers, and advertising in a variety of local and national media including the Yellow Pages, magazines, newspapers, trade publications and through the Company's home page on the World Wide Web. The Company also sponsors public relations activities designed to enhance public recognition of the Company and its services. Local employees are encouraged to be active in civic organizations and industry trade groups to facilitate the development of new customer relationships.

     Although the Company has no offices outside the United States, its domestic sales and marketing personnel have served customers whose staffing needs extend to countries on six of the seven continents. The Company's international and national sales and marketing effort is and will continue to be coordinated by management at the corporate level, enabling the Company to develop a consistent, focused strategy to pursue national and international account opportunities. This strategy allows the Company to capitalize on the desire of national and international customers to work with a limited number of preferred vendors for their staffing requirements. As larger customers consolidate their purchasing of staffing and consulting services, management believes that the Company's ability to provide a full range of services to such customers will be a competitive advantage.

     In certain markets, the Company intends to cross-sell contingent staffing and consulting services. The Company has established long-term relationships with many of its customers. Most of these customers are currently serviced by only one of the Company's divisions. The Company believes that the access and goodwill from these


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existing  customer  relationships  provide  it with  significant  advantages  in marketing services to these customers in other sectors.

     In order to maximize its marketing effectiveness, the Company provides motivational training to empower its employees and instill a proactive, solution-based approach to problem solving. In addition, the Company offers additional compensation, in the form of cash and stock options, to certain of its employees as incentive to maximize their sales efforts.

Recruiting of Billable Employees

     The Company's success is dependent upon its ability to effectively and efficiently match skilled personnel with specific customer assignments. As a result of continuous recruiting efforts, the Company has established an extensive national resume database of over 160,000 prospective employees with expertise in the disciplines served by the Company. The Company continuously updates its proprietary database to reflect changes in personnel skill levels and availability. Upon receipt of assignment specifications, the Company searches the database to identify suitable personnel. Once an employee's skills are matched to the specifications, the Company considers other selection criteria such as interpersonal skills, availability and geographic preferences to ensure there is a proper fit between personnel and the assignment being staffed. The Company's resume database can be searched by a number of different criteria, including specific skills or qualifications. The database is protected by multilevel security systems and by limiting access so that only Company employees having a need to do so can access the database and then can only access the particular portions of the database appropriate to their needs.

     To identify qualified personnel for inclusion in its proprietary database, the Company solicits referrals from its existing personnel and customers and places advertisements in local newspapers, trade magazines and on the Company's home page on the World Wide Web. As competition for the limited number of qualified personnel with certain "specialty" skills intensifies, the Company intends to enhance its recruiting practices to attract personnel in areas of high demand.

     The Company makes various training opportunities available to its employees. The Company has on staff a software engineer who trains the Company's billable and staff personnel in various software languages and techniques. The Company also frequently agrees to bear a portion of the training costs for training contingent personnel in a particular IT discipline needed by a client. In addition, the Company currently intends to enhance its IT training capacity by providing online training through the Internet. The Company also maintains a training facility in Dallas, Texas, where Telecom staffers are trained to install and test telecommunications equipment. The Company also provides a telephone hot line to assist its clerical employees with software problems or questions.

     The Company believes it has a competitive advantage in attracting and retaining specialty staffing and consulting personnel as it provides assignments with high-profile customers that make use of advanced technology and offer the employees the opportunity to obtain additional experience that can enhance their skills and overall marketability. The Company also offers flexible schedules, wages and, depending on the contract or assignment, paid holidays, vacation, and certain benefit plan opportunities to attract and retain qualified personnel. In addition, the Company offers its billable employees a wide range of choices for custom designing a benefit package specific to each employee's needs and an opportunity for immediate participation in the Company's 401(k) savings plan. The Company also offers health insurance benefits to its billable employees at their cost through a national trade association to which the Company belongs.

Competition

     The contingent staffing and consulting industry is very competitive and fragmented. There are relatively limited barriers to entry, particularly in the more traditional sectors of the industry, and new competitors frequently enter the market. The Company's competitors vary depending on geographic region and the nature of the service(s) being provided. The Company faces substantial competition from both larger firms possessing substantially greater


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financial,  technical  and  marketing  resources  than the Company and  smaller, regional firms with a strong presence in their respective local markets. Large national firms that offer specialty staffing and consulting services include
AccuStaff  Incorporated,   Corestaff,  Inc.,  Butler  International,  Inc.,  CDI
Corporation and TAD Technical Services. The Professional Services portion of the
Company's   Staffing   Services   division  also  competes  with  such  national
supplemental staffing firms as Kelly Services, Inc., Olsten Corporation, Manpower, Inc. and Adia Services, Inc. Local firms are typically operator-owned, and each market generally has one or more significant competitors. The Company believes that as it grows and expands geographically, it may compete with additional national, regional and local service providers.

     Management believes that the availability and quality of candidates, the effective monitoring of job performance, scope of geographic service and the price of service are the principal elements of competition. The availability of quality contingent personnel is an especially important facet of competition. In order to attract staffing candidates, the Company places emphasis upon its ability to provide long-term placement opportunities, competitive compensation, quality and varied assignments, and scheduling flexibility. The Company believes its ability to compete also depends in part on a number of competitive factors outside its control, including the ability of its competitors to hire, retain and motivate skilled technical and management personnel and the extent of its competitors' responsiveness to customer needs. Additionally, in certain markets the Company has experienced significant pricing pressure from some of its competitors. Although the Company believes it competes favorably with respect to these factors, it expects competition to increase, and there can be no assurance that the Company will remain competitive.

Employees

     The Company currently employs approximately 450 full-time staff employees and has approximately 7,800 billable employees on assignment. In addition to employees on assignment, the Company maintains a proprietary database of over 160,000 prospective employees with expertise in the disciplines served by the Company. Billable employees are employed by the Company on an as-needed basis dependent on customer demand and are paid only for time they actually work. Non-billable administrative personnel provide management, sales and marketing and other services in support of the Company's staffing services.

     For its non-billable employees, the Company offers a package of benefits which it believes to be competitive, including vacation and holiday pay and a 401(k) plan. All employees are covered by workers' compensation and general liability insurance. The Company is responsible for and pays the employer's share of Social Security taxes (FICA), federal and state unemployment taxes, workers' compensation insurance and other costs for all employees. The Company also offers its billable employees the benefits described under "- Recruiting of Billable Employees."

Intellectual Property

     The Company has applications pending with the Patent and Trademark Office for federal registration of the service marks "COMFORCE" and RightSourcing for job placement services for staffing personnel and permanent employees and telecommunications and computer consultation services and the service mark COMFORCE Homework for intent to use for job placement services for placing personnel from traditional work environments into a home environment. Uniforce holds United States service mark registrations for the name "Uniforce(R)" (with logo design), for the names of certain of Uniforce's business units and for various marketing slogans. Uniforce also holds, or has applied for, United States trademark registrations for the names of various programs and systems it has developed. It also has certain service mark registrations in New York, the United Kingdom, Brazil and Mexico.

Licensed Offices

     Uniforce has granted licenses to operate Uniforce offices. The most recent license for a new office was granted in July 1992. It is contemplated that licensees will continue to operate their businesses following the Uniforce Acquisition under the terms of the licensing agreements entered into with Uniforce. Licensees have the exclusive right to open and maintain one or more offices within a designated territory, using the Uniforce(R) name and service marks,


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and the "Uniforce System," consisting of marketing programs,  operating methods, forms, advertising and promotional materials. Uniforce-owned branch offices and licensed offices are generally not operated in the same territory, although it is contemplated that certain existing COMFORCE offices which operate in the same territory as Uniforce licensees will continue to operate under the COMFORCE name.

     Licensees recruit contingent personnel and promote their services to both existing and new clients obtained through the licensees' marketing efforts. Performance of the contingent personnel and overall service quality is the direct responsibility of licensees. As licensees are ultimately responsible for the collection of accounts receivable, they must conform to strict credit and collection practices structured by Uniforce.

     The Company and the licensees share the gross profits from each licensed office. While licensing agreements have a perpetual term, the Company may terminate a license for material breach by a licensee or for other significant good cause as prescribed in the licensing agreements. In addition, at any time after a period specified in the licensing agreement (generally 18 months, but five to ten years in certain cases), a licensee may surrender its license and withdraw from the contingent staffing business in the territory or, upon payment to the Company of an amount based on a predetermined formula, assume and continue the operation of the business independently of the Company, Uniforce, the Uniforce name and the Uniforce System. If a licensee exercises this option, Uniforce may then license a new office or operate a Company-owned office under the Uniforce name in the territory.

Regulations

     Contingent staffing and consulting services firms are generally subject to one or more of the following types of government regulation: (i) registration of the employer/employees; (ii) licensing, record keeping and recording requirements; and (iii) substantive limitations on operations. Contingent staffing and consulting firms are the legal employers of their workers. Therefore, the Company is governed by laws regulating the employer/employee relationship, such as tax withholding or reporting, social security or retirement, antidiscrimination and workers' compensation. In addition, the sale of franchises or licenses is subject to regulation, both by the Federal Trade Commission and a number of states. See "-Licensed Offices."

Properties

     The Company leases its corporate headquarters as well as its 33 branch offices. Uniforce leases its headquarters office, a regional office and its 21 branch offices. These leases are for office space ranging in size from approximately 150 square feet to approximately 23,500 square feet, in the case of Uniforce's headquarters office, and have remaining lease terms of from less than one year to four years with the exception of the lease for Uniforce's headquarters office which extends to 2006. The Company owns no real estate, except for an approximately 700 square foot condominium owned by Uniforce. Licensees are responsible for securing their own facilities, which are not included in this discussion.

     The Company believes that its facilities are adequate for its present and reasonably anticipated future business requirements, except to the extent of future acquisitions of existing businesses. In the case of such acquisitions, the Company expects to assume the leases of businesses acquired or, to the extent possible, consolidate such operations with existing offices. The Company does not anticipate difficulty locating additional facilities, if needed.

Legal Proceedings

     In January 1997, Austin A. Iodice, who served as the Company's Chief Executive Officer, President and Vice Chairman while the Company was engaged in the jewelry business, and Anthony Giglio, who performed the functions of the Company's Chief Operating Officer while the Company was engaged in the jewelry business, filed separate suits against the Company in the Connecticut Superior Court alleging that the Company had breached the terms of management agreements entered into with them by failing to honor options to purchase Common Stock


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awarded to them in connection with the management of the jewelry  business under the terms of such management agreements and the Company's Long-Term Stock Investment Plan. The suits allege that the plaintiffs are entitled to an unspecified amount of damages. The Company believes that the option to purchase 370,419 shares granted to Mr. Iodice (through Nitsua, Ltd., a corporation wholly-owned by him) and the option to purchase 185,210 shares granted to Mr. Giglio, each having an exercise price of $1.125 per share, expired in 1996, three months after Messrs. Giglio and Iodice ceased to be employed by the Company. Messrs. Giglio and Iodice maintain that they were agents and not employees of the Company and that the options continue to be exercisable. In March 1997, the Company filed motions to dismiss each of these suits on jurisdictional grounds and the court scheduled hearings on these motions. In December 1997, the Company elected to withdraw these motions and is currently preparing its answer to the complaints. The Company intends to vigorously defend these suits.

     In a case filed in U.S. District Court, Central District of California, against Rhotech and Technical Staff Associates, Inc. ("TSA"), which was acquired by Rhotech in 1992, TSA's former insurance carrier has alleged that TSA and Rhotech are obligated to repay to it approximately $1.6 million that it was required to pay in connection with an injury and death that occurred in November 1992 to a temporary employee of TSA. The action has been referred to Rhotech's insurance carrier, which is defending it with a reservation of rights. Rhotech has been granted summary judgment with respect to all claims made in the action, which judgment is the subject of an appeal by the plaintiff. Management believes that the case is without substantial merit and intends to vigorously defend it.

     The Company is a party to routine contract and employment-related litigation matters in the ordinary course of its business. No such pending matters, individually or in the aggregate, if adversely determined, are believed by management to be material to the business, results of operations or financial condition of the Company. The Company maintains general liability insurance, property insurance, automobile insurance, employee benefit liability insurance, owner's and contractor's protective insurance and exporter's foreign operations insurance with coverage of $1 million on a per claim basis and $2 million aggregate (with $3 million umbrella coverage). The Company insures against workers' compensation in amounts required under applicable state law and in the amount of $500,000 in the case of foreign workers. The Company also maintains fidelity insurance in the amount of $25,000 per claim and directors' and officers' liability insurance in the amount of $2 million. The Company is presently soliciting quotations to obtain errors and omissions coverage.

Discontinued Operations

History of Discontinued Operations

     From 1985 until September 1995, the Company, under the name The Lori Corporation, was engaged in the business of designing and distributing fashion jewelry (referred to as "Lori" as the context may require). Prior thereto, under the names American Photocopy Equipment Company and APECO Corporation, the Company engaged in various business activities, including the manufacture of photocopy machines. The Company's current management was not involved in the operation of any of these discontinued businesses.

     Due to continuing losses in the jewelry business and the erosion of the markets for its products, in September 1995, Lori adopted a plan to discontinue the jewelry business and determined to seek to enter into another line of business. In June 1995, Lori contracted with current management to direct its entry into the technical staffing business. On October 17, 1995, Lori acquired all of the capital stock of Spectrum Global Services, Inc. (formerly d/b/a YIELD Global and subsequently renamed COMFORCE Telecom, Inc.). In addition, in connection with its new business direction, Lori changed its name to COMFORCE Corporation. At the time of the acquisition, COMFORCE Telecom was one of several wholly-owned subsidiaries of Spectrum Information Technologies, Inc., a Delaware corporation ("Spectrum"), which had a Chapter 11 petition pending. The sale of COMFORCE Telecom, which was not a party to the Chapter 11 proceeding, was approved by the bankruptcy court in which Spectrum's bankruptcy was pending. Spectrum had acquired COMFORCE Telecom in 1993.


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     In conjunction with the COMFORCE Telecom acquisition, the Company and ARTRA
GROUP Incorporated,  then the Company's majority stockholder ("ARTRA"),  entered
into  an  Assumption   Agreement  as  of  October  17,  1995  (the   "Assumption
Agreement"). Under the Assumption Agreement, ARTRA agreed to pay and discharge substantially all of the then existing liabilities and obligations of the Company, including indebtedness, corporate guarantees, accounts payable and environmental liabilities. ARTRA also agreed to assume responsibility for all liabilities of the jewelry business from and after October 17, 1995, and applied the proceeds of the sale thereof to pay creditors. On April 12, 1996, ARTRA sold the business and certain of the assets of the Company's Lawrence Jewelry Company subsidiary ("Lawrence") for a selling price of $252,000 plus certain proceeds subsequently realized from the sale of existing inventory, which proceeds were applied to pay creditors of Lawrence or deposited in an escrow account to be applied for such purpose. ARTRA has advised the Company that none of the proceeds from the sale would remain following the payment of such creditors.

Environmental Matters

     Prior to its entry into the jewelry business in 1985, the Company operated in excess of 20 manufacturing facilities for the production of, inter alia, photocopy machines, photographic chemicals and paper coating. These operations were sold or discontinued in the late 1970s and early 1980s. Certain of these facilities may have used and/or generated hazardous materials and may have disposed of the hazardous substances, particularly before the enactment of laws governing the safe disposal of hazardous substances, at an indeterminable number of sites. Although the controlling stockholders and current management had no involvement in such prior manufacturing operations, the Company could be held to be responsible for clean-up costs if any hazardous substances were deposited at these manufacturing sites, or at off-site waste disposal locations, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), or under other Federal or state environmental laws now or hereafter enacted. However, except for the Gary, Indiana site described below, the Company has not been notified by the Federal Environmental Protection Agency (the "EPA") that it is a potentially responsible party for, nor is the Company aware of having disposed of hazardous substances at, any site.

     In December 1994, the Company was notified by the EPA that it was a potentially responsible party under CERCLA for the disposal of hazardous substances at a site in Gary, Indiana. The alleged disposal occurred in the mid-1970s at a time when the Company conducted operations as APECO Corporation. In this connection, in December 1994, the Company was named as one of approximately 80 defendants in a case brought in the United States District Court for the Northern District of Indiana by a group of 14 potentially responsible parties who agreed in a consent order entered into with the EPA to clean up this site. In October 1997, ARTRA entered into a settlement agreement with all of the plaintiffs to settle the case for a cash payment of $50,000. Under the terms of this settlement agreement, the Company was dismissed as a defendant in the case and released and discharged from any liability in connection with this matter.

                                THE TRANSACTIONS

     On August 13, 1997, COMFORCE , Uniforce and COMFORCE Columbus, Inc., a wholly owned subsidiary of COMFORCE ("Subsidiary") executed an Agreement and Plan of Merger (the "Merger Agreement") which provided for the Uniforce Acquisition. Pursuant to the Merger Agreement, COMFORCE caused Subsidiary to commence a tender offer (the "Tender Offer") to acquire all of the outstanding Uniforce Common Stock for a per share price of $28 in cash and 0.5217 shares of COMFORCE Common Stock (collectively the "Per Share Consideration").

     On November 26, 1997, following the close of the Tender Offer at midnight on November 25, 1997, the Company accepted all 2,931,741 shares of Uniforce Common Stock (representing approximately 96.5% of the issued and outstanding shares of Uniforce Common Stock) that had been tendered in the Tender Offer. On December 3, 1997, the Company completed the merger of Uniforce and the Subsidiary (the "Merger"), and made available for payment to the holders of the remaining 106,802 shares of Uniforce Common Stock (who did not tender their stock) cash and stock equal in amount to the Per Share Consideration. In addition, as required under the Merger Agreement, the Company made available for payment to the holders of options to purchase an additional 370,010 shares of Uniforce Common Stock cash in an amount equal to the difference between (i) $32.00 per share and (ii) the per share exercise price of each such option.

     Accordingly, subject to any Uniforce shareholder subsequently exercising statutory appraisal rights, the total consideration paid by the Company to acquire Uniforce was $93.6 million in cash and 1,585,000 shares of its Common Stock. In addition, the Company estimates that it will incur an additional $8.5 million in fees, commissions and expenses in connection with the Tender Offer and Merger and related financing and other transactions in connection therewith.

     A portion of the net proceeds of the Notes Offering were used to pay the cash portion of the Per Share Consideration. The remaining net proceeds of the sale of the Old Notes, the net proceeds of the sale of the Old Senior Debentures and approximately $37.0 million of borrowings under the New Credit Facility were used in the Refinancing to repay in full the Prior Credit Facility and the Uniforce Credit Facility.

                                   MANAGEMENT

Executive Officers, Key Employees and Directors

     The following table sets forth certain information concerning each individual who currently serves as an executive officer, key employee or director of the Company, including such person's business experience during at least the past five years, positions held with each of COI and the Company and certain directorships held by such person. Each director holds office until the next annual meeting of the stockholders and until his successor has been duly elected and qualified.

Name                                               Age           Position
----                                               ---           --------
Executive Officers/Employee Directors
James L. Paterek................................    35      Chairman of the Board
Christopher P. Franco...........................    38      Chief Executive Officer and Director
Michael Ferrentino..............................    35      President and Director
Paul J. Grillo..................................    45      Vice President-Finance and Chief Financial Officer
Andrew Reiben...................................    32      Director of Finance and Chief Accounting Officer
Malcolm High....................................    45      Corporate Controller
Other Key Employees
John Fanning....................................    66      President of COMFORCE Financial Services Division
Rosemary Maniscalco.............................    56      President of COMFORCE Professional Staffing Services;
                                                            Acting President of COMFORCE Information Technologies
Stanley Rashkin.................................    44      President of COMFORCE Technical Staffing Services
Bruce Astrom....................................    47      President of COMFORCE Telecom
Non-Employee Directors
Michael Madden..................................    48      Vice Chairman
Richard Barber..................................    38      Director
Keith Goldberg..................................    34      Director
Dr. Glen Miller.................................    61      Director
Marc Werner.....................................    40      Director

Executive Officers

     James L. Paterek has served as Chairman of the Board of COI since its formation in October 1997 and of the Company since February 1997, having previously served as consultant to the Company since December 1995. Mr. Paterek was a founder of Yield TechniGlobal which was purchased by Spectrum Global Services, Inc. (following its acquisition by the Company, renamed COMFORCE Telecom Inc. ("COMFORCE Telecom")) and he served as COMFORCE Telecom's President from 1987 to 1995.

     Christopher P. Franco has served as the Chief Executive Officer and a Director of COI since its formation in October 1997 and of the Company since February 1997, having previously served as Executive Vice President of the Company since December 1995. In addition, Mr. Franco has served as Secretary of the Company since December 1995. From 1993 to 1995, Mr. Franco served as Vice President and General Counsel of Spectrum Information Technologies, Inc. (wireless transmissions, telecommunications and franchiser of computer stores). From 1985 to 1993, Mr. Franco practiced law, principally in the field of corporate securities, with the law firms of Fulbright & Jaworski (Houston), Cummings & Lockwood (Hartford) and Kelley Drye & Warren (New York).

     Michael Ferrentino has served as the President and a Director of COI since its formation in October 1997 and of the Company since December 1995. Mr.
Ferrentino was a founder of COMFORCE Telecom, and he served as COMFORCE Telecom's Vice President from 1987 to 1993 and as its Executive Vice President from 1993 to 1995. From 1984 through 1987, he was employed by Dun & Bradstreet.

     Paul J. Grillo has served as Vice President-Finance and Chief Financial Officer of COI since its formation in October 1997 and of the Company since July 1996. From July 1991 to July 1996, Mr. Grillo provided business planning and acquisition advisory services to a number of industries including telecommunications, contract services, manufacturing, publishing and real estate management. From April 1980 to June 1991, Mr. Grillo served as Senior Vice President-Finance, Treasurer and Chief Financial Officer of Butler Service Group, Inc., an international contract technical staffing services company. Mr. Grillo is a certified public accountant.

     Andrew Reiben has served as Chief Accounting Officer of COI since its formation in October 1997 and of the Company since February 1996 and as Director of Finance of the Company since April 1997. From 1993 to February 1996, Mr. Reiben served as Controller of Daystar Robinson, a C.H. Robinson company (New
York). From 1989 to 1993, Mr. Reiben was a Senior Accountant with Coopers & Lybrand LLP (New York), a certified public accounting firm. Mr. Reiben is a certified public accountant.

     Malcolm High has served as the Corporate Controller of COI since its formation in October 1997 and of the Company since April 1997. Prior thereto, from 1985 to April 1997, Mr. High held various positions with TAD Resources International, Inc. (staffing services), including Vice President (1991 to April
1997), Corporate Controller (1989 to April 1997) and Assistant Corporate Controller (1985 to 1989). He is an associate member of the Chartered Institute of Management Accountants (ACMA) of the United Kingdom.

     At the time of its acquisition in October 1995, Spectrum Global Services, Inc. ("Spectrum Global"), now known as COMFORCE Telecom, was one of several wholly-owned subsidiaries of Spectrum Information Technologies, Inc., a Delaware corporation ("Spectrum"), which had filed a Chapter 11 petition in January 1995. Spectrum Global was not a party to the Chapter 11 proceeding. At the time of the filing of this petition by Spectrum, Mr. Franco served as a Vice President of Spectrum. In addition, at the time of the filing of this petition, Mr. Paterek served as the President of Spectrum Global, and he had previously served as a director of Spectrum (from 1993 to 1994). However, Messrs. Franco and Paterek were neither involved in the decision to file the petition nor aware that the petition had been filed until it had been publicly announced. Spectrum had acquired Spectrum Global (then known as Yield TechniGlobal) from its founders, Messrs. Paterek and Ferrentino, in 1993. See "Business-Discontinued Operations."

Other Key Employees

     John Fanning, founder of Uniforce, served as President and a director of Uniforce from 1961, the year in which Uniforce's first office was opened, until November 1997. Mr. Fanning entered the employment field in 1954, when he founded the Fanning Personnel Agency, Inc., his interest in which he sold in 1967 to devote his efforts solely to Uniforce's operations. He also founded and served as the first president of the Association of Personnel Agencies of New York. In November 1997, Mr. Fanning became President of COMFORCE Financial Services Division.

     Rosemary Maniscalco joined Uniforce as Sales and Marketing Coordinator in December 1981. In June 1982, her duties were expanded to include direction of Uniforce's license marketing efforts, as well as the development of marketing concepts. In 1983, she was appointed the Uniforce's Director of Corporate Development, in May 1984, she was elected Executive Vice President and in June 1992, she was designated Chief Operating Officer. She served in that position until November 1997. In November 1997, she became President of COMFORCE
Professional Staffing Services Division and Acting President of COMFORCE Information Technologies Division.

     Stanley Rashkin has served as President of the Company's subsidiary, COMFORCE Technical Services, since May 1996, following the Company's acquisition of DataTech, RRA, and Project Staffing Support Team. During the four years prior to May 1996, Mr. Rashkin served as President of DataTech, and Project Staffing Support Team, a technical staffing and consulting services business.

     Bruce Astrom has served as President, and prior thereto, Senior Vice President, of the Company's COMFORCE Telecom subsidiary since May 1996. From 1982 to 1996, Mr. Astrom was employed by Butler International, most recently as Vice President of Butler Telecom, an international telecommunications staffing and specialty services provider.

Non-Employee Directors

     Michael Madden has served as Vice Chairman of COI since its formation in October 1997 and of the Company since September 15, 1997 and is a member of the Finance Committee of the Board. He has served as Chairman of Hanover Capital L.L.C. (merchant banking) since July 1996 and as a Director of FM Properties, Inc. (real estate investments) since 1991. From 1994 to 1995, Mr. Madden served as a Vice Chairman and member of the Executive Committee of the Board of Directors of PaineWebber Incorporated (investment banking), having previously headed the transition team to integrate Kidder Peabody & Co. (investment banking) into PaineWebber Incorporated following their 1994 merger. Mr. Madden held various positions with Kidder Peabody & Co. from 1973 to 1989 and from 1993 to 1994, most recently as Executive Vice President responsible for Global
Origination. He previously served as Senior Managing Director and co-head of Worldwide Investment Banking (1989 to 1993) and a Director (1990 to 1993) of Lehman Brothers (investment banking).

     Richard Barber has served as a Director of COI since its formation in October 1997 and of the Company since December 1995 and is a member of the Audit Committee of the Board. He is a partner at L.H. Frishkoff & Company, a certified public accounting firm. Mr. Barber is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants and has served as a committee member of the New York State Real Estate Accounting Committee.

     Keith Goldberg has served as a Director of COI since its formation in October 1997 and of the Company since December 1995 and is a member of the Compensation and Stock Option Committees of the Board. He is a partner at J. Walter Thompson Advertising. Previously, he worked for BBDO Advertising as an Associate Creative Director from 1994 to 1995. From 1990 through 1994, he served as a Vice President at Young & Rubicam (advertising).

     Dr. Glen Miller has served as a Director of COI since its formation in October 1997 and of the Company since December 1995 and is a member of the Audit, Compensation and Stock Option Committees of the Board. He is a Vice President of Pacer International, a telecommunications construction company. Prior thereto, he had served as Vice President of Cybertel Network Systems and as Vice President of TeleData, both telecommunications service companies. From 1990 to 1994, Dr. Miller was responsible for strategic planning for the Harris Corporation (electronics and communications). From 1984 to 1990, he was responsible for the direction and arrangement of business activities in various markets nationwide for GTE Telecom, a telecommunications company. Dr. Miller is a retired Colonel, U.S. Air Force.

     Marc Werner has served as a Director of COI since its formation in October 1997 and of the Company since May 1997 and is a member of the Finance Committee of the Board. He is the President and Chief Executive Officer of Cornucopia Capital Advisors (financial and strategic advisory services). In addition, Mr. Werner has served as the Vice Chairman of Ameriquest Technologies, Inc. (computer products) since 1993. Prior thereto, Mr. Werner served as the President and Chief Executive Officer of Werner Financial Inc. (investment, insurance, real estate and claims management) (1995 to 1997); as the Chief Financial Officer of Werner Holdings (PA) Inc. (climbing products, extruded industrial products and financial services) (1986 to 1996); as the President and Chief Executive Officer of B-E Industries (industrial holding company) (1982 to
1986); and as Vice President and Chief Financial Officer of Borg-Erickson (bathroom scale manufacturer) (1981 to 1986). Mr. Werner is a certified public accountant.

     Mr. Madden had served as a director of Spectrum from 1993 to 1994. However, Mr. Madden was neither a director of Spectrum when it filed its petition under Chapter 11 nor in any manner involved in its decision to do so. See "Business-Discontinued Operations."

     Executive officers are appointed by the Board of Directors and serve at the pleasure of the Board. There are no family relationships among the executive officers and/or directors, nor are there any arrangements or understandings between any director or officer and another person pursuant to which he was selected as a director or officer except as may be hereinafter described.

Director Compensation and Arrangements

     Non-employee directors receive fees of $1,000 per quarter. In addition, under the Company's Long-Term Stock Investment Plan, each non-employee director is entitled to receive options to purchase 10,000 shares of Common Stock upon his initial election to the Board and, annually thereafter, options to purchase 10,000 shares upon his reelection to the Board, at an exercise price equal to the market price on the date of grant. All options granted to non-employee directors under these non-discretionary provisions of the Plan provide that the options become exercisable one year from the date of grant and terminate 10 years from the date of grant.

Executive Officer Compensation

     The following table shows all compensation paid by the Company and its subsidiaries for the fiscal years ended December 31, 1996, 1995 and 1994 to each person who has served as the chief executive officer of the Company at any time since the beginning of the last completed fiscal year and to the Company's most highly compensated executive officers who served as executive officers during the last fiscal year whose income exceeded $100,000 (the "Named Executive Officers"). No other executive officers of the Company received compensation in excess of $100,000 in 1996.

                           Summary Compensation Table

                                                                                                              Long Term Compensation
                                                                                                              ----------------------
                                                                                  Annual Compensation                 Awards
                                                                             -----------------------------    ----------------------
Name and Position                                             Year           Salary ($)          Bonus ($)        Options/SAR's (#)
-----------------                                             ----           ----------          ---------        -----------------
Christopher P. Franco, ..........................             1996             150,000                --                  112,500(2)
Chief Executive Officer                                       1995              28,846             739,264(1)                --
                                                              1994                --                  --                     --
Michael Ferrentino, .............................             1996             150,000                --                  281,250(2)
President                                                     1995              79,703             739,264(1)                --
                                                              1994                --                  --                     --

----------
(1) This amount represents the value of shares of Common Stock which the Company issued or agreed to issue in 1995 to Messrs. Franco and Ferrentino for agreeing to direct the Company's entry into the technical staffing business. Management valued the Company based on its discussions with market makers and other advisors, taking into account (i) that the business then conducted by the Company, which was discontinued during the third quarter of 1995, had a negligible value, and (ii) the value of the Company was principally related to the potential effect that a purchase of COMFORCE Telecom, if successfully concluded, would have on the market value of the Company's Common Stock. Management believes this value is a fair and appropriate value based upon the Company's financial condition as of the date the Company became obligated to issue these shares.

(2) The options shown are currently exercisable options to purchase the Company's Common Stock at an exercise price of $6.75 per share. These options were granted pursuant to a letter agreement dated June 29, 1995 and subsequently amended as of October 6, 1995.

     Option Awards. The following table sets forth information concerning options to purchase the Company's Common Stock granted to Named Executive Officers in 1996. No stock appreciation rights were awarded to either of the Named Executive Officers in 1996.

                        Option Grants in Fiscal Year 1996

                                                                                                         Potential Realizable
                                                                                                         --------------------
                                                                                                           Value at Assumed
                                                                                                           ----------------
                                                                                                           Annual Rates of
                                                                                                           ---------------
                                                                                                             Stock Price
                                                                                                             -----------
                                                                                                           Appreciation for
                                                                                                           ----------------
                                                             Individual Grants                               Option Term(2)
                                       -----------------------------------------------------------     -----------------------------
                                          Number of        % of Total
                                          Securities      Options/SARs     Exercise
                                          Underlying       Granted to       or Base
                                         Option/SARs       Employees         Price     Expiration
Name                                    Granted (#)(1)   in Fiscal Year     ($/Sh)        Date            5% ($)           10% ($)
----                                    --------------   --------------     ------        ----            ------           -------
Christopher P. Franco ...............       112,500           9.0%           $6.75       1/10/06          $477,563        $1,210,275
Michael Ferrentino ..................       281,250          22.6%           $6.75       1/10/06        $1,193,916        $3,025,620

----------

(1) The options shown are currently exercisable options granted to purchase the Company's Common Stock at an exercise price of $6.75 per share. These options were granted pursuant to a letter agreement dated June 29, 1995 and subsequently amended as of October 6, 1995. These options terminate on January 10, 2006.

(2) The potential realizable value shown is calculated based upon appreciation of the Common Stock issuable under options, calculated over the full term of the options assuming 5% and 10% annual appreciation in the value of the Company's Common Stock from the date of grant, net of the exercise price of the options.

     Option Values. The following table sets forth information concerning the aggregate number and values of options held by Named Executive Officers as of December 31, 1996. Neither of the Named Executive Officers hold stock appreciation rights and neither of the Named Executive Officers exercised any options in 1996.

                 Aggregated Option Exercises in Last Fiscal Year
                            and FY-End Option Values

                                                        Number of Securities           Value of Unexercised
                                                       Underlying Unexercised              In-the-Money
                                                             Options at                     Options at
                                                         Fiscal Year End (#)            Fiscal Year End ($)
                                                            Exercisable/                   Exercisable/
Name                                                        Unexercisable                  Unexercisable
----                                                        -------------                  -------------
Christopher P. Franco...............................          112,500/0                     $843,750/0
Michael Ferrentino..................................          281,250/0                    $2,109,375/0

----------
(1) This information is presented as of December 31, 1996. See Note 1 to the "Option Grants in Fiscal Year 1996" table and the notes to the "Summary Compensation Table" for a description of the terms of the options listed in this table.

Employment Agreements

     COMFORCE Employees

     The Company entered into employment agreements with all of its executive officers and with the Presidents of its Telecom and Technical Services subsidiaries. In most cases, these agreements are for a term of two years and are terminable by the Company only for "just cause." "Just cause" includes the employee's consistent failure to follow written policies or directions, wrongful conduct which has or is expected to have a material adverse effect on the Company, material violations of the employment agreement and disruption of a harmonious work environment, except that, following a change in control of the Company, the term "just cause" is generally limited in application to criminal acts. Under these agreements, Christopher P. Franco, the Chief Executive Officer of the Company, Michael Ferrentino, the President of the Company, and James L. Paterek, the Chairman of the Company, are entitled to annual compensation of $150,000, $150,000 and $208,000, respectively, plus such bonuses as are awarded by the Board, and each is entitled to participate in the Company's normal benefit programs. If the Company terminates an agreement, the employee shall be entitled to receive full compensation and to continue to participate in the Company's benefit programs for the greater of one year or the balance of the term of the agreement, payable in full at the time of termination. Each agreement contains customary confidentiality, non-disclosure and employee non-solicitation provisions. The agreements with Messrs. Franco and Ferrentino terminate in December 1997, and the parties are presently negotiating renewals of these agreements.

     Uniforce Employees

     John Fanning and Rosemary Maniscalco have been principal employees of Uniforce and have entered into employment agreements, described below, to continue as employees of Uniforce following consummation of the merger.

     Under his employment agreement, Mr. Fanning will be employed as President of the Company's Financial Services Division for an initial term of one year and on a year-to-year basis thereafter. Mr. Fanning is to be paid a base salary of $150,000 per year plus supplemental pay of $134,500 per year. The Employment Agreement may be terminated if Mr. Fanning dies, is permanently disabled and for certain events constituting "cause." In addition, the Employment Agreement may be terminated by Uniforce by written notice at any time (subject to the obligation to make severance payments if termination occurs during the initial term). Under a separate Noncompetition Agreement, Mr. Fanning has agreed not to compete with Uniforce for a period of two years after termination of Mr. Fanning's employment with Uniforce, but in no event shall such term be less than four years following commencement of the term of the Employment Agreement.

     Under her employment agreement, Ms. Maniscalco will be employed as President of Uniforce and of the Professional Services section of the Staffing Services division for an initial term of two years and on a year-to-year basis thereafter. Ms. Maniscalco is to be paid a base salary of $150,000 per year and supplemental pay of $90,000 per year. The Employment Agreement also provides that COMFORCE will grant to Ms. Maniscalco an incentive stock option to purchase 50,000 shares of COMFORCE Common Stock, which option is to become exercisable over a two year period provided Ms. Maniscalco remains employed with Uniforce. Ms. Maniscalco is also entitled to receive certain incentive compensation. The Employment Agreement may be terminated if Ms. Maniscalco dies, is permanently disabled and for certain events constituting "cause." In addition, the Employment Agreement may be terminated by Uniforce by written notice at any time (subject to the obligation to make severance payments if termination occurs during the initial term). Ms. Maniscalco has agreed not to compete with Uniforce for a period of two years after termination of her employment with Uniforce for any reason.

     In addition, Uniforce entered into arrangements with Ms. Maniscalco under which she was entitled to receive a cash bonus of $780,761 (subject to reduction in certain circumstances), payable to the extent of 10% thereof on January 11, 1999, to the extent of 30% thereof on January 11, 2000 and as to the balance thereof on January 11, 2001, provided that she is then employed by Uniforce. The cash bonus installments were subject to acceleration in the event of Ms. Maniscalco's death, the merger of Uniforce, the sale of all or substantially all of Uniforce's assets or a change of control of Uniforce and, accordingly, were paid in full upon the consummation of the Merger.

Compensation Committee Interlocks and Insider Participation

     During 1996, Michael Ferrentino, Keith Goldberg and Dr. Glen Miller served as the Company's Compensation Committee. There are no interlocking relationships, as defined in the regulations of the Securities and Exchange Commission, involving any of these individuals.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On June 29, 1995, the Company entered into a letter agreement with Christopher P. Franco, the Chief Executive Officer and Secretary of the Company, James L. Paterek, the Chairman of the Company, and Michael Ferrentino, the President of the Company, subsequently amended as of October 6, 1995 (as amended, the "Letter Agreement"), pursuant to which Messrs. Franco, Paterek and Ferrentino agreed to direct the Company's entry into the technical staffing business. As consideration for agreeing to guide the Company's entry into the technical staffing business, the Company agreed, inter alia, to (i) issue to Messrs. Franco, Paterek and Ferrentino, and one other individual who agreed to serve as a Vice President of COMFORCE Telecom, Kevin W. Kiernan, such number of shares of Common Stock then equal to 35% of the Company's then issued and outstanding Common Stock together with additional shares issued and warrants or options to purchase additional shares granted between October 6, 1995 and December 1, 1995; (ii) sell or otherwise dispose of all or substantially all of the Company's interest in the businesses it then operated; (iii) nominate four individuals selected by these principals to serve on the Company's Board of Directors; and (iv) reserve for issuance to the principals and other employees of the Company options or warrants to purchase 10% of the Company's then issued and outstanding Common Stock together with additional shares issued and warrants or options to purchase additional shares granted between October 6, 1995 and December 1, 1995.

     In the aggregate, 3,888,084 shares of the Company's Common Stock were issued to the principals in October 1995 and December 1996 in full satisfaction of the Company's obligations to issue its shares under the terms of the Letter Agreement, all as follows:


Name                                                              No. of Shares
----                                                              -------------

Michael Ferrentino.......................................             999,794
Christopher P. Franco....................................             999,794
James L. Paterek.........................................           1,666,322
Kevin W. Kiernan.........................................             222,174
                                                                    ----------
Total....................................................           3,888,084


     These shares have the same rights and privileges as all other shares of the Company's Common Stock.

     The Company made loans in 1995 and 1996 of $367,000 in the aggregate to these principals to cover their tax liabilities resulting from these transactions. The obligations were evidenced by notes and bore interest at the rate of 6% per annum. As more fully described below, the obligations of Messrs. Paterek, Franco and Ferrentino were discharged in August 1997.

     As a condition to the funding of the Prior Credit Facility, the lenders required Messrs. Paterek, Franco and Ferrentino to each pledge as additional collateral to secure the Company's obligations under the Prior Credit Facility 500,000 shares of the Company's common stock owned by them and all of the options to purchase common stock held by them (281,250 shares in the case of Messrs. Paterek and Ferrentino and 112,500 shares in the case of Mr. Franco), which shares had a current market value in excess of $12 million as of the date the Prior Credit Facility was funded. In recognition of both the substantial benefit afforded to the Company by the pledges and the cost to the principals of making the pledges, in August 1997, the board of directors of the Company authorized the issuance of an aggregate consideration of approximately $650,000 to Messrs Paterek, Franco and Ferrentino, which amount was utilized to repay outstanding loans of such officers due to the Company described above and related payroll withholding taxes. The board of directors of the Company determined this consideration to be reasonable based on the valuation of the pledges as determined by the appraisal performed by the independent valuation firm. The aggregate amount of this consideration is included as a part of the fees and expenses incurred in connection with the Prior Credit Facility. The pledges were released when the Prior Credit Facility was repaid as part of the Refinancing.

     See "Management-Employment Agreements" for a description of the employment agreements entered into between the Company and each of Messrs. Paterek, Ferrentino and Franco.

     In October 1995, the Company entered into a consulting agreement with Tarek Corporation ("Tarek"), a corporation wholly-owned by Mr. Paterek. Mr. Paterek was a founder of COMFORCE Telecom and served as its President from 1985 to September 1995. Tarek agreed to engage Mr. Paterek to perform the services required under the agreement, principally to advise the Company as to
fundamental   strategies  and  policies  relating  to  its  operations,   as  to
acquisitions and the integration of acquired businesses and as to growth strategies generally. Under the terms of the agreement, Tarek agreed to devote at least 50 hours per month performing services for the Company. The agreement was originally for a term of three years, but was terminated upon Mr. Paterek's election as Chairman of the Company in February 1997. Under this agreement, Mr. Paterek received compensation of $157,000 annually plus reimbursement for expenses incurred in performing his duties under the agreement. In addition, Mr. Paterek was entitled to participate in the Company's normal benefit programs.

     Yield Industries, Inc., a corporation wholly-owned by Messrs. Paterek and Ferrentino earned a fee of $750,000 related to its interest in COMFORCE Telecom in connection with the Company's acquisition of

COMFORCE Telecom, $250,000 of which was paid in 1995 and the balance of which was paid in January 1996. Yield Industries, Inc. was not affiliated with COMFORCE Telecom.

     The Company paid L.H. Frishkoff & Company, a certified public accounting firm at which Richard Barber, a Director of the Company, is a partner, approximately $196,907 in fees during 1997 (through August 31, 1997) and approximately $104,000 in fees during 1996 for tax-related advisory services.

     In connection with the extension by Heller Financial, Inc. ("Heller") of the New Credit Facility to the Company, John Fanning, a former shareholder of
Uniforce and the current holder of approximately 5.9% of the issued and outstanding Common Stock of the Company, provided cash collateral to Heller in the amount of $5.0 million. Under the terms of his agreement with Heller, $2.5 million of the amount pledged is required to be released when the Company has unused borrowing availability under the New Credit Facility of at least $15 million for 15 consecutive business days, with the balance to be released when the Company has $17.5 million of unused borrowing availability for a like period. As consideration for this agreement, the Company has agreed to pay to Mr. Fanning a 12% per annum yield on his cash collateral, less the actual return thereon as invested. See "Description of Other Indebtedness."

                             PRINCIPAL STOCKHOLDERS

Securities Ownership of Certain Beneficial Owners and Management

     The following table sets forth the number of shares and percentage of Common Stock beneficially owned as of December 19, 1997 by (i) each person who is known by the Company to own beneficially more than 5% of the shares of Common Stock, (ii) each director and executive officer of the Company, and (iii) all directors and executive officers of the Company as a group (11 persons). Unless stated otherwise, each person so named exercises sole voting and investment power as to the shares of Common Stock so indicated. There were 15,296,350 shares of Common Stock issued and outstanding as of December 19, 1997. None of the officers or directors own any shares of the Company's outstanding Series F Preferred Stock. All of the shares of common stock of COI and the PIK Preferred Stock of COI to be issued in connection with the Transactions will be owned beneficially and of record by the Company. See "Description of Capital Stock."


Name and Address of                                 Number(1)     Percentage(1)
Beneficial Owner                                    ---------     -------------
----------------
Management:
James L. Paterek(2) ...........................      1,947,572         12.5%
2001 Marcus Avenue
Lake Success, New York 11042
Christopher P. Franco(3) ......................      1,002,294          6.5%
2001 Marcus Avenue
Lake Success, New York 11042
Michael Ferrentino(4) .........................      2,393,012         15.4%
2001 Marcus Avenue
Lake Success, New York 11042
Andrew Reiben(5) ..............................         20,000         *
Paul Grillo(6) ................................         12,500         *
Malcolm High ..................................           --           --
Dr. Glen Miller(7) ............................         20,000         *
Richard Barber(7) .............................         20,000         *
Keith Goldberg(7) .............................         20,000         *
Marc Werner(8) ................................        100,000         *
Michael Madden(9) .............................         50,000         *
Directors and officers as a group .............      4,695,584         29.0%
(11 persons)(10)
Other Significant Stockholders:
ARTRA GROUP Incorporated (11)(12) .............      1,728,000         11.3%
500 Central Avenue
Northfield, Illinois 60093
John Fanning(13) ..............................        914,996          6.0%

----------
*    Less than 1%

(1) For purposes of this table, shares are considered "beneficially owned" if the person directly or indirectly has the sole or shared power to vote or direct the voting of the securities or the sole or shared power to dispose of or direct the disposition of the securities. A person is also considered to beneficially own shares that such person has the right to acquire within 60 days, and options exercisable within such period are referred to herein as "currently exercisable."

(2) The shares beneficially owned by Mr. Paterek, the Chairman of the Company, include (i) 1,666,322 shares currently held of record by him and (ii) 281,250 shares issuable to him upon exercise of an option at an exercise price of $6.75 per share.

(3) The shares beneficially owned by Mr. Franco, the Chief Executive Officer and a Director of the Company, include (i) 889,794 shares currently held of record by him and (ii) 112,500 shares issuable to him upon exercise of an option at an exercise price of $6.75 per share.

(4) The shares beneficially owned by Mr. Ferrentino, the President and a Director of the Company, include (i) 999,794 shares currently held of record by him, (ii) 281,250 shares issuable to him upon exercise of an option at an exercise price of $6.75 per share, (iii) 889,794 shares held of record by Christopher P. Franco which are subject to a voting agreement among him, Mr. Ferrentino, and Kevin W. Kiernan, a Vice President of COMFORCE Telecom, under which Mr. Ferrentino has voting power (the "Voting Agreement"), and (iv) 222,174 shares held of record by Mr. Kiernan which are subject to the Voting Agreement.

(5) The shares beneficially owned by Mr. Reiben, the Chief Accounting Officer and Director of Finance of the Company, are shares issuable upon the exercise of an option at an exercise price of $7.25 per share.

(6) The shares beneficially owned by Mr. Grillo, the Chief Financial Officer of the Company, are issuable upon the exercise of an option at an exercise price of $18.00.

(7) The shares beneficially owned by this individual include 10,000 shares issuable to him upon exercise of an option at an exercise price of $6.75 per share and 10,000 shares issuable to him upon exercise of an option at an exercise price of $17.00.

(8) The shares shown to be beneficially owned by Mr. Werner include 100,000 shares issuable upon the exercise of a warrant at an exercise price of $7.625.

(9) The shares beneficially owned by Mr. Madden, a Director of the Company, are issuable to him upon the exercise of an option at an exercise price of $7.375 per share.

(10) The shares shown to be beneficially owned by the directors and officers as a group include (i) 3,555,910 shares held of record by them, (ii) 222,174 shares held of record by Mr. Kiernan (under which Mr. Ferrentino has voting power), (iii) 20,000 shares issuable upon the exercise of an option at an exercise price of $7.25 per share, (iv) 705,000 shares issuable upon the exercise of an option at an exercise price of $6.75 per share, (v) 12,500 shares issuable upon the exercise of an option at an exercise price of $18.00, (vi) 100,000 shares issuable upon the exercise of a warrant at an exercise price of $7.625, (vii) 30,000 shares issuable upon the exercise of an option at $17.00 per share and (viii) 50,000 shares issuable upon the exercise of an option at an exercise price $7.375.

(11) John Harvey and Peter R. Harvey, each of whom formerly served as an officer and director of the Company, control the management and operations of ARTRA, which indirectly owns 11.3% of the Company's Common Stock. Insofar as each is deemed to be a beneficial owner of the Company's shares owned of record in each case by ARTRA, Peter R. Harvey owns 1,772,833 shares, or 11.6%, of the Company's Common

     Stock and John Harvey owns 1,803,333 shares, or 11.8%, of the Company's Common Stock. Each such person maintains a business address at 500 Central Avenue, Northfield, Illinois 60093.

(12) ARTRA, a Delaware corporation, presently owns 233,036 shares of record in its name and 1,511,667 shares of record through a wholly-owned subsidiary, Fill-Mor Holding, Inc. ("Fill-Mor")(hereinafter all holdings of Fill-Mor are referred to as ARTRA's).

(13) Includes 188,601 shares held by a limited partnership of which Mr. Fanning is the general partner. Mr. Fanning disclaims beneficial ownership of the shares owned by such limited partnership in excess of his proportional interest in the partnership.

                            THE NOTES EXCHANGE OFFER

Purpose and Effect of the Notes Exchange Offer

     The Old Notes were originally sold by COI on November 26, 1997, to the Initial Purchaser pursuant to the Note Purchase Agreement. The Initial Purchaser subsequently resold the Old Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act, or institutional "accredited investors" (as defined in Rule 501(a) (1), (2), (3) or (7) of Regulation D under the Securities
Act). Pursuant to the Note Purchase Agreement, COI entered into the Notes Registration Rights Agreement, pursuant to which COI has agreed, for the benefit of the holders of the Unregistered Notes, at COI's cost, (i) to file a registration statement with the Commission within 30 days after the date of the original issue (the "Issue Date") of the Unregistered Notes (such date of filing, the "Filing Date") with respect to the Notes Exchange Offer for the Exchange Notes, (ii) use its best efforts to cause the Notes Exchange Offer Registration Statement to be declared effective under the Securities Act within 90 days after the Issue Date, (iii) use its best efforts to cause such Notes Exchange Offer Registration Statement to remain effective until the closing of the Notes Exchange Offer and (iv) use its best efforts to consummate the Notes Exchange Offer no later than 130 days after the Issue Date. Upon the registration statement being declared effective, COI will offer the Exchange Notes in exchange for the Unregistered Notes. COI will keep the Notes Exchange Offer open for no less than 30 business days (or longer if required by applicable law) after the date on which notice of the Notes Exchange Offer is mailed to the holders of the Unregistered Notes.

     For each Old Note properly tendered and accepted pursuant to the Notes Exchange Offer, the holder of such Unregistered Note will receive a New Note having a principal amount equal to that of the Old Note tendered. Interest on each New Note will accrue or accumulate from the last interest payment date on which interest was paid on the Unregistered Note tendered in exchange therefor or, if no interest has been paid on such Unregistered Note, from the Issue Date.

     Each holder of the Unregistered Notes who wishes to exchange the Unregistered Notes for Exchange Notes in the Notes Exchange Offer will be required to represent in the GREEN Letter of Transmittal that (i) it is not an affiliate of COI, (ii) the Exchange Notes to be received by it were acquired in the ordinary course of its business, (iii) at the time of commencement of the Notes Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and (iv) it is not acting on behalf of any person who could not truthfully make the foregoing representations.

     In the event that (i) applicable law or interpretations of the staff of the Commission do not permit COI to effect the Notes Exchange Offer, (ii) in certain circumstances, the Initial Purchaser so requests, (iii) any holder of the Unregistered Notes (other than the Initial Purchaser) who is not eligible to participate in the Notes Exchange Offer so requests, or (iv) for any reason the Notes Exchange Offer is not consummated within 165 days after the Issue Date, COI will at its cost, (a) as promptly as reasonably practicable, file a shelf registration statement covering resales of the Unregistered Notes (a "Notes Shelf Registration Statement"), (b) use its best efforts to cause such Notes
Shelf Registration Statement to be declared effective under the Securities Act by the 165th day after the Issue Date (or promptly if such Notes Shelf Registration Statement was filed pursuant to clause (ii), above) and (c) use its best efforts to keep effective such Notes Shelf Registration Statement until the earlier of two years after the Issue Date (or one year from the date the Notes Shelf Registration Statement is declared effective if such Notes Shelf Registration Statement is filed upon the request of the Initial Purchaser pursuant to clause (ii) above) or such shorter period which will terminate when all of the Notes covered by the Notes Shelf Registration Statement have been sold pursuant to the Notes Shelf Registration Statement or when all of the Unregistered Notes become eligible for resale pursuant to Rule 144 under the Securities Act without volume restriction. See "--Resale of the Exchange Notes". COI will, in the event of the filing of a Notes Shelf Registration Statement, provide to each holder of the Registered Notes copies of the prospectus which is a part of such Notes Shelf Registration Statement. A holder that sells its Registered Notes pursuant to the Notes Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Notes Registration Rights Agreement which is applicable to such holder (including certain indemnification rights and obligations thereunder).

     If COI fails to comply with the above provisions or if such Notes Shelf Registration Statement fails to become effective, then, as liquidated damages, additional interest (the "Additional Interest"), as applicable, shall become payable with respect to the Exchange Notes as follows:

     (i) if the registration statement for the Notes Exchange Offer or the Notes Shelf Registration Statement is not filed within 30 days following the Issue Date, the Additional Interest shall accrue on the Unregistered Notes over and above the stated interest at a rate of 0.50% per annum for the first 60 days commencing on the 31st day after the Issue Date, such Additional Interest increasing by an additional 0.50% per annum at the beginning of each subsequent 90- day period;

     (ii) if the registration statement for the Notes Exchange Offer or the Notes Shelf Registration Statement is not declared effective within 90 days following the Issue Date, Additional Interest shall accrue on the Unregistered Notes over and above the stated interest at a rate of 0.50% per annum for the first 90 days commencing on the 91st day after the Issue Date, such Additional Interest increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period; or

     (iii) if (A) COI has not exchanged all Unregistered Notes validly tendered in accordance with the terms of the Notes Exchange Offer on or prior to 130 days after the Issue Date or (B) the registration statement for the Notes Exchange Offer ceases to be effective at any time prior to the time that the Notes Exchange Offer is consummated or (C) if applicable, the Notes Shelf Registration Statement has been declared effective and such Notes Shelf Registration Statement ceases to be effective at any time prior to the second anniversary of the Issue Date (unless all the Registered Notes have been sold thereunder or as otherwise provided herein), then the Additional Interest shall accrue on the Unregistered Notes over and above the stated interest of 0.50% per annum for the first 50 days commencing on (x) the 131st day after the Issue Date with respect to the Notes validly tendered and not exchanged by COI, in the case of (A) above, or (y) the day the registration statement for the Notes Exchange Offer ceases to be effective or usable for its intended purpose in the case of (B) above, or (z) the day the Notes Shelf Registration Statement ceases to be effective in the case of (C) above, the rate of such Additional Interest increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period; provided, however, that the Additional Interest payable on the Unregistered Notes may not exceed in the aggregate 2.0% per annum; and provided further, that (1) upon the filing of the registration statement for the Notes Exchange Offer or the Notes Shelf Registration Statement (in the case of clause
(i) above), (2) upon the effectiveness of such registration statement for the Notes Exchange Offer or the Notes Shelf Registration Statement (in the case of
(ii) above), or (3) upon the exchange of Exchange Notes for all Unregistered Notes tendered (in the case of clause (iii) (A) above), or upon the effectiveness of the registration statement for the Notes Exchange Offer which had ceased to remain effective in the case of clause (iii) (B) above, or upon the effectiveness of the Notes Shelf Registration Statement which had ceased to remain effective (in the case of clause (iii) (C) above), the Additional Interest accruing on the Unregistered Notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

     Any amounts of  Additional  Interest due  pursuant to clauses (i),  (ii) or
(iii) above will be payable in cash on the same interest payment dates as interest on the Unregistered Notes. The Additional Interest will be determined by multiplying the applicable rate of such Additional Interest by the principal amount of the Unregistered Notes multiplied by a fraction, the numerator of which is the number of days such Additional Interest was applicable during such period (determined on the basis of a 360-day year comprised of twelve 30-day months), and the denominator of which is 360.

     The summary herein of all material provisions of the Notes Registration Rights Agreement does not purport to be exhaustive and is subject to, and is qualified in its entirety by, all the provisions of the Notes Registration Rights Agreement, copies of which will be made available upon request to COI.

     Following the consummation of the Notes Exchange Offer, holders of the Unregistered Notes who were eligible to participate in the Notes Exchange Offer but who did not tender their Unregistered Notes will not have any further exchange or registration rights and such Unregistered Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Unregistered Notes could be adversely affected.

Terms of the Notes Exchange Offer

     Upon the terms and subject to the conditions set forth in this Prospectus and in the GREEN Letter of Transmittal, COI will accept any and all Unregistered Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. COI will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Notes Exchange Offer. Holders may tender some or all of their Unregistered Notes pursuant to the Notes Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes are the same as the form and terms of the Unregistered Notes except (i) the New Notes bear a Series B designation and a different CUSIP Number from the Old Notes, and (ii) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Notes Indenture.

     As of the date of this Prospectus $110,000,000 aggregate principal amount of Old Notes are outstanding. COI has fixed the close of business _______________, 1998 as the record date for the Notes Exchange Offer for purposes of determining the persons to whom this Prospectus and the GREEN Letter of Transmittal will be mailed initially.

     Holders of the Unregistered Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Notes Indenture in connection with the Notes Exchange Offer. COI intends to conduct the Notes Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     COI shall be deemed to have accepted validly tendered Unregistered Notes when, as and if COI has given oral or written notice thereof to the Notes Exchange Agent. The Notes Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from COI.

     If any tendered Unregistered Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Unregistered Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Unregistered Notes in the Notes Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions of the GREEN Letter of Transmittal, transfer taxes with respect to the exchange of Unregistered Notes pursuant to the Notes Exchange Offer. COI will pay all charges and expenses, other than the transfer taxes in certain circumstances, in connection with the Notes Exchange Offer. See "--Fees and Expenses."

Expiration Date; Extensions; Amendments

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on _____________, 1998, unless COI, in its sole discretion, extends the Notes Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Notes Exchange Offer is extended.

     In order to extend the Notes Exchange Offer, COI will notify the Notes Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     COI reserves the right, (i) to delay accepting any Unregistered Notes, to extend the Notes Exchange Offer or to terminate the Notes Exchange Offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Notes Exchange Agent or (ii) to amend the terms of the Notes Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

Procedures for Tendering

     The tender of Unregistered Notes pursuant to any of the procedures set forth in this Prospectus and in the GREEN Letter of Transmittal will constitute a binding agreement between the Tendering Holder and COI in accordance with the terms and subject to the conditions set forth herein and in such Letter of Transmittal. The tender of Unregistered Notes will constitute an agreement to deliver good and marketable title to all tendered Unregistered Notes prior to the Expiration Date free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

     EXCEPT AS PROVIDED IN "--GUARANTEED DELIVERY PROCEDURES," UNLESS THE UNREGISTERED NOTES BEING TENDERED ARE DEPOSITED BY THE HOLDER WITH THE NOTES EXCHANGE AGENT PRIOR TO THE EXPIRATION DATE (ACCOMPANIED BY A PROPERLY COMPLETED AND DULY EXECUTED GREEN LETTER OF TRANSMITTAL), COI MAY, AT ITS OPTION, REJECT SUCH TENDER. ISSUANCE OF EXCHANGE NOTES WILL BE MADE ONLY AGAINST DEPOSIT OF
TENDERED UNREGISTERED NOTES AND DELIVERY OF ALL OTHER REQUIRED DOCUMENTS. NOTWITHSTANDING THE FOREGOING, DTC PARTICIPANTS TENDERING THROUGH ATOP WILL BE DEEMED TO HAVE MADE VALID DELIVERY WHERE THE NOTES EXCHANGE AGENT RECEIVES AN AGENT'S MESSAGE (DEFINED BELOW) PRIOR TO THE EXPIRATION DATE.

     Accordingly,   to  properly  tender   Unregistered   Notes,  the  following
procedures must be followed:

     Unregistered Notes held through DTC. Each Beneficial Owner holding Unregistered Notes through a DTC Participant must instruct such DTC Participant to cause its Unregistered Notes to be tendered in accordance with the procedures set forth in this Prospectus.

     Pursuant to an authorization given by DTC to the DTC Participants, each DTC Participant holding Unregistered Notes through DTC must (i) electronically transmit its acceptance through ATOP, and DTC will then edit and verify the acceptance, execute a book-entry delivery to the Notes Exchange Agent's account at DTC and send an Agent's Message to the Notes Exchange Agent for its acceptance, or (ii) comply with the guaranteed delivery procedures set forth below and in the Notice of Guaranteed Delivery. See "--Guaranteed Delivery Procedures."

     The Notes Exchange Agent will (promptly after the date of this Prospectus) establish accounts at DTC for purposes of the Notes Exchange Offer with respect to Unregistered Notes held through DTC, and any financial institution that is a DTC Participant may make book-entry delivery of interests in Unregistered Notes into the Notes Exchange Agent's account through ATOP. However, although delivery of interests in the Unregistered Notes may be effected through book-entry transfer into the Notes Exchange Agent's account through ATOP, an Agent's Message in connection with such book-entry transfer, and any other required documents, must be, in any case, transmitted to and received by the Notes Exchange Agent at its address set forth under "--Notes Exchange Agent," or the guaranteed delivery procedures set forth below must be complied with, in each case, prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Notes Exchange Agent. The confirmation of a book-entry transfer into the Notes Exchange Agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

     The term "Agent's Message" means a message transmitted by DTC to, and received by, the Notes Exchange Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each DTC Participant tendering through ATOP that such DTC Participants have received a GREEN Letter of Transmittal and agree to be bound by the terms of such Letter of Transmittal and that COI may enforce such agreement against such DTC Participants.

     Cede & Co., as the Holder of the global certificates representing the Old Notes (the "Global Notes"), will tender a portion of each of the Global Notes equal to the aggregate principal amount due at the stated maturity for which instructions to tender are given by DTC Participants.

     Unregistered Notes held by Holders. Each Holder must (i) complete and sign and mail or deliver the accompanying GREEN Letter of Transmittal, and any other documents required by such Letter of Transmittal, together with certificate(s) representing all tendered Unregistered Notes, to the Notes Exchange Agent at its address set forth under "--Notes Exchange Agent," or (ii) comply with the guaranteed delivery procedures set forth below and in the Notice of Guaranteed Delivery. See "--Guaranteed Delivery Procedures."

     All signatures on a Letter of Transmittal must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution"); provided, however, that signatures on a Letter of Transmittal need not be guaranteed if such Unregistered Notes are tendered for the account of an Eligible Institution including (as such terms are defined in Rule
17Ad-15): (i) a bank; (ii) a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings institution that is a participant in a Securities Transfer Association recognized program.

     If a Letter of Transmittal or any Unregistered Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to COI of the authority of such person so to act must be submitted.

     Holders should indicate in the applicable box in the GREEN Letter of Transmittal the name and address to which substitute certificates evidencing Unregistered Notes for amounts not tendered are to be issued or sent, if different from the name and address of the person signing such Letter of Transmittal. In the case of issuance in a different name, the employer identification or social security number of the person named must also be indicated. If no instructions are given, such Unregistered Notes not tendered, as the case may be, will be returned to the person signing such Letter of Transmittal.

     By tendering, each Holder and each DTC Participant will make to COI the representations set forth in the third paragraph under the heading "--Purpose and Effect of the Notes Exchange Offer."

     No alternative, conditional, irregular or contingent tenders will be accepted (unless waived). By executing a GREEN Letter of Transmittal or transmitting an acceptance through ATOP, as the case may be, each Tendering Holder waives any right to receive any notice of the acceptance for purchase of its Unregistered Notes.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered Unregistered Notes will be resolved by COI, whose determination will be final and binding. COI reserves the absolute right to reject any or all tenders that are not in proper form or the acceptance of which may, in the opinion of counsel for COI, be unlawful. COI also reserves the absolute right to waive any condition to the Notes Exchange

Offer and any irregularities or conditions of tender as to particular Unregistered Notes. COI's interpretation of the terms and conditions of the Notes Exchange Offer (including the instructions in the GREEN Letter of Transmittal) will be final and binding. Unless waived, any irregularities in connection with tenders must be cured within such time as COI shall determine. COI and the Notes Exchange Agent shall not be under any duty to give notification of defects in such tenders and shall not incur liabilities for failure to give such notification. Tenders of Unregistered Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Unregistered Notes received by the Notes Exchange Agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Notes Exchange Agent to the tendering Holder, unless otherwise provided in the GREEN Letter of Transmittal, as soon as practicable following the Expiration Date.

     LETTERS OF TRANSMITTAL AND UNREGISTERED NOTES MUST BE SENT ONLY TO THE NOTES EXCHANGE AGENT. DO NOT SEND LETTERS OF TRANSMITTAL OR UNREGISTERED NOTES TO COI OR DTC.

     The method of delivery of Unregistered Notes and Letters of Transmittal, any required signature guaranties and all other required documents, including delivery through DTC and any acceptance through ATOP, is at the election and risk of the persons tendering and delivering acceptances or Letters of Transmittal and, except as otherwise provided in the applicable Letter of Transmittal, delivery will be deemed made only when actually received by the Notes Exchange Agent. If delivery is by mail, it is suggested that the Holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Notes Exchange Agent prior to the Expiration Date.

Guaranteed Delivery Procedures

     Unregistered Notes held through DTC. DTC Participants holding Unregistered Notes through DTC who wish to cause their Unregistered Notes to be tendered, but who cannot transmit their acceptances through ATOP prior to the Expiration Date, may cause a tender to be effected if:

     (a)  guaranteed delivery is made by or through an Eligible Institution;

     (b) prior to 5:00 p.m., New York City time on the Expiration Date, the Notes Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by mail, hand delivery, facsimile transmission or overnight courier) substantially in the form provided by COI herewith; and

     (c) Book-Entry Confirmation and an Agent's Message in connection therewith (as described above) are received by the Notes Exchange Agent within three NYSE trading days after the date of the execution of the Notice of Guaranteed Delivery.

     Unregistered Notes Held by Holders. Holders who wish to tender their Unregistered Notes and (i) whose Unregistered Notes are not immediately available, (ii) who cannot deliver their Unregistered Notes, the GREEN Letter of Transmittal or any other required documents to the Notes Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

     (a)  the tender is made through an Eligible Institution;

     (b) prior to 5:00 p.m., New York City time on the Expiration Date, the Notes Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such
          Unregistered Notes and the principal amount of Unregistered Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the GREEN Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Unregistered Notes (or a confirmation of book-entry transfer of such Unregistered Notes into the Notes Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by such Letter of Transmittal will be deposited by the Eligible Institution with the Notes Exchange Agent; and

     (c) such properly completed and executed GREEN Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Unregistered Notes in proper form for transfer (or a confirmation or book-entry transfer of such Unregistered Notes into the Notes Exchange Agent's account at the Book-Entry Transfer
          Facility), and all other documents required by such Letter of Transmittal are received by the Notes Exchange Agent upon three New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Notes Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Unregistered Notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

     Except as otherwise provided herein, tenders of Unregistered Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     Unregistered Notes held through DTC. DTC Participants holding Unregistered Notes who have transmitted their acceptances through ATOP may, prior to 5:00 p.m., New York City time, on the Expiration Date, withdraw the instruction given thereby by delivering to the Notes Exchange Agent, at its address set forth under "--Notes Exchange Agent," a written, telegraphic or facsimile notice of withdrawal of such instruction. Such notice of withdrawal must contain the name and number of the DTC Participant, the principal amount due at the stated maturity or number of shares of the Unregistered Notes to which such withdrawal related and the signature of the DTC Participant. Withdrawal of such an instruction will be effective upon receipt of such written notice of withdrawal by the Notes Exchange Agent.

     Unregistered Notes held by Holders. Holders may withdraw a tender of Unregistered Notes in the Notes Exchange Offer, by a telegram, telex, letter or facsimile transmission notice of withdrawal received by the Notes Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Unregistered Notes to be withdrawn (the "Depositor"), (ii) identify the Unregistered Notes to be withdrawn (including the certificate number(s) and principal amount due at the stated maturity of such Unregistered Notes, or, in the case of Unregistered Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the GREEN Letter of Transmittal by which such Unregistered Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Unregistered Notes register the transfer of such Unregistered Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Unregistered Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by COI, whose determination shall be final and binding on all parties. Any Unregistered Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Notes Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Unregistered Notes so withdrawn are validly retendered. Any Unregistered Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Notes Exchange Offer. Properly withdrawn Unregistered Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

     All signatures on a notice of withdrawal must be guaranteed by an Eligible Institution; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Unregistered Notes being withdrawn are held for the account of an Eligible Institution.

     A withdrawal of an instruction or a withdrawal of a tender must be executed by a DTC Participant or a Holder, as the case may be, in the same manner as the person's name appears on its transmission through ATOP or GREEN Letter of Transmittal, as the case may be, to which such withdrawal relates. If a notice of withdrawal is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the notice of withdrawal. A DTC Participant or a Holder may withdraw an instruction or a tender, as the case may be, only if such withdrawal complies with the provisions of this Prospectus.

     A withdrawal of a tender of Unregistered Notes by a DTC Participant or a Holder, as the case may be, may be rescinded only by a new transmission of an acceptance through ATOP or execution and delivery of a new GREEN Letter of Transmittal, as the case may be, in accordance with the procedures described herein.

Conditions

     Notwithstanding any other term of the Notes Exchange Offer, COI shall not be required to accept for exchange, or exchange Notes for, any Unregistered Notes, and may terminate or amend the Notes Exchange Offer as provided herein before the acceptance of such Unregistered Notes, if:

     (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Notes Exchange Offer which, in the judgment of COI upon written advice of counsel, could reasonably be expected to materially impair the ability of COI to proceed with the Notes Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to COI or any of the subsidiaries; or

     (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the judgment of COI and based on written advice of counsel, could reasonably be expected to materially impair the ability of COI to proceed with the Notes Exchange Offer or materially impair the contemplated benefits of the Notes Exchange Offer to COI; or

     (c) any governmental approval has not been obtained, which approval COI shall, in its discretion and based on written advice of counsel, deem necessary for the consummation of the Notes Exchange Offer as contemplated hereby.

     If any of the conditions are not satisfied, COI may (i) refuse to accept any Unregistered Notes and return all tendered Unregistered Notes to the tendering holders, (ii) extend the Notes Exchange Offer and retain all Unregistered Notes tendered prior to the expiration of the Notes Exchange Offer, subject, however, to the rights of holders to withdraw such Unregistered Notes (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Notes Exchange Offer and accept all properly tendered Unregistered Notes which have not been withdrawn.

Notes Exchange Agent

     Wilmington Trust Company has been appointed as Notes Exchange Agent for the Notes Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Notes Exchange Agent addressed as follows:

         Wilmington Trust Company
         Rodney Square North
         1100 North Market Street
         Wilmington, DE  19890
         Attention: James P. Lawler
         Telephone: (302) 651-8775
         Facsimile: (302) 651-1576

     Delivery to an address other than as set forth above, or transmission of instructions via a facsimile number other than the one set forth above, will not constitute a valid delivery.

Fees and Expenses

     The expenses of soliciting tenders will be borne by COI. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of COI and its affiliates.

     COI has not retained any dealer-manager in connection with the Notes Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Notes Exchange Offer. COI however, will pay the Notes Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Notes Exchange Offer will be paid by COI. Such expenses include fees and expenses of the Notes Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

     The Exchange Notes will be recorded at the same carrying value as the Unregistered Notes, which is face value, as reflected in COI's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by COI. The expenses of the Notes Exchange Offer will be expended over the time of the Exchange Notes.

Consequences of Failure to Exchange

     The Unregistered Notes that are not exchanged for Exchange Notes pursuant to the Notes Exchange Offer will remain restricted securities. Accordingly, such Unregistered Notes may be resold only (i) to COI (upon redemption thereof or otherwise), (ii) so long as the Unregistered Notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to COI), (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Resale of the Exchange Notes

     With respect to resales of Exchange Notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, COI believes that a holder or other person who receives Exchange Notes in the ordinary course of business, whether or not such person is the holder (other than (i) a broker-dealer who purchases such Exchange Notes from COI to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of COI within the meaning of Rule 405 under the Securities Act) who receives Exchange Notes in exchange for Unregistered Notes, and who is not participating, does not intend to participate, and has no arrangement or understanding with such person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Notes Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Unregistered Notes, where such Securities were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

     As contemplated by these no-action letters and the Notes Registration Rights Agreement, each holder accepting the Notes Exchange Offer is required to represent to COI in the GREEN Letter of Transmittal that (i) the Exchange Notes are to be acquired by the holder or the person receiving such Exchange Notes, whether or not such person is the holder, in the ordinary course of business,
(ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in the distribution of the Exchange Notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iv) neither the holder nor any such other person is an "affiliate" of COI within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or other person participates in the Exchange Offer for the purpose of distributing the Exchange Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on those no-action letters. As indicated above, each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Unregistered Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."


                              DESCRIPTION OF NOTES
General

     The Old Notes were issued, and the New Notes will be issued, under an indenture, dated as of November 26, 1997 (the "Notes Indenture"), between COI and Wilmington Trust Company, as trustee (the "Notes Trustee"), a copy of which is available upon request to COI. The Old Notes and the New Notes will be treated as a single class of securities under the Notes Indenture. The following is a summary of certain provisions of the Notes Indenture and the Notes and does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Notes Indenture (including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended) and the Notes.

     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of COI in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Notes Trustee in New York, New York), except that, at the option of COI, payment of interest may be made by check mailed to the address of the holders of the Notes as such address appears in the Note Register. Initially, the Notes Trustee will act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar, which initially will be the Notes Trustee's corporate trust office. COI may change any Paying Agent and Registrar without notice to holders of the Notes.



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


     The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Notes, but COI may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of Notes

     The Notes Indenture permits the issuance of up to $200.0 million aggregate principal amount of Notes, of which $110.0 million are issued and outstanding; provided that any Notes issued after the Issue Date shall only be issued in minimum increments of $10.0 million and in compliance with the covenant described under "- Certain Covenants- Limitation on Indebtedness and the restrictions contained in the New Credit Facility. The Notes mature on December 1, 2007. Each Note bears interest at the rate of 12.0% per annum from the date of issuance, or from the most recent date to which interest has been paid or provided for, and is payable semiannually on June 1 and December 1 of each year (each an "Interest Payment Date"), commencing on June 1, 1998, to holders of record at the close of business on the May 15 or November 15 immediately preceding the Interest Payment Date. The interest rate on the Notes is subject to increase under certain circumstances. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Notes will not be entitled to the benefit of any mandatory sinking fund.

Optional Redemption

     Except as set forth below, the Notes will not be redeemable at the option of COI prior to December 1, 2002. On and after such date, the Notes will be redeemable, at COI's option, in whole or in part, at any time upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at the following redemption prices (expressed in percentages of principal amount), if redeemed during the 12-month period commencing on December 1 of the years set forth below, plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date):


Period                                                              Redemption
------                                                                Price
                                                                      -----
2002...........................................................      106.000%
2003...........................................................      104.000%
2004...........................................................      102.000%
2005 and thereafter............................................      100.000%

     Optional Redemption Upon Equity Offering. In addition, at any time prior to December 1, 2000, COI may, at its option, redeem up to 35% of the aggregate principal amount of the Notes, with net cash proceeds of one or more Equity Offerings by COMFORCE Corporation so long as there is a Public Market at the time of such redemption, at a redemption price equal to 112.000% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided, however, that after any such redemption the aggregate principal amount of the Notes outstanding must equal at least 65% of the Notes issued as of the date of such redemption under the Notes Indenture. In order to effect the foregoing redemption with the proceeds of any Equity Offering, COI shall make such redemption not more than 90 days after the consummation of any such Equity Offering.

     Selection. In the case of any partial redemption, selection of the Notes for redemption will be made by the Notes Trustee on a pro rata basis, by lot or by such other method as the Notes Trustee in its sole discretion shall deem to be fair and appropriate; provided, however, that if a partial redemption is made with proceeds of an Equity Offering, selection of the Notes or portion thereof for redemption shall be made by the Notes Trustee only on a pro rata basis, unless such method is otherwise prohibited. Notes may be redeemed in part in multiples of $1,000 principal


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


amount only. Notice of redemption will be sent, by first class mail, postage prepaid, at least 45 days (unless a shorter period is acceptable to the Notes Trustee) prior to the date fixed for redemption to each holder whose Notes are to be redeemed at the last address for such holder then shown on the registry books. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after any redemption date, interest will cease to accrue on the Notes or part thereof called for redemption as long as COI has deposited with the Paying Agent funds in satisfaction of the redemption price pursuant to the Notes Indenture.

Fraudulent Conveyance

     The use of the proceeds of the debt (including the Notes) incurred in connection with the Uniforce Acquisition and the Refinancing may subject such incurrence of debt and the obligations of COI under the Notes to review by a court under relevant federal bankruptcy and state fraudulent conveyance and transfer statutes and, if a court makes certain findings, it could take certain actions detrimental to the holders of the Notes. See "Risk Factors-Fraudulent Conveyance Considerations."

Ranking

     The Notes are senior unsecured obligations of COI. The Notes rank pari passu in right of payment with all existing and future senior indebtedness of COI and will rank senior in right of payment to any future subordinated indebtedness of COI. As of September 30, 1997, on a pro forma basis, after giving effect to the Transactions, the aggregate principal amount of COI's outstanding senior indebtedness would be approximately $142.8 million. The Notes are effectively subordinated to any secured debt of COI, to the extent of the assets serving as security therefor. The Notes are structurally subordinated to all liabilities of COI's direct and indirect subsidiaries. As of September 30, 1997, on a pro forma basis after giving effect to the Transactions, the aggregate principal amount of COI's outstanding secured indebtedness to which the Notes would have been effectively subordinated, to the extent of the assets serving as security therefor, would have been approximately $37.8 million and the aggregate amount of the outstanding liabilities of subsidiaries of COI to which holders of Notes would be structurally subordinated would have been $59.6 million (including $37.8 million of indebtedness).

Change of Control

     Upon the occurrence of any of the following events (each a "Change of Control"), each holder will have the right to require COI to repurchase all or any part of such holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date): (i) any sale, lease, exchange or other transfer (collectively, a "Transfer") (in one transaction or a series of related transactions) of all or substantially all of the assets of COI and its Subsidiaries; or (ii) a majority of the Board of Directors of the Company or of any direct or indirect holding company thereof shall consist of Persons who are not Continuing Directors of the Company; or
(iii) the acquisition by any Person or Group (other than the Management Group) of the power, directly or indirectly, to vote or direct the voting of securities having more than 35% of the ordinary voting power for the election of directors of the Company or of any direct or indirect holding company thereof; provided that no Change of Control shall be deemed to occur pursuant to this clause
(iii), so long as the Management Group owns an amount of securities representing a greater portion of such ordinary voting power than such Person or Group; or
(iv) the acquisition by any Person or Group (including, but not limited to, the Management Group) of the power, directly or indirectly, to vote or direct the voting of securities having more than 49.9% of the ordinary voting power for the election of directors of the Company or any direct or indirect holding company thereof; or (v) COMFORCE Corporation ceases to own all of the outstanding Voting Stock of COI.

     Within 30 days following any Change of Control, unless COI has mailed a repurchase notice with respect to all the outstanding Notes in connection with such Change of Control, COI shall mail a notice to each holder with


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


a copy to the Notes Trustee stating: (1) that a Change of Control has occurred and that such holder has the right to require COI to repurchase such holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant Interest Payment Date); (2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (3) the procedures determined by COI, consistent with the Notes Indenture, that a holder must follow in order to have its Notes repurchased.

     COI will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Notes Indenture, COI will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Notes Indenture by virtue thereof.

     The definition of "Change of Control" includes, among other transactions, a disposition of all or substantially all of the property and assets of COI and its Subsidiaries. With respect to the disposition of property or assets, the phrase "all or substantially all" as used in the Notes Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which is the law which governs the Notes Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person, and therefore it may be unclear as to whether a Change of Control has occurred and whether COI is required to make an offer to repurchase the Notes as described above.

     The occurrence of certain of the events that would constitute a Change of Control would also constitute a default under the New Credit Facility. Future senior indebtedness of COI and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such senior indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require COI to repurchase the Notes could cause a default under such senior indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase of COI. Finally, COI's ability to pay cash to the holders upon a repurchase may be limited by COI's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. Even if sufficient funds were otherwise available to allow COI to comply with its repurchase obligations in the event of a Change of Control, the terms of the New Credit Facility may prohibit COI's prepayment of Notes prior to their scheduled maturity. The Notes Indenture provides, so long as COI is primarily obligated under or has guaranteed the repayment of principal and interest on the New Credit Facility, that prior to the mailing of a redemption notice in respect of a Change of Control, but in any event within 30 days following any Change of Control, COI covenants to, if at such time the terms of the New Credit Facility require repayment upon a Change of Control, (i) repay in full and terminate all commitments and Indebtedness under the New Credit Facility or (ii)(A) offer to repay in full and terminate all commitments and all Indebtedness under the New Credit Facility and (B) repay the Indebtedness owed to each such lender that has accepted such offer or (iii) obtain the requisite consents under the New Credit Facility to waive the provisions of this sentence. Consequently, if COI is not able to prepay the Indebtedness under the New Credit Facility and any other senior indebtedness containing similar restrictions or obtain requisite consents, as described above, COI will be unable to fulfill its repurchase obligations if holders of Notes exercise their repurchase rights following a Change of Control, thereby resulting in an Event of Default under the Notes Indenture.

Certain Covenants

     The Notes Indenture contains certain covenants including, among others, the following:

     Limitation on Indebtedness.

     (a) COI shall not, and shall not permit any of its Restricted Subsidiaries to Incur any Indebtedness; provided, however, that: (i) COI may Incur Indebtedness which is subordinated to the Notes, if no Default or Event of Default shall have occurred and be continuing at the time of such Incurrence or would occur as a consequence of such Incurrence, the Consolidated Coverage Ratio would be equal to at least 1.50 to 1.00; provided that no such Indebtedness (other than Indebtedness issued by the Company to a seller of a Permitted Business) shall have a Stated Maturity which is earlier than the Stated Maturity of the Notes; and (ii) COI may Incur Indebtedness ranking on a parity with the Notes if no Default or Event of Default shall have occurred and be continuing at the time of such Incurrence or would occur as a consequence of such Incurrence and the Consolidated Coverage Ratio would be at least equal to 2.25 to 1.00.

     (b) Notwithstanding the foregoing paragraph (a), COI and its Restricted Subsidiaries may Incur the following Indebtedness:

          (i) Indebtedness Incurred pursuant to the New Credit Facility (including, without limitation, any renewal, extension, refunding, restructuring, replacement or refinancing thereof referred to in the definition thereof) provided, however, that the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (i) does not exceed $75.0 million at any time outstanding, less the aggregate principal amount thereof repaid with the net proceeds of Asset Dispositions;

          (ii) Indebtedness represented by Capitalized Lease Obligations, mortgage financing or purchase money obligations, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in a Permitted Business or Incurred to refinance any such purchase price or cost of construction or improvement, in each case Incurred no later than 365 days after the date of such acquisition or the date of completion of such construction or improvement; provided, however, that the principal amount of any Indebtedness Incurred pursuant to this clause (ii) shall not exceed $5.0 million at any time outstanding;

          (iii) Indebtedness of COI owing to and held by any Wholly-Owned Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by COI or any Wholly-Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Wholly-Owned Subsidiary ceasing to be a Wholly-Owned Subsidiary or any subsequent transfer of any such Indebtedness (except to COI or any Wholly-Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

          (iv) Indebtedness represented by (a) the Notes and the Exchange Notes,
     (b) Existing Indebtedness and (c) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iv) or Incurred pursuant to paragraph (a) above;

          (v) (A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by COI (other than Indebtedness Incurred in anticipation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary or was otherwise acquired by
     COI); provided, however, that at the time such Restricted Subsidiary is acquired by COI, COI would have been able to Incur $1.00 of additional Indebtedness pursuant to paragraph (a) above after giving effect to the Incurrence of such Indebtedness pursuant to this clause (v) and (B) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause
     (v);

          (vi) Indebtedness (A) in respect of performance bonds, bankers' acceptances and surety or appeal bonds provided by COI or any of its Restricted Subsidiaries to their customers in the ordinary course of their business, (B) in respect of performance bonds or similar obligations of COI or any of its Restricted Subsidiaries for or in connection with pledges, deposits or payments made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations and
     (C) arising from Guarantees to suppliers, lessors, licensees, contractors, franchises or customers of obligations (other than Indebtedness) incurred in the ordinary course of business;

          (vii) Indebtedness under Currency Agreements and Interest Rate Agreements; provided, however, that in the case of Currency Agreements and Interest Rate Agreements, such Currency Agreements and Interest Rate Agreements are entered into for bona fide hedging purposes of COI or its Restricted Subsidiaries (as determined in good faith by the Board of Directors of COI) and correspond in terms of notional amount, duration, currencies and interest rates as applicable, to Indebtedness of COI or its Restricted Subsidiaries Incurred without violation of the Notes Indenture or to business transactions of COI or its Restricted Subsidiaries on customary terms entered into in the ordinary course of business;

          (viii) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credits, surety bonds or performance bonds securing any obligations of COI or any of its Restricted Subsidiaries pursuant to such agreements, in each case Incurred in connection with the disposition of any business assets or Restricted Subsidiary of COI (other than Guarantees of Indebtedness or other obligations incurred by any Person acquiring all or any portion of such business assets or Restricted Subsidiary of COI for the purpose of financing such acquisition) in a principal amount not to exceed the gross proceeds actually received by COI or any of its Restricted Subsidiaries in connection with such disposition; provided, however, that the principal amount of any Indebtedness incurred pursuant to this clause (viii) when taken together with all Indebtedness incurred pursuant to this clause (viii) and then outstanding, shall not exceed $2.0 million;

          (ix) Indebtedness consisting of (A) Guarantees by COI (so long as COI could have incurred such Indebtedness directly without violation of the Notes Indenture) and (B) Guarantees by a Restricted Subsidiary of Indebtedness incurred by COI without violation of the Notes Indenture (so long as such Restricted Subsidiary could have incurred such Indebtedness directly without violation of the Notes Indenture);

          (x) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument issued by COI or its Subsidiaries drawn against insufficient funds in the ordinary course of business in an amount not to exceed $250,000 at any time, provided that such Indebtedness is extinguished within two business days of its incurrence; and

          (xi)  Indebtedness  (other  than  Indebtedness  described  in  clauses
     (i)-(x)) in a principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause
     (xi) and then outstanding, will not exceed $10.0 million (it being understood that any Indebtedness Incurred under this clause (xi) shall cease to be deemed Incurred or outstanding for purposes of this clause (xi) (but shall be deemed to be Incurred for purposes of paragraph (a)) from and after the first date on which COI or its Restricted Subsidiaries could have Incurred such Indebtedness under the foregoing paragraph (a) without reliance upon this clause (xi)).

     (c)  COI  will  not  permit  any  Unrestricted   Subsidiary  to  Incur  any
Indebtedness other than Non-Recourse Debt.

     Limitation on Restricted Payments. (a) COI shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving COI or any of its Restricted Subsidiaries) except (A) dividends or distributions payable in its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock and dividends in additional shares of Preferred Stock of COI outstanding on the Issue Date, (B) dividends or distributions payable to COI or a Restricted Subsidiary of COI which holds any equity interest in the paying Restricted Subsidiary (and if the Restricted Subsidiary paying the dividend or making the distribution is not a Wholly-Owned Subsidiary, to its other holders of Capital Stock on a pro rata basis), (C) dividends, or other distributions in an amount equal to the "public company" expenses of COMFORCE, including, but not limited to, legal, regulatory compliance and accounting expenses, in any event not to exceed $1.25 million in any fiscal year and (D) dividends payable out of Net Available Cash resulting from an Asset Disposition to the extent, and only to the extent, that (x) such amount will be used to comply with the covenant described in "Description of Senior Debentures-Limitation on Sales of Assets and Subsidiary Stock" and (y) the Company has previously complied with clauses (A), (B) and (C) of clause
(a)(i) of the covenant described in " -Limitation on Sales of Assets and Subsidiary Stock", (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of COI held by Persons other than a Wholly-Owned Subsidiary of COI or any Capital Stock of a Restricted Subsidiary of COI held by any Affiliate of COI, other than a Wholly-Owned Subsidiary (in either case, other than in exchange for its Capital Stock (other than Disqualified Stock)), (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment as described in preceding clauses (i) through (iv) being referred to as a "Restricted Payment"); if at the time COI or such Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); or (2) COI is not able to incur an additional $1.00 of Indebtedness pursuant to paragraph (a) under "-Limitation on Indebtedness"; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date would exceed the sum of (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the first day of the fiscal quarter beginning on or after the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment as to which financial results are available (but in no event ending more than 135 days prior to the date of such Restricted Payment) (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); (B) the aggregate net proceeds received by COI from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than net proceeds received from an issuance or sale of such Capital Stock to (x) a Subsidiary of COI, (y) an employee stock ownership plan or similar trust or (z) management employees of COI or any Subsidiary of
COI); provided, however, that the value of any non-cash net proceeds shall be as determined by the Board of Directors in good faith, except that in the event the value of any non-cash net proceeds shall be $2.0 million or more, the value shall be as determined in writing by an independent investment banking firm of nationally recognized standing; (C) the amount by which Indebtedness of COI is reduced on COI's balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary of COI) subsequent to the Issue Date of any Indebtedness of COI convertible or exchangeable for Capital Stock (other than Disqualified Stock) of COI (less the amount of any cash, or other property, distributed by COI upon such conversion or exchange); and (D) the amount equal to the net reduction in Investments (other than Permitted Investments) made after the Issue Date by COI or any of its Restricted Subsidiaries in any Person resulting from
(i) repurchases or redemptions of such Investments by such Person, proceeds realized upon the sale of such Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets by such Person to COI or any Restricted Subsidiary of COI or (ii) the redesignation of
Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously included in the calculation of the amount of Restricted Payments; provided, however, that no amount shall be included under this Clause (D) to the extent it is already included in Consolidated Net Income.

     (b) The provisions of paragraph (a) shall not prohibit: (i) any purchase or redemption of Capital Stock or Subordinated Obligations of COI made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of COI (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary, an employee stock ownership plan or similar trust or management employees of COI or any Subsidiary of COI); provided, however, that
(A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from clause (3) (B) of paragraph

(a); (ii) any purchase or redemption of Subordinated Obligations of COI made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of COI in compliance with the "Limitation on
Indebtedness" covenant; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; (iii) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted under "- Limitation on Sales of Assets and Subsidiary
Stock" below; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; and (iv) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments; provided, however, that in the case of clauses (i), (ii) and (iii) no Default or Event of Default shall have occurred or be continuing at the time of such payment or as a result thereof.

     (c) For purposes of determining compliance with the foregoing covenant, Restricted Payments may be made with cash or non-cash assets, provided that any Restricted Payment made other than in cash shall be valued at the fair market value (determined, subject to the additional requirements of the immediately succeeding proviso, in good faith by the Board of Directors) of the assets so utilized in making such Restricted Payment, provided, further that (i) in the case of any Restricted Payment made with Capital Stock or Indebtedness, such Restricted Payment shall be deemed to be made in an amount equal to the greater of the fair market value thereof and the liquidation preference (if any) or principal amount of the Capital Stock or Indebtedness, as the case may be, so utilized, and (ii) in the case of any Restricted Payment in an aggregate amount in excess of $2.0 million, a written opinion as to the fairness of the valuation thereof (as determined by COI) for purposes of determining compliance with the "Limitation on Restricted Payments" covenant in the Notes Indenture shall be issued by an independent investment banking firm of national standing.

     (d) Not later than the date of making any Restricted Payment, COI shall deliver to the Notes Trustee an Officer's Certificate stating that such Restricted Payment complies with the Notes Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon COI's latest available quarterly financial statements and a copy of any required investment banker's opinion.

     Limitation on Liens. The Notes Indenture provides that COI will not and will not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Liens except for Permitted Liens.

     Limitation on Restrictions on Distributions from Restricted Subsidiaries. COI shall not, and shall not permit any of its Restricted Subsidiaries to, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligation owed to COI, (ii) make any loans or advances to COI or (iii) transfer any of its property or assets to COI, except: (a) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including the New Credit Facility; (b) any encumbrance or restriction with respect to such a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness issued by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by COI and outstanding on such date (other than Indebtedness Incurred in anticipation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of COI or was acquired by COI); (c) any encumbrance or restriction with respect to such a Restricted Subsidiary pursuant to an agreement evidencing Indebtedness Incurred without violation of the Notes Indenture or effecting a refinancing of Indebtedness issued pursuant to an agreement referred to in clauses (a) or (b) or this clause
(c) or contained in any amendment to an agreement  referred to in clauses (a) or
(b) or this clause (c); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any of such agreement, refinancing agreement or amendment, taken as a whole, are no less favorable to the holders of the Notes in any material respect, as determined in good faith by the Board of Directors of COI, than encumbrances and restrictions with respect to such Restricted Subsidiary contained in agreements in effect at, or entered into on, the Issue Date; (d) in the case of clause (iii), any encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of COI or any Restricted Subsidiary not otherwise prohibited by the Notes Indenture, (C) that is included in a licensing agreement to the extent such restrictions limit the transfer of the property subject to such licensing agreement or (D) arising or agreed to in the ordinary course of business and that does not, individually or in the aggregate, detract from the value of property or assets of COI or any of its Subsidiaries in any manner material to COI or any such Restricted Subsidiary;
(e) in the case of clause (iii) above, restrictions contained in security agreements, mortgages or similar documents securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements; (f) in the case of clause (iii) above, any instrument governing or evidencing Indebtedness of a Person acquired by COI or any Restricted Subsidiary of COI at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired; provided, however, that such Indebtedness is not incurred in connection with or in contemplation of such acquisition; (g) any restriction with respect to such a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and (h) encumbrances or restrictions arising or existing by reason of applicable law.

     Limitation on Sales of Assets and Subsidiary Stock. (a) COI shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless (i) COI or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by COI's Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition, (ii) at least 80% of the consideration thereof received by COI or such Restricted Subsidiary is in the form of cash or Cash Equivalents and
(iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by COI (or such Restricted Subsidiary, as the case may
be) (A) first, to the extent COI or any Restricted Subsidiary elects (or is required by the terms of any senior secured indebtedness), (x) to prepay, repay or purchase senior secured indebtedness or (y) to the investment in or acquisition of Additional Assets within 270 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) second, within 270 days from the receipt of such Net Available Cash, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to make an offer to purchase Notes at 100% of their principal amount plus accrued and unpaid interest, if any, thereon; (C) third, within 90 days after the later of the application of Net Available Cash in accordance with clauses (A) and (B) and the date that is 270 days from the receipt of such Net Available Cash, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to prepay, repay or repurchase Indebtedness (other than Preferred Stock) of a Wholly-Owned Subsidiary (in each case other than Indebtedness owed to COI); and (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), to (w) the investment in or acquisition of Additional Assets, (x) the making of Temporary Cash Investments,
(y) the prepayment, repayment or purchase of Indebtedness of COI (other than Indebtedness owing to any Subsidiary of COI) or Indebtedness of any Subsidiary (other than Indebtedness owed to COI or any of its Subsidiaries) or to pay dividends to COMFORCE Corporation, to the extent, and only to the extent, that such dividends are used by COMFORCE Corporation to repurchase Senior Debentures which COMFORCE Corporation is obligated to repurchase pursuant to the covenant described in "Description of Senior Debentures-Limitation on Sales of Assets and Subsidiary Stock" or (z) any other purpose otherwise permitted under the Notes Indenture, in each case within the later of 45 days after the application of Net Available Cash in accordance with clauses (A), (B) and (C) or the date that is 360 days from the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A), (B), (C) or (D) above, COI or such Restricted Subsidiary shall retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions, COI and its Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance herewith except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this covenant at any time exceeds $10.0 million. COI shall not be required to make an offer for Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clause (A)) is less than $10.0 million for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

     For the purposes of this covenant, the following will be deemed to be cash:
(x) the assumption by the transferee of senior indebtedness of COI or senior indebtedness of any Restricted Subsidiary of COI and the release of COI or such Restricted Subsidiary from all liability on such senior indebtedness in connection with such Asset Disposition (in which case COI shall, without further action, be deemed to have applied such assumed Indebtedness in accordance with clause (A) of the preceding paragraph) and (y) securities received by COI or any Restricted Subsidiary of COI from the transferee that are promptly (and in any event within 60 days) converted by COI or such Restricted Subsidiary into cash.

     (b) In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (a) (iii) (B), COI will be required to purchase Notes tendered pursuant to an offer by COI for the Notes at a purchase price of 100% of their principal amount plus accrued and unpaid interest, if any, to the purchase date in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Notes Indenture. If the aggregate purchase price of the Notes tendered pursuant to the offer is less than the Net Available Cash allotted to the purchase of the Notes, COI will apply the remaining Net Available Cash in accordance with clauses (a) (iii) (C) or (D) above.

     (c) COI will comply,  to the extent  applicable,  with the  requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Notes Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, COI will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Notes Indenture by virtue thereof.

     Limitation on Affiliate Transactions. (a) COI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of any Affiliate of COI, other than a Wholly-Owned Subsidiary (an "Affiliate Transaction") unless: (i) the terms of such Affiliate Transaction are no less favorable to COI or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's length dealings with a Person who is not such an Affiliate; (ii) in the event such Affiliate Transaction involves an aggregate amount in excess of $500,000, the terms of such transaction have been approved by a majority of the members of the Board of Directors of COI and by a majority of the disinterested members of such Board, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in (i) above); and (iii) in the event such Affiliate Transaction involves an aggregate amount in excess of $1.0 million, COI has received a written opinion from an independent investment banking firm of nationally recognized standing that such Affiliate Transaction is fair to COI or such Restricted Subsidiary, as the case may be, from a financial point of view.

     (b) The foregoing paragraph (a) shall not apply to (i) any Restricted Payment permitted to be made pursuant to the covenant described under "- Limitation on Restricted Payments," (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, or any stock options and stock ownership plans for the benefit of employees, officers and directors, consultants and advisors approved by the Board of Directors of COI, (iii) loans or advances to employees in the ordinary course of business of COI or any of its Restricted Subsidiaries in aggregate amount outstanding not to exceed $250,000 to any employee or $1.0 million in the aggregate at any time, (iv) any transaction between Wholly-Owned Subsidiaries, (v) indemnification agreements with, and the payment of fees and indemnities to, directors, officers and employees of COI and its Restricted Subsidiaries, in each case in the ordinary course of business,
(vi) transactions pursuant to agreements in existence on the Issue Date which are (x) described in the Prospectus or (y) otherwise, in the aggregate, immaterial to COI and its Restricted Subsidiaries taken as a whole, (vii) any employment, non-competition or confidentiality agreements entered into by COI or any of its Restricted Subsidiaries with its employees in the ordinary course of business, (viii) the issuance of Capital Stock of COI (other than Disqualified Stock).

     Limitation on Issuances of Capital Stock of Restricted Subsidiaries. COI will not permit any of its Restricted Subsidiaries to issue any Capital Stock to any Person (other than to COI or a Wholly-Owned Subsidiary of COI) or permit any Person (other than COI or a Wholly-Owned Subsidiary of COI) to own any Capital Stock of a Restricted

Subsidiary of COI, if in either case as a result thereof such Restricted Subsidiary would no longer be a Restricted Subsidiary of COI; provided, however, that this provision shall not prohibit (x) COI or any of its Restricted Subsidiaries from selling, leasing or otherwise disposing of all of the Capital Stock of any Restricted Subsidiary or (y) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with the Notes Indenture.

     Limitation on Sale/Leaseback Transactions. COI will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, Guarantee or otherwise become liable with respect to any Sale/Leaseback Transaction with respect to any property or assets unless (i) COI or such Restricted Subsidiary, as the case may be, would be entitled, pursuant to the Notes Indenture, to Incur Indebtedness secured by a Permitted Lien on such property or assets in an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction, (ii) the Net Cash Proceeds from such Sale/Leaseback Transaction are at least equal to the fair market value of the property or assets subject to such Sale/Leaseback Transaction (such fair market value determined, in the event such property or assets have a fair market value in excess of $1.0 million, no more than 30 days prior to the effective date of such Sale/Leaseback Transaction, by the Board of Directors of COI as evidenced by a resolution of such Board) and (iii) the net cash proceeds of such Sale/Leaseback Transaction are applied in accordance with the provisions described under "- Limitation on Sales of Assets and Subsidiary Stock."

     SEC Reports. COI will file with the Notes Trustee and provide to the holders of the Notes, within 15 days after it files them with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which COI files with the Commission pursuant to
Section 13 or 15(d) of the Exchange Act. In the event that COI is not required to file such reports with the Commission pursuant to the Exchange Act, COI will nevertheless deliver such Exchange Act information to the holders of the Notes within 15 days after it would have been required to file it with the Commission.

     Limitation on Designations of Unrestricted Subsidiaries. COI may designate any Subsidiary of COI (other than a Subsidiary of COI which owns Capital Stock of a Restricted Subsidiary) as an "Unrestricted Subsidiary" under the Notes Indenture (a "Designation") only if:

          (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

          (b) COI would be permitted under the Notes Indenture to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the sum of
     (i) fair market value of the Capital Stock of such Subsidiary owned by COI and the Restricted Subsidiaries on such date and (ii) the aggregate amount of other Investments of COI and the Restricted Subsidiaries in such Subsidiary on such date; and

          (c) COI would be permitted to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "-Limitation on Indebtedness" at the time of Designation (assuming the effectiveness of such Designation).

     In the event of any such Designation, COI shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant described under "-Limitation on Restricted Payments" for all purposes of the Notes Indenture in the Designation Amount. The Notes Indenture further provides that COI shall not, and shall not permit any Restricted Subsidiary to, at any time
(x) provide direct or indirect credit support for or a guarantee of any Indebtedness of any Unrestricted Subsidiary (including of any undertaking, agreement or instrument evidencing such Indebtedness), (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary

(including any right to take enforcement action against such Unrestricted Subsidiary), except, in the case of clause (x) or (y), to the extent permitted under the covenant described under "-Limitation on Restricted Payments."

     The Notes Indenture further provides that COI may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation"), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if:

          (a) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

          (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Notes Indenture.

     All Designations and Revocations must be evidenced by Board Resolutions of COI delivered to the Notes Trustee certifying compliance with the foregoing provisions.

     Merger and Consolidation. COI shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the
"Successor Issuer") shall be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Issuer (if not COI) shall expressly assume, by supplemental indenture, executed and delivered to the Notes Trustee, in form satisfactory to the Notes Trustee, all the obligations of COI under the Notes and the Notes Indenture; (ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Issuer or any Subsidiary of the Successor Issuer as a result of such transaction as having been incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction, the Successor Issuer (A) shall have a Consolidated Net Worth equal or greater to the Consolidated Net Worth of COI immediately prior to such transaction and (B) shall be able to incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of "Limitation on Indebtedness"; and (iv) COI shall have delivered to the Notes Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Notes Indenture; and (v) there has been delivered to the Notes Trustee an Opinion of Counsel to the effect that holders of Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such consolidation, merger, conveyance, transfer or lease and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such consolidation, merger, conveyance, transfer or lease had not occurred.

     The Successor Issuer will succeed to, and be substituted for, and may exercise every right and power of, COI under the Notes Indenture, but, in the case of a lease of all or substantially all its assets, COI will not be released from the obligation to pay the principal of and interest on the Notes.

     Notwithstanding the foregoing clauses (ii) and (iii), (1) any Restricted Subsidiary of COI may consolidate with, merge into or transfer all or part of its properties and assets to COI.

Events of Default

     Each of the  following  constitutes  an Event of  Default  under  the Notes
Indenture: (i) a default in any payment of interest on any Note when due, continued for 30 days, (ii) a default in the payment of principal or premium of any Note when due at its Stated Maturity, upon optional or mandatory redemption, upon required repurchase, upon declaration or otherwise, (iii) the failure by COI to comply with its obligations under the "Merger and Consolidation" covenant described under "-Certain Covenants" above, (iv) the failure by COI to comply for 30 days after notice with any of its obligations under the covenants described under "-Change of Control" above or under covenants described under "-Certain Covenants" above (in each case, other than a failure to purchase Notes which shall constitute an Event


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


of Default under clause (ii) above), other than "Merger and Consolidation," (v) the failure by COI to comply for 60 days after notice with its other agreements contained in the Notes Indenture, (vi) Indebtedness of COI or any Restricted Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $1.0 million and such default shall not have been cured or such acceleration rescinded after a 10-day period, (vii) certain events of bankruptcy, insolvency or reorganization of COI or a Significant Subsidiary (the "bankruptcy provisions") or (viii) any judgment or decree for the payment of money in excess of $1.0 million (to the extent not covered by insurance) is rendered against COI or a Significant Subsidiary and such judgment or decree shall remain undischarged or unstayed for a period of 60 days after such judgment becomes final and non- appealable (the "judgment default provision"). However, a default under clause (iv) or (v) will not constitute an Event of Default until the Notes Trustee or the holders of 25% in principal amount of all outstanding series of Notes, voting as a single class, notify COI of the default and COI does not cure such default within the time specified in clause (iv) or (v) after receipt of such notice.

     If an Event of Default occurs and is continuing, the Notes Trustee or the holders of at least 25% in principal amount of all outstanding series of Notes, voting as a single class, by notice to COI may declare the principal of and premium and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal and premium and accrued and unpaid interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of COI occurs, the principal of and premium and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Notes Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of all outstanding series of Notes, voting as a single class, may rescind any such acceleration with respect to the Notes and its consequences.

     Subject to the provisions of the Notes Indenture relating to the duties of the Notes Trustee, if an Event of Default occurs and is continuing, the Notes Trustee will be under no obligation to exercise any of the rights or powers under the Notes Indenture at the request or direction of any of the holders unless such holders have offered to the Notes Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Notes Indenture or the Notes unless
(i) such holder has previously given the Notes Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of all outstanding series of Notes, voting as a single class, have requested the Notes Trustee to pursue the remedy, (iii) such holders have offered the Notes Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Notes Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the holders of a majority in principal amount of all series of outstanding Notes, acting as a single class, have not given the Notes Trustee a direction that, in the opinion of the Notes Trustee, is inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of all outstanding series of Notes, voting as a single class, are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Notes Trustee or of exercising any trust or power conferred on the Notes Trustee. The Notes Trustee, however, may refuse to follow any direction that conflicts with law or the Notes Indenture or that the Notes Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Notes Trustee in personal liability. Prior to taking any action under the Notes Indenture, the Notes Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

     The Notes Indenture provides that if a Default occurs and is continuing and is known to the Notes Trustee, the Notes Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Notes Trustee may withhold notice if and so long as its board of directors, a committee of its board of directors or a committee of its Trust officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, COI is required to deliver to the Notes Trustee, within 90 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. COI also is required to deliver to the


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


Notes Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults.

Amendments and Waivers

     Subject to certain exceptions, the Notes Indenture may be amended with the consent of the holders of a majority in principal amount of all outstanding series of Notes, voting as a single class, then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of all outstanding series of Notes, voting as a single class. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things, (i) reduce the amount of Notes whose holders must consent to an amendment, (ii) reduce the stated rate of or extend the stated time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed as described under "-Optional Redemption" above,
(v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any holder to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes or
(vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

     Without the consent of any holder, COI and the Notes Trustee may amend the Notes Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of COI under the Notes Indenture (provided that there has been delivered to the Notes Trustee an Opinion of Counsel to the effect that holders of Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such assumption and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such assumption had not occurred), to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163 (f) (2) (B) of the
Code), to add further Guarantees with respect to the Notes, to secure the Notes, to add to the covenants of COI for the benefit of the holders or to surrender any right or power conferred upon COI, to make any change that does not adversely affect the rights of any holder or to comply with any requirement of the Commission in connection with the qualification of the Notes Indenture under the Trust Indenture Act.

     The consent of the holders is not necessary under the Notes Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Notes Indenture becomes effective, COI is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

     COI at any time may terminate all its obligations under the Notes and the Notes Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. COI at any time may terminate its obligations under covenants described under "-Certain Covenants" (other than "Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "-Events of Default" above and the limitations contained in clauses (iii) and (iv) under "-Certain Covenants -Merger and Consolidation" above ("covenant defeasance").

     COI may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If COI exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event


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


of Default with respect thereto. If COI exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Significant Subsidiaries), (viii) or (ix) under "-Events of Default" above or because of the failure of COI to comply with clause (iii) or (iv) under "-Certain Covenants - Merger and Consolidation" above.

     In order to exercise either defeasance option, COI must irrevocably deposit in trust (the "defeasance trust") with the Notes Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Notes Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

Satisfaction and Discharge of the Notes Indenture

     The Notes Indenture will cease to be of further effect (except as otherwise expressly provided for in the Notes Indenture) when either (i) all outstanding Notes have been delivered (other than lost, stolen or destroyed Notes which have been replaced) to the Notes Trustee for cancellation or (ii) all outstanding Notes have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption pursuant to the terms of the Notes Indenture and COI has irrevocably deposited with the Notes Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon (other than lost, stolen, mutilated or destroyed Notes which have been replaced), and, in either case, COI has paid all other sums payable under the Notes Indenture. The Notes Trustee is required to acknowledge satisfaction and discharge of the Notes Indenture on demand of COI accompanied by an Officer's Certificate and an Opinion of Counsel at the cost and expense of COI.

Transfer and Exchange

     Upon any transfer of a Note, the registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Notes Indenture. The registrar is not required to transfer or exchange any Notes selected for redemption nor is the registrar required to transfer or exchange any Notes for a period of 15 days before a selection of Notes to be redeemed. The registered holder of a Note may be treated as the owner of it for all purposes.

Concerning the Notes Trustee

     Wilmington Trust Company is the Notes Trustee under the Notes Indenture and has been appointed by COI as Registrar and Paying Agent with regard to the Notes.

     The Notes Indenture contains certain limitations on the rights of the Notes Trustee, should it become a creditor of COI, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim a security or otherwise. The Notes Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.

     The holders of a majority in aggregate principal amount of the then outstanding Notes issued under the Notes Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Notes Trustee. The Notes Indenture provides that in case an Event of Default shall occur (which shall not be cured) the Notes Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Notes Trustee will be under no obligation to exercise any of its rights or powers under the Notes Indenture at the request of any of the holders of the Notes issued thereunder unless they shall have offered to the Notes Trustee security and indemnity satisfactory to it.



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


Governing Law

     The Notes Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

     "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Permitted Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by COI or a Restricted Subsidiary of COI; (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of COI; or (iv) Permitted Investments of the type and in the amounts described in clause (viii) of the definition thereof; provided, however, that, in the case of clauses (ii) and (iii), such Restricted Subsidiary is primarily engaged in a Permitted Business.

     "Affiliate" of any specified person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Disposition" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions that are part of a common plan) of shares of Capital Stock of (or any other equity interests in) a Restricted Subsidiary (other than directors' qualifying shares) or of any other property or other assets (each referred to for the purposes of this definition as a "disposition") by COI or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Restricted Subsidiary to COI or by COI or a Restricted Subsidiary to a Wholly-Owned Subsidiary, (ii) a disposition of inventory in the ordinary course of business, (iii) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of COI and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business, (iv) dispositions of property for net proceeds which, when taken collectively with the net proceeds of any other such dispositions under this clause (iv) that were consummated since the beginning of the calendar year in which such disposition is consummated, do not exceed $1.0 million, and (v) transactions permitted under "-Certain Covenants-Merger and Consolidation" above. Notwithstanding anything to the contrary contained above, a Restricted Payment made in compliance with the "Limitation on Restricted Payments" covenant shall not constitute an Asset Disposition except for purposes of determinations of the Consolidated Coverage Ratio.

     "Attributable Indebtedness" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the product of the numbers of years (rounded upwards to the nearest month) from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption multiplied by the amount of such payment by (ii) the sum of all such payments.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.



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


     "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, (iii) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million, (iv) repurchase obligations for underlying securities of the types described in clauses (ii) and (iii) entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper rated A-1 or the equivalent thereof by Moody's or S&P and in each case maturing within one year after the date of acquisition, (vi) investment funds investing 95% of their assets in securities of the types described in clauses (i)-(v) above, (vii) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P and (viii) Indebtedness or preferred stock issued by Persons with a rating of "A" or higher from S&P or "A2" or higher from Moody's.

     "COI" means COMFORCE Operating, Inc., a Delaware corporation.

     "Consolidated Cash Flow" for any period means the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense, (v) exchange or translation losses on foreign currencies and (vi) all other non-cash items reducing Consolidated Net Income (excluding any non-cash item to the extent it represents an accrual of or reserve for cash disbursements for any subsequent period prior to the stated maturity of the Notes) and less, (x) the aggregate amount of contingent and "earnout" payments in respect of any Permitted Business acquired by COI or any Restricted Subsidiary that are paid in cash during such period and (y) to the extent added in calculating Consolidated Net Income, (A) exchange or translation gains on foreign currencies and (B) non-cash items (excluding such non-cash items to the extent they represent an accrual for cash receipts reasonably expected to be received prior to the Stated Maturity of the Notes), in each case for such period. Notwithstanding the foregoing, the income tax expense, depreciation expense and amortization expense of a Subsidiary of COI shall be included in Consolidated Cash Flow only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of Consolidated Cash Flow for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination and as to which financial statements are available to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (A) if COI or any of its Restricted Subsidiaries has incurred any Indebtedness since the beginning of such period and through the date of determination of the Consolidated Coverage Ratio that remains outstanding or if the transaction giving rise to the need to calculate Consolidated Coverage Ratio is an incurrence of Indebtedness, or both, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to (1) such Indebtedness as if such Indebtedness had been incurred on the first day of such period (provided that if such Indebtedness is incurred under a revolving credit facility (or similar arrangement or under any predecessor revolving credit or similar arrangement) only that portion of such Indebtedness that constitutes the one year projected average balance of such Indebtedness (as determined in good faith by the Board of Directors of COI) shall be deemed outstanding for purposes of this calculation), and (2) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period,
(B) if since the beginning of such period any Indebtedness of COI or any of its Restricted Subsidiaries has been repaid, repurchased, defeased or otherwise discharged (other than Indebtedness under a revolving credit or similar arrangement unless such revolving credit Indebtedness has been permanently repaid and the underlying commitment terminated and has not been replaced), Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Indebtedness had been repaid, repurchased, defeased or otherwise discharged on the first day of such period,
(C) if since the beginning of such period COI or any of its Restricted Subsidiaries shall have made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Disposition, Consolidated Cash Flow for such period shall be reduced by an amount equal to the Consolidated Cash Flow (if positive) attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated Cash Flow (if negative) attributable thereto for such period, and Consolidated Interest Expense for such period shall be (i) reduced by an amount equal to the Consolidated Interest Expense attributable to any Indebtedness of COI or any of its Restricted Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to COI and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary of COI is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent COI and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale) and (ii) increased by interest income attributable to the assets which are the subject of such Asset Disposition for such period, (D) if since the beginning of such period COI or any of its Restricted Subsidiaries (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary of COI (or any Person which becomes a Restricted Subsidiary of COI as a result thereof) or an acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder which constitutes all or substantially all of an operating unit of a business, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (E) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary of COI or was merged with or into COI or any Restricted Subsidiary of COI since the beginning of such period) shall have made any Asset Disposition, Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by COI or a Restricted Subsidiary of COI during such period, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of COI. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

     "Consolidated Interest Expense" means, for any period, the total consolidated interest expense of COI and its Restricted Subsidiaries determined in accordance with GAAP, plus, to the extent not included in such interest expense (i) interest expense attributable to Capitalized Lease Obligations, (ii) capitalized interest, (iii) amortization of original issue discount, (iv) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (v) interest actually paid by COI or any such Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person, (vi) net payments (whether positive or negative) pursuant to Interest Rate Agreements, (vii) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than COI) in connection with Indebtedness Incurred by such plan or trust and (viii) cash and Disqualified Stock dividends in respect of all Preferred Stock of Subsidiaries and Disqualified Stock of COI held by Persons other than COI or a Wholly-Owned Subsidiary and less (a) to the extent included in such interest expense, the amortization of capitalized debt issuance costs, (b) interest income and (c) non-cash interest expense. Notwithstanding the foregoing, the Consolidated Interest Expense with respect to any Restricted Subsidiary of COI, that was not a Wholly-Owned Subsidiary, shall be included only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

     "Consolidated Net Income" means, for any period, the consolidated net income (loss) of COI and its consolidated Subsidiaries determined in accordance with GAAP; provided, however, that there shall not be included


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in such  Consolidated  Net  Income:  (i) any net  income  (loss)  of any  person acquired by COI or any of its Restricted Subsidiaries in a pooling of interests transaction for any period prior to the date of such acquisition, (ii) any net income of any Restricted Subsidiary of COI if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or
the  making  of  distributions  by  such  Restricted  Subsidiary,   directly  or
indirectly, to COI (other than restrictions in effect on the Issue Date with respect to a Restricted Subsidiary of COI and other than restrictions that are created or exist in compliance with the "Limitation on Restrictions on Distributions from Restricted Subsidiaries" covenant), (iii) any gain or loss realized upon the sale or other disposition of any assets of COI or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which are not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person, (iv) any extraordinary gain or loss, (v) the cumulative effect of a change in accounting principles, (vi) the net income of any Person, other than a Restricted Subsidiary, except to the extent of the lesser of (A) cash dividends or distributions actually paid to COI or any of its Restricted Subsidiaries by such Person and (B) the net income of such Person (but in no event less than zero), and the net loss of such Person (other than an Unrestricted Subsidiary) shall be included only to the extent of the aggregate Investment of COI or any of its Restricted Subsidiaries in such Person and (vii) any non-cash expenses attributable to grants or exercises of employee stock options. Notwithstanding the foregoing, for the purpose of the covenant described under "-Certain Covenants-Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to COI or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a) (3) (D) thereof.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of COI and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of COI ending prior to the taking of any action for the purpose of which the determination is being made and for which financial statements are available (but in no event ending more than 135 days prior to the taking of such action), as (i) the par or stated value of all outstanding Capital Stock of COI plus (ii) paid in capital or capital surplus relating to such Capital Stock plus
(iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

     "Continuing Director" of any Person means, as of the date of determination, any Person who (i) was a member of the Board of Directors of such Person on the date of the Notes Indenture or (ii) was nominated for election or elected to the Board of Directors of such Person with the affirmative vote of a majority of the Continuing Directors of such Person who were members of such Board of Directors at the time of such nomination or election.

     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than an event which would constitute a Change of Control), (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final Stated Maturity of the Notes, or (ii) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (a) debt securities or (b) any Capital Stock referred to in (i) above, in each case at any time prior to the final Stated Maturity of the Notes.

     "Equity Offering" means an offering for cash by COMFORCE Corporation of its common stock, or options, warrants or rights with respect to its common stock.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.


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


     "Existing Indebtedness" means Indebtedness of COI or its Restricted Subsidiaries in existence on the Issue Date, plus interest accrued, thereon, after application of the net proceeds of the New Credit Facility and the Notes as described in the Prospectus.

     "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of COI acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of COI delivered to the Notes Trustee.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the Notes Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Notes Indenture shall be computed in conformity with GAAP.

     "Group" shall mean any "group" for purposes of Section 13(d) of the Exchange Act.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Incur" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money, (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i), (ii) and (v) ) entered into in the ordinary course of business of such Person to the extent that such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except (x) trade payables and accrued expenses incurred in the ordinary course of business and (y) contingent or "earnout" payment obligations in respect of any Permitted Business acquired by COI or any Restricted Subsidiary), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, (v) all Capitalized Lease
Obligations and all Attributable Indebtedness of such Person, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, (vii) all Indebtedness of other Persons to the extent Guaranteed by such Person, (viii) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary of COI, any Preferred Stock of such Restricted Subsidiary to the extent such obligation


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arises on or before the Stated  Maturity  of the Notes (but  excluding,  in each case, accrued dividends) with the amount of Indebtedness represented by such Disqualified Stock or Preferred Stock, as the case may be, being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price; provided that, for purposes hereof the "maximum fixed repurchase price" of any Disqualified Stock or Preferred Stock, as the case may be, which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock, as the case may be, as if such Disqualified Stock or Preferred Stock, as the case may be, were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Notes Indenture, and if such price is based on the fair market value of such Disqualified Stock or Preferred Stock, as the case may be, such fair market value shall be determined in good faith by the Board of Directors of COI and (ix) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. Unless specifically set forth above, the amount of Indebtedness of any Person at any date shall be the outstanding principal amount of all unconditional obligations as described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP, and the maximum liability of such Person, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations described above at such date.

     "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts payable on the balance sheet of such Person) or other extension of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the "Limitation on Restricted Payments" covenant, (i) "Investment" shall include the portion (proportionate to COI's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of COI at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, COI shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) COI's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to COI's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors and evidenced by a resolution of such Board of Directors certified in an Officers' Certificate to the Notes Trustee.

     "Issue Date" means the date on which the Notes are originally issued.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Management Group" means James L. Paterek, Christopher P. Franco and Michael Ferrentino.

     "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets subject to such Asset Disposition) therefrom in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets


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subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to any Person owning a beneficial interest in assets subject to sale or minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, (iv) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition, provided however, that upon any reduction in such reserves (other than to the extent resulting from payments of the respective reserved liabilities), Net Available Cash shall be increased by the amount of such reduction to reserves, and retained by COI or any Restricted Subsidiary of COI after such Asset Disposition and (v) any portion of the purchase price from an Asset Disposition placed in escrow (whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with such Asset Disposition) provided, however, that upon the termination of such escrow, Net Available Cash shall be increased by any portion of funds therein released to COI or any Restricted Subsidiary.

     "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale.

     "New Credit Facility" means the Loan and Security Agreement, dated as of November 26, 1997, among COMFORCE and COI and certain subsidiaries thereof, as guarantors, and various other direct and indirect active subsidiaries thereof, as borrowers, Heller, and any other financial institutions from time to time party thereto, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including by way of adding Subsidiaries of COI as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     "Non-Recourse Debt" means Indebtedness (i) as to which neither COI nor any Restricted Subsidiary (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor, general partner or otherwise) and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of COI or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

     "Officer" means the Chairman of the Board, the Vice-Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice-President, the Treasurer or the Secretary of COI.

     "Officer's Certificate" shall mean a certificate signed by two Officers of COI, at least one of whom shall be the principal executive, financial or accounting officer of COI.

     "Opinion of Counsel" means a written opinion, in form and substance acceptable to the Notes Trustee, from legal counsel who is acceptable to the Notes Trustee.

     "Permitted Business" means any business which is the same as or related, ancillary or complementary to any of the businesses of COI and its Restricted Subsidiaries on the date of the Notes Indenture, as reasonably determined by COI's Board of Directors.

     "Permitted Investment" means an Investment by COI or any of its Restricted Subsidiaries in (i) a Wholly-Owned Subsidiary of COI; provided, however, that the primary business of such Wholly-Owned Subsidiary


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is a Permitted  Business;  (ii) another Person if as a result of such Investment such other Person becomes a Wholly-Owned Subsidiary of COI or is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, COI or a Wholly-Owned Subsidiary of COI; provided, however, that in each case such Person's primary business is a Permitted Business; (iii) Temporary Cash Investments; (iv) receivables owing to COI or any of its Restricted Subsidiaries, created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans and advances to employees made in the ordinary course of business consistent with past practices of COI or such Restricted Subsidiary in an aggregate amount outstanding at any one time not to exceed $250,000 to any one employee or $1.0 million in the aggregate; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to COI or any of its Restricted Subsidiaries or in satisfaction of judgments or claims;
(viii) a Person engaged in a Permitted Business or a loan or advance by COI the proceeds of which are used solely to make an investment in a Person engaged in a Permitted Business or a Guarantee by COI of Indebtedness of any Person in which such Investment has been made; provided, however, that no Permitted Investments may be made pursuant to this clause (viii) to the extent the amount thereof would, when taken together with all other Permitted Investments made pursuant to this clause (viii), exceed $5.0 million in the aggregate (plus, to the extent
not  previously  reinvested,   any  return  of  capital  realized  on  Permitted
Investments made pursuant to this clause (viii), or any release or other cancellation of any Guarantee constituting such Permitted Investment); (ix) Persons to the extent such Investment is received by COI or any Restricted Subsidiary as consideration for asset dispositions effected in compliance with the covenant described under "Certain Covenants Limitations on Sales of Assets and Subsidiary Stock"; (x) prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of COI and its Restricted Subsidiaries; and (xi) Investments in connection with pledges, deposits, payments or performance bonds made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar
obligations,   including  obligations  under  health,  safety  or  environmental obligations.

     "Permitted Liens" means: (i) pledges or deposits by COI or any Restricted Subsidiary under workmen's compensation laws, unemployment insurance laws, other types of social security benefits or similar legislation, or good faith deposits in connection with bids, tenders or contracts (other than for the payment of Indebtedness) or leases to which COI or any Restricted Subsidiary is a party, or deposits to secure public or statutory obligations or deposits of cash or United States government bonds to secure surety or appeal bonds to which COI or any Restricted Subsidiary is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred by COI or any Restricted Subsidiary in the ordinary course of business consistent with past practice; (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due from COI or any Restricted Subsidiary or being contested in good faith by appropriate proceedings by COI or any Restricted Subsidiary, as the case may be, or other Liens arising out of judgments or awards against COI or any Restricted Subsidiary with respect to which COI or such Restricted Subsidiary, as the case may be, will then be prosecuting an appeal or other proceedings for review; (iii) Liens for property taxes or other taxes, assessments or governmental charges of COI or any Restricted Subsidiary not yet due or payable or subject to penalties for nonpayment or which are being contested by COI or such Restricted Subsidiary, as the case may be, in good faith by appropriate proceedings; (iv) Liens in favor of issuers of performance bonds and surety bonds issued pursuant to clause
(b)(vi) under "- Certain Covenants - Limitation on Indebtedness"; (v) survey exceptions, encumbrances, easements or, reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes or zoning or other restrictions as to the use of real property of COI or any Restricted Subsidiary incidental to the ordinary course of conduct of the business of COI or such Restricted Subsidiary or as to the ownership of properties of COI or any Restricted subsidiary, which, in either case, were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of COI or any Restricted subsidiary; (vi) Liens to secure Indebtedness permitted under clauses
(a)(ii) and (b)(i)  under  "-Certain  Covenants - Limitation  on  Indebtedness";
(vii)  Liens  outstanding  immediately  after  the  Issue  Date as set  forth on
Schedule II to the Notes Indenture (and not otherwise permitted by clause (vi));
(viii) Liens on property, assets or shares of stock of any Restricted Subsidiary at the time such Restricted Subsidiary became a Subsidiary of COI; provided, however, that (A) if any such Lien has been Incurred in anticipation of such


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transaction,  such property, assets or shares of stock subject to such Lien will have a fair market value at the date of the acquisition thereof not in excess of the lesser of (1) the aggregate purchase price paid or owed by COI in connection with the acquisition of such Restricted Subsidiary and (2) the fair market value of all property and assets of such Restricted Subsidiary and (B) any such Lien will not extend to any other assets owned by COI or any Restricted Subsidiary;
(ix) Liens on property or assets at the time COI or any Restricted Subsidiary acquired such assets, including any acquisition by means of a merger or consolidation with or into COI or such Restricted Subsidiary; provided, however, that (A) if any such Lien is Incurred in anticipation of such transaction, such property or assets subject to such Lien will have a fair market value at the date of the acquisition thereof not in excess of the lesser of (1) the aggregate purchase price paid or owed by COI or such Restricted Subsidiary in connection with the acquisition thereof and of any other property and assets acquired simultaneously therewith and (2) the fair market value of all such property and assets acquired by COI or such Restricted Subsidiary and (B) any such Lien will not extend to any other property or assets owned by COI or any Restricted Subsidiary; (x) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to COI or a Wholly Owned Subsidiary; (xi) Liens to secure any
extension,  renewal,  refinancing,   replacement  or  refunding  (or  successive
extensions, renewals, refinancings, replacements or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in any of clauses (vii),
(viii) and (ix); provided, however, that any such Lien will be limited to all or part of the same property or assets that secured the original Lien (plus
improvements   on  such  property)  and  the  aggregate   principal   amount  of
Indebtedness that is secured by such Lien will not be increased to an amount greater than the sum of (A) the outstanding principal amount, or, if greater, the committed amount, of the Indebtedness described under clauses (vii), (viii) and (ix) at the time the original Lien became a Permitted Lien under the Indenture and (B) an amount necessary to pay any premiums, fees and other expenses Incurred by COI in connection with such refinancing, refunding, extension, renewal or replacement; (xii) Liens on property or assets of COI securing Interest Rate Agreements and Currency Agreements so long as the related Indebtedness is, and is permitted under "- Certain Covenants - Limitation on Indebtedness", secured by a Lien on the same property securing the relevant
Interest  Rate   Agreement  or  Currency   Agreement;   (xiii)  Liens   securing
Indebtedness incurred under the New Credit Facility or any Guarantee thereof by any Restricted Subsidiary; and (xiv) Liens on property or assets of COI or any Restricted Subsidiary securing Indebtedness (1) under purchase money obligation or Capitalized Lease Obligations permitted under clause (b)(ii) under "- Certain Covenants - Limitation on Indebtedness" or (2) under Sale/Leaseback Transactions
permitted   under  "-  Certain   Covenants  -   Limitation   on   Sale/Leaseback
Transactions"; provided, that (A) the amount of Indebtedness Incurred in any specific case does not, at the time such Indebtedness is Incurred, exceed the lesser of the cost or fair market value of the property or asset acquired or constructed in connection with such purchase money obligation or Capitalized Lease Obligation or subject to such Sale/Leaseback Transaction, as the case may be, (B) such Lien will attach to such property or asset upon acquisition of such property or asset and or upon commencement of such Sale/Leaseback Transaction, as the case may be, and (C) no property or asset of COI or any Restricted Subsidiary (other than the property or asset acquired or contracted in connection with such purchase money Obligation or Capitalized Lease Obligation or subject to such Sale/Leaseback Transaction, as the case may be) are subject to any Lien securing such Indebtedness.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

     "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such
corporation,   over  shares  of  Capital  Stock  of  any  other  class  of  such corporation.

     A "Public Market" exists at any time with respect to the common stock of COMFORCE Corporation if (a) the common stock of COMFORCE Corporation is then registered with the Securities and Exchange Commission pursuant to Section 12(b) or 12(g) of the Exchange Act and traded either on a national securities exchange or in the National Association of Securities Dealers Automated Quotation System and (b) at least 15% of the total issued and


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

outstanding common stock of COMFORCE Corporation as applicable, has been distributed prior to such time by means of an effective registration statement under the Securities Act of 1933.

     "Refinancing Indebtedness" means Indebtedness that refunds, refinances, replaces, renews, repays or extends (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the date of the Notes
Indenture or Incurred in compliance with the Notes Indenture (including Indebtedness of COI that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that (i) the Refinancing Indebtedness has a Stated Maturity no earlier than the earlier of (A) the first anniversary of the Stated Maturity of the Notes and (B) Stated Maturity of the Indebtedness being refinanced, (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the lesser of (A) the Average Life of the Notes and (B) the Average Life of the Indebtedness being refinanced and, (iii) the Refinancing Indebtedness is in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to (or 101% of, in the case of a refinancing of the Notes in connection with a Change of Control) or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus the amount of any premium required to be paid in connection therewith and reasonable fees and expenses therewith) provided, further, that Refinancing Indebtedness shall not include Indebtedness of a Subsidiary which refinances Indebtedness of COI.

     "Restricted Subsidiary" means any Subsidiary of COI other an Unrestricted Subsidiary.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby COI or a Restricted Subsidiary transfers such property to a Person and COI or a Subsidiary leases it from such Person.

     "Secured Indebtedness" means any Indebtedness of COI secured by a Lien.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of COI within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision.

     "Subordinated   Obligation"   means  any   Indebtedness   of  COI  (whether
outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement.

     "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary shall refer to a Subsidiary of COI.

     "Temporary Cash Investments" means any of the following: (i) any Investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof,
(ii) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital surplus and undivided profits aggregating in excess of $250 million (or the foreign currency equivalent thereof) and whose long-term debt, or whose parent holding company's long-term debt, is rated "A" (or such similar


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equivalent rating) or higher by at least one nationally  recognized  statistical rating organization (as defined in Rule 436 under the Securities Act), (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of COI) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's
Ratings Group, (v) Investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc. and (vi) Investments in mutual funds whose investment guidelines restrict such funds' investments to those satisfying the provisions of clauses (i) through (v) above.

     "Unrestricted Subsidiary" means (i) any Subsidiary of COI that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of COI (including any newly acquired or newly formed Subsidiary of COI) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, COI or any Restricted Subsidiary of COI that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that each Subsidiary to be so designated and each of its Subsidiaries has not at the time of such designation, and does not thereafter create, Incur, issue, assume, guarantee or otherwise becomes liable with respect to any Indebtedness other than Non-Recourse Debt and either (A) the Subsidiary to be so designated has total consolidated assets of $10,000 or less or (B) if such Subsidiary has consolidated assets greater than $10,000, then such designation would be permitted under "-Certain Covenants - Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary subject to the limitations contained in "-Certain Covenants Limitation on Designations of Unrestricted Subsidiaries."

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "Voting Stock" of any corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

     "Wholly-Owned Subsidiary" means a Restricted Subsidiary of COI, at least 99% of the Capital Stock of which (other than directors' qualifying shares) is owned by COI or another Wholly-Owned Subsidiary.


                          THE DEBENTURES EXCHANGE OFFER

Purpose and Effect of the Debentures Exchange Offer

     The Units, which were, in part, comprised of the Old Senior Debentures, were sold by the Company on November 26, 1997, to the Initial Purchaser pursuant to the Units Purchase Agreement. The Initial Purchaser subsequently resold the Units, including the Old Senior Debentures, to qualified institutional buyers pursuant to Rule 144A under the Securities Act, or institutional "accredited investors" (as defined in Rule 501(a) (1), (2), (3) or (7) of Regulation D under the Securities Act). Pursuant to the Unit Purchase Agreement, the Company entered into the Senior Debentures Registration Rights Agreement, pursuant to which the Company has agreed, for the benefit of the holders of the Unregistered Senior Debentures, at the Company's cost, to (i) file a registration statement with the Commission within 30 days after the date of the original issue (the "Issue Date") of the Unregistered Senior Debentures (such date of filing, the "Filing Date") with respect to the Debentures Exchange Offer for the Exchange


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Senior  Debentures,  (ii) use its best efforts to cause the Debentures  Exchange
Offer Registration Statement to be declared effective under the Securities Act within 90 days after the Issue Date, (iii) use its best efforts to cause such Debentures Exchange Offer Registration Statement to remain effective until the closing of the Debentures Exchange Offer and (iv) use its best efforts to consummate the Debentures Exchange Offer no later than 130 days after the Issue Date. Upon the registration statement being declared effective, the Company will offer the Exchange Senior Debentures in exchange for the Unregistered Senior Debentures. The Company will keep the Debentures Exchange Offer open for no less than 30 business days (or longer if required by applicable law) after the date on which notice of the Debentures Exchange Offer is mailed to the holders of the Unregistered Senior Debentures.

     For each Old Senior Debenture properly tendered and accepted pursuant to the Debentures Exchange Offer, the holder of such Unregistered Senior Debenture will receive a New Senior Debenture having a principal amount equal to that of the Old Senior Debenture tendered. Interest on each New Senior Debenture will accrue or accumulate from the last interest payment date on which interest was paid on the Unregistered Senior Debenture tendered in exchange therefor or, if no interest has been paid on such Unregistered Senior Debenture, from the Issue Date.

     Each holder of the Unregistered Senior Debentures who wishes to exchange the Unregistered Senior Debentures for Exchange Senior Debentures in the Debentures Exchange Offer will be required to represent in the BLUE Letter of Transmittal that (i) it is not an "affiliate" (as defined in Rule 405 under the Securities Act) of the Company, (ii) the Exchange Senior Debentures to be received by it were acquired in the ordinary course of its business, (iii) at the time of commencement of the Debentures Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Senior Debentures and (iv) it is not acting on behalf of any person who could not truthfully make the foregoing representations.

     In the event that (i) applicable law or interpretations of the staff of the Commission do not permit the Company to effect the Debentures Exchange Offer,
(ii) in certain circumstances, the Initial Purchaser so requests, (iii) any holder of the Unregistered Senior Debentures (other than the Initial Purchaser) who is not eligible to participate in the Debentures Exchange Offer so requests, or (iv) for any reason the Debentures Exchange Offer is not consummated within 165 days after the Issue Date, the Company will at its cost, (a) as promptly as reasonably practicable, file a shelf registration statement covering resales of the Unregistered Senior Debentures (a "Debentures Shelf Registration Statement"), (b) use its best efforts to cause such Debentures Shelf Registration Statement to be declared effective under the Securities Act by the 165th day after the Issue Date (or promptly if such Debentures Shelf Registration Statement was filed pursuant to clause (ii), above) and (c) use its best efforts to keep effective such Debentures Shelf Registration Statement until the earlier of two years after the Issue Date (or one year from the date the Debentures Shelf Registration Statement is declared effective if such Debentures Shelf Registration Statement is filed upon the request of the Initial Purchaser pursuant to clause (ii) above) or such shorter period which will
terminate  when  all  of  the  Debentures   covered  by  the  Debentures   Shelf
Registration Statement have been sold pursuant to the Debentures Shelf Registration Statement or when all of the Unregistered Senior Debentures become eligible for resale pursuant to Rule 144 under the Securities Act without volume restriction. See "--Resale of the Exchange Senior Debentures". The Company will, in the event of the filing of a Debentures Shelf Registration Statement, provide to each holder of the Registered Debentures copies of the prospectus which is a part of such Debentures Shelf Registration Statement. A holder that sells its Registered Debentures pursuant to a Debentures Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Debentures Registration Rights Agreements which are applicable to such holder (including certain indemnification rights and obligations thereunder).

     If the Company fails to comply with the above provisions or if such Debentures Shelf Registration Statement fails to become effective, then, as liquidated damages, additional interest (the "Additional Interest") shall become payable with respect to the Exchange Senior Debentures as follows:

     (i) if the registration statement for the Debentures Exchange Offer or the Debentures Shelf Registration Statement is not filed within 30 days following the Issue Date, the Additional Interest shall accrue on the Unregistered


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Senior  Debentures  over and above the  stated  interest  at a rate of 0.50% per annum for the first 90 days commencing on the 91st day after the Issue Date, such Additional Interest increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period;

     (ii) if the registration statement for the Debentures Exchange Offer or the Debentures Shelf Registration Statement is not declared effective within 90 days following the Issue Date, Additional Interest shall accrue on the Unregistered Senior Debentures over and above the stated interest at a rate of 0.50% per annum for the first 90 days commencing on the 91st day after the Issue Date, such Additional Interest increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period; or

     (iii) if (A) the Company has not exchanged all Unregistered Senior Debentures validly tendered in accordance with the terms of the Debentures
Exchange Offer on or prior to 130 days after the Issue Date or (B) the registration statement for the Debentures Exchange Offer ceases to be effective at any time prior to the time that the Debentures Exchange Offer is consummated or (C) if applicable, the Debentures Shelf Registration Statement has been declared effective and such Debentures Shelf Registration Statement ceases to be effective at any time prior to the second anniversary of the Issue Date (unless all the Registered Debentures have been sold thereunder or as otherwise provided herein), then the Additional Interest shall accrue on the Unregistered Senior Debentures over and above the stated interest at a rate of 0.50% per annum for the first 50 days commencing on (x) the 131st day after the Issue Date with respect to the Debentures validly tendered and not exchanged by the Company, in the case of (A) above, or (y) the day the registration statement for the Debentures Exchange Offer ceases to be effective or usable for its intended purpose in the case of (B) above, or (z) the day the Debentures Shelf Registration Statement ceases to be effective in the case of (C) above, the rate of such Additional Interest increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period; provided, however, that the Additional Interest payable on the Unregistered Senior Debentures may not exceed in the aggregate 2.0% per annum; and provided further, that (1) upon the filing of the registration statement for the Debentures Exchange Offer or the Debentures Shelf Registration Statement (in the case of clause (i) above), (2) upon the effectiveness of such registration statement for the Debentures Exchange Offer or the Debentures Shelf Registration Statement (in the case of
(ii) above), or (3) upon the exchange of Exchange Senior Debentures for all Unregistered Senior Debentures tendered (in the case of clause (iii) (A) above), or upon the effectiveness of the registration statement which had ceased to remain effective in the case of clause (iii) (B) above, or upon the effectiveness of the Debentures Shelf Registration Statement which had ceased to remain effective (in the case of clause (iii) (C) above), the Additional Interest accruing on the Unregistered Senior Debentures as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

     Any amounts of  Additional  Interest due  pursuant to clauses (i),  (ii) or
(iii) above will be payable in cash or, at the option of the Company, by the issuance of additional Debentures, on the same interest payment dates of the Unregistered Senior Debentures. The aggregate Additional Interest will be determined by multiplying the applicable rate of such Additional Interest by the principal amount of the Unregistered Senior Debentures multiplied by a fraction, the numerator of which is the number of days such Additional Interest was applicable during such period (determined on the basis of a 360-day year comprised of twelve 30-day months), and the denominator of which is 360.

     The summary herein of all material provisions of the Debentures Registration Rights Agreement does not purport to be exhaustive and is subject to, and is qualified in its entirety by, all the provisions of the Debentures Registration Rights Agreement, copies of which will be made available upon request to the Company.

     Following the consummation of the Debentures Exchange Offer, holders of the Unregistered Senior Debentures who were eligible to participate in the Debentures Exchange Offer but who did not tender their Unregistered Senior Debentures will not have any further exchange or registration rights and such Unregistered Senior Debentures will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Unregistered Senior Debentures could be adversely affected.



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


Terms of the Debentures Exchange Offer

     Upon the terms and subject to the conditions set forth in this Prospectus and in the BLUE Letter of Transmittal, the Company will accept any and all Unregistered Senior Debentures validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Senior Debentures in exchange for each $1,000 principal amount of outstanding Old Senior Debentures accepted in the Debentures Exchange Offer. Holders may tender some or all of their Unregistered Senior Debentures pursuant to the Debentures Exchange Offer. However, Old Senior Debentures may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Senior Debentures are the same as the form and terms of the Unregistered Senior Debentures except (i) the New Senior Debentures bear a Series B designation and a different CUSIP Number from the Old Senior Debentures and (ii) the Exchange Senior Debentures have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof. The New Senior Debentures will evidence the same debt as the Old Senior Debentures and will be entitled to the benefits of the Senior Indenture.

     As of the date of this Prospectus $20,000,000 aggregate principal amount of Old Senior Debentures are outstanding. The Company has fixed the close of business _______________, 1998 as the record date for the Debentures Exchange Offer for purposes of determining the persons to whom this Prospectus and the BLUE Letter of Transmittal will be mailed initially.

     Holders of the Unregistered Senior Debentures do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Senior Indenture in connection with the Debentures Exchange Offer. The Company intends to conduct the Debentures Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Unregistered Senior Debentures when, as and if the Company has given oral or written notice thereof to the Debentures Exchange Agent. The Debentures Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Senior Debentures from the Company.

     If any tendered Unregistered Senior Debentures are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted
Unregistered Senior Debentures will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Unregistered Senior Debentures in the Debentures Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions of the BLUE Letter of Transmittal, transfer taxes with respect to the exchange of Unregistered Senior Debentures pursuant to the Debentures Exchange Offer. The Company will pay all charges and expenses, other than the transfer taxes in certain circumstances, in connection with the Debentures Exchange Offer. See "--Fees and Expenses."

Expiration Date; Extensions; Amendments

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on _____________, 1998, unless the Company, in its sole discretion, extends the Debentures Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Debentures Exchange Offer is extended.

     In order to extend the Debentures Exchange Offer, the Company will notify the Debentures Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     The Company reserves the right, (i) to delay accepting any Unregistered Senior Debentures, to extend the Debentures Exchange Offer or to terminate the Debentures Exchange Offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Debentures Exchange Agent or (ii) to amend the terms of the Debentures Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

Procedures for Tendering

     The tender of Unregistered Senior Debentures pursuant to any of the procedures set forth in this Prospectus and in the BLUE Letter of Transmittal will constitute a binding agreement between the Tendering Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in such Letter of Transmittal. The tender of Unregistered Senior Debentures will constitute an agreement to deliver good and marketable title to all tendered Unregistered Senior Debentures prior to the Expiration Date free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

     EXCEPT AS PROVIDED IN "--GUARANTEED DELIVERY PROCEDURES," UNLESS THE UNREGISTERED SENIOR DEBENTURES BEING TENDERED ARE DEPOSITED BY THE HOLDER WITH THE DEBENTURES EXCHANGE AGENT PRIOR TO THE EXPIRATION DATE (ACCOMPANIED BY A PROPERLY COMPLETED AND DULY EXECUTED BLUE LETTER OF TRANSMITTAL), THE COMPANY MAY, AT ITS OPTION, REJECT SUCH TENDER. ISSUANCE OF EXCHANGE SENIOR DEBENTURES WILL BE MADE ONLY AGAINST DEPOSIT OF TENDERED UNREGISTERED SENIOR DEBENTURES AND DELIVERY OF ALL OTHER REQUIRED DOCUMENTS. NOTWITHSTANDING THE FOREGOING, DTC PARTICIPANTS TENDERING THROUGH ATOP WILL BE DEEMED TO HAVE MADE VALID DELIVERY WHERE THE DEBENTURES EXCHANGE AGENT RECEIVES AN AGENT'S MESSAGE (DEFINED BELOW) PRIOR TO THE EXPIRATION DATE.

     Accordingly,   to  properly  tender  Unregistered  Senior  Debentures,  the following procedures must be followed:

     Unregistered Senior Debentures held through DTC. Each Beneficial Owner holding Unregistered Senior Debentures through a DTC Participant must instruct such DTC Participant to cause its Unregistered Senior Debentures to be tendered in accordance with the procedures set forth in this Prospectus.

     Pursuant to an authorization given by DTC to the DTC Participants, each DTC Participant holding Unregistered Senior Debentures through DTC must (i) electronically transmit its acceptance through ATOP, and DTC will then edit and verify the acceptance, execute a book-entry delivery to the Debentures Exchange Agent's account at DTC and send an Agent's Message to the Debentures Exchange Agent for its acceptance, or (ii) comply with the guaranteed delivery procedures set forth below and in the Notice of Guaranteed Delivery. See "--Guaranteed Delivery Procedures."

     The Debentures Exchange Agent will (promptly after the date of this Prospectus) establish accounts at DTC for purposes of the Debentures Exchange Offer with respect to Unregistered Senior Debentures held through DTC, and any financial institution that is a DTC Participant may make book-entry delivery of interests in Unregistered Senior Debentures into the Debentures Exchange Agent's account through ATOP. However, although delivery of interests in the Unregistered Senior Debentures may be effected through book-entry transfer into the Debentures Exchange Agent's account through ATOP, an Agent's Message in connection with such book-entry transfer, and any other required documents, must be, in any case, transmitted to and received by the Debentures Exchange Agent at its address set forth under "--Debentures Exchange Agent," or the guaranteed delivery procedures set forth below must be complied with, in each case, prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Debentures Exchange Agent. The confirmation of a book-entry transfer into the Debentures Exchange Agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."



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


     The term "Agent's Message" means a message transmitted by DTC to, and received by, the Debentures Exchange Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each DTC Participant tendering through ATOP that such DTC Participants have received a BLUE Letter of Transmittal and agree to be bound by the terms of such Letter of Transmittal and that the Company may enforce such agreement against such DTC Participants.

     Cede & Co., as the Holder of the global certificates representing the Old Senior Debentures (the "Global Debentures"), will tender a portion of each of the Global Debentures equal to the aggregate principal amount due at the stated maturity for which instructions to tender are given by DTC Participants.

     Unregistered Senior Debentures held by Holders. Each Holder must (i) complete and sign and mail or deliver the accompanying BLUE Letter of Transmittal, and any other documents required by such Letter of Transmittal, together with certificate(s) representing all tendered Unregistered Senior Debentures, to the Debentures Exchange Agent at its address set forth under "--Debentures Exchange Agent," or (ii) comply with the guaranteed delivery procedures set forth below and in the Notice of Guaranteed Delivery. See "--Guaranteed Delivery Procedures."

     All signatures on a Letter of Transmittal must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution"); provided, however, that signatures on a Letter of Transmittal need not be guaranteed if such Unregistered Senior Debentures are tendered for the account of an Eligible Institution including (as such terms are defined in Rule 17Ad-15): (i) a bank; (ii) a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings institution that is a participant in a Securities Transfer Association recognized program.

     If a Letter of Transmittal or any Unregistered Security is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

     Holders should indicate in the applicable box in the BLUE Letter of Transmittal the name and address to which substitute certificates evidencing Unregistered Senior Debentures for amounts not tendered are to be issued or sent, if different from the name and address of the person signing such Letter of Transmittal. In the case of issuance in a different name, the employer identification or social security number of the person named must also be indicated. If no instructions are given, such Unregistered Senior Debentures not tendered, as the case may be, will be returned to the person signing such Letter of Transmittal.

     By tendering, each Holder and each DTC Participant will make to the Company the representations set forth in the third paragraph under the heading "--Purpose and Effect of the Debentures Exchange Offer."

     No alternative, conditional, irregular or contingent tenders will be accepted (unless waived). By executing a BLUE Letter of Transmittal or transmitting an acceptance through ATOP, as the case may be, each Tendering Holder waives any right to receive any notice of the acceptance for purchase of its Unregistered Senior Debentures.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered Unregistered Senior Debentures will be resolved by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders that are not in proper form or the acceptance of which may, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any condition to the Debentures Exchange Offer and any irregularities or conditions of tender as to particular Unregistered Senior Debentures. The Company's interpretation of the terms and conditions of the Debentures Exchange Offer (including the instructions in the BLUE Letter of Transmittal) will be final and binding. Unless waived, any irregularities in connection with tenders must be cured within such time as the Company shall determine. The Company and the Debentures Exchange Agent shall not be under any duty to give notification of defects in such tenders and shall not incur liabilities for failure to give such notification. Tenders of Unregistered Senior Debentures will not be deemed to have been made until such irregularities have been cured or waived. Any Unregistered Senior Debentures received by the Debentures Exchange Agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Debentures Exchange Agent to the tendering Holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.


     LETTERS OF TRANSMITTAL AND UNREGISTERED SENIOR DEBENTURES MUST BE SENT ONLY TO THE DEBENTURES EXCHANGE AGENT. DO NOT SEND LETTERS OF TRANSMITTAL OR UNREGISTERED SENIOR DEBENTURES TO THE COMPANY OR DTC.

     The method of delivery of Unregistered Senior Debentures and Letters of Transmittal, any required signature guaranties and all other required documents, including delivery through DTC and any acceptance through ATOP, is at the election and risk of the persons tendering and delivering acceptances or Letters of Transmittal and, except as otherwise provided in the applicable Letter of Transmittal, delivery will be deemed made only when actually received by the Debentures Exchange Agent. If delivery is by mail, it is suggested that the Holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Debentures Exchange Agent prior to the Expiration Date.

Guaranteed Delivery Procedures

     Unregistered Senior Debentures held through DTC. DTC Participants holding Unregistered Senior Debentures through DTC who wish to cause their Unregistered Senior Debentures to be tendered, but who cannot transmit their acceptances through ATOP prior to the Expiration Date, may cause a tender to be effected if:

     (a)  guaranteed delivery is made by or through an Eligible Institution;

     (b) prior to 5:00 p.m., New York City time on the Expiration Date, the Debentures Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by mail, hand delivery, facsimile transmission or overnight courier) substantially in the form provided by the Company herewith; and

     (c) Book-Entry Confirmation and an Agent's Message in connection therewith (as described above) are received by the Debentures Exchange Agent within three NYSE trading days after the date of the execution of the Notice of Guaranteed Delivery.

     Unregistered Senior Debentures Held by Holders. Holders who wish to tender their Unregistered Senior Debentures and (i) whose Unregistered Senior
Debentures are not immediately available, (ii) who cannot deliver their Unregistered Senior Debentures, the BLUE Letter of Transmittal or any other required documents to the Debentures Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

     (a)  the tender is made through an Eligible Institution;

     (b) prior to 5:00 p.m., New York City time on the Expiration Date, the Debentures Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Unregistered Senior Debentures and the principal amount of Unregistered Senior Debentures tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration

          Date, the BLUE Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Unregistered Senior Debentures (or a confirmation of book-entry transfer of such Unregistered Senior Debentures into the Debentures Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by such Letter of Transmittal will be deposited by the Eligible Institution with the Debentures Exchange Agent; and

     (c) such properly completed and executed BLUE Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Unregistered Senior Debentures in proper form for transfer (or a confirmation or book-entry transfer of such Unregistered Senior Debentures into the Debentures Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by such Letter of Transmittal are received by the Debentures Exchange Agent upon three New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Debentures Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Unregistered Senior Debentures according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

     Except as otherwise provided herein, tenders of Unregistered Senior Debentures may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     Unregistered Senior Debentures held through DTC. DTC Participants holding Unregistered Senior Debentures who have transmitted their acceptances through ATOP may, prior to 5:00 p.m., New York City time, on the Expiration Date, withdraw the instruction given thereby by delivering to the Debentures Exchange Agent, at its address set forth under "--Debentures Exchange Agent," a written, telegraphic or facsimile notice of withdrawal of such instruction. Such notice of withdrawal must contain the name and number of the DTC Participant, the principal amount due at the stated maturity or number of shares of the Unregistered Senior Debentures to which such withdrawal related and the signature of the DTC Participant. Withdrawal of such an instruction will be effective upon receipt of such written notice of withdrawal by the Debentures Exchange Agent.

     Unregistered Senior Debentures held by Holders. Holders may withdraw a tender of Unregistered Senior Debentures in the Debentures Exchange Offer, by a telegram, telex, letter or facsimile transmission notice of withdrawal received by the Debentures Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Unregistered Senior Debentures to be withdrawn (the "Depositor"), (ii) identify the Unregistered Senior Debentures to be withdrawn (including the certificate number(s) and principal amount due at the stated maturity of such Unregistered Senior Debentures, or, in the case of Unregistered Senior Debentures transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the BLUE Letter of Transmittal by which such Unregistered Senior Debentures were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Unregistered Senior Debentures register the transfer of such Unregistered Senior Debentures into the name of the person withdrawing the tender and (iv) specify the name in which any such Unregistered Senior Debentures are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Unregistered Senior Debentures so withdrawn will be deemed not to have been validly tendered for purposes of the Debentures Exchange Offer and no Exchange Senior Debentures will be issued with respect thereto unless the Unregistered Senior Debentures so withdrawn are validly retendered. Any Unregistered Senior Debentures which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Debentures Exchange Offer. Properly withdrawn Unregistered Senior Debentures may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

     All signatures on a notice of withdrawal must be guaranteed by an Eligible Institution; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Unregistered Senior Debentures being withdrawn are held for the account of an Eligible Institution.

     A withdrawal of an instruction or a withdrawal of a tender must be executed by a DTC Participant or a Holder, as the case may be, in the same manner as the person's name appears on its transmission through ATOP or BLUE Letter of Transmittal, as the case may be, to which such withdrawal relates. If a notice of withdrawal is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the notice of withdrawal. A DTC Participant or a Holder may withdraw an instruction or a tender, as the case may be, only if such withdrawal complies with the provisions of this Prospectus.

     A withdrawal of a tender of Unregistered Senior Debentures by a DTC Participant or a Holder, as the case may be, may be rescinded only by a new transmission of an acceptance through ATOP or execution and delivery of a new BLUE Letter of Transmittal, as the case may be, in accordance with the procedures described herein.

Conditions

     Notwithstanding any other term of the Debentures Exchange Offer, the Company shall not be required to accept for exchange, or exchange securities for, any Unregistered Senior Debentures, and may terminate or amend the Debentures Exchange Offer as provided herein before the acceptance of such Unregistered Senior Debentures, if:

     (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Debentures Exchange Offer which, in the judgment of the Company upon written advice of counsel, could reasonably be expected to materially impair the ability of the Company to proceed with the Debentures Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of the subsidiaries; or

     (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the judgment of the Company and based on written advice of counsel, could reasonably be expected to materially impair the ability of the Company to proceed with the Debentures Exchange Offer or materially impair the contemplated benefits of the Debentures Exchange Offer to the Company; or

     (c) any governmental approval has not been obtained, which approval the Company shall, in its discretion and based on written advice of counsel, deem necessary for the consummation of the Debentures Exchange Offer as contemplated hereby.

     If any of the conditions are not satisfied, the Company may (i) refuse to accept any Unregistered Senior Debentures and return all tendered Unregistered Senior Debentures to the tendering holders, (ii) extend the Debentures Exchange Offer and retain all Unregistered Senior Debentures tendered prior to the expiration of the Debentures Exchange Offer, subject, however, to the rights of holders to withdraw such Unregistered Senior Debentures (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Debentures Exchange Offer and accept all properly tendered Unregistered Senior Debentures which have not been withdrawn.



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


Debentures Exchange Agent

     The Bank of New York has been appointed as Debentures Exchange Agent for the Debentures Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Debentures Exchange Agent addressed as follows:

         The Bank of New York
         101 Barclay Street, 21W
         New York, NY  10286
         Attention: Mary LaGumina
         Telephone: (212) 815-5783
         Facsimile: (212) 815-5915

     Delivery to an address other than as set forth above, or transmission of instructions via a facsimile number other than the one set forth above, will not constitute a valid delivery.

Fees and Expenses

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Debentures Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Debentures Exchange Offer. The Company however, will pay the Debentures Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Debentures Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Debentures Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

     The Exchange Senior Debentures will be recorded at the same carrying value as the Unregistered Senior Debentures, which is face value, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Debentures Exchange Offer will be expended over the time of the Exchange Senior Debentures.

Consequences of Failure to Exchange

     The Unregistered Senior Debentures that are not exchanged for Exchange Senior Debentures pursuant to the Debentures Exchange Offer will remain restricted securities. Accordingly, such Unregistered Senior Debentures may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) so long as the Unregistered Senior Debentures are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Company), (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Resale of the Exchange Senior Debentures

     With respect to resales of Exchange Senior Debentures, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder or other person who receives Exchange Senior Debentures in the ordinary course of business, whether or not such person is the holder (other than (i) a broker-dealer who purchases such Exchange Senior Debentures from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who receives Exchange Senior Debentures in exchange for Unregistered Senior Debentures, and who is not participating, does not intend to participate, and has no arrangement or understanding with person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Senior Debentures to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Senior Debentures a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Senior Debentures in the Debentures Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Senior Debentures, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Exchange Senior Debentures for its own account in exchange for Unregistered Senior Debentures, where such Debentures were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Senior Debentures.

     As contemplated by these no-action letters and the Debentures Registration Rights Agreement, each holder accepting the Debentures Exchange Offer is required to represent to the Company in the BLUE Letter of Transmittal that (i) the Exchange Senior Debentures are to be acquired by the holder or the person receiving such Exchange Senior Debentures, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in the distribution of the Exchange Senior Debentures, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the Exchange Senior Debentures, (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or other person participates in the Debentures Exchange Offer for the purpose of distributing the Exchange Senior Debentures it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Senior Debentures and cannot rely on those no-action letters. As indicated above, each Participating Broker-Dealer that receives Exchange Senior Debentures for its own account in exchange for Unregistered Senior Debentures must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Senior Debentures. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."


                              DESCRIPTION OF UNITS

     The Old Senior Debentures were issued as part of Units pursuant to a Unit Agreement dated as of November 26, 1997 between COMFORCE and the Initial Purchaser. Each Unit consists of Senior Debentures having a principal amount of $1,000 at maturity and 8.45 Warrants, each to purchase one share of Common Stock. The Senior Debentures and the Warrants will be detachable and will be separately transferable, subject to compliance with applicable securities laws, on the earliest to occur of (i) February 24, 1998, (ii) such earlier date as may be determined by the Initial Purchaser with the consent of the Company, (iii) in the event of a Change of Control, the date the Company mails notice thereof to the holders of Units and (iv) the effective date of the Debentures Exchange Offer Registration Statement. The definitions of certain terms used in the following summary are set forth below under "Description of Senior Debentures-Certain Definitions."



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

                        DESCRIPTION OF SENIOR DEBENTURES

General

     The Old Senior Debentures were issued, and the New Senior Debentures will be issued, under an indenture, dated as of November 26, 1997 (the "Senior Indenture"), between the Company and The Bank of New York, as trustee (the "Debenture Trustee"), a copy of which is available upon request to the Company. The Old Senior Debentures and the New Senior Debentures will be treated as a single class of securities under the Senior Indenture. The following is a summary of certain provisions of the Senior Indenture and the Senior Debentures and does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Senior Indenture (including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended) and the Senior Debentures.

     Principal of, premium, if any, and interest on the Senior Debentures will be payable, and the Senior Debentures may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Debenture Trustee in New York, New York), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the holders of the Senior Debentures as such address appears in the Senior Debenture Register. Initially, the Debenture Trustee will act as Paying Agent and Registrar for the Senior Debentures. The Senior Debentures may be presented for registration of transfer and exchange at the offices of the Registrar, which initially will be the Debenture Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of the Senior Debentures.

     The Senior Debentures will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000 (except for Senior Debentures issued in payment of interest on the Senior Debentures). No service charge will be made for any registration of transfer or exchange of Senior Debentures, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of Senior Debentures

     The Senior Indenture permits the issuance of up to $50.0 million aggregate principal amount of Senior Debentures, of which $20.0 million are issued and outstanding; provided that any Senior Debentures issued after the Issue Date shall only be issued in minimum increments of $5.0 million and in compliance with the covenant described under "-Certain Covenants-Limitation on Indebtedness." The Senior Debentures mature on December 1, 2009. Each Senior Debenture bears interest at the rate of 15% per annum from the date of issuance, or from the most recent date to which interest has been paid or provided for, and is payable semiannually on June 1 and December 1 of each year, commencing on June 1, 1998, to holders of record at the close of business on the May 15 or November 15 (each an "Interest Payment Date") immediately preceding the Interest Payment Date. The interest rate on the Senior Debentures is subject to increase under certain circumstances. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Senior Debentures are not entitled to the benefit of any mandatory sinking fund. Prior to December 1, 2002, interest is payable in cash or in additional Senior Debentures on each Interest Payment Date, at the option of the Company. From and after December 1, 2002, interest is payable only in cash. To the extent that the Company is prohibited pursuant to the terms of the New Credit Facility or the Notes from paying interest in cash subsequent to December 1, 2002, the Company will pay interest equal to the interest rate then applicable to the Senior Debentures plus 2.00%.

Optional Redemption

     The Senior Debentures will be redeemable, at the Company's option, in whole or in part, at any time upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at the following redemption prices (expressed in percentages of principal amount), if redeemed during the 12-month


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

period commencing on December 1 of the years set forth below, plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date):


Period                                                            Redemption
------                                                              Price
                                                                    -----
1997........................................................       103.000%
1998 and thereafter.........................................       107.500%


     Optional Redemption Upon Equity Offering. In addition, at any time the Company may, at its option, redeem up to 100% of the Senior Debentures, with net cash proceeds of one or more Equity Offerings by the Company so long as there is a Public Market at the time of such redemption, at the redemption prices set forth above plus accrued and unpaid interest thereon, if any, to the date of redemption. In order to effect the foregoing redemption with the proceeds of any Equity Offering, the Company shall make such redemption not more than 90 days after the consummation of any such Equity Offering.

     Selection. In the case of any partial redemption, selection of the Senior Debentures for redemption will be made by the Debenture Trustee on a pro rata basis, by lot or by such other method as the Debenture Trustee in its sole discretion shall deem to be fair and appropriate; provided, however, that if a partial redemption is made with proceeds of an Equity Offering, selection of the Senior Debentures or portion thereof for redemption shall be made by the Debenture Trustee only on a pro rata basis, unless such method is otherwise prohibited. Senior Debentures may be redeemed in part in multiples of $1,000 principal amount only. Notice of redemption will be sent, by first class mail, postage prepaid, at least 45 days (unless a shorter period is acceptable to the Debenture Trustee) prior to the date fixed for redemption to each holder whose Senior Debentures are to be redeemed at the last address for such holder then shown on the registry books. If any Senior Debenture is to be redeemed in part only, the notice of redemption that relates to such Senior Debenture shall state the portion of the principal amount thereof to be redeemed. A new Senior Debenture in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Senior Debenture. On and after any redemption date, interest will cease to accrue on the Senior Debentures or part thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the redemption price pursuant to the Senior Indenture.

Fraudulent Conveyance

     The use of the proceeds of the debt (including the Senior Debentures) incurred in connection with the Uniforce Acquisition and the Refinancing may subject such incurrence of debt and the obligations of the Company under the Senior Debentures to review by a court under relevant federal bankruptcy and state fraudulent conveyance and transfer statutes and, if a court makes certain findings, it could take certain actions detrimental to the holders of the Senior Debentures. See "Risk Factors-Fraudulent Conveyance Considerations."

Ranking

     The Senior Debentures are direct and unconditional senior obligations of COMFORCE and are secured by a pledge by COMFORCE of all of the issued and outstanding capital stock, par value $0.01 per share, of COI, a wholly-owned subsidiary of COMFORCE. The payment obligations of COMFORCE under the Senior Debentures will at all times rank at least equal in priority of payment with all existing and future senior indebtedness of COMFORCE. The Senior Indenture permits each of COMFORCE and COI to incur additional indebtedness (including senior indebtedness) subject to certain limitations. As of September 30, 1997, on a pro forma basis after giving effect to the Transactions, the aggregate principal amount of COMFORCE's outstanding senior indebtedness would have been approximately $20.0 million. The Senior Debentures are structurally subordinated to all liabilities of the Company's direct and indirect subsidiaries and effectively subordinated to all future secured indebtedness of


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


the Company. As of September 30, 1997, on a pro forma basis, after giving effect to the Transactions, (i) the Company had no outstanding secured indebtedness other than the Senior Debentures and (ii) the aggregate amount of the outstanding liabilities of subsidiaries of COMFORCE to which holders of Senior Debentures would be structurally subordinated would have been $169.6 million (including $147.8 million of indebtedness).

Negative Pledge

     The Company is not permitted to pledge any capital stock of COI, other than pursuant to the terms of the Senior Debentures. The Company is required to own 100% of the capital stock of COI.

Security

     Pursuant to the Senior Indenture, the obligations of the Company are secured by all of the outstanding capital stock of COI and the Company has assigned and pledged to the Debenture Trustee for its benefit and the benefit of the holders of Senior Debentures, a security interest in the capital stock of COI and certain proceeds from time to time received, receivable or otherwise distributed in respect thereof (the "Collateral"). The Company will also assign and pledge to the Debenture Trustee as part of the Collateral all of the shares of capital stock of COI hereafter acquired by it. The security interest in the Collateral will be a first priority security interest. However, absent an acceleration of the Senior Debentures, the Company will be able to vote, as it sees fit in its sole discretion, the capital stock of the Company.

     There can be no assurance that the proceeds of the sale of any Collateral pursuant to the Senior Indenture following an Event of Default would be sufficient to satisfy payments due on the Senior Debentures. See "Risk Factors - Security for the Senior Debentures".

     If an Event of Default occurs under the Senior Indenture, the Debenture Trustee on behalf of the holders of the Senior Debentures, in addition to any rights or remedies available to it under the Senior Indenture may take such action as it deems advisable to protect and enforce its rights in the Collateral, including the institution of foreclosure proceedings. The proceeds received by the Debenture Trustee from any foreclosure will be applied by the Debenture Trustee first to pay the expenses of such foreclosure and fees and other amounts then payable to the Debenture Trustee under the Senior Indenture and thereafter to pay the principal and interest on the Senior Debentures.

Change of Control

     Upon the occurrence of any of the following events (each a "Change of Control"), each holder will have the right to require the Company to repurchase all or any part of such holder's Senior Debentures at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date): (i) any sale, lease, exchange or other transfer (collectively, a "Transfer") (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its Subsidiaries; or (ii) a majority of the Board of Directors of the Company or of any direct or indirect holding company thereof shall consist of Persons who are not Continuing Directors of the Company; (iii) the acquisition by any Person or Group (other than the Management Group) of the power, directly or indirectly, to vote or direct the voting of securities having more than 35% of the ordinary voting power for the election of directors of the Company or of any direct or indirect holding company thereof; provided, that no Change of Control shall be deemed to occur pursuant to this clause (iii), so long as the Management Group owns an amount of securities representing a greater percentage of such ordinary voting power than such Person or Group; or (iv) the acquisition by any Person or Group (including, but not limited to, the Management Group) of the power, directly or indirectly, to vote or direct the voting of securities having more than 49.9% of the ordinary voting power for the election of directors of the Company or any direct or indirect holding company thereof.

     Within 30 days following any Change of Control, unless the Company has mailed a redemption notice with respect to all the outstanding Senior Debentures in connection with such Change of Control, the Company shall mail a notice to each holder with a copy to the Debenture Trustee stating: (1) that a Change of Control has occurred and that such holder has the right to require the Company to repurchase such holder's Senior Debentures at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant Interest Payment Date), (2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (3) the procedures determined by the Company, consistent with the Senior Indenture, that a holder must follow in order to have its Senior Debentures repurchased.

     The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior Debentures pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Senior Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Senior Indenture by virtue thereof.

     The definition of "Change of Control" includes, among other transactions, a disposition of all or substantially all of the property and assets of the Company and its Subsidiaries. With respect to the disposition of property or assets, the phrase "all or substantially all" as used in the Senior Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which is the law which governs the Senior Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Company is required to make an offer to repurchase the Senior Debentures as described above.

     The occurrence of certain of the events that would constitute a Change of Control would also constitute a default under the New Credit Facility and the Notes Indenture. Future senior indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such senior indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Senior Debentures could cause a default under such senior indebtedness even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. Even if sufficient funds were otherwise available to allow the Company to comply with its repurchase obligations in the event of a Change of Control, the terms of the New Credit Facility or the Notes Indenture may prohibit the Company's prepayment of Senior Debentures prior to their scheduled maturity.

Certain Covenants

     The Senior Indenture contains certain covenants including, among others, the following:

Limitation on Indebtedness.

     (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; provided, however, that: the Company may Incur Indebtedness, if no Default or Event of Default shall have occurred and be continuing at the time of such Incurrence or would occur as a consequence of such Incurrence and the Consolidated Coverage Ratio would be equal to at least 1.20 to 1.00.

     (b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:



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


          (i) Indebtedness Incurred pursuant to the New Credit Facility (including, without limitation, any renewal, extension, refunding, restructuring, replacement or refinancing thereof referred to in the definition thereof) provided, however, that the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (i) does not exceed $75.0 million at any time outstanding, less the aggregate principal amount thereof repaid with the net proceeds of Asset Dispositions;

          (ii) Indebtedness represented by Capitalized Lease Obligations, mortgage financing or purchase money obligations, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in a Permitted Business or Incurred to refinance any such purchase price or cost of construction or improvement, in each case Incurred no later than 365 days after the date of such acquisition or the date of completion of such construction or improvement; provided, however, that the principal amount of any Indebtedness Incurred pursuant to this clause (ii) shall not exceed $5.0 million at any time outstanding;

          (iii) Indebtedness of the Company owing to and held by any Wholly-Owned Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Wholly-Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Wholly-Owned Subsidiary ceasing to be a Wholly-Owned Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or any Wholly-Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

          (iv) Indebtedness represented by (a) the Senior Debentures and the Exchange Debentures, (b) the Notes and the Exchange Notes, (c) Existing Indebtedness and (d) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iv) or Incurred pursuant to paragraph (a) above;

          (v) (A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred in anticipation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary or was otherwise acquired by the Company); provided, however, that at the time such Restricted Subsidiary is acquired by the Company, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to paragraph
     (a) above after giving effect to the Incurrence of such Indebtedness pursuant to this clause (v) and (B) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (v);

          (vi) Indebtedness (A) in respect of performance bonds, bankers' acceptances and surety or appeal bonds provided by the Company or any of its Restricted Subsidiaries to their customers in the ordinary course of their business, (B) in respect of performance bonds or similar obligations of the Company or any of its Restricted Subsidiaries for or in connection with pledges, deposits or payments made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations and (C) arising from Guarantees to suppliers, lessors, licensees, contractors, franchises or customers of obligations (other than Indebtedness) incurred in the ordinary course of business;

          (vii) Indebtedness under Currency Agreements and Interest Rate Agreements; provided, however, that in the case of Currency Agreements and Interest Rate Agreements, such Currency Agreements and Interest Rate Agreements are entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries (as determined in good faith by the Board of Directors of the Company) and correspond in terms of notional amount, duration, currencies and interest rates as applicable, to Indebtedness of the Company or its Restricted Subsidiaries Incurred without violation of the Senior Indenture or to business transactions of the Company or its Restricted Subsidiaries on customary terms entered into in the ordinary course of business;

          (viii) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credits, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted
     Subsidiaries pursuant to such agreements, in each case Incurred in connection with the disposition of any business assets or Restricted Subsidiary of the Company (other than Guarantees of Indebtedness or other obligations incurred by any Person acquiring all or any portion of such business assets or Restricted Subsidiary of the Company for the purpose of financing such acquisition) in a principal amount not to exceed the gross proceeds actually received by the Company or any of its Restricted Subsidiaries in connection with such disposition; provided, however, that the principal amount of any Indebtedness incurred pursuant to this clause
     (viii) when taken together with all Indebtedness incurred pursuant to this clause (viii) and then outstanding, shall not exceed $2.0 million;

          (ix) Indebtedness consisting of (A) Guarantees by the Company (so long as the Company could have incurred such Indebtedness directly without violation of the Senior Indenture) and (B) Guarantees by a Restricted Subsidiary of senior indebtedness incurred by the Company without violation of the Senior Indenture (so long as such Restricted Subsidiary could have incurred such Indebtedness directly without violation of the Senior Indenture);

          (x) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument issued by the Company or its Subsidiaries drawn against insufficient funds in the ordinary course of business in an amount not to exceed $250,000 at any time, provided that such Indebtedness is extinguished within two business days of its incurrence; and

          (xi)  Indebtedness  (other  than  Indebtedness  described  in  clauses
     (i)-(x)) in a principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause
     (xi) and then outstanding, will not exceed $10.0 million (it being understood that any Indebtedness Incurred under this clause (xi) shall cease to be deemed Incurred or outstanding for purposes of this clause (xi) (but shall be deemed to be Incurred for purposes of paragraph (a)) from and after the first date on which the Company or its Restricted Subsidiaries could have Incurred such Indebtedness under the foregoing paragraph (a) without reliance upon this clause (xi)).


     (c) The Company will not permit any Unrestricted Subsidiary to Incur any Indebtedness other than Non-Recourse Debt.

     Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to (i)
declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except (A) dividends or distributions payable in its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock, (B) dividends or distributions payable to the Company or a Restricted Subsidiary of the Company which holds any equity interest in the paying Restricted Subsidiary (and if the Restricted Subsidiary paying the dividend or making the distribution is not a Wholly-Owned Subsidiary, to its other holders of Capital Stock on a pro rata basis) and (C) cash dividends in respect of the preferred stock of the Company that is issued and outstanding prior to the date of the Senior Indenture, (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than a Wholly-Owned Subsidiary of the Company or any Capital Stock of a Restricted Subsidiary of the Company held by any Affiliate of the Company, other than a Wholly-Owned Subsidiary (in either case, other than in exchange for its Capital Stock (other than Disqualified Stock)), (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of


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

satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment as described in preceding clauses (i) through (iv) being referred to as a "Restricted Payment"); if at the time the Company or such Restricted Subsidiary makes such Restricted
Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); or (2) the Company is not able to incur an additional $1.00 of Indebtedness pursuant to paragraph (a) under "-Limitation on Indebtedness"; or
(3) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date would exceed the sum of
(A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the first day of the fiscal quarter beginning on or after the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment as to which financial results are available (but in no event ending more than 135 days prior to the date of such Restricted Payment) (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); (B) the aggregate net proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than net proceeds received from an issuance or sale of such Capital Stock to (x) a Subsidiary of the Company, (y) an employee stock ownership plan or similar trust) or (z) management employees of the Company or any Subsidiary of the Company (other than sales of Capital Stock (other than Disqualified Stock) to management employees of the Company pursuant to bona fide employee stock option plans of the Company); provided, however, that the value of any non-cash net proceeds shall be as determined by the Board of Directors in good faith, except that in the event the value of any non-cash net proceeds shall be $2.0 million or more, the value shall be as determined in writing by an independent investment banking firm of nationally recognized standing; (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or other property, distributed by the Company upon such conversion or exchange); and (D) the amount equal to the net reduction in Investments (other than Permitted Investments) made after the Issue Date by the Company or any of its Restricted Subsidiaries in any Person resulting from (i) repurchases or redemptions of such Investments by such Person, proceeds realized upon the sale of such Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets by such Person to the Company or any Restricted Subsidiary of the Company or (ii) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously included in the calculation of the amount of Restricted Payments; provided, however, that no amount shall be included under this Clause (D) to the extent it is already included in Consolidated Net Income.

     (b) The provisions of paragraph (a) shall not prohibit: (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary, an employee stock ownership plan or similar trust or management employees of the Company or any Subsidiary of the Company); provided, however, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from clause (3) (B) of paragraph
(a); (ii) any purchase or redemption of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company in compliance with the "Limitation on Indebtedness" covenant; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; (iii) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted under "-Limitation on Sales of Assets and Subsidiary Stock" below; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; and
(iv) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments; provided, however, that in the case of clauses (i), (ii) and (iii) no Default or Event of Default shall have occurred or be continuing at the time of such payment or as a result thereof.



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


     (c) For purposes of determining compliance with the foregoing covenant, Restricted Payments may be made with cash or non-cash assets, provided that any Restricted Payment made other than in cash shall be valued at the fair market value (determined, subject to the additional requirements of the immediately succeeding proviso, in good faith by the Board of Directors) of the assets so utilized in making such Restricted Payment, provided, further that (i) in the case of any Restricted Payment made with capital stock or indebtedness, such Restricted Payment shall be deemed to be made in an amount equal to the greater of the fair market value thereof and the liquidation preference (if any) or principal amount of the capital stock or indebtedness, as the case may be, so utilized, and (ii) in the case of any Restricted Payment in an aggregate amount in excess of $2.0 million, a written opinion as to the fairness of the valuation thereof (as determined by the Company) for purposes of determining compliance with the "Limitation on Restricted Payments" covenant in the Senior Indenture shall be issued by an independent investment banking firm of national standing.

     (d) Not later than the date of making any Restricted Payment, the Company shall deliver to the Debenture Trustee an Officer's Certificate stating that such Restricted Payment complies with the Senior Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company's latest available quarterly financial statements and a copy of any required investment banker's opinion.

     Limitation on Liens. The Senior Indenture provides that the Company will not and will not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Liens except for Permitted Liens.

     Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligation owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company, except: (a) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including the New Credit Facility and the Notes Indenture; (b) any encumbrance or restriction with respect to such a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness issued by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company and outstanding on such date (other than Indebtedness Incurred in anticipation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of the Company or was acquired by the Company);
(c) any encumbrance or restriction with respect to such a Restricted Subsidiary pursuant to an agreement evidencing Indebtedness Incurred without violation of the Senior Indenture or effecting a refinancing of Indebtedness issued pursuant to an agreement referred to in clauses (a) or (b) or this clause (c) or contained in any amendment to an agreement referred to in clauses (a) or (b) or this clause (c); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any of such agreement, refinancing agreement or amendment, taken as a whole, are no less favorable to the holders of the Senior Debentures in any material respect, as determined in good faith by the Board of Directors of the Company, than encumbrances and restrictions with respect to such Restricted Subsidiary contained in agreements in effect at, or entered into on, the Issue Date; (d) in the case of clause
(iii), any encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Senior Indenture, (C) that is included in a licensing agreement to the extent such restrictions limit the transfer of the property subject to such licensing agreement or (D) arising or agreed to in the ordinary course of business and that does not, individually or in the aggregate, detract from the value of property or assets of the Company or any of its Subsidiaries in any manner material to the Company or any such Restricted Subsidiary; (e) in the case of clause (iii) above, restrictions contained in security agreements, mortgages or similar documents securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements; (f) in the case of clause
(iii) above, any instrument governing or evidencing Indebtedness of a Person acquired by the Company or any Restricted Subsidiary of the Company at the


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


time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired; provided, however, that such Indebtedness is not incurred in connection with or in contemplation of such acquisition; (g) any restriction with respect to such a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and (h) encumbrances or restrictions arising or existing by reason of applicable law.

     Limitation on Sales of Assets and Subsidiary Stock. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Company's Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition, (ii) at least 80% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents and (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) (A) first, to the extent the Company or any Restricted Subsidiary elects (or is required by the terms of any senior secured indebtedness or the Notes), (x) to prepay, repay or purchase senior secured indebtedness or Notes or (y) to the investment in or acquisition of Additional Assets within 270 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) second, within 270 days from the receipt of such Net Available Cash, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to make an offer to purchase Senior Debentures at 100% of their principal amount plus accrued and unpaid interest, if any, thereon; (C) third, within 90 days after the later of the application of Net Available Cash in accordance with clauses (A) and (B) and the date that is 270 days from the receipt of such Net Available Cash, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to prepay, repay or repurchase Indebtedness (other than Preferred Stock) of a Wholly-Owned Subsidiary (in each case other than Indebtedness owned to the Company); and (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), to (w) the investment in or acquisition of Additional Assets, (x) the making of Temporary Cash Investments, (y) the prepayment, repayment or purchase of Indebtedness of the Company (other than Indebtedness owing to any Subsidiary of the Company) or Indebtedness of any Subsidiary (other than Indebtedness owed to the Company or any of its Subsidiaries) or (z) any other purpose otherwise permitted under the Senior Indenture, in each case within the later of 45 days after the application of Net Available Cash in accordance with clauses (A), (B) and (C) or the date that is 360 days from the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A), (B), (C) or (D) above, the Company or such Restricted Subsidiary shall retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions, the Company and its Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance herewith except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this covenant at any time exceeds $10.0 million. The Company shall not be required to make an offer for Senior Debentures pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clause (A)) is less than $10.0 million for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

     For the purposes of this covenant, the following will be deemed to be cash:
(x) the assumption by the transferee of senior indebtedness of the Company or senior indebtedness of any Restricted Subsidiary of the Company and the release of the Company or such Restricted Subsidiary from all liability on such senior indebtedness in connection with such Asset Disposition (in which case the Company shall, without further action, be deemed to have applied such assumed Indebtedness in accordance with clause (A) of the preceding paragraph) and (y) securities received by the Company or any Restricted Subsidiary of the Company from the transferee that are promptly (and in any event within 60 days) converted by the Company or such Restricted Subsidiary into cash.



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     (b) In the event of an Asset  Disposition  that  requires  the  purchase of
Senior Debentures pursuant to clause (a) (iii) (B), the Company will be required to purchase Senior Debentures tendered pursuant to an offer by the Company for the Senior Debentures at a purchase price of 100% of their principal amount plus accrued and unpaid interest, if any, to the purchase date in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Senior Indenture. If the aggregate purchase price of the Senior Debentures tendered pursuant to the offer is less than the Net Available Cash allotted to the purchase of the Senior Debentures, the Company will apply the remaining Net Available Cash in accordance with clauses (a) (iii) (C) or (D) above.

     (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior Debentures pursuant to the Senior Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Senior Indenture by virtue thereof.

     Limitation on Affiliate Transactions. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of any Affiliate of the Company, other than a Wholly-Owned Subsidiary (an "Affiliate Transaction") unless: (i) the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's length dealings with a Person who is not such an Affiliate; (ii) in the event such Affiliate Transaction involves an aggregate amount in excess of $500,000, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the disinterested members of such Board, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in (i) above); and (iii) in the event such Affiliate Transaction involves an aggregate amount in excess of $1.0 million, the Company has received a written opinion from an independent investment banking firm of nationally recognized standing that such Affiliate Transaction is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

     (b) The foregoing paragraph (a) shall not apply to (i) any Restricted Payment permitted to be made pursuant to the covenant described under "-Limitation on Restricted Payments," (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, or any stock options and stock ownership plans for the benefit of employees, officers and directors, consultants and advisors approved by the Board of Directors of the Company, (iii) loans or advances to employees in the ordinary course of business of the Company or any of its Restricted Subsidiaries in aggregate amount outstanding not to exceed $250,000 to any employee or $1.0 million in the aggregate at any time, (iv) any transaction between Wholly-Owned Subsidiaries, (v) indemnification agreements with, and the payment of fees and indemnities to, directors, officers and employees of the Company and its Restricted Subsidiaries, in each case in the ordinary course of business, (vi) transactions pursuant to agreements in existence on the Issue Date which are (x) described in the Prospectus or (y) otherwise, in the aggregate, immaterial to the Company and its Restricted Subsidiaries taken as a whole, (vii) any employment, non-competition or confidentiality agreements entered into by the Company or any of its Restricted Subsidiaries with its employees in the ordinary course of business, (viii) the issuance of Capital Stock of the Company (other than Disqualified Stock).

     Limitation on Issuances of Capital Stock of Restricted Subsidiaries. The Company will not permit any of its Restricted Subsidiaries to issue any Capital Stock to any Person (other than to the Company or a Wholly-Owned Subsidiary of the Company) or permit any Person (other than the Company or a Wholly-Owned Subsidiary of the Company) to own any Capital Stock of a Restricted Subsidiary of the Company, if in either case as a result thereof such Restricted Subsidiary would no longer be a Restricted Subsidiary of the Company; provided, however, that this provision shall not prohibit (x) the Company or any of its Restricted Subsidiaries from selling, leasing or otherwise disposing of all of the Capital Stock of any Restricted Subsidiary or (y) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with the Senior Indenture.



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

     Limitation on Sale/Leaseback Transactions. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, Guarantee or otherwise become liable with respect to any Sale/Leaseback Transaction with respect to any property or assets unless (i) the Company or such Restricted Subsidiary, as the case may be, would be entitled, pursuant to the Senior Indenture, to Incur Indebtedness secured by a Permitted Lien on such property or assets in an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction, (ii) the Net Cash Proceeds from such Sale/Leaseback Transaction are at least equal to the fair market value of the property or assets subject to such Sale/Leaseback Transaction (such fair market value determined, in the event such property or assets have a fair market value in excess of $1.0 million, no more than 30 days prior to the effective date of such Sale/Leaseback Transaction, by the Board of Directors of the Company as evidenced by a resolution of such Board) and (iii) the net cash proceeds of such Sale/Leaseback Transaction are applied in accordance with the provisions described under "-Limitation on Sales of Assets and Subsidiary Stock."

     SEC Reports. The Company will file with the Debenture Trustee and provide to the holders of the Senior Debentures, within 15 days after it files them with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company files with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. In the event that the Company is not required to file such reports with the Commission pursuant to the Exchange Act, the Company will nevertheless deliver such Exchange Act information to the holders of the Senior Debentures within 15 days after it would have been required to file it with the Commission.

     Limitation on Designations of Unrestricted Subsidiaries. The Company may designate any Subsidiary of the Company (other than a Subsidiary of the Company which owns Capital Stock of a Restricted Subsidiary) as an "Unrestricted Subsidiary" under the Senior Indenture (a "Designation") only if:

          (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

          (b) the Company would be permitted under the Senior Indenture to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the sum of (i) fair market value of the Capital Stock of such Subsidiary owned by the Company and the Restricted Subsidiaries on such date and (ii) the aggregate amount of other Investments of the Company and the Restricted Subsidiaries in such Subsidiary on such date; and

          (c) the Company would be permitted to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "-Limitation on Indebtedness" at the time of Designation (assuming the effectiveness of such Designation).

     In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant described under "-Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount. The Senior Indenture further provides that the Company shall not, and shall not permit any Restricted Subsidiary to, at any time (x) provide direct or indirect credit support for or a guarantee of any Indebtedness of any Unrestricted Subsidiary (including of any undertaking, agreement or instrument evidencing such Indebtedness), (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except, in the case of clause (x) or (y), to the extent permitted under the covenant described under "-Limitation on Restricted Payments."

     The Senior Indenture further provides that the Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation"), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if:


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          (a) no Default  shall have  occurred and be  continuing at the time of and after giving effect to such Revocation; and

          (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

     All Designations and Revocations must be evidenced by Board Resolutions of the Company delivered to the Debenture Trustee certifying compliance with the foregoing provisions.

     Merger and Consolidation. The Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Issuer") shall be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Issuer (if not the Company) shall expressly assume, by supplemental indenture, executed and delivered to the Debenture Trustee, in form satisfactory to the Debenture Trustee, all the obligations of the Company under the Senior Debentures and the Senior Indenture; (ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Issuer or any Subsidiary of the Successor Issuer as a result of such transaction as having been incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction, the Successor Issuer (A) shall have a Consolidated Net Worth equal or greater to the Consolidated Net Worth of the Company immediately prior to such transaction and
(B) shall be able to incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of "-Limitation on Indebtedness"; and (iv) the Company shall have delivered to the Debenture Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Senior Indenture; and (v) there has been delivered to the Debenture Trustee an Opinion of Counsel to the effect that holders of Senior Debenture will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such consolidation, merger, conveyance, transfer or lease and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such consolidation, merger, conveyance, transfer or lease had not occurred.

     The Successor Issuer will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Senior Indenture, but, in the case of a lease of all or substantially all its assets, the Company will not be released from the obligation to pay the principal of and interest on the Senior Debentures.

     Notwithstanding the foregoing clauses (ii) and (iii), (1) any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company.

Events of Default

     Each of the  following  constitutes  an Event of  Default  under the Senior
Indenture: (i) a default in any payment of interest on any Senior Debenture when due, continued for 30 days, (ii) a default in the payment of principal of any Senior Debenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (iii) the failure by the Company to comply with its obligations under the "Merger and Consolidation" covenant described under "-Certain Covenants" above, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under "-Change of Control" above or under covenants described under "-Certain Covenants" above (in each case, other than a failure to purchase Senior Debentures which shall constitute an Event of Default under clause (ii) above), other than "Merger and Consolidation," (v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Senior Indenture, (vi) Indebtedness of the Company or any Restricted Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $1.0 million and such default shall not have been cured


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


or such acceleration rescinded after a 10-day period, (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions") and (viii) any judgment or decree for the payment of money in excess of $1.0 million (to the extent not covered by insurance) is rendered against the Company or a Significant Subsidiary and such judgment or decree shall remain undischarged or unstayed for a period of 60 days after such judgment becomes final and non-appealable (the "judgment default provision"). However, a default under clause (iv) or (v) will not constitute an Event of Default until the Debenture Trustee or the holders of 25% in principal amount of all outstanding series of Senior Debentures, voting as a single class, notify the Company of the default and the Company does not cure such default within the time specified in clause (iv) or (v) after receipt of such notice.

     If an Event of Default occurs and is continuing, the Debenture Trustee or the holders of at least 25% in principal amount of all outstanding series of Senior Debentures, voting as a single class, by notice to the Company may declare the principal of and premium and accrued and unpaid interest, if any, on all the Senior Debentures to be due and payable. Upon such a declaration, such principal and premium and accrued and unpaid interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of and accrued and unpaid interest on all the Senior Debentures will become and be immediately due and payable without any declaration or other act on the part of the Debenture Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of all outstanding series of Senior Debentures, voting as a single class, may rescind any such acceleration with respect to the Senior Debentures and its consequences.

     Subject to the provisions of the Senior Indenture relating to the duties of the Debenture Trustee, if an Event of Default occurs and is continuing, the Debenture Trustee will be under no obligation to exercise any of the rights or powers under the Senior Indenture at the request or direction of any of the holders unless such holders have offered to the Debenture Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Senior Indenture or the Senior Debentures unless (i) such holder has previously given the Debenture Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of all outstanding series of Senior Debentures, voting as a single class, have requested the Debenture Trustee to pursue the remedy,
(iii) such holders have offered the Debenture Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Debenture Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the holders of a majority in principal amount of all outstanding series of Senior Debentures, voting as a single class, have not given the Debenture Trustee a direction that, in the opinion of the Debenture Trustee, is inconsistent with such request within such 60- day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Senior Debentures are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee or of exercising any trust or power conferred on the Debenture Trustee. The Debenture Trustee, however, may refuse to follow any direction that conflicts with law or the Senior Indenture or that the Debenture Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Debenture Trustee in personal liability. Prior to taking any action under the Senior Indenture, the Debenture Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

     The Senior Indenture provides that if a Default occurs and is continuing and is known to the Debenture Trustee, the Debenture Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Senior Debenture, the Debenture Trustee may withhold notice if and so long as its board of directors, a committee of its board of directors or a committee of its Trust officers in good faith determines that withholding notice is in the interests of the Senior Debenture holders. In addition, the Company is required to deliver to the Debenture Trustee, within 90 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Debenture Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults.



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Amendments and Waivers

     Subject to certain exceptions, the Senior Indenture may be amended with the consent of the holders of a majority in principal amount of all outstanding series of Senior Debentures, acting as a single class, then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of all outstanding series of Senior Debentures, voting as a single class. However, without the consent of each holder of an outstanding Senior Debenture affected, no amendment may, among other things, (i) reduce the amount of Senior Debentures whose holders must consent to an amendment, (ii) reduce the stated rate of or extend the stated time for payment of interest on any Senior Debenture, (iii) reduce the principal of or extend the Stated Maturity of any Senior Debenture, (iv) reduce the premium payable upon the redemption or repurchase of any Senior Debenture or change the time at which any Senior Debenture may be redeemed as described under "-Optional Redemption" above, (v) make any Senior Debenture payable in money other than that stated in the Senior Debenture, (vi) impair the right of any holder to receive payment of principal of and interest on such holder's Senior Debentures on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Senior Debentures or (vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

     Without the consent of any holder, the Company and the Debenture Trustee may amend the Senior Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of the Company under the Senior Indenture (provided that there has been delivered to the Debenture Trustee an Opinion of Counsel to the effect that holders of Senior Debentures will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such assumption and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such assumption had not occurred), to provide for uncertificated Senior Debentures in addition to or in place of certificated Senior Debentures (provided that the uncertificated Senior Debentures are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Senior Debentures are described in Section 163 (f)
(2) (B) of the Code), to add further Guarantees with respect to the Senior Debentures, to secure the Senior Debentures, to add to the covenants of the Company for the benefit of the holders or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder or to comply with any requirement of the Commission in connection with the qualification of the Senior Indenture under the Trust Indenture Act.

     The consent of the holders is not necessary under the Senior Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Senior Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

     The Company at any time may terminate all its obligations under the Senior Debentures and the Senior Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Senior Debentures, to replace mutilated, destroyed, lost or stolen Senior Debentures and to maintain a registrar and paying agent in respect of the Senior Debentures. The Company at any time may terminate its obligations under covenants described under "-Certain Covenants" (other than "Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "-Events of Default" above and the limitations contained in clauses (iii) and (iv) under "-Certain Covenants - Merger and Consolidation" above ("covenant defeasance").



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     The Company may exercise its legal defeasance  option  notwithstanding  its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Senior Debentures may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Senior Debentures may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Significant Subsidiaries), (viii) or (ix) under "-Events of Default" above or because of the failure of the Company to comply with clause
(iii) or (iv) under "-Certain Covenants - Merger and Consolidation" above.

     In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Debenture Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Senior Debentures to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Debenture Trustee of an Opinion of Counsel to the effect that holders of the Senior Debentures will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

Satisfaction and Discharge of the Senior Indenture

     The Senior Indenture will cease to be of further effect (except as otherwise expressly provided for in the Senior Indenture) when either (i) all outstanding Senior Debentures have been delivered (other than lost, stolen or destroyed Senior Debentures which have been replaced) to the Debenture Trustee for cancellation or (ii) all outstanding Senior Debentures have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption pursuant to the terms of the Senior Indenture and the Company has irrevocably deposited with the Debenture Trustee funds sufficient to pay at maturity or upon redemption all outstanding Senior Debentures, including interest thereon (other than lost, stolen, mutilated or destroyed Senior Debentures which have been replaced), and, in either case, the Company has paid all other sums payable under the Senior Indenture. The Debenture Trustee is required to acknowledge satisfaction and discharge of the Senior Indenture on demand of the Company accompanied by an Officer's Certificate and an Opinion of Counsel at the cost and expense of the Company.

Transfer and Exchange

     Upon any transfer of a Senior Debenture, the registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The registrar is not required to transfer or exchange any Senior Debentures selected for redemption nor is the registrar required to transfer or exchange any Senior Debentures for a period of 15 days before a selection of Senior Debentures to be redeemed. The registered holder of a Note may be treated as the owner of it for all purposes.

Concerning the Debenture Trustee

     The Bank of New York is the Debenture Trustee under the Senior Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Senior Debentures.

     The Senior Indenture contains certain limitations on the rights of the Debenture Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim a security or otherwise. The Debenture Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.

     The holders of a majority in aggregate principal amount of the then outstanding Senior Debentures issued under the Senior Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Debenture Trustee. The Senior Indenture provides that in case an Event of


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

Default shall occur (which shall not be cured) the Debenture Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Debenture Trustee will be under no obligation to exercise any of its rights or powers under the Senior Indenture at the request of any of the holders of the Senior Debentures issued thereunder unless they shall have offered to the Debenture Trustee security and indemnity satisfactory to it.

Governing Law

     The Senior Indenture provides that it and the Senior Debentures will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

     "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Permitted Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary of the Company;
(iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Company; or (iv) Permitted Investments of the type and in the amounts described in clause (viii) of the definition thereof; provided, however, that, in the case of clauses (ii) and (iii), such Restricted Subsidiary is primarily engaged in a Permitted Business.

     "Affiliate" of any specified person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Disposition" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions that are part of a common plan) of shares of Capital Stock of (or any other equity interests in) a Restricted Subsidiary (other than directors' qualifying shares) or of any other property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly-Owned Subsidiary, (ii) a disposition of inventory in the ordinary course of business, (iii) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business, (iv) dispositions of property for net proceeds which, when taken collectively with the net proceeds of any other such dispositions under this clause (iv) that were consummated since the beginning of the calendar year in which such disposition is consummated, do not exceed $1.0 million, and (v) transactions permitted under "-Certain Covenants - Merger and Consolidation" above. Notwithstanding anything to the contrary contained above, a Restricted Payment made in compliance with the "Limitation on Restricted Payments" covenant shall not constitute an Asset Disposition except for purposes of determinations of the Consolidated Coverage Ratio.

     "Attributable Indebtedness" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Senior Debentures, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any indebtedness, the quotient obtained by dividing (i) the sum of the product of the numbers of years (rounded upwards to the nearest month) from


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the date of  determination to the dates of each successive  scheduled  principal payment of such Indebtedness or redemption multiplied by the amount of such payment by (ii) the sum of all such payments.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, (iii) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million, (iv) repurchase obligation for underlying securities of the types described in clauses (ii) and (iii) entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper rated A-1 or the equivalent thereof by Moody's or S&P and in each case maturing within one year after the date of acquisition, (vi) investment funds investing 95% of their assets in securities of the types described in clauses (i)-(v) above, (vii) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable form either Moody's or S&P and (viii) Indebtedness or preferred stock issued by Persons with a rating of "A" or higher from S&P or "A2" or higher from Moody's.

     "COI" means COMFORCE Operating, Inc., a Delaware corporation.

     "Consolidated Cash Flow" for any period means the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense, (v) exchange or translation losses on foreign currencies, and (vi) all other non-cash items reducing Consolidated Net Income (excluding any non-cash item to the extent it represents an accrual of or reserve for cash disbursements for any subsequent period prior to the stated maturity of the Senior Debentures) and less, (x) the aggregate amount of contingent and "earnout" payments in respect of any Permitted Business acquired by the Company or any Restricted Subsidiary that are paid in cash during such period and (y) to the extent added in calculating Consolidated Net Income, (A) exchange or translation gains on foreign currencies and (B) non-cash items (excluding such non-cash items to the extent they represent an accrual for cash receipts reasonably expected to be received prior to the Stated Maturity of the Senior Debentures), in each case for such period. Notwithstanding the foregoing, the income tax expense, depreciation expense and amortization expense of a Subsidiary of the Company shall be included in Consolidated Cash Flow only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of Consolidated Cash Flow for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination and as to which financial statements are available to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (A) if the Company or any of its Restricted Subsidiaries has incurred any Indebtedness since the beginning of such period and through the date of determination of the Consolidated Coverage Ratio that remains outstanding or if the transaction giving rise to the need to calculate Consolidated Coverage Ratio is an incurrence of Indebtedness, or both, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to (1) such Indebtedness as if such Indebtedness had been incurred on the first day of such period (provided that if such Indebtedness is incurred under a revolving credit facility


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(or similar  arrangement or under any  predecessor  revolving  credit or similar arrangement) only that portion of such Indebtedness that constitutes the one year projected average balance of such Indebtedness (as determined in good faith by the Board of Directors of the Company) shall be deemed outstanding for purposes of this calculation), and (2) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (B) if since the beginning of such period any Indebtedness of the Company or any of its Restricted Subsidiaries has been repaid, repurchased, defeased or otherwise discharged (other than Indebtedness under a revolving credit or similar arrangement unless such revolving credit Indebtedness has been permanently repaid and the underlying commitment terminated and has not been replaced), Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Indebtedness had been repaid, repurchased, defeased or otherwise discharged on the first day of such period,
(C) if since the beginning of such period the Company or any of its Restricted Subsidiaries shall have made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Disposition, Consolidated Cash Flow for such period shall be reduced by an amount equal to the Consolidated Cash Flow (if positive) attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated Cash Flow (if negative) attributable thereto for such period, and Consolidated Interest Expense for such period shall be (i) reduced by an amount equal to the Consolidated Interest Expense attributable to any Indebtedness of the Company or any of its Restricted Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary of the Company is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale) and (ii) increased by interest income attributable to the assets which are the subject of such Asset Disposition for such period, (D) if since the beginning of such period the Company or any of its Restricted Subsidiaries (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary of the Company (or any Person which becomes a Restricted Subsidiary of the Company as a result thereof) or an acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder which constitutes all or substantially all of an operating unit of a business, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (E) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary of the Company or was merged with or into the Company or any Restricted Subsidiary of the Company since the beginning of such period) shall have made any Asset Disposition, Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Company or a Restricted Subsidiary of the Company during such period, Consolidated Cash Flow and Consolidated Interest Expense for such period shall
be  calculated   after  giving  pro  forma  effect  thereto  as  if  such  Asset
Disposition, Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

     "Consolidated Interest Expense" means, for any period, the total consolidated interest expense of the Company and its Restricted Subsidiaries determined in accordance with GAAP, plus, to the extent not included in such interest expense (i) interest expense attributable to Capitalized Lease Obligations, (ii) capitalized interest, (iii) non-cash interest expense and amortization of original issue discount, (iv) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (v) interest actually paid by the Company or any such Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person, (vi) net payments (whether positive or negative) pursuant to Interest Rate Agreements, (vii) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust


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and (viii) cash and  Disqualified  Stock  dividends in respect of all  Preferred
Stock of Subsidiaries and Disqualified Stock of the Company held by Persons other than the Company or a Wholly-Owned Subsidiary and less (a) to the extent included in such interest expense, the amortization of capitalized debt issuance costs and (b) interest income. Notwithstanding the foregoing, the Consolidated Interest Expense with respect to any Restricted Subsidiary of the Company, that was not a Wholly-Owned Subsidiary, shall be included only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

     "Consolidated Net Income" means, for any period, the consolidated net income (loss) of the Company and its consolidated Subsidiaries determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income (loss) of any person acquired by the Company or any of its Restricted Subsidiaries in a pooling of interests transaction for any period prior to the date of such acquisition, (ii) any net income of any Restricted Subsidiary of the Company if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company (other than restrictions in effect on the Issue Date with respect to a Restricted Subsidiary of the Company and other than restrictions that are created or exist in compliance with the "Limitation on Restrictions on Distributions from Restricted Subsidiaries" covenant), (iii) any gain or loss realized upon the sale or other disposition of any assets of the Company or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which are not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person, (iv) any extraordinary gain or loss, (v) the cumulative effect of a change in accounting principles, (vi) the net income of any Person, other than a Restricted Subsidiary, except to the extent of the lesser of (A) cash dividends or distributions actually paid to the Company or any of its Restricted Subsidiaries by such Person and (B) the net income of such Person (but in no event less than zero), and the net loss of such Person (other than an Unrestricted Subsidiary) shall be included only to the extent of the aggregate Investment of the Company or any of its Restricted Subsidiaries in such Person and (viii) any non-cash expenses attributable to grants or exercises of employee stock options. Notwithstanding the foregoing, for the purpose of the covenant described under "- Certain Covenants -
Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a) (3) (D) thereof.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending prior to the taking of any action for the purpose of which the determination is being made and for which financial statements are available (but in no event ending more than 135 days prior to the taking of such action), as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

     "Continuing Director" of any Person means, as of the date of determination, any Person who (i) was a member of the Board of Directors of such Person on the date of the Senior Indenture or (ii) was nominated for election or elected to the Board of Directors of such Person with the affirmative vote of a majority of the Continuing Directors of such Person who were members of such Board of Directors at the time of such nomination or election.

     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than an event which would constitute a Change of Control), (i) matures (excluding any maturity as the result of an optional redemption by the


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issuer  thereof)  or is  mandatorily  redeemable,  pursuant  to a  sinking  fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final Stated Maturity of the Senior Debentures, or (ii) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (a) debt securities or (b) any Capital Stock referred to in (i) above, in each case at any time prior to the final Stated Maturity of the Senior Debentures.

     "Equity Offering" means an offering for cash by the Company of its common stock, or options, warrants or rights with respect to its common stock.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

     "Existing Indebtedness" means Indebtedness of the Company or its Restricted Subsidiaries in existence on the Issue Date, plus interest accrued, thereon, after application of the net proceeds of the New Credit Facility, the Notes and the Senior Debentures as described in the Prospectus.

     "Fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Debenture Trustee.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the Senior Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Senior Indenture shall be computed in conformity with GAAP.

     "Group" shall mean any "group" for purposes of Section 13(d) of the Exchange Act.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Incur" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money, (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i), (ii) and (v)) entered into in the ordinary course


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of business  of such  Person to the extent  that such  letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except (x) trade payables and accrued expenses incurred in the ordinary course of business and (y) contingent or "earnout" payment obligations in respect of any Permitted Business acquired by the Company or any Restricted Subsidiary), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title
thereto  or  the  completion  of  such  services,   (v)  all  Capitalized  Lease
Obligations  and  all  Attributable   Indebtedness  of  such  Person,  (vi)  all
Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, (vii) all Indebtedness of other Persons to the extent Guaranteed by such Person, (viii) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary of the Company, any Preferred Stock of such Restricted Subsidiary to the extent such obligation arises on or before the Stated Maturity of the Senior Debentures (but excluding, in each case, accrued dividends) with the amount of Indebtedness represented by such Disqualified Stock or Preferred Stock, as the case may be, being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price; provided that, for purposes hereof the "maximum fixed repurchase price" of any Disqualified Stock or Preferred Stock, as the case may be, which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock, as the case may be, as if such Disqualified Stock or Preferred Stock, as the case may be, were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Senior Indenture, and if such price is based on the fair market value of such Disqualified Stock or Preferred Stock, as the case may be, such fair market value shall be determined in good faith by the Board of Directors of the Company and (ix) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. Unless specifically set forth above, the amount of Indebtedness of any Person at any date shall be the outstanding principal amount of all unconditional obligations as described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP, and the maximum liability of such Person, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations described above at such date.

     "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts payable on the balance sheet of such Person) or other extension of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the "Limitation on Restricted Payments" covenant, (i) "Investment" shall include the portion (proportionate to the Company's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to
(x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary; and (ii) any property transferred to or from an Unrestricted
Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors and evidenced by a resolution of such Board of Directors certified in an Officers' Certificate to the Debenture Trustee.



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     "Issue Date" means the date on which the Senior  Debentures  are originally issued.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Management Group" means James L. Paterek, Christopher P. Franco and Michael Ferrentino.

     "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets subject to such Asset Disposition) therefrom in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to any Person owning a beneficial interest in assets subject to sale or minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, (iv) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition, provided however, that upon any reduction in such reserves (other than to the extent resulting from payments of the respective reserved liabilities), Net Available Cash shall be increased by the amount of such reduction to reserves, and retained by the Company or any Restricted Subsidiary of the Company after such Asset Disposition and (v) any portion of the purchase price from an Asset Disposition placed in escrow (whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with such Asset Disposition) provided, however, that upon the termination of such escrow, Net Available Cash shall be increased by any portion of funds therein released to the Company or any Restricted Subsidiary.

     "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale.

     "New Credit Facility" means the Loan and Security Agreement, dated as of November 26, 1997, among COMFORCE and COI and certain subsidiaries thereof, as guarantors, and various other direct and indirect active subsidiaries thereof, as borrowers, Heller, and any other financial institutions from time to time party thereto, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including by way of adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any Restricted Subsidiary (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor, general partner or otherwise) and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

     "Notes" means all of the 12% Senior Notes due 2007, issued and outstanding under the Notes Indenture.


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     "Notes  Indenture" means that certain  Indenture,  dated as of November 26,
1997 between COI and Wilmington Trust Company, as Indenture Trustee.

     "Officer" means the Chairman of the Board, the Vice-Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, or any Vice-President, the Treasurer or the Secretary of the Company.

     "Officer's Certificate" shall mean a certificate signed by two Officers of the Company, at least one of whom shall be the principal executive, financial or accounting officer of the Company.

     "Opinion of Counsel" means a written opinion, in form and substance acceptable to the Debenture Trustee, from legal counsel who is acceptable to the Debenture Trustee.

     "Permitted Business" means any business which is the same as or related, ancillary or complementary to any of the businesses of the Company and its Restricted Subsidiaries on the date of the Senior Indenture, as reasonably determined by the Company's Board of Directors.

     "Permitted Investment" means an Investment by the Company or any of its Restricted Subsidiaries in (i) a Wholly-Owned Subsidiary of the Company; provided, however, that the primary business of such Wholly-Owned Subsidiary is a Permitted Business; (ii) another Person if as a result of such Investment such other Person becomes a Wholly-Owned Subsidiary of the Company or is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Wholly-Owned Subsidiary of the Company; provided, however, that in each case such Person's primary business is a Permitted Business; (iii) Temporary Cash Investments; (iv) receivables owing to the Company or any of its Restricted Subsidiaries, created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary in an aggregate amount outstanding at any one time not to exceed $250,000 to any one employee or $1.0 million in the aggregate; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any of its Restricted Subsidiaries or in satisfaction of judgments or claims; (viii) a Person engaged in a Permitted Business or a loan or advance by the Company the proceeds of which are used solely to make an investment in a Person engaged in a Permitted Business or a Guarantee by the Company of Indebtedness of any Person in which such Investment has been made; provided, however, that no Permitted Investments may be made pursuant to this clause (viii) to the extent the amount thereof would, when taken together with all other Permitted Investments made pursuant to this clause (viii), exceed $5.0 million in the aggregate (plus, to the extent not previously reinvested, any return of capital realized on Permitted Investments made pursuant to this clause (viii), or any release or other cancellation of any Guarantee constituting such Permitted Investment); (ix) Persons to the extent such Investment is received by the Company or any Restricted Subsidiary as consideration for asset dispositions effected in compliance with the covenant described under "-Certain Covenants - Limitations on Sales of Assets and Subsidiary Stock"; (x) prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Company and its Restricted Subsidiaries; and (xi) Investments in connection with pledges, deposits, payments or performance bonds made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations.

     "Permitted Liens" means: (i) pledges or deposits by the Company or any Restricted Subsidiary under workmen's compensation laws, unemployment insurance laws, other types of social security benefits or similar legislation, or good faith deposits in connection with bids, tenders or contracts (other than for the payment of Indebtedness) or leases to which the Company or any Restricted Subsidiary is a party, or deposits to secure public or statutory obligations or deposits of cash or United States government bonds to secure surety or appeal bonds to which the Company or any Restricted Subsidiary is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred by the Company or any Restricted Subsidiary in the ordinary course


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of business  consistent  with past practice;  (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due from the Company or any Restricted Subsidiary or being contested in good faith by appropriate proceedings by the Company or any Restricted Subsidiary, as the case may be, or other Liens arising out of judgments or awards against the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary, as the case may be, will then be prosecuting an appeal or other proceedings for review; (iii) Liens for property taxes or other taxes, assessments or governmental charges of the Company or any Restricted Subsidiary not yet due or payable or subject to penalties for nonpayment or which are being contested by the Company or such Restricted Subsidiary, as the case may be, in good faith by appropriate proceedings; (iv) Liens in favor of issuers of performance bonds and surety bonds issued pursuant to clause (b)(vii) under "-Certain Covenants - Limitation on Indebtedness"; (v) survey exceptions, encumbrances, easements or, reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes or zoning or other restrictions as to the use of real property of the Company or any Restricted Subsidiary incidental to the ordinary course of conduct of the business of the Company or such Restricted Subsidiary or as to the ownership of properties of the Company or any Restricted Subsidiary, which, in either case, were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company or any Restricted Subsidiary; (vi) Liens to secure Indebtedness permitted under clauses (a) and (b)(i) under "- Certain Covenants - Limitation on Indebtedness";
(vii)  Liens  outstanding  immediately  after  the  Issue  Date as set  forth on
Schedule  II to the Senior  Indenture  (and not  otherwise  permitted  by clause
(vi)); (viii) Liens on property, assets or shares of stock of any Restricted Subsidiary at the time such Restricted Subsidiary became a Subsidiary of the Company; provided, however, that (A) if any such Lien has been Incurred in anticipation of such transaction, such property, assets or shares of stock subject to such Lien will have a fair market value at the date of the acquisition thereof not in excess of the lesser of (1) the aggregate purchase price paid or owed by the Company in connection with the acquisition of such Restricted Subsidiary and (2) the fair market value of all property and assets of such Restricted Subsidiary and (B) any such Lien will not extend to any other assets owned by the Company or any Restricted Subsidiary; (ix) Liens on property or assets at the time the Company or any Restricted Subsidiary acquired such assets, including any acquisition by means of a merger or consolidation with or into the Company or such Restricted Subsidiary; provided, however, that (A) if any such Lien is Incurred in anticipation of such transaction, such property or assets subject to such Lien will have a fair market value at the date of the acquisition thereof not in excess of the lesser of (1) the aggregate purchase price paid or owed by the Company or such Restricted Subsidiary in connection with the acquisition thereof and of any other property and assets acquired simultaneously therewith and (2) the fair market value of all such property and assets acquired by the Company or such Restricted Subsidiary and (B) any such Lien will not extend to any other property or assets owned by the Company or any Restricted Subsidiary; (x) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or a Wholly Owned Subsidiary; (xi) Liens to secure any extension, renewal, refinancing, replacement or refunding (or successive extensions, renewals, refinancings, replacements or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in any of clauses (vii), (viii) and (ix); provided, however, that any such Lien will be limited to all or part of the same property or assets that secured the original Lien (plus improvements on such property) and the aggregate principal amount of Indebtedness that is secured by such Lien will not be increased to an amount greater than the sum of (A) the outstanding principal amount, or, if greater, the committed amount, of the Indebtedness described under clauses (vii), (viii) and (ix) at the time the original Lien became a Permitted Lien under the Senior Indenture and (B) an amount necessary to pay any premiums, fees and other expenses Incurred by the Company in connection with such refinancing, refunding, extension, renewal or replacement; (xii) Liens on property or assets of the Company securing Interest Rate Agreements and Currency Agreements so long as the related Indebtedness is, and is permitted under "-Certain Covenants-Limitation on Indebtedness", secured by a Lien on the same property securing the relevant
Interest  Rate   Agreement  or  Currency   Agreement;   (xiii)  Liens   securing
Indebtedness incurred under (1) the Senior Indenture and (2) the New Credit Facility or any Guarantee thereof by any Restricted Subsidiary; (xiv) Liens on property or assets of the Company or any Restricted Subsidiary securing
Indebtedness   (1)  under  purchase  money   obligation  or  Capitalized   Lease
Obligations   permitted  under  clause  (b)(ii)  under  "-Certain   Covenants  -
Limitation on Indebtedness" or (2) under Sale/Leaseback  Transactions  permitted
under  "-Certain   Covenants  -  Limitation  on  Sale/Leaseback   Transactions";
provided, that (A) the amount of Indebtedness Incurred in any specific case does not, at the time such Indebtedness is Incurred, exceed the lesser of the cost or fair market value of the property or asset acquired or constructed in connection with


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


such purchase money obligation or Capitalized Lease Obligation or subject to such Sale/Leaseback Transaction, as the case may be, (B) such Lien will attach to such property or asset upon acquisition of such property or asset and or upon commencement of such Sale/Leaseback Transaction, as the case may be, and (C) no property or asset of the Company or any Restricted Subsidiary (other than the property or asset acquired or contracted in connection with such purchase money Obligation or Capital Lease Obligation or subject to such Sale/Leaseback Transaction, as the case may be) are subject to any Lien securing such Indebtedness; and (xv) Liens securing the Senior Debentures.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

     "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such
corporation,   over  shares  of  Capital  Stock  of  any  other  class  of  such corporation.

     A "Public Market" exists at any time with respect to the common stock of the Company if (a) the common stock of the Company is then registered with the Securities and Exchange Commission pursuant to Section 12(b) or 12(g) of the Exchange Act and traded either on a national securities exchange or in the National Association of Securities Dealers Automated Quotation System and (b) at least 15% of the total issued and outstanding common stock of the Company, as applicable, has been distributed prior to such time by means of an effective registration statement under the Securities Act of 1933.

     "Refinancing Indebtedness" means Indebtedness that refunds, refinances, replaces, renews, repays or extends (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the date of the Senior Indenture or Incurred in compliance with the Senior Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that (i) the Refinancing Indebtedness has a Stated Maturity no earlier than the earlier of (A) the first anniversary of the Stated Maturity of the Senior Debentures and (B) Stated Maturity of the Indebtedness being refinanced, (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the lesser of (A) the Average Life of the Senior Debentures and (B) the Average Life of the Indebtedness being refinanced and,
(iii) the Refinancing Indebtedness is in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to (or 101% of, in the case of a refinancing of the Senior Debentures in connection with a Change of Control) or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced.

     "Restricted Subsidiary" means any Subsidiary of the Company other an Unrestricted Subsidiary.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Subsidiary leases it from such Person.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision.


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     "Subordinated  Obligation"  means any  Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Senior Debentures pursuant to a written agreement.

     "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary shall refer to a Subsidiary of the Company.

     "Temporary Cash Investments" means any of the following: (i) any Investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof,
(ii) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital surplus and undivided profits aggregating in excess of $250 million (or the foreign currency equivalent thereof) and whose long-term debt, or whose parent holding company's long-term debt, is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act), (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause
(ii) above, (iv) Investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group, (v) Investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc. and (vi) Investments in mutual funds whose investment guidelines restrict such funds' investments to those satisfying the provisions of clauses (i) through (v) above.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that each Subsidiary to be so designated and each of its Subsidiaries has not at the time of such designation, and does not thereafter create, Incur, issue, assume, guarantee or otherwise becomes liable with respect to any Indebtedness other than Non-Recourse Debt and either (A) the Subsidiary to be so designated has total consolidated assets of $10,000 or less or (B) if such Subsidiary has consolidated assets greater than $10,000, then such designation would be permitted under "-Certain Covenants - Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary subject to the limitations contained in "-Certain Covenants - Limitation on Designations of Unrestricted Subsidiaries."

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.



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

     "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

     "Wholly-Owned Subsidiary" means a Restricted Subsidiary of the Company, at least 99% of the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

                             DESCRIPTION OF WARRANTS

General

     The Warrants were issued under a Warrant Agreement dated as of November 26, 1997 (the "Warrant Agreement") between the Company and The Bank of New York, as Warrant Agent (the "Warrant Agent"). The following summary of certain provisions of the Warrant Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Warrants and the Warrant Agreement, including the definitions therein of certain terms. A copy of the Warrant Agreement can be obtained, upon request, from the Company.

     Each Warrant entitles the registered holder thereof, subject to and upon compliance with the provisions thereof and the Warrant Agreement, at such holder's option, prior to 5:00 P.M., New York City time, on December 1, 2009 (the "Expiration Date"), to purchase at a price of $7.55 per Warrant (the "Exercise Price") from the Company one share of Common Stock (or such other number as may result from adjustments as provided in the Warrant Agreement). The number of shares of Common Stock for which a Warrant may be exercised is subject to adjustment as set forth in the Warrant Agreement.

     Warrants may be exercised on or after the Exercise Date, and before the Expiration Date, by surrendering the Warrant Certificate evidencing the Warrants with the form of election to purchase shares set forth on the reverse side thereof duly completed and executed by the holder thereof and paying in full the Exercise Price for such Warrants at the office or agency designated for such purpose, which will initially be the corporate trust office of the Warrant Agent in New York, New York. Each Warrant may only be exercised in whole and the Exercise Price may be paid only in cash or by certified or official bank check. "Exercise Date" is defined in the Warrant Agreement to mean the business day after the sale of the Units.

     The Warrant Certificates evidencing the Warrants may be surrendered for exercise or exchange, and the transfer of Warrant Certificates will be registrable, at the office or agency of the Company maintained for such purpose, which initially will be the corporate trust office of the Warrant Agent in New York, New York. No service charge will be made for any exercise, exchange or registration of transfer of Warrant Certificates, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Holders of Warrants will not be entitled, by virtue of being holders, to receive dividends, vote, receive notice of any meetings of stockholders or otherwise have any right of stockholders of the Company.

Adjustment

     The number of shares of Common Stock issuable upon exercise of a Warrant (the "Exercise Rate") is subject to adjustment from time to time upon the occurrence of certain events, including (a) dividends or distributions on Common Stock of the Company payable in the Common Stock of the Company or certain other Capital Stock of the Company; (b) subdivisions, combinations or certain reclassifications of the Common Stock of the Company; (c) distributions to all holders of Common Stock of the Company of rights, warrants or options to purchase Common Stock of the Company at a price per share less than the Current Market Value (as defined below) at the Time of Determination (as defined in the Warrant Agreement); (d) issuances by the Company of Common Stock of the


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Company or of securities  convertible  into or  exchangeable  or exercisable for
Common Stock of the Company (other than pursuant to (1) the exercise of the Warrants, (2) any options, warrants or rights outstanding as of the date of the Warrant Agreement, (3) without limiting any options, warrants or rights outstanding pursuant to the immediately preceding clause (2), any directors' plans and employee stock option or purchase plans to the extent that the aggregate number of shares of Common Stock of the Company (or securities convertible into or exchangeable or exercisable for the Common Stock of the Company) distributed under all such directors' plans and employee stock option and purchase plans does not exceed 4,000,000 shares of the Company's Common Stock at any time (of which options to purchase 2,069,030 shares are currently outstanding), and (4) any security convertible into, or exchangeable or exercisable for, the Company's Common Stock as to which the issuance thereof has previously been the subject of any required adjustment pursuant to the Warrant Agreement and exercisable securities of the Company for which the applicable adjustment has already been made) at a price per share less than the Current Market Value at the Time of Determination, and (e) distributions to stockholders of assets, debt securities or certain rights, warrants or options to purchase securities of the Company.

     "Current Market Value" per share of Common Stock of the Company or any other security at any date means (1) if the security is not registered under the Exchange Act, (i) the value of the security determined in good faith by the Board of Directors of the Company and certified in a board resolution, based on the most recently completed arm's-length transaction between the Company and a person other than an affiliate of the Company and the closing of which occurs on such date or shall have occurred within the six months preceding such date, (ii) if no such transaction shall have occurred on such date or within such six-month period, the value of the security most recently determined as of a date within the six months preceding such date by an independent financial expert or (iii) if neither clause (i) nor (ii) is applicable, the value of the security determined as of such date by an independent financial expert, or (2) if the security is registered under the Exchange Act, the average of the daily closing bid prices for each business day during the period commencing 15 business days before such date and ending on the date one day prior to such date or, if the security has been registered under the Exchange Act for less than 15 consecutive business days before such date, then the average of the daily closing bid prices for all of the business days before such date for which daily closing bid prices are available. If the closing bid price is not determinable for at least 10 business days in such period, the Current Market Value of the security shall be determined as if the security were not registered under the Exchange Act.

     If the Company is a party to a consolidation, merger or binding share exchange, or certain transfers of all or substantially all of its assets occur, the right to exercise a warrant for Common Stock of the Company may be changed by the Company into a right to receive securities, cash or other assets of the Company or another person.

     In the event of a taxable distribution to holders of Common Stock of the Company which results in an adjustment to the number of shares of Common Stock or other consideration for which a Warrant may be exercised, the holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend.

     The Warrant Agreement permits, with certain exceptions, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of Warrant Certificates under the Warrant Agreement at any time by the Company and the Warrant Agent with the consent of the holders of Warrant Certificates representing a majority in number of the then outstanding Warrants.

Mergers, Consolidations, etc.

     Except as provided below, in the event that the Company consolidates with, mergers with or into, or sells all or substantially all of its property and assets to another person, each Warrant thereafter shall entitle the holder thereof to receive upon exercise thereof the number of shares of capital stock or other securities or property which the holder of a share of Common Stock is entitled to receive upon completion of such consolidation, merger or sale of assets. If the Company merges or consolidates with, or sells all or substantially all of the property and assets of the Company to another person and, in connection therewith, consideration to the holders of Common Stock in


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exchange  for their  shares is  payable  solely in cash,  or in the event of the dissolution, liquidation or winding-up of the Company, then the holders of the Warrants will be entitled to receive distributions on an equal basis with the holders of Common Stock or other securities issuable upon exercise of the Warrants, as if the Warrants had been exercised immediately prior to such event, less the Exercise Price. Upon receipt of such payment, if any, the Warrants will expire and the rights of the holders thereof will cease. In case of any such merger, consolidation or sale of assets, the surviving or acquiring person and, in the event of any dissolution, liquidation or winding-up of the Company, the Company must deposit promptly with the Warrant Agent the funds, if any, necessary to pay to the holders of the Warrants. After such funds and the surrendered Warrant Certificates are received, the Warrant Agent must make payment by delivering a check in such amount as is appropriate (or, in the case of consideration other than cash, such other consideration as is appropriate) to such person or persons as it may be direct in writing by the holders surrendering such Warrants.

Delivery and Form

     The Warrants are represented by a single permanent global certificate in fully registered form. See "Book-Entry Delivery and Form". In addition, the Warrants are subject to significant transfer restrictions and bear a legend relating to such transfer restrictions. See "Registration Rights."

Registration Rights

     The Company and the Initial Purchaser have entered into a Registration Rights Agreement dated as of November 26, 1997 (the "Warrants Registration Rights Agreement") with respect to the Warrant Shares. The Warrants Registration Rights Agreement provides that the Initial Purchaser and persons to whom Warrant Shares are transferred will have the registration rights and other rights and obligations with respect to the Warrant Shares described below.

     The Company has agreed, pursuant to the Warrant Registration Rights Agreement, within 130 days of the date of issuance of the Warrants, to file and use its best efforts to cause to become effective a shelf registration statement covering resales of the Warrant Shares and to keep such shelf registration statement effective for a minimum period of two years from issuance. Furthermore, upon effectiveness of such registration statement, the Company has agreed to use its reasonable efforts to have the Warrant Shares listed on the American Stock Exchange or other national securities exchange on which the Company's Common Stock is then listed, if any.

     The Warrants Registration Rights Agreement contains customary provisions whereby the beneficiaries thereof and the Company indemnify and agree to contribute to the other with regard to losses caused by the misstatement of any information required to be provided in a registration statement filed under the Securities Act. The Warrants Registration Rights Agreement requires the Company to pay the reasonable expenses associated with any registration, other than underwriting discounts, commissions and transfer taxes.

     The summary herein of certain provisions of the Warrants Registration Rights Agreement does not purport to be complete and is subject to, and is a qualified in its entirety by reference to, all of the provisions of the Warrants Registration Rights Agreement, a copy of which is available upon request to the Company.

                        DESCRIPTION OF OTHER INDEBTEDNESS

The New Credit Facility

     On November 26, 1997, COMFORCE Corporation and COI and certain subsidiaries thereof, as guarantors (the "Guarantors"), and various other direct and indirect active subsidiaries thereof, as borrowers (the "Borrowers") (COMFORCE Corporation, the Guarantors and the Borrowers collectively referred to as the "Company"), entered into a Loan and Security Agreement (the "New Credit Agreement") with Heller Financial, Inc., as lender and agent for other participating lenders (collectively, "Heller"), to provide to the Company the New Credit Facility providing


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

for borrowings of up to $75.0 million based on a specified percentage of the Company's eligible accounts receivable. At closing, the Company borrowed $37.3 million under the New Credit Facility.

     From the date of the closing until Heller receives the Company's audited financial statements for the year ended December 31, 1998 (the "Margin Date"), borrowings under the New Credit Facility bear interest, at the Company's option, at a per annum rate equal to either (i) the base rate as announced from time to time by the Board of Governors of the Federal Reserve System as the "Bank Prime Loan" rate (the "Base Rate") plus 0.50% or (ii) LIBOR plus 2.25%. Following the Margin Date, the interest rate is subject to adjustment quarterly by a percentage in excess of or less than the Base Rate or LIBOR as set forth below based upon a specified leverage ratio:


Leverage Ratio                               Base Rate                 LIBOR
--------------                               ---------                 -----

Greater than 6.00                             +.75                     +2.50
Greater than 5.50 but less than               +.50                     +2.25
or equal to 6.00
Greater than 4.50 but less than               +.25                     +2.00
or equal to 5.50
Greater than 4.00 but less than               +.00                     +1.75
or equal to 4.50
Equal to or less than 4.00                    -.25                     +1.50

     The  obligations  evidenced  by the New Credit  Facility  are  secured by a pledge of the capital stock of the Borrowers and the Guarantors and security interests in substantially all of the assets of the Borrowers and the Guarantors. In addition, John Fanning, a former shareholder of Uniforce and the current holder of approximately 5.9% of the issued and outstanding Common Stock of the Company, provided cash collateral to Heller in the amount of $5.0 million. Under the terms of his agreement with Heller, $2.5 million of the amount pledged is required to be released when the Company has unused borrowing availability under the New Credit Facility of at least $15 million for 15 consecutive business days, with the balance to be released when the Company has $17.5 million of unused borrowing availability for a like period. As consideration for this agreement, the Company has agreed to pay to Mr. Fanning a 12% per annum yield on his cash collateral, less the actual return thereon as invested.

     The agreements evidencing the New Credit Facility contain various financial and other covenants and conditions, including, but not limited to, limitations on paying dividends, engaging in affiliate transactions, making acquisitions and incurring additional indebtedness. The scheduled maturity date of the New Credit Facility is November 26, 2002.

     The New Credit Agreement specifies various events as Events of Default which will permit the lenders to cease making loans and to declare all amounts payable in respect of the New Credit Facility to be immediately due and payable. These events include customary Events of Default for similar types of credit facilities.

                          DESCRIPTION OF CAPITAL STOCK

General

     The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock having a par value of $.01 per share and 10,000,000 shares of Preferred Stock, par value $0.01 per share, which may be issued in one or more series with such rights and preferences as determined by the Board of Directors. As of December 19,


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


1997, the Company had issued and outstanding capital stock consisting of 15,296,350 shares of Common Stock and 500 shares of Series F Preferred Stock. In addition, as of the date of this Prospectus, there were options to purchase an additional 2,069,030 shares of Common Stock, at an average exercise price of $7.64 per share, issued and outstanding, and warrants to purchase an additional 2,137,794 shares of Common Stock, at an average exercise price of $7.63 per share, issued and outstanding.

     All the shares of capital stock of COI are owned by the Company. In addition, COI issued to the Company all of the shares in a series of PIK Preferred Stock having a liquidation value of $20.0 million in the aggregate (the "PIK Preferred Stock"). As the holder of the PIK Preferred Stock, the Company is entitled to cumulative dividends, when, as and if declared by COI's Board of Directors, at a rate equal to the interest rate on the Senior Debentures. The PIK Preferred Stock is redeemable at COI's option on the same basis as the Senior Debentures are redeemable by the Company.

     The following summary description of the Company's capital stock does not purport to be complete and is qualified in its entirety by this reference to the Company's Certificate of Incorporation and Bylaws.

Common Stock

     The holders of the Common Stock are entitled to one vote per share of record on all matters to be voted upon by stockholders. At a meeting of stockholders at which a quorum is present, a majority of the votes cast decides all questions, unless the matter is one upon which a different vote is required by express provision of law or the Company's Certificate of Incorporation or Bylaws. Cumulative voting is not permitted with respect to the election of directors.

     The holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. Subject to the rights of holders of Preferred Stock, if any shares of Preferred Stock are then outstanding, in the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to participate equally, share for share, in all assets remaining after payment of liabilities.

     The holders of Common Stock are entitled to receive ratably such dividends as the Board of Directors may declare out of funds legally available therefor, when and if so declared. The payment by the Company of dividends, if any, rests within the discretion of its Board of Directors and will depend upon the Company's results of operations, financial condition and capital expenditure plans, as well as other factors considered relevant by the Board of Directors.

Preferred Stock

     The  Company's  Certificate  of  Incorporation   authorizes  the  Board  of
Directors to issue shares of Preferred Stock in one or more series and to establish such relative voting, dividend, redemption, liquidation, conversion and other powers, preferences, rights, qualifications, limitations and restrictions as the Board of Directors may determine without further approval of the Stockholders of the Company.

     On October 25, 1996, the Board authorized the issuance of up to 10,000 shares of Preferred Stock, par value $0.01 per share, designated the Series F Convertible Preferred Stock ("Series F Preferred Stock"). As subsequently modified by agreement of the Company and the holders, each share of Series F Preferred Stock will, (i) at the option of the holder or (ii) automatically on the second anniversary of the date of issuance, be converted into such number of shares of Common Stock determined by dividing $1,000 plus all accrued, unpaid dividends thereon by the per share conversion price. The conversion price is 83% of the average closing bid price of the Common Stock for the five trading days immediately preceding the conversion date, subject to certain limitations. Holders of shares of Series F Preferred Stock are entitled to cumulative dividends of 5% per annum, payable quarterly on the first day of March, June, September and December in each year, payable in cash or Common Stock (valued at the closing price on the date of declaration), at the Company's election. The Series F Preferred Stock has a liquidation preference over the


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


Common Stock in the event of any liquidation or sale of the Company. Except as otherwise provided by law, the holders of Series F Preferred Stock are not entitled to vote. As of September 30, 1997, there were 500 shares of Series F Preferred Stock outstanding with a liquidation value of $500,000.

     Except for the Series F Preferred Stock, there are no other series or classes of Preferred Stock with currently outstanding shares. All the shares of all other series or classes of Preferred Stock previously authorized by the Company's Board have been repurchased by the Company, canceled or converted into Common Stock and are not subject to reissue.

     The issuance of any additional series of Preferred Stock, and the relative powers, preferences, rights, qualifications, limitations and restrictions of such series, if and when established, will depend upon, among other things, the future capital needs of the Company, the then-existing market conditions and other factors that, in the judgment of the Board of Directors, might warrant the issuance of Preferred Stock. The issuance of additional series of Preferred Stock by the Board of Directors could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a person or group to gain control of the Company. At the date of this Prospectus, there are no plans, agreements or understandings relative to the issuance of any shares of Preferred Stock.

Delaware Law

     Certain provisions of the General Corporation Law of the State of Delaware, summarized in the following paragraphs, may be considered to have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder's best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders.

     Section  203 of the  General  Corporation  Law of  the  State  of  Delaware
prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which such person became an interested stockholder unless (i) prior to such date, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or (ii) upon becoming an interested stockholder the stockholder then owned at least 85% of the voting stock, as defined in Section 203; or (iii) subsequent to such date, the business combination is approved by both the Board of Directors and by at least 66-2/3 of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder. For these purposes, the term "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, the Company to date has not made this election.

     Section 203 excludes from the definition of "interested stockholder" any stockholder of the Company that owned over 15% of the Company's stock on December 23, 1987, so long as such holder continues to own over 15% of the Company.

Transfer Agent

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes the principal United States federal income tax consequences of the ownership and disposition of Notes and Units to initial purchasers who purchase the Notes or Units at the initial issue


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


price. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this Prospectus may affect the tax consequences described herein (possibly retroactively). This summary discusses only Notes and Units held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, tax-exempt organizations, dealers or traders in securities or currencies, holders who hold the Notes, Senior Debentures, Warrants or Units as a position in a "straddle" or as part of a "hedging," "conversion" or "integrated" transaction, holders whose functional currency is other than the U.S. dollar or holders that are not U.S. Holders (as defined below). Persons considering the purchase of Notes or Units should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     As used herein, the term "U.S. Holder" means a holder of a Note or a Unit that for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or of any State thereof (including the District of Columbia), (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if (A) a United States court is able to exercise primary supervision over the trust's administration and (B) one or more United States persons have the authority to control all of the trust's substantial decisions. Notwithstanding the preceding sentence, to the extent provided in United States Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons also will be U.S. Holders.

The Notes

Payments of Interest

     Payments of interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time that such payments are accrued or are received (in accordance with the U.S. Holder's method of tax accounting).

     It is possible that the IRS could assert that the Additional Interest which the Company would be obligated to pay if the Notes Exchange Offer Registration Statement is not filed or declared effective within the time periods set forth herein (or certain other actions are not taken) (as described above under "Notes Exchange Offer and Registration Rights") are "contingent payments" for United States federal income tax purposes. If so treated, the Notes would be treated as contingent payment debt instruments and certain adverse United States federal income tax consequences could result. However, the United States Treasury Regulations issued by the IRS regarding debt instruments that provide for one or more contingent payments provide that, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies are ignored. The Company believes that the possibility of the payment of Additional Interest is remote and, accordingly, does not intend to treat the Notes as contingent payment debt instruments.

     The Company does not intend to treat the possibility of an optional or provisional redemption or repurchase of the Notes as giving rise to any additional accrual of OID or recognition of ordinary income upon redemption, sale or exchange.

Sale, Exchange or Retirement

     Subject to the discussion of the Exchange Offer below, upon the sale, exchange or retirement of a Note, a U.S. Holder would recognize gain or loss, if any, equal to the difference between the amount realized on the sale, exchange or retirement and the holder's adjusted tax basis in the Note. Gain or loss recognized on the sale, exchange or retirement of a Note will generally be capital gain or loss. In the case of a noncorporate U.S. Holder, the maximum marginal United States federal income tax rate applicable to such gain will be lower than the maximum marginal


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

United States federal income tax rate applicable to ordinary income if such U.S. Holder's holding period for such Notes exceeds one year and will be further reduced if such Notes were held for more than 18 months.

Exchange Offer

     The exchange of Notes for Exchange Notes by a U.S. Holder pursuant to the Exchange Offer should not constitute a taxable exchange for United States federal income tax purposes. A U.S. Holder should not recognize gain or loss upon the receipt of an Exchange Note pursuant to the Exchange Offer and should be required to continue to include interest on the Exchange Notes in gross income for United States federal income tax purposes in the manner and to the extent described above. A U.S. Holder's holding period for an Exchange Note should include the holding period for the original note exchanged pursuant to the Exchange Offer and such holder's adjusted basis in an Exchange Note should be the same as such holder's adjusted basis in such original Note.

Backup Withholding and Information Reporting

     Certain noncorporate U.S. Holders may be subject to backup withholding at a rate of 31% on payments made on a Note. Backup withholding will apply only if a U.S. Holder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, in the case of an individual, would be his or her Social Security number,
(ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's United States federal income tax liability provided that the required information is furnished to the IRS.

The Units

Allocation of the Issue Price Between a Senior Debenture and Warrant

     Each Unit is comprised of a Senior Debenture and a Warrant. The "issue price" of a Unit for United States federal income tax purposes will be the initial offering price of a substantial amount of the Units to investors (other than persons acting in their capacity as underwriters, placement agents or wholesalers). The issue price will be allocated between the Senior Debenture and the Warrant based on their respective fair market values at the time of issuance, and a U.S. Holder's initial tax basis in each will be equal to the amount so allocated. Based upon its estimate of the fair market value of a Warrant, the Company intends to treat $19,493,000 of the issue price of a Unit as allocable to the Senior Debenture (which amount the Company will therefore treat as its "issue price" for United States federal income tax purposes) and $507,000 as allocable to the Warrant. The Company intends to file information returns with the Internal Revenue Service (the "IRS") based on such allocation.

     The Company's allocation of the issue price is binding on a U.S. Holder for United States federal income tax purposes unless the holder discloses the use of a different allocation in its United States federal income tax return for the year in which the Unit was acquired. However, the Company's allocation is not binding on the IRS, and there can be no assurance that the IRS will not challenge such allocation.

The Senior Debentures

     In general, the excess of the "stated redemption price at maturity" of a Senior Debenture over its "issue price" generally will constitute original issue discount ("OID") for United States federal income tax purposes. The stated redemption price at maturity of a Senior Debenture is the sum of all scheduled amounts payable on the Senior Debenture (including interest). U.S. Holders of the Senior Debentures will be required to include OID in income for United States federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to such income. Under this method, U.S.


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


Holders generally will be required to include in income increasingly greater amounts of OID in successive accrual periods.

     The Company does not intend to treat the possibility of an optional or provisional redemption or repurchase of the Senior Debentures as giving rise to any additional accrual of OID or recognition of ordinary income upon redemption, sale or exchange.

     Subject to the discussion of the Debenture Exchange Offer below, upon the sale, exchange or retirement of a Senior Debenture, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized and such holder's adjusted tax basis. A U.S. Holder's adjusted tax basis generally will equal the issue price of such Senior Debenture increased by the amount of any OID previously included in income by such U.S. Holder with respect to such Senior Debenture and decreased by any payment previously made on such Senior Debenture. Such gain or loss realized on the sale, exchange or retirement will be capital gain or loss. In the case of a noncorporate U.S. Holder, the maximum marginal United States federal income tax rate applicable to such gain will be lower than the maximum marginal United States federal income tax rate applicable to ordinary income if such U.S. Holder's holding period for such Senior
Debentures exceeds one year and will be further reduced if such Senior Debentures were held for more than 18 months.

     The exchange of a Subordinated Debenture for an Exchange Debenture by a U.S. Holder pursuant to the Exchange Offer should not constitute a taxable exchange for United States federal income tax purposes. A U.S. Holder should not recognize gain or loss upon the receipt of an Exchange Debenture pursuant to the Exchange Offer and should be required to continue to include interest on the Exchange Debenture in gross income for United States federal income tax purposes in the manner and to the extent described above. A U.S. Holder's holding period for an Exchange Debenture should include the holding period for the original Subordinated Debenture exchanged pursuant to the Exchange Offer and such holder's adjusted basis in an Exchange Subordinated Debenture should be the same as such holder's adjusted basis in such original Subordinated Debenture.

     The Company expects that the Senior Debentures will be applicable high yield discount obligations as defined in the Code, because their yield to maturity is expected to exceed the "applicable federal rate" in effect at the time of their issuance (the "AFR") plus five percentage points. In that event no portion of the OID on the Senior Debentures would be deductible by the Company until paid. In addition, a portion of the OID thereon may not be deductible by the Company at any time; such portion would be an amount that bears the same ratio to such OID as (i) the excess of the yield to maturity of the Senior Debentures over the AFR plus six percentage points bears to (ii) the yield to maturity. To the extent that the non-deductible portion of OID would have been treated as a dividend if it had been distributed with respect to the Company's stock, it will be treated as a dividend to corporate holders for purposes of the rules relating to the dividends received deduction.

     It is possible that the IRS could assert that the Additional Interest which the Company would be obligated to pay if the Debentures Exchange Offer
Registration Statement is not filed or declared effective within the time periods set forth herein (or certain other actions are not taken) (as described above under "Debentures Exchange Offer and Registration Rights") are "contingent payments" for United States federal income tax purposes. If so treated, the Senior Debentures would be treated as contingent payment debt instruments, and certain adverse United States federal income tax consequences could result. However, the United States Treasury Regulations issued by the IRS regarding debt instruments that provide for one or more contingent payments provide that, for purposes of determining whether a debt instrument is a contingent debt instrument, remote or incidental contingencies are ignored. The Company believes that the possibility of the payment of Additional Interest is remote and, accordingly, does not intend to treat the Senior Debentures as contingent payment debt instruments.

The Warrants

     A U.S. Holder generally will not recognize any gain or loss upon exercise of a Warrant (except with respect to any cash received in lieu of a fractional share of Common Stock). A U.S. Holder will have tax basis in the shares of Common Stock received upon exercise equal to the sum of its tax basis in the Warrants and the aggregate exercise price thereof. A U.S. Holder's holding period in such shares of Common Stock would begin on the day after such Warrants were exercised and will not include the period during which the Warrant was held.

     Upon the sale or exchange of a Warrant, a U.S. Holder will generally recognize gain or loss equal to the difference, if any, between the amount realized and the U.S. Holder's tax basis. If a Warrant expires unexercised, a U.S. Holder may be permitted to claim a capital loss, in an amount equal to the U.S. Holder's tax basis in the Warrant. Any such gain or loss will be capital gain or loss if the Common Stock to which such Warrant relates would have been a capital asset in the hands of such holder. In the case of a noncorporate U.S. Holder, the maximum marginal United States federal income tax rate applicable to such gain will be lower than the maximum marginal United States federal income tax rate applicable to ordinary income if such U.S. Holder's holding period for such Warrants exceeds one year and will be further reduced if such Warrants were held for more than 18 months.

     Under Section 305 of the Code, a U.S. Holder of a Warrant may be deemed to have received a constructive distribution of ordinary dividend income from the Company in the event of certain adjustments to the number of shares of Common Stock to be issued on exercise of a Warrant or the failure to make such an adjustment.

Backup Withholding and Information Reporting

     Certain noncorporate U.S. Holders may be subject to backup withholding at a rate of 31% on payments made on a Senior Debenture or a Warrant. Backup withholding will apply only if a U.S. Holder (i) fails to furnish its TIN which, in the case of an individual, would be his or her Social Security number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's United States federal income tax liability provided that the required information is furnished to the IRS.

                          BOOK-ENTRY, DELIVERY AND FORM

     The Unregistered Securities were each issued as a single, permanent global certificate in definitive, fully registered form (the "Unregistered Global Securities"). Except for Exchange Securities issued to Non-Global Purchasers (as defined below), the Exchange Securities will each initially be issued in the form of one or more global certificates (collectively, the "Exchange Global Certificates"). The Unregistered Global Securities were deposited on the date of the closing of the Notes Offering and the concurrent offering of the Units, and the Exchange Global Certificates will be deposited on the date of closing of the Exchange Offers with, or on behalf of, the Depository and registered in the name of a nominee of DTC.

     Securities (i) originally purchased by or transferred to "foreign purchasers" or Accredited Investors who are not QIBs or (ii) held by QIBs who elect to take physical delivery of their certificates instead of holding their interest through Global Securities (and which are thus ineligible to trade through DTC) (collectively referred to herein as the "Non-Global Purchasers") will be issued in registered form ("Certificated Securities"). Upon the transfer to a QIB of any Certificated Security initially issued to a Non-Global Purchaser, such Certificated Security will, unless the transferee requests otherwise or such Global Security has previously been exchanged in whole for Certificated Securities, be exchanged for an interest in each Global Security. "Global Securities" means the Unregistered Global Securities or the Exchange Global Securities, as the case may be.

     The Global Securities. The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Securities, DTC or its custodian will credit, on its internal system, the principal amount of Notes, or the principal amount of Senior Debentures, as the case may be, of the individual beneficial interest represented by such Global Security to the respective accounts of persons who have accounts with such depositary and

(ii) ownership of beneficial interests in the Global Securities will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons who have accounts with DTC ("DTC Participants")) and the records of DTC Participants (with respect to interests of persons other than DTC Participants). Ownership of beneficial interests in the Global Securities will be limited to DTC Participants or persons who hold interests through DTC Participants. QIBs may hold their interests in the Global Securities directly through DTC, if they are DTC Participants in such system, or indirectly through organizations which are DTC Participants in such system.

     So long as DTC, or its nominee, is the registered owner or holder of any of the Global Securities, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Note or the Senior Debenture, as the case may be, represented by the applicable Global Security for all purposes under the Notes Indenture or the Senior Indenture, as the case may be. No beneficial owner of an interest in the Global Securities will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Notes Indenture or the Senior Indenture.

     Payments on the Global Securities will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Notes Trustee or the Debentures Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The Company expects that DTC or its nominee, upon receipt of any payment in respect of a Global Security, will credit DTC Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the applicable Global Security as shown on the records of DTC or its nominee. The Company also expects that payments by DTC Participants to owners of beneficial interests in the Global Securities held through such DTC Participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such DTC Participants.

     Transfers between DTC Participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell Notes or Senior Debentures to persons in states which require physical delivery of Certificated Securities, or to pledge such securities, such holder must transfer its interest in the applicable Global Security, in accordance with the normal procedures of DTC and with the procedures set forth in the Notes Indenture or the Senior Indenture, as the case may be.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Securities (including the presentation of the Securities for exchange as described below) only at the direction of one or more DTC Participants to whose account the DTC interests in the Global Securities are credited and only in respect of such portion of the Securities as to which such DTC Participant or DTC Participants has or have given such direction. However, if there is an Event of Default under the Notes Indenture or the Senior Indenture, DTC will exchange the Global Securities for Certificated Securities, which it will distribute to its DTC Participants.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between DTC Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. DTC Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Securities among DTC Participants, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company, the Initial Purchaser or any other person will have any responsibility for the performance by DTC or its Participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Securities. If DTC is at any time unwilling or unable to continue as a depositary for the Global Securities and a successor depositary is not appointed by the Company within 90 days, Certificated Securities will be issued in exchange for the Global Securities.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Securities for its own account pursuant to either Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Securities received in exchange for Unregistered Securities, where such Exchange Securities were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until _________________, 1998, all dealers effecting transactions in the Exchange Securities may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sale of Exchange Securities by broker-dealers. Exchange Securities received by broker-dealers for their own account pursuant to either Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Securities, or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commission or concessions from any such broker-dealer and/or the purchasers of any such Exchange Securities. Any broker-dealer that resells Exchange Securities that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Securities may be deemed to be an 'underwriter' within the meaning of the Securities Act and any profit on any such resale of Exchange Securities and any commissions or concessions received by any such persons may be deemed to be underwriting compensations under the Securities Act. The Letters of Transmittal state that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents pursuant to a Letter of Transmittal.

                                  LEGAL MATTERS

     Certain legal matters relating to the issuance of the Notes and the Senior Debentures will be passed upon for COI and the Company, respectively, by Doepken, Keevican & Weiss Professional Corporation, Pittsburgh, Pennsylvania.

                             INDEPENDENT ACCOUNTANTS

     The consolidated balance sheets of COMFORCE Corporation and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996, included in this Prospectus, have been audited by Coopers & Lybrand L.L.P., independent accountants, as stated in their report appearing herein.

     The balance sheets of RHO Company Incorporated as of December 31, 1995 and 1996, and the related statements of income, changes in shareholders' deficit and cash flows for the years ended December 31, 1995 and 1996, included in this Prospectus, have been audited by Arthur Andersen LLP, independent accountants, as stated in their report appearing herein.

     The consolidated balance sheets of Uniforce Services, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1996, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                              COMFORCE CORPORATION
                           AND UNIFORCE SERVICES, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                         Pages
                                                                                                                         -----
COMFORCE   CORPORATION  PRO  FORMA   Unaudited  Pro  Forma  Combined   Financial
Statements:
Introduction........................................................................................................       F-2
Unaudited Pro Forma Combined Balance Sheet as of September 30, 1997.................................................       F-3
Unaudited Pro Forma Combined Statement of Operations for the nine months ended September 30, 1997...................       F-4
Unaudited Pro Forma Combined Statement of Operations for the nine months ended September 30, 1996...................       F-5
Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1996...........................       F-6
Notes to Unaudited Pro Forma Combined Financial Statements..........................................................       F-7
COMFORCE CORPORATION
Audited Financial Statements:
Report of Independent Accountants...................................................................................      F-10
Consolidated Balance Sheets as of December 31, 1996 and 1995........................................................      F-11
Consolidated Statements of Operations for years ended December 31, 1996, 1995 and 1994..............................      F-12
Consolidated Statements of Stockholders' Equity for years ended December 31, 1996, 1995 and 1994....................      F-13
Consolidated Statements of Cash Flows for years ended December 31, 1996, 1995 and 1994..............................      F-15
Notes to Consolidated Financial Statements..........................................................................      F-17
Unaudited Interim Financial Statements:
Unaudited Condensed Consolidated Balance Sheet as of September 30, 1997.............................................      F-43
Unaudited Condensed Consolidated Statements of Operations for the nine months ended September 30, 1997 and
   1996.............................................................................................................      F-45
Unaudited Condensed Consolidated Statement of Changes in Stockholders' Equity for the nine months ended
   September 30, 1997...............................................................................................      F-46
Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 1997 and
   1996.............................................................................................................      F-47
Notes to Unaudited Consolidated Financial Statements................................................................      F-48
RHO COMPANY INCORPORATED
Audited Financial Statements:
Report of Independent Public Accountants............................................................................      F-54
Balance Sheets as of December 31, 1996 and 1995.....................................................................      F-55
Statements of Income for years ended December 31, 1996, 1995 and 1994...............................................      F-56
Statements of Changes in Shareholders' Deficit for years ended December 31, 1996, 1995 and 1995.....................      F-57
Statements of Cash Flows for years ended December 31, 1996, 1995 and 1994...........................................      F-58
Notes to Financial Statements.......................................................................................      F-59
UNIFORCE
Audited Consolidated Financial Statements:
Independent Auditors' Report........................................................................................      F-64
Consolidated Balance Sheets as of December 31, 1996 and 1995........................................................      F-65
Consolidated Statements of Earnings for years ended December 31, 1996, 1995 and 1994................................      F-66
Consolidated Statements of Stockholders' Equity for years ended December 31, 1996, 1995 and 1994....................      F-67
Consolidated Statements of Cash Flows for years ended December 31, 1996, 1995 and 1994..............................      F-68
Notes to Consolidated Financial Statements..........................................................................      F-69
Unaudited Interim Financial Statements:
Unaudited Consolidated Condensed Balance Sheet as of September 30, 1997.............................................      F-79
Unaudited Consolidated Condensed Statements of Earnings for the nine months ended September 30, 1997 and
   1996.............................................................................................................      F-80
Unaudited Consolidated Condensed Statements of Cash Flows for the nine months ended September 30, 1997 and
   1996.............................................................................................................      F-81
Notes to Unaudited Consolidated Condensed Financial Statements......................................................      F-82

                      COMFORCE Corporation and Subsidiaries
                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma combined financial statements reflect (i) the treatment of the operation of the Company's jewelry business prior to January 1, 1996 as a discontinued operation; (ii) the acquisition of business operating in the staffing industry, including COMFORCE Telecom, Inc. ("COMFORCE Telecom") in 1995, Williams Communications Services, Inc. ("Williams"), RRA, Inc., Project Staffing Support Team, Inc. and DataTech Technical Services, Inc. (collectively, "RRA"), Force Five, Inc. ("Force Five"), Continental Field Services Corp. ("Continental"), and AZATAR Computer Systems, Inc. ("AZATAR"), completed in 1996, RHO Company Incorporated ("Rhotech"), completed in 1997, and the proposed acquisition of Uniforce Services, Inc. ("Uniforce") as if such acquisitions had occurred on January 1, 1996 (other than the unaudited pro forma balance sheet at September 30, 1997, which has been prepared as if all such acquisitions were consummated as of such date) (and accounted for by the purchase method); and (iii) the financing of $167 million of debt resulting from the Notes Offering, the Units Offering and the initial borrowings under the New Credit Facility as if such debt were outstanding for all periods presented and replaced all historical financing arrangements. Prior to its acquisition by the Company, each of these acquired businesses operated as a separate independent entity. Since the unaudited pro forma combined financial statements set forth below show the combined financial condition and operating results of these recently acquired businesses during periods when they were not under common control or management, the information presented may not be indicative of the results which would have actually been obtained had such acquisitions been completed on the dates indicated, or the Company's future financial or operating results. These unaudited pro forma combined financial statements should be read in conjunction with the financial statements of the respective entities included therein, and the related notes thereto.

                              COMFORCE Corporation

                   Unaudited Pro Forma Combined Balance Sheet

                            as of September 30, 1997
                                 (in thousands)

                                                                                                         Pro Forma       Pro Forma
                                                                         COMFORCE        Uniforce      Adjustments(1)  (the Company)
                                                                         --------        --------      --------------  -------------
Current assets:
Cash and cash equivalents ......................................          $2,670           $6,555          $(7,151)          $2,074
Restricted cash and equivalents ................................             360             --               --                360
Accounts receivable and Service fees receivable, net ...........          26,547           46,522             --             73,069
Prepaid expenses ...............................................           1,050              803             --              1,853
Deferred financing fees ........................................           1,628             --             (1,628)            --
Income tax receivable ..........................................             590             --               --                590
Deferred income taxes ..........................................           2,028              201            3,000            5,229
Other assets ...................................................             243             --               --                243
                                                                       ---------        ---------        ---------        ---------
      Total current assets .....................................          35,116           54,081           (5,779)          83,418
                                                                       ---------        ---------        ---------        ---------
Deferred financing fees ........................................            --                324            7,676            8,000
Property and equipment, net of accumulated
   depreciation ................................................           1,449            4,336             --              5,785
Intangible assets, net of accumulated amortization .............          38,722            7,051           85,614          131,387
Other assets ...................................................             452             --               --                452
                                                                       ---------        ---------        ---------        ---------
      Total assets .............................................         $75,739          $65,792          $87,511         $229,042
                                                                       =========        =========        =========        =========

Current liabilities:
Borrowings under revolving line of credit ......................         $16,488           $2,000         $(14,488)          $4,000
Current portion of capitalized lease obligations ...............            --                204             --                204
Accounts payable ...............................................             956            1,274             --              2,230
Accrued expenses ...............................................           5,232            2,502             --              7,734
Accrued payroll and payroll taxes ..............................           3,337            7,220             --             10,557
Income taxes ...................................................            --                485             --                485
                                                                       ---------        ---------        ---------        ---------
      Total current liabilities ................................          26,013           13,685          (14,488)          25,210
                                                                       ---------        ---------        ---------        ---------
Capitalized lease obligations ..................................            --                577             --                577
Deferred income tax ............................................              90             --               --                 90
Long-term bank debt ............................................          20,000           34,098          (21,098)          33,000
Notes and Senior Debentures ....................................            --               --            130,000          130,000
Other ..........................................................             690             --               --                690
Commitments and contingencies ..................................            --               --               --               --
Stockholders' equity:
Series F Senior convertible preferred stock ....................               1             --               --                  1
Common stock ...................................................             137               51              (35)             153
Additional paid-in capital .....................................          30,485            9,028            3,113           42,626
Retained deficit, since January 1, 1996 ........................          (1,677)            --             (1,628)          (3,305)
Retained earnings ..............................................            --             30,304          (30,304)            --
Treasury stock .................................................            --            (21,951)          21,951             --
                                                                       ---------        ---------        ---------        ---------
      Total stockholders' equity ...............................          28,946           17,432           (6,903)          39,475
                                                                       ---------        ---------        ---------        ---------
Total liabilities and stockholders' equity .....................         $75,739          $65,792          $87,511         $229,042
                                                                       =========        =========        =========        =========



         See notes to unaudited pro forma combined financial statements.

                              COMFORCE CORPORATION

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997(2)

                      (in thousands except per share data)

                                                                                                         Pro Forma       Pro Forma
                                                        COMFORCE       Rhotech            Uniforce     Adjustments(3   (the Company)
                                                        --------       -------            --------     -------------   -------------
Revenues ........................................       $145,986         $15,416           $132,953            --          $294,355
Cost of revenues ................................        127,227          14,411            107,449            --           249,087
                                                       ---------       ---------          ---------       ---------       ---------
   Gross profit .................................         18,759           1,005             25,504            --            45,268
Operating expenses:
   Selling, general and administrative ..........         11,842           1,524             17,325            --            30,691
   Depreciation and amortization ................          1,241              40                953           1,480           3,714
                                                       ---------       ---------          ---------       ---------       ---------
Income (loss) from operations ...................          5,676            (559)             7,226          (1,480)         10,863
Other (income) expense:
Bridge financing costs ..........................          5,822            --                 --              --             5,822
Other ...........................................           (344)            384                 (9)           --                31
Interest expense ................................          2,151             207              1,829          11,091          15,278
                                                       ---------       ---------          ---------       ---------       ---------
                                                           7,629             591              1,820          11,091          21,131
                                                       ---------       ---------          ---------       ---------       ---------
Income (loss) before income taxes ...............         (1,953)         (1,150)             5,406         (12,571)        (10,268)
Provision (credit) for income taxes .............           (646)           --                2,126          (4,721)         (3,241)
                                                       ---------       ---------          ---------       ---------       ---------
Net income (loss) ...............................         (1,307)        $(1,150)            $3,280         $(7,850)         (7,027)
                                                       =========       =========          =========       =========       =========

Dividends on preferred stock ....................            732                                                                18
                                                       ---------                                                          ---------
Loss available for common stockholders ..........        $(2,039)                                                           $(7,045)
                                                       =========                                                           =========

Loss per share from operations ..................         $(0.15)                                                            $(0.45)
                                                       =========                                                           =========

Weighted average shares outstanding .............         13,256                                                           15,512(4)
                                                       =========                                                           =========


         See notes to unaudited pro forma combined financial statements.

                              COMFORCE CORPORATION

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996(2)

                      (in thousands except per share data)

                                                                                             FORCE
                                             COMFORCE         Williams         RRA            FIVE           AZATAR      Continental
                                             --------         --------         ---            ----           ------      -----------
Revenues .............................       $ 33,514        $    657       $ 22,799       $  4,598        $  5,781        $  7,377
Cost of revenues .....................         28,690             499         20,959          3,454           4,619           6,259
                                             --------        --------       --------       --------        --------        --------
Gross profit .........................          4,824             158          1,840          1,144           1,162           1,118
Operating expenses:
Selling, general and
   administrative ....................          2,891              64          1,375          1,274             555             802
Depreciation and
   amortization ......................            343               1             34             24              25              13
                                             --------        --------       --------       --------        --------        --------
Income (loss) from
   operations ........................          1,590              93            431           (154)            582             303
Other expense (income) ...............            (29)           --             --             --               (54)            (23)
Interest expense
   (income) ..........................            102            --               34              7              29               5
                                             --------        --------       --------       --------        --------        --------
                                                   73            --               34              7             (25)            (18)
                                             --------        --------       --------       --------        --------        --------

Income (loss) before
   income taxes ......................          1,517              93            397           (161)            607             321
Provision (credit) for
   income taxes ......................            610              39           --              (49)            254            --
                                             --------        --------       --------       --------        --------        --------

Net income (loss) ....................            907        $     54       $    397       $    112        $    353        $    321
                                                             ========       ========       ========        ========        ========

Less dividends on
   preferred stock ...................            193
                                             --------

Add dividends on
   common stock
   equivalents .......................             18
                                             --------

Income (loss) available
   for common
   stockholders ......................       $    732
                                             ========


Income (loss) per share
   from operations ...................       $   0.06
                                             ========


Weighted average
   shares outstanding ................         12,661
                                             ========

                                                                                                    Pro Forma          Pro Forma
                                                  Rhotech         Uniforce           MONTARE       Adjustments(3)    (the Company)
                                                  -------         --------           -------       --------------    -------------
Revenues ...............................        $  63,556        $  03,393         $   2,474              --           $ 244,149
Cost of revenues .......................           56,656           82,047             1,671              --             204,854
                                                ---------        ---------         ---------         ---------         ---------
Gross profit ...........................            6,900           21,346               803              --              39,295
Operating expenses:
Selling, general and
   administrative ......................            5,321           14,556               546              --              27,384
Depreciation and
   amortization ........................              226              783                 6             2,184             3,639
                                                ---------        ---------         ---------         ---------         ---------
Income (loss) from
   operations ..........................            1,353            6,007               251            (2,184)            8,272
Other expense (income) .................              197              (19)              (14)             --                  58
Interest expense
   (income) ............................              984            1,564              --              12,553            15,278
                                                ---------        ---------         ---------         ---------         ---------
                                                    1,181            1,545               (14)           12,553            15,336
                                                ---------        ---------         ---------         ---------         ---------

Income (loss) before
   income taxes ........................              172            4,462               265           (14,737)           (7,064)
Provision (credit) for
   income taxes ........................             --              1,695              --              (4,509)           (1,960)
                                                ---------        ---------         ---------         ---------         ---------

Net income (loss) ......................        $     172        $   2,767         $     265         $ (10,228)           (5,104)
                                                =========        =========         =========         =========

Less dividends on
   preferred stock .....................                                                                                      18(5)
                                                                                                                       ---------

Add dividends on
   common stock
   equivalents .........................

                                                                                                                       ---------
Income (loss) available
   for common
   stockholders ........................                                                                               $  (5,122)

                                                                                                                       =========

Income (loss) per share
   from operations .....................                                                                               $   (0.40)

                                                                                                                       =========

Weighted average
   shares outstanding ..................                                                                                  12,980(4)
                                                                                                                       =========


         See notes to unaudited pro forma combined financial statements.

                              COMFORCE CORPORATION

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                    FOR THE YEAR ENDED DECEMBER 31, 1996 (2)

                      (in thousands except per share data)

                                                                                             FORCE
                                            COMFORCE         Williams         RRA            FIVE            AZATAR      Continental
                                            --------         --------         ---            ----            ------      -----------
Revenues ............................       $ 55,867        $    657       $ 22,799        $  4,598        $  6,403        $  8,368
Cost of revenues ....................         47,574             499         20,959           3,454           5,054           7,017
                                            --------        --------       --------        --------        --------        --------
Gross profit ........................          8,293             158          1,840           1,144           1,349           1,351
Operating expenses:
Selling, general and
   administrative ...................          5,266              64          1,375           1,274             612             898
Depreciation and
   amortization .....................            614               1             34              14              28              13
                                            --------        --------       --------        --------        --------        --------

Income(loss) from
   operations .......................          2,413              93            431            (144)            709             440
Other (income) expense ..............            (40)           --                                              (54)            (25)
Interest expense
   (income) .........................            201            --               34               7              29               5
                                            --------        --------       --------        --------        --------        --------
                                                 161            --               34               7             (25)            (20)
                                            --------        --------       --------        --------        --------        --------
Income (loss) before
   income taxes .....................          2,252              93            397            (151)            734             460
Provision (credit) for
   income taxes .....................            900              39           --               (49)            301            --
                                            --------        --------       --------        --------        --------        --------
Net income (loss) ...................          1,352        $     54       $    397        $   (102)       $    433        $    460
                                                            ========       ========        ========        ========        ========

Dividends on preferred
   stock ............................            325
                                            --------
NAccretive dividend on
   Series F Preferred
   Stock ............................            665
                                            --------
Income (loss) available
   for common
   stockholders .....................       $    362
                                            ========

Income (loss) per share
   from operations ..................       $   0.03
                                            ========
Weighted average shares
   outstanding ......................         12,991
                                            ========


                                                                                                      Pro Form           Pro Forma
                                                    Rhotech          Uniforce           MONTARE      Adjustments(3)    (the Company)

Revenues .................................        $  85,746         $ 142,151         $   2,474              --           $ 329,063
Cost of revenues .........................           76,457           112,663             1,671              --             275,348
                                                  ---------         ---------         ---------         ---------         ---------
Gross profit .............................            9,289            29,488               803              --              53,715
Operating expenses:
Selling, general and
   administrative ........................            7,215            20,434               546              --              37,684
Depreciation and
   amortization ..........................              297             1,074                 6             2,769             4,850
                                                  ---------         ---------         ---------         ---------         ---------
Income(loss) from
   operations ............................            1,777             7,980               251            (2,769)           11,181
Other (income) expense ...................              260               (45)              (14)             --                  82
Interest expense
   (income) ..............................            1,317             2,170              --              16,607            20,370
                                                  ---------         ---------         ---------         ---------         ---------
                                                      1,577             2,125               (14)           16,607            20,452
                                                  ---------         ---------         ---------         ---------         ---------
Income (loss) before
   income taxes ..........................              200             5,855               265           (19,376)           (9,271)
Provision (credit) for
   income taxes ..........................             --               2,185              --              (5,937)           (2,561)
                                                  ---------         ---------         ---------         ---------         ---------
Net income (loss) ........................        $     200         $   3,670         $     265         $ (13,439)        $  (6,710)
                                                  =========         =========         =========         =========
Dividends on preferred
   stock .................................                                                                                  $25 (5)
Accretive dividend on
   Series F Preferred
   Stock .................................                                                                                $     100
                                                                                                                          =========
Income (loss) available
   for common
   stockholders ..........................                                                                                $  (6,835)
                                                                                                                          =========

   from operations .......................                                                                                $   (0.51)
                                                                                                                          =========

   outstanding ...........................                                                                                   13,527
                                                                                                                          =========

         See notes to unaudited pro forma combined financial statements.

                              COMFORCE Corporation

           Notes to Unaudited Pro Forma Combined Financial Statements

(1) Adjustment to record the acquisition of Uniforce and related financing as follows (based on balance sheet data as of September 30, 1997):


Source of Funds:                                                  (in thousands)
                                                                  --------------

      Notes ...................................................      $110,000
      Units ...................................................        20,000
      Borrowings under New Credit Facility ....................        37,000
      Existing cash balances ..................................         7,151
                                                                     --------
Total Sources .................................................      $174,151
                                                                     ========

Use of Funds:
      Refinance Existing Credit Facility ......................      $ 36,488
      Refinance Uniforce Credit Facility ......................        36,098
      Purchase of Uniforce shares .............................        93,565
      Transaction Costs .......................................         8,000
                                                                     --------
Total Uses ....................................................      $174,151
                                                                     ========



     In addition, the Company will issue approximately 1,585,000 shares of COMFORCE common stock with a value of $12,157,000, which, together with the cash portion of the purchase price of $93,565,000, will result in additional intangibles, principally goodwill, of approximately $85,614,000.

     In addition, the Company will write off $1,628,000 of deferred financing fees associated with COMFORCE's previous financing arrangements, which amount has not been recorded as an expense in the pro forma statement of operations.

(2) The unaudited pro forma statements of operations include the statements of operations for the companies listed for the periods prior to their acquisition by COMFORCE. The unaudited pro forma statement of operations for the period ended September 30, 1997 presents the financial statements of COMFORCE and Uniforce for their respective 1997 nine month periods and the results of operations for Rhotech (which was acquired on February 28, 1997 for a purchase price of $14.8 million and a contingent payout not to exceed $3.3 million) from January 1, 1997 to February 28, 1997. The unaudited pro forma statement of operations for the period ended September 30, 1996 presents the financial statements of COMFORCE, Uniforce (to be acquired for a purchase price of $105.7 million), Rhotech, Force Five (which was acquired for a purchase price of $2 million and contingent payouts not to exceed $2 million), AZATAR (which was acquired for a purchase price of $5.15 million and a contingent payout not to exceed $1.2 million) and Continental (which was acquired for a purchase price of $5 million and contingent payout not to exceed $1.02 million) for their respective 1996 nine month periods and the results of operations for companies acquired during the nine month period ended September 30, 1996 as follows: Williams (which was acquired for a purchase price of $2 million and a contingent payout not to exceed $2 million) (January 1 through March 3, 1996), RRA (which was acquired for a purchase price of $5.1 million and a contingent payout not to exceed $650,000) (January 1 through May 10,
     1996) and Montare International ("Montare") January 1, 1996 through May 17, 1996. Montare was acquired by Uniforce on May 17, 1996. The acquisition of Montare did not have a material impact on Uniforce results of operations. The unaudited pro forma statement of operations for the year ended December 31, 1996 includes the annual 1996 results of operations for COMFORCE, Uniforce, and Rhotech and the results of operations for companies acquired during the period as follows: Williams (January 1 through March 3, 1996), RRA (January 1 through May 10, 1996), Force Five (January 1 through July 31, 1996), AZATAR (January 1 through November 3, 1996), Continental (January 1 through

                              COMFORCE Corporation

     November 17, 1996) and Montare (January 1, 1996 through May 17, 1996). The pro forma results of operations are presented as if these companies were acquired on January 1, 1996 (and accounted for by the purchase method) and do not purport to be an indication of the results of operations had these acquisitions been made as of that date or of results which may occur in the future.

(3)  Pro forma adjustments include the following:


                                                 Nine Months Ended   Year Ended
                                                   September 30,    December 31,
                                                 1997        1996         1996
                                                 ----        ----         ----
                                                         (in thousands)

Additional amortization of intangibles (a) ... $ (1,480)   $ (2,184)   $ (2,769)
(Increase) in interest expense (b) ...........  (11,091)    (12,553)    (16,607)
Decrease in provision for income taxes (c) ...    4,721       4,509       5,937
                                               --------    --------    --------
Total pro forma adjustments .................. $ (7,850)   $(10,228)   $(13,439)
                                               ========    ========    ========



          (a) Amortization of intangibles assumes all of the acquisitions and proposed acquisitions occurred on January 1, 1996. The table below reflects the amortization of intangibles with lives ranging from 5 to 40 years, including Uniforce goodwill amortized over 40 years:


                                               Nine Months Ended     Year ended
                                                 September 30,      December 31,
                                               1997          1996        1996
                                               ----          ----        ----
                                                       (In thousands)

Pro forma amortization:
      Telecom ........................      $   194       $   194       $   258
      Williams .......................           39            39            52
      RRA ............................          127           127           169
      Force Five .....................           39            39            52
      Continental ....................          100           100           133
      AZATAR .........................          168           168           224
      Rhotech ........................          268           268           357
      Uniforce .......................        2,028         2,028         2,704
Less: historical amortization ........       (1,483)         (779)       (1,180)
                                            -------       -------       -------
Pro forma adjustment .................      $ 1,480       $ 2,184       $ 2,769
                                            =======       =======       =======


     The allocation of excess purchase price over the fair value of the assets acquired has not been finalized and management believes that any change to the allocation will not have a material effect on the pro forma financial statements of COMFORCE.

          (b) The pro forma adjustment to interest expense reflects interest expense on the placement of the Notes and Senior Debentures, borrowings under the New Credit Facility and capital lease obligations aggregating $167.8 million. Pro forma interest expense has been calculated using interest rates of 8.25%, 12.0% and

                              COMFORCE Corporation

     15% per annum for the New Credit Facility, Notes and Senior Debentures, respectively plus the amortization of debt financing costs. Financing costs do not include the effects of the warrants.

          (c) The pro forma adjustment for income taxes reflects the tax effect of the proforma adjustments (excluding non-deductible amortization), the tax effect of S Corporation earnings treated as C Corporation earnings and the tax benefit of losses by other entities within the pro forma combined group.

(4)  Pro forma weighted average shares outstanding are calculated as follows:

                                                                      Nine months ended        Year ended
                                                                        September 30,          December 31,
                                                                       1997          1996          1996
                                                                       ----          ----          ----
                                                                           (In thousands of shares)
Historical weighted average shares outstanding ...............        13,256        12,661        12,991
Shares issued-Uniforce acquisition ...........................         1,585         1,585         1,585
Shares issued as compensation ................................             *             *             *
Shares issued-Telecom acquisition ............................             *             *             *
Shares issued-Force Five acquisition .........................             *             *             *
Shares issued-AZATAR acquisition .............................             *           243             *
Shares issued-Continental acquisition ........................             *            37             *
Common stock sold to fund Continental acquisition ............             *           460             *
Common stock equivalents Series D and E preferred stock ......           671         1,107           893
Common stock equivalents on Series F preferred stock .........            **            **            **
Warrants issued in connection with the Continental acquisition            **            **            **
Warrants issued in connection with the Telecom acquisition ...            **            **            **
Shares issued to certain shareholders ........................             *            **            **
Common stock equivalents which have become anti-dilutive .....            **        (3,113)       (1,942)
Contingent shares ............................................            **            **            **
                                                                      ------        ------        ------
      Total Pro Forma Shares .................................        15,512        12,980        13,527
                                                                      ======        ======        ======


-----------

     *    Included in historical weighted average shares outstanding.

     **   Excluded as the effect would be anti-dilutive.

(5) Pro forma dividends for all periods presented represent dividends and accretive dividends on $500,000 of Series F preferred stock remaining outstanding as of September 30, 1997 and deemed outstanding for all periods presented. Proceeds from this transaction of $167 million have been deemed to be fully outstanding on a pro forma basis for all periods presented. Accordingly, Series D preferred stock, the proceeds of which were utilized for working capital purposes, and Series E preferred stock, the proceeds of which were utilized to acquire RRA, have been deemed to have been converted to common stock effective January 1, 1996, with the effects of such common shares included in weighted average shares outstanding for all periods presented.

Report of Independent Accountants


To the Shareholders and Board of Directors of Comforce Corporation, Inc.:

We have audited the accompanying consolidated financial statements of Comforce Corporation and Subsidiaries (the "Company") as listed in the index on page F-1 of this registration statement. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Comforce Corporation and Subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                                   /s/ COOPERS & LYBRAND L.L.P.



New York, New York
January 30, 1997, except as to Note 20
for which the date is March 21, 1997.

Comforce Corporation and Subsidiaries
Consolidated Balance Sheets
as of December 31, 1996 and 1995 (in thousands)


                                     Assets

                                                                                                                   1996        1995
Current assets:
   Cash and cash equivalents                                                                                  $    3608    $    649
   Accounts receivable, net                                                                                       12042        1698
   Prepaid expenses                                                                                                 243
   Other assets                                                                                                     373         117
   Receivable from ARTRA GROUP Incorporated                                                                                    1046
   Deferred income tax                                                                                              278
                                                                                                              ---------    --------
        Total current assets                                                                                     16,544       3,510

Property and equipment, net                                                                                         744          90
Intangible assets, net                                                                                           24,756       4,801
Other assets                                                                                                      1,322         135
                                                                                                              ---------    --------
        Total assets                                                                                          $  43,366    $  8,536
                                                                                                              =========    ========

                    LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
  Borrowings under revolving line of credit                                                                   $   3,850
  Notes payable                                                                                                            $    500
  Accounts payable                                                                                                1,398          75
  Accrued expenses                                                                                                2,930         719
  Income taxes                                                                                                      354         214
  Liabilities to be assumed by ARTRA GROUP Incorporated, and
    net liabilities of discontinued operations                                                                                3,699
                                                                                                              ---------    --------
      Total current liabilities                                                                                   8,532       5,207
                                                                                                              ---------    --------

Noncurrent liabilities to be assumed by ARTRA GROUP Incorporated                                                                541
Obligations expected to be settled by the issuance of common stock                                                              550
Deferred income tax                                                                                                  90
                                                                                                              ---------    --------
         Total liabilities                                                                                        8,622       6,298
                                                                                                              ---------    --------

Commitments and contingencies

Stockholders' Equity:
  Series D senior convertible preferred stock, $.01 par value; 15,000 shares authorized,
          7,002 shares issued and outstanding, liquidation value of $1,000 per share
           ($7,002,000)                                                                                             1
  Series F convertible preferred  stock, $.01 par  value; 10,000  shares authorized, 3,250 shares issued and outstanding,  liquidation value of
          $1,000 per share ($3,250,000)                                                                               1
Common stock, $.01 par value; 100,000,000 shares authorized, 12,701,934 shares
          issued and outstanding in 1996 and 9,309,000 shares issued and outstanding in 1995                        127          92
Additional paid-in capital                                                                                       34,253      95,993
Accumulated deficit                                                                                                         (93,847)
Retained earnings, since January 1, 1996                                                                            362
                                                                                                              ---------    --------
         Total stockholders' equity                                                                              34,744       2,238
                                                                                                              ---------    --------
         Total liabilities and stockholders' equity                                                           $  43,366    $  8,536
                                                                                                              =========    ========

The accompanying notes are an integral part of the financial statements.


Comforce Corporation and Subsidiaries
Consolidated Statements of Operations
for the years ended December 31, 1996, 1995 and 1994  (in thousands, except per share data)

                                                                    1996        1995        1994

Net sales                                                         $ 55,867    $  2,387
                                                                  --------    --------
Costs and expenses:
        Cost of goods sold                                          47,574       1,818
        Stock compensation                                                       3,425
        Selling, general and administrative expenses                 5,266         461    $    966
        Depreciation and amortization                                  614         362
                                                                  --------    --------    --------
             Total costs and expenses                               53,454       6,066         966
                                                                  --------    --------    --------

Operating income (loss)                                              2,413      (3,679)       (966)

Other income (expense):
        Interest expense                                              (201)       (585)     (1,316)
        Other income (expense), net                                     40         (33)
                                                                  --------    --------    --------
                                                                      (161)       (618)     (1,316)
Income (loss) from continuing operations before income taxes
        and extraordinary credit                                     2,252      (4,297)     (2,282)
Provision for income taxes                                            (900)        (35)
                                                                  --------    --------    --------

Income (loss) from continuing operations                             1,352      (4,332)     (2,282)
Loss from discontinued operations                                              (17,211)    (16,220)
                                                                  --------    --------    --------
Income (loss) before extraordinary credit                            1,352     (21,543)    (18,502)

Extraordinary credit, net discharge of indebtedness                              6,657       8,965
                                                                  --------    --------    --------
             Net income (loss)                                        1352     (14,886)     (9,537)

Dividends on preferred stock                                           325
                                                                  --------    --------    --------
Accretive dividend on Series F preferred stock                         665
                                                                  --------    --------    --------
             Income (loss) available to common stockholders       $    362    $(14,886)   $ (9,537)
                                                                  ========    ========    ========

Income (loss) per share:
        Continuing operations before accretive dividend           $    .08    $  (0.95)   $  (0.72)
        Discontinued operations                                                  (3.74)      (5.08)
                                                                  --------    --------    --------
        Income (loss) before extraordinary credit and accretive
               dividend                                                .08       (4.69)      (5.80)
        Extraordinary credit                                                      1.45        2.81
        Accretive dividend on Series F preferred stock                (.05)
                                                                  --------    --------    --------
               Net income (loss) per share                        $    .03    $  (3.24)   $  (2.99)
                                                                  ========    ========    ========

Weighted average shares outstanding                                 12,991       4,596       3,195
                                                                  ========    ========    ========


The accompanying notes are an integral part of the financial statements.

Comforce Corporation and Subsidiaries
Consolidated Statements of Stockholders' Equity
for the years ended December 31, 1996, 1995 and 1994 (in thousands, except share amounts)

                                                                                                                     Restricted
                                                                     Preferred Stock          Common Stock          Common Stock
                                                                   ----------------------------------------------------------------
                                                                    Shares     Amount      Shares      Amount    Shares     Amount
                                                                   -------    -------     ---------    ------   --------   --------
Balance at December 31, 1993                                         7,459    $17,273     3,162,772       $31
Net loss
ARTRA capital contributions
Lori preferred stock issued in exchange for
   ARTRA notes and advances                                          2,242      2,242
Common stock issued under terms of debt settlement agreement
   settlement agreement                                                                     100,000         1
Restricted common stock                                                                                          100,000      $(700)
Exercise of stock options and warrants                                                        2,500
Fractional shares purchased                                                                    (253)
                                                                   -------    -------     ---------     -----   --------   --------

Balance at December 31, 1994                                         9,701     19,515     3,265,019        32    100,000       (700)
Net earnings
Common stock issued as consideration for debt restructuring                                 150,000         2
Common stock issued as additional consideration for short-term
   borrowings                                                                               141,176         1
Common stock issued to pay liabilities                                                      115,098         1
Common stock sold through private placements                                              1,946,667        19
Common stock issued under compensation agreements with
   individuals to manage the Company's telecommunications and
   computer technical staffing services business                                          3,091,304        31
Common stock issued as additional consideration for Telecom
   purchase guarantee                                                                       350,000         3
Common stock issued as compensation for Telecom acquisition fees                            150,000         2
Common stock issued to ARTRA in exchange for the Company's
   entire preferred stock issue                                     (9,701)   (19,515)      100,000         1
Restricted common stock issued as additional consideration for
   short-term borrowings                                                                                        (100,000)       700
Liabilities assumed by ARTRA
Fractional shares purchased                                                                     (66)
                                                                   -------    -------     ---------     -----   --------   --------

Balance at December 31, 1995                                          --         --       9,309,198        92       --         --



                                                                        Additional                    Total
                                                                         Paid-in    Accumulated    Stockholders'
                                                                         Capital      Deficit        Equity
                                                                        --------      --------      -------
Balance at December 31, 1993                                             $60,680      $(69,424)      $8,560
Net loss                                                                                (9,537)      (9,537)
ARTRA capital contributions                                                4,000                      4,000
Lori preferred stock issued in exchange for
   ARTRA notes and advances                                                                           2,242
Common stock issued under terms of debt settlement agreement
   settlement agreement                                                      699                        700
Restricted common stock                                                                                (700)
Exercise of stock options and warrants                                        13                         13
Fractional shares purchased
                                                                        --------      --------      -------

Balance at December 31, 1994                                              65,392       (78,961)       5,278
Net earnings                                                                           (14,886)     (14,886)
Common stock issued as consideration for debt restructuring                  335                        337
Common stock issued as additional consideration for short-term
   borrowings                                                                229                        230
Common stock issued to pay liabilities                                       374                        375
Common stock sold through private placements                               5,820                      5,839
Common stock issued under compensation agreements with
   individuals to manage the Company's telecommunications and
   computer technical staffing services business                           2,844                      2,875
Common stock issued as additional consideration for Telecom
   purchase guarantee                                                        587                        590
Common stock issued as compensation for Telecom acquisition fees             251                        253
Common stock issued to ARTRA in exchange for the Company's
   entire preferred stock issue                                           19,514
Restricted common stock issued as additional consideration for
   short-term borrowings                                                                                 700
Liabilities assumed by ARTRA                                                 647                         647
Fractional shares purchased
                                                                        --------      --------      -------

Balance at December 31, 1995                                              95,993       (93,847)       2,238


Continued

Comforce Corporation and Subsidiaries
Consolidated Statements of Stockholders' Equity, Continued
for the years ended December 31, 1996, 1995 and 1994 (in thousands, except share amounts)

                                                                                                Series E              Series D
                                                                      Common Stock          Preferred Stock        Preferred Stock
                                                                  Shares        Amount     Shares      Amount      Shares     Amount
                                                               ------------    --------    ------      ------     --------    ------
Balance at December 31, 1995                                      9,309,198         $92
Quasi-Reorganization as of January 1, 1996
Exercise of stock options                                             4,500           1
Exercise of stock warrants                                          449,445           5
Issuance of Series E convertible preferred stock                                              8,871        $1
Conversion of Series E preferred to common stock                    887,100           9      (8,871)       (1)
Issuance of Series D senior convertible preferred stock                                                              7,002        $1
Issuance of Series F preferred stock
Common stock sold through private placement                         810,000           8
SEC registration fees
Common stock issued as consideration for the
        purchase of Force Five                                       27,398           1
Common stock issued as consideration for the
        purchase of AZATAR                                          243,211           2
Common stock issued as consideration for the purchase
        of Continental                                               36,800           1
Common stock issued to pay liabilities assumed by  ARTRA            137,500           1
Liabilities assumed by ARTRA
Common stock issued to management for anti-dilution provision       796,782           7
Net earnings
Dividends:
        Series E preferred stock
        Series D preferred stock
        Series F preferred stock
        Accretive dividend on Series F preferred stock
                                                               ------------    --------    ------      ------     --------    ------
                                                                 12,701,934        $127        --      $   --        7,002        $1
                                                               ============    ========    ======      ======     ========    ======
                                                                                                            Retained
                                                                   Series F                                 Earnings
                                                               Preferred Stock      Additional                Since       Total
                                                               ---------------       Paid-in   Accumulated  January 1, Stockholders'
                                                               Shares   Amount       Capital     Deficit      1996        Equity
                                                               ------   ------     ----------  -----------  ---------- -------------
Balance at December 31, 1995                                                          $95,993   $(93,847)                $2,238
Quasi-Reorganization as of January 1, 1996                                            (93,847)    93,847
Exercise of stock options                                                                  22                                23
Exercise of stock warrants                                                              2,041                             2,046
Issuance of Series E convertible preferred stock                                        4,635                             4,636
Conversion of Series E preferred to common stock                                           (8)
Issuance of Series D senior convertible preferred stock                                 6,415                             6,416
Issuance of Series F preferred stock                              33       $1           2,957                             2,958
Common stock sold through private placement                                             6,362                             6,370
SEC registration fees                                                                    (300)                             (300)
Common stock issued as consideration for the
        purchase of Force Five                                                            499                               500
Common stock issued as consideration for the
        purchase of AZATAR                                                              4,118                             4,120
Common stock issued as consideration for the purchase
        of Continental                                                                    574                               575
Common stock issued to pay liabilities assumed by  ARTRA                                  275                               276
Liabilities assumed by ARTRA                                                            3,318                             3,318
Common stock issued to management for anti-dilution provision                             534                               541
Net earnings                                                                                                  $1,352      1,352
Dividends:
        Series E preferred stock                                                                                 (18)       (18)
        Series D preferred stock                                                                                (280)      (280)
        Series F preferred stock                                                                                 (27)       (27)
        Accretive dividend on Series F preferred stock                                                           665       (665)

                                                                ----       ---        -------   --------      ------    -------
                                                                  33       $1         $34,253   $     --        $362    $34,744
                                                                ====       ===        =======   ========      ======    =======


The accompanying notes are an integral part of the financial statements.

Comforce Corporation and Subsidiaries
Consolidated Statements of Cash Flows
for the years ended December 31, 1996, 1995 and 1994 (in thousands)

                                                                                  1996        1995        1994
Cash flows from operating activities:
   Net income (loss)                                                            $  1,352    $(14,886)   $ (9,537)
   Adjustments to reconcile net earnings (loss) to cash flows from operating activities:
                   Extraordinary gain from net discharge of indebtedness                      (6,657)     (8,965)
                   Provision for disposal of fashion costume jewelry business                  1,600
                   Depreciation of property, plant and equipment                     139         101         438
                   Amortization of excess of cost over net assets acquired           475         261       1,018
                   Impairment of goodwill                                                     12,930      10,800
                   Amortization of other assets                                                  374         648
                   Common stock compensation                                                   3,657
                   Allowance for doubtful accounts                                   212
                   Deferred taxes                                                   (189)
   Changes in assets and liabilities, net of the effects of
           acquisitions and the discontinued fashion costume
           jewelry business (in 1995 and 1994):
                   (Increase) decrease in receivables                            (10,500)        913       2,117
                   Decrease in receivable from ARTRA                                 400
                   Decrease in inventories                                                     2,105       1,098
                   Increase in prepaid expenses and other current assets             (59)        (56)
                   (Increase) decrease in other noncurrent assets                 (1,183)        170         153
                   Increase (decrease) in payables and accrued expenses            3,637      (2,127)       (513)
                   Decrease in income taxes                                          (60)
                   Decrease in other current and noncurrent
                           liabilities                                                          (408)       (468)
                                                                                --------    --------    --------
                                   Net cash used by operating activities          (5,776)     (2,023)     (3,211)
                                                                                --------    --------    --------

Cash flows from investing activities:
   Acquisition of COMFORCE Global, net of cash acquired                                       (5,580)
   Acquisition of Williams, RRA, Force Five, Continental and
           Azatar, net of cash acquired                                          (15,834)
   Additions to property, plant and equipment                                       (329)       (656)       (697)
   Increase in receivable from officers                                             (373)
   Payment of liabilities with restricted cash                                                   550        (550)
                                                                                --------    --------    --------
                                    Net cash used by investing activities        (16,536)     (5,686)     (1,247)
                                                                                --------    --------    --------


Continued

Comforce Corporation and Subsidiaries
Consolidated Statements of Cash Flows, Continued for the years ended December 31, 1996, 1995 and 1994 (in thousands)

                                                                                1996        1995        1994
Cash flows from financing activities:
   Payment of note payable                                                        (500)
   Net increase (decrease) in short-term debt                                                2,486        (138)
   Proceeds from line of credit                                                  4,750
   Repayment on line of credit                                                    (900)
   Proceeds from issuance of preferred stock                                    14,010
   Proceeds from exercise of stock options                                          23
   Proceeds from exercise of warrants                                            2,046
   Payment of registration costs                                                  (300)
   Dividends paid                                                                 (228)
   Proceeds from long-term borrowings                                                                    1,241
   Reduction of long-term debt                                                                (750)       (444)
   Proceeds from private placement of common stock                               6,370       5,839
   ARTRA capital contribution                                                                            1,500
   Notes and advances from ARTRA                                                                         2,531
   Other                                                                                                    11
                                                                              --------    --------    --------
                      Net cash from financing activities                        25,271       7,575       4,701
                                                                              --------    --------    --------
Increase (decrease) in cash and cash equivalents                                 2,959        (134)        243
Cash and cash equivalents, beginning of year                                       649         783         540
                                                                              --------    --------    --------
                      Cash and cash equivalents, end of year                  $  3,608    $    649    $    783
                                                                              ========    ========    ========

Supplemental cash flow information:
   Cash paid during the year for:
       Interest                                                               $    157    $    273    $    435

       Income taxes paid, net                                                      934           7          24
       Supplemental schedule of noncash investing and financing activities:
          Quasi-reorganization                                                 (93,848)
          Common stock issued in connection with acquisitions                    5,195         843
          Accretive dividend on preferred stock                                    665
          Common stock issued to settle liabilities                                550         374
          Amounts assumed by ARTRA                                               3,594
          Accrued dividends                                                         97
          Common stock issued as consideration for debt
                  restructuring and short-term loans                                           567
          ARTRA common stock issued to Lori's bank lender
                  under terms of the debt settlement agreement
                                                                                                         2,500
          Transfer New Dimensions assets, net of cash of $674 to Lori's bank lender under terms of the debt settlement agreement
                                                                                                         6,475
          Lori preferred stock issued in exchange for ARTRA notes
                  and advances                                                                           2,242



The accompanying notes are an integral part of the consolidated financial statements.

Comforce Corporation and Subsidiaries
Notes to Consolidated Financial Statements


1.   Basis of Presentation:

     COMFORCE Corporation ("COMFORCE" or the "Company"), formerly The Lori Corporation ("Lori"), is a provider of telecommunications and computer technical staffing and consulting services worldwide and maintains an extensive global database of technical specialists. As discussed in Note 4, in September 1995, the Company adopted a plan to discontinue its jewelry business ("Jewelry Business") conducted by its two wholly-owned subsidiaries, Lawrence Jewelry Corporation ("Lawrence") and Rosecraft, Inc. ("Rosecraft").

     Effective January 1, 1996, the Company effected a quasi-reorganization through the application of $93,847,000 of its $95,993,000 additional paid-in capital account to eliminate its accumulated deficit. The Company's Board decided to effect a quasi-reorganization given that the Company achieved profitability following its entry into the technical staffing business and discontinuation of its unprofitable Jewelry Business. The Company's accumulated deficit at December 31, 1995 is primarily related to the discontinued operations and is not, in management's view, reflective of the Company's current financial condition.

     ARTRA Group Incorporated ("ARTRA"), a public company whose shares are traded on the New York Stock Exchange, was formerly the Company's parent prior to October 17, 1995. At December 31, 1996, ARTRA owned less than 20% of the Company's stock. ARTRA owns its shares of Common Stock in the Company through a wholly-owned subsidiary, Fill-Mor Holding, Inc. ("Fill-Mor").

     On October 17, 1995, Lori acquired one hundred percent of the capital stock of COMFORCE Telecom Inc. ("COMFORCE Telecom"), formerly Spectrum Global Services, Inc., d/b/a Yield Global, a wholly-owned subsidiary of Spectrum Information Technologies, Inc. ("Spectrum"). In connection with the re-focus of Lori's business, Lori changed its name to COMFORCE Corporation. Since October 17, 1995, the Company has acquired a number of staffing and consulting business throughout the United States. See Note 3.


 2.  Summary of Significant Accounting Policies:

     Principles of Consolidation

     The consolidated financial statements include the accounts of COMFORCE Corporation, COMFORCE Telecom, Inc. COMFORCE Technical Services, Inc. ("CTS") and COMFORCE Information Technology, Inc. ("CIT"). All significant intercompany balances and transactions have been eliminated in consolidation.

     Revenue Recognition

     Revenue for providing staffing services is recognized at the time such services are rendered.

     Cash and Cash Equivalents

     Cash and cash equivalents include highly liquid short-term investments with an original maturity of three months or less. Cash equivalents consists primarily of money market funds.

     Accounts Receivable and Unbilled Accounts Receivable

     Accounts receivable consists of those amounts due to the Company for staffing services rendered to various customers. The Company's allowance for doubtful accounts was $213,000 as of December 31, 1996. Unbilled receivables consists of revenues earned and recoverable costs for which billings have not yet been presented to the customers as of the balance sheet date. Unbilled accounts receivable was $1,148,000 and $151,000 as of December 31, 1996 and 1995, respectively.

     Property and Equipment

     Property and equipment are stated at cost. Depreciation is provided primarily on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the life of the lease or of the improvement. Maintenance and repairs are charged to income as incurred and betterments that extend the useful life are capitalized. Upon retirement or sale, the cost and accumulated depreciation are eliminated from the respective accounts, and the gain or loss, if any, is included in income.

     If events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the long-lived asset, an impairment loss is recognized. To date, no impairment losses have been recognized.

     Intangibles

     The net assets of a purchased business are recorded at their fair value at the date of acquisition. At December 31, 1996, the excess of purchase price over the fair value of net assets acquired (primarily goodwill) is reflected as an intangible asset and amortized on a straight-line basis over a period of 20-40 years. (See Note 5.)

     The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through forecasted future operations. Impairment is evaluated by comparing future cash flows (undiscounted and without interest charges) expected to result from the use or sale of the asset and its eventual disposition, to the carrying amount of the asset. To date, no impairment losses have been recognized.

     Income Taxes

     The Company recognizes deferred income taxes for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense consists of the tax payable for the period and the change during the period in deferred tax assets and liabilities.

     Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates relate to the realizability of accounts receivable, long-lived assets and deferred tax assets. Actual results could differ from those estimates.

     Fair Values of Financial Instruments

     Cash and cash equivalents and fixed rate debt obligations are reflected in the accompanying consolidated balance sheets at amounts considered by management to reasonably approximate fair value.

     Management is not aware of any factors that would significantly affect the value of these amounts.

     Accounting for Long-Lived Assets

     On January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is evaluated by comparing future cash flows (undiscounted and without interest charges) expected to result from the use or sale of the asset and its eventual disposition, to the carrying amount of the asset.

     Accounting for Stock-Based Compensation

     The Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), in 1996. As permitted by SFAS 123, the Company continues to measure compensation cost in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," but provides pro forma disclosures of net income and earnings per share as if the fair value method (as defined in SFAS 123) had been applied beginning in 1995.

     Earnings Per Share Calculation

     In February 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS No. 128"), which establishes standards for computing and presenting earnings per share (EPS). SFAS No. 128 will be effective for financial statements issued for periods ending after December 15, 1997. Earlier application is not permitted. Management has not yet evaluated the effects of this change on the Company's financial statements.

     Reclassification

     Certain items in the 1995 financial statements have been reclassified to conform to the 1996 presentation.

 3.  Certain Acquisitions:

     On October 17, 1995, Lori acquired one hundred percent of the capital stock of COMFORCE Telecom. The price paid by the Company for the COMFORCE Telecom stock and related acquisition costs was approximately $6.4 million, net of cash acquired. This consideration consisted of cash to the seller of approximately $5.1 million, fees of approximately $950,000, including a fee of $750,000 to a related party, and 500,000 shares of the Company's common stock valued at $843,000 (at a price per share of $1.68) issued as consideration for various fees and guarantees associated with the transaction. The 500,000 shares issued by the Company consisted of (i) 100,000 shares issued to a then unrelated party for guaranteeing the purchase price to the seller, (ii) 100,000 shares issued to ARTRA, then the majority stockholder of the Company, in consideration of its guaranteeing the purchase price to the seller and agreeing to enter into the Assumption Agreement, (iii) 150,000 issued to two unrelated parties for advisory services in connection with the acquisition, and (iv) 150,000 shares issued to Peter R. Harvey, then a Vice President and director of the Company, for guaranteeing the payment of the purchase price to the seller and other guarantees to facilitate the transaction. Additionally, in conjunction with the COMFORCE Telecom acquisition, ARTRA agreed to assume substantially all pre-existing Lori liabilities and indemnify COMFORCE in the event any future liabilities arise concerning pre-existing environmental matters and business related litigation.

     COMFORCE Telecom provides telecommunications and computer technical staffing services worldwide to Fortune 500 companies and maintains an extensive, global database of technical specialists with an emphasis on wireless communications capability. The acquisition of COMFORCE Telecom was accounted for by the purchase method and, accordingly, the assets and liabilities of COMFORCE Telecom were included in the Company's financial statements at their estimated fair market value at the date of acquisition and COMFORCE Telecom's operations are included in the Company's statement of operations from the date of acquisition. (See Note 5.)

     The acquisition of COMFORCE was funded principally by private placements of approximately 1,950,000 shares of the Company's common stock at $3.00 per share plus detachable warrants to purchase approximately 970,000 shares of the Company's common stock at $3.375 per share. The warrants expire five years from the date of issue.

     On March 3, 1996, the Company acquired all of the assets of Williams Communications Services, Inc. ("Williams"), a regional provider of telecommunications and technical staffing services. The purchase price for the assets of Williams was $2 million with a four year contingent payout based on earnings of Williams. The value of the contingent payouts will not exceed $2 million, for a total purchase price not to exceed $4 million. The acquisition of Williams was accounted for by the purchase method and, accordingly, Williams' operations are included in the Company's statement of operations from the date of acquisition. (See Note 5.)

     On May 10, 1996, the Company purchased all of the stock of Project Staffing Support Team, Inc. and substantially all of the assets of RRA Inc. and Datatech Technical Services, Inc. (collectively, "RRA") for an aggregate purchase price of $5,100,000, plus acquisition costs and contingent payments payable over three years in an aggregate amount not to exceed $650,000. RRA is in the business of providing contract employees to other businesses. The Company's headquarters are located in Tempe, Arizona. The acquisition of RRA enables the Company, through its COMFORCE Technical Services, Inc. subsidiary ("CTS"), to provide specialists for supplemental staffing assignments as well as outsourcing and vendor-on-premises programs, primarily in the electronics, avionics, telecommunications and information technology business sectors. The acquisition was accounted for by the purchase method and, accordingly, its operations are included in the Company's statement of operations from the date of acquisition. (See Note 5.)

     Effective July 31, 1996, the Company purchased all of the stock of Force Five, Inc. ("Force Five") for an aggregate purchase price of $2,000,000, payable in $1,500,000 cash, and 27,398 shares of the Company's Common Stock valued at $500,000, plus a three-year contingent payout based on future earnings of Force Five in an aggregate amount not to exceed $2,000,000. Force Five, renamed COMFORCE Information Technologies, Inc. ("CIT"), located in Dallas, Texas, provides information technology consulting services to leading companies nationwide. The acquisition of Force Five was accounted for under the purchase method and, accordingly, Force Five's operations are included in the Company's statement of operations from the date of acquisition. (See Note 5.)

     On November 1, 1996, COMFORCE IT Acquisition Corp., a wholly-owned subsidiary of the Company, merged with Azatar Computer Systems, Inc. ("Azatar") pursuant to the terms of an Agreement and Plan of Reorganization entered into by such parties and W. Mark Holbrook, formerly the controlling stockholder of Azatar (the "Merger Agreement"). Under the terms of the Merger Agreement, the stockholders of Azatar received cash payments of $1.03 million, 243,211 shares of the Company's common stock valued at $4.12 million, and contingent payments payable over three years in an aggregate amount not to exceed $1.2 million payable in stock. Azatar is in the business of information technology consulting. The acquisition of Azatar was accounted for under the purchase method and, accordingly, Azatar's operations are included in the Company's statement of operations from the date of acquisition. (See Note 5.)

     On November 8, 1996, the Company, through its subsidiary, COMFORCE Telecom Inc., purchased, substantially all of the assets of Continental Field
     Services Corporation and its affiliate, Progressive Telecom, Inc., (collectively "Continental") for a purchase price of $4.425 million in cash, 36,800 shares of the Company's common stock valued at $575,000, and contingent payments payable over three years in an aggregate amount not to exceed $1.02 million. The acquisition of Continental was accounted for under the purchase method and, accordingly, Continental's operations are included in the Company's statement of operations from the date of acquisition. (See Note 5.)

     The aforementioned acquisitions were acquired through funding raised from the issuance of common stock, preferred stock and bank borrowings.

     The following unaudited proforma summary presents the consolidated results of operations as if the acquisition has occurred on January 1, 1995 and does not purport to be an indication of what would have occurred had the acquisition been made as of that date or of results which may occur in the future (in thousands).

                                                         Year Ended December 31,
                                                            1996         1995
                                                         (Unaudited) (Unaudited)

Revenue                                                  $   98,692    $ 91,571
Net income (loss) from continuing operations                  2,015      (1,934)
Loss from discontinued operations                              --       (17,211)
Extraordinary credits, net discharge of indebtedness           --         6,657
                                                         ----------    --------
Net income (loss)                                        $    2,015    $(12,488)
                                                         ==========    ========
Income (loss) per share from continuing operations       $      .07    $   (.22)
Income (loss) per share from discontinued operations                      (1.74)
Extraordinary credits                                                       .67
                                                         ----------    --------
Net income (loss) per share                              $      .07    $  (1.29)
                                                         ==========    ========

     The above proforma data assume the issuance of Series F preferred stock and the borrowing under the revolving line of credit to finance these transactions. Proforma adjustments include an interest cost increase of $96,000 in 1996, a reduction of interest expense of $126,000 in 1995, additional goodwill amortization of $290,000 and $619,000 in the 1996 and 1995 periods, respectively, and the related income tax effect.

 4.  Fixed Assets:

     Fixed assets consist of (in thousands):

                                                   Estimated
                                                  Useful Lives
                                                     in Years      1996   1995

Office equipment                                        3-5       $ 225    $ 97
Furniture, fixtures and vehicles                        3-7        592
Leasehold improvements                                  3-7         73
                                                                  -----    ----
                                                                    890      97
   Less, accumulated depreciation and amortization                 (146)     (7)
                                                                  -----    ----
                                                                  $ 744    $ 90
                                                                  =====    ====

     Depreciation expense was $139,000, $101,000 and $438,000 for the years ended December 31, 1996, 1995 and 1994, respectively.



 5.  Intangibles:

     Intangibles as of December 31, 1996 and 1995 consisted of (in thousands):

                                                   Estimated
                                                    Useful
                                                     Lives
                                                    in Years    1996       1995

Excess of cost over net assets acquired (goodwill)   20-40   $ 24,547    $4,852
Non-compete covenants                                  5          730
Other                                                  5            5
                                                               25,282     4,852
                                                             --------    ------
   Less accumulated amortization                                 (526)      (51)
                                                             --------    ------
                                                             $ 24,756    $4,801
                                                             ========    ======


Amortization expense was $475,000, $261,000 and $1,081,000 in the years ended December 31, 1996, 1995 and 1994, respectively.

 6.  Accrued Expenses:

     Accrued expenses consist of the following (in thousands):

                                                            1996          1995

Payroll and payroll taxes                                  $  969
Pension plan                                                  660
Vacation                                                      324
Professional fees                                             288           $320
Medical insurance                                             171
Management fees                                                              178
Other                                                         518            221
                                                           ------           ----
                                                           $2,930           $719
                                                           ======           ====


 7.  Income Taxes:

     The provision (benefit) for income taxes as of December 31, 1996 consists of (in thousands):

                                                         1996               1995
Current:
   Federal                                              $ 867
   State                                                  222                 35
Deferred                                                 (189)
                                                        -----               ----
                                                        $ 900               $ 35
                                                        =====               ====

     The 1995 and 1994 extraordinary credits represent net gains from discharge of bank indebtedness under the loan agreements of Lori and its discontinued fashion costume jewelry subsidiaries. No income tax expense is reflected in the Company's financial statements resulting from the extraordinary credits due to the utilization of tax loss carryforwards.

     The difference between the statutory Federal income tax rate and the effective income tax rate is reconciled as follows (in thousands):

                                                      1996     1995      1994

Statutory Federal tax rate provision (benefit)         $34.0    $(34.0)  $(34.0)
State and local taxes, net of Federal benefit            5.0       .3        .1
Current year tax loss not utilized                                4.7
Impairment of goodwill                                           30.0      38.6
Amortization of goodwill                                  .9       .6       3.6
Previously unrecognized benefit from utilizing tax
        loss carryforwards                                                 (8.2)
                                                       -----    -----    ------
                                                       $39.9    $ 1.6    $   .1
                                                       =====    =====    ======

     The types of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts that give rise to the deferred tax liabilities and deferred tax assets at December 31, 1996 and 1995 (in thousands) are as follows:

                                                          1996            1995
Deferred tax assets:
   Bad debt reserve                                     $     89
   Accrued liabilities and other                             189        $   800
   Net operating loss                                                    16,400
                                                        --------        --------
        Total deferred tax asset                             278         17,200
                                                        --------        --------
Deferred tax liability:
   Deductible intangibles                                     90
   Machinery and equipment                                                  100
                                                        --------        --------
        Total deferred tax liability                          90            100
                                                        --------        --------
   Valuation allowance                                                  (17,100)
                                                        --------        --------
        Net deferred tax asset                          $    188        $   --
                                                        ========        ========

     At December 31, 1995, the Company and its subsidiaries had Federal income tax loss carryforwards of approximately $42,000,000 available to be applied against future taxable income. As a result of the discontinuance of the Jewelry business it has been determined that the Company will be unable to utilize losses from those businesses in the future.

     In 1995, the Company recorded a valuation allowance with respect to the future tax benefits and the net operating loss reflected in deferred tax assets as a result of the uncertainty of their ultimate realization.

 8.  Debt:

     On July 22, 1996, the Company and certain subsidiaries entered into a $10 million Revolving Credit Agreement (the "Credit Agreement") with the Chase Manhattan Bank ("Chase") to provide working capital for the Company's operations. The Company, COMFORCE Telecom and COMFORCE Technical Services, Inc. are co-borrowers under the Credit Agreement and Project Staffing Support Team, Inc. ("PSST") is a guarantor of the obligations. Principal outstanding under the Credit Agreement is due June 30, 1998. Chase agreed to make revolving credit loans outstanding as prime rate loans or LIBOR loans, provided that, during the occurrence and continuance of an event of default, the Company and its subsidiaries could not elect, and Chase had no obligation to make, LIBOR loans. Interest on LIBOR loans is payable in the amount of the LIBOR rate plus 2.0% per annum. Interest on the prime rate loans is payable in the amount of Chase's prime rate as announced from time to time (8.25% at December 31, 1996). The amount outstanding at December 31, 1996 was $3,850,000. As of December 31, 1996, the Company was not in compliance with certain loan covenants. In March 1997, the Company repaid its debt to Chase in full. (See Note 20.)

     At December 31, 1995, notes payable and long-term debt (in thousands) consisted of:

                                                                 Year Ended December 31,
                                                                 -----------------------
                                                                    1996        1995
Outstanding debt:
   Revolving credit borrowings                                    $ 3,850
   Amount due to a former related party, interest at
       the prime rate plus 1%                                                $   750
   Accounts receivable credit facility, discontinued operations                1,535
   Other, interest principally at 15%                                          1,736
Less:
   Liabilities to be assumed by ARTRA                                         (1,986)
   Liabilities included with discontinued operations                          (1,535)
                                                                   -------   -------
                                                                   $ 3,850   $   500
                                                                   =======   =======

     As discussed in Note 11, ARTRA, Fill-Mor, Lori and Lori's fashion costume jewelry subsidiaries entered into an agreement with Lori's bank lender to settle obligations due the bank. As partial consideration for the debt settlement agreement the bank received a $750,000 Lori note payable due March 31, 1995.

     The $750,000 note due the bank was paid and the remaining indebtedness of Lori and Fill-Mor was discharged, resulting in an additional extraordinary gain to Lori of $6,657,000 in 1995. The $750,000 note payment was funded with the proceeds of a $850,000 short-term loan from a former director of the Company. The loan provided for interest at the prime rate plus 1%. As consideration for assisting with the debt restructuring, the former director received 150,000 shares of the Company's common stock valued at $337,500 ($2.25 per share) based upon the closing market value on March 30, 1995. The $337,500 represented additional compensation for debt restructuring and, as such, was charged against the extraordinary gain from debt restructuring in 1995. The principal amount of the loan was reduced to $750,000 at July 31, 1995. The remaining loan principal was not repaid on its scheduled maturity date of July 31, 1995. Per terms of the loan agreement, the former director received an additional 50,000 of the Company's common stock as compensation for the non-payment of the loan at its originally scheduled maturity. The additional 50,000 shares at a value of approximately $82,000 has been charged to interest expense in 1995. At December 31, 1995, the $750,000 note was classified in the Company's consolidated balance sheet as liabilities to be assumed by ARTRA. The loan was paid in full in March 1996 by ARTRA pursuant to the assumption agreement as discussed in Note 9.

     During the second and third quarters of 1995, Lori entered into a series of agreements with certain unaffiliated lenders that provided for short-term loans with interest at 15%. As additional compensation certain lenders received an aggregate of 91,176 shares of the Company's common stock valued at approximately $149,000 (which amount was included in interest expense in 1995) and certain lenders received warrants to purchase an aggregate of 195,000 shares of the Company's common stock at prices ranging from $2.00 per share to $2.50 per share, the fair market value at the dates of grant. The warrants expire five years from the date of issue. The proceeds from these loans were used to fund the September $500,000 down payment on the COMFORCE Global acquisition, with the remainder used to fund working capital requirements of the Company's discontinued Jewelry Business. At December 31, 1995, short-term loans with an aggregate principal balance of $1,236,000 were classified in the Company's consolidated balance sheet as liabilities to be assumed by ARTRA.

     In August 1995, Lori obtained a credit facility for the factoring of the accounts receivable of its discontinued Jewelry Business. The credit facility provides for advances of 80% of receivables assigned, less allowances for markdowns and other merchandise credits. The factoring charge, a minimum of 1.75% of the receivables assigned, increased on a sliding scale if the receivables assigned were not collected within 45 days. Borrowings under the credit facility were collateralized by the accounts receivable, inventory and equipment of Lori's discontinued fashion costume jewelry subsidiaries and guaranteed by Lori. At December 31, 1995, outstanding borrowings under this credit facility of $1,535,000, along with other net liabilities of the discontinued Jewelry Business, were classified in the Company's consolidated balance sheet as liabilities to be assumed by ARTRA and net liabilities of the discontinued Jewelry Business.

     In 1996, ARTRA completed the assumption of the agreed upon recorded liabilities (see Note 9).



 9.  Liabilities to be Assumed by ARTRA Group Incorporated:

     Under the Assumption Agreement between ARTRA and the Company in October 1995 (the "Assumption Agreement") entered into in connection with the COMFORCE Telecom acquisition (see Note 3), ARTRA agreed to assume substantially all pre-existing Lori liabilities and indemnify COMFORCE in the event any future liabilities arise concerning pre-existing environmental matters and business related litigation. Additionally, ARTRA agreed to acquire all of the assets and assume all liabilities of the Company's discontinued Jewelry Business aggregating a net liability of $4,240,000 as of December 31, 1995. In April 1996, ARTRA sold the business and certain assets of the Jewelry Business.

     At December 31, 1995, liabilities to be assumed by ARTRA and net liabilities of the discontinued Jewelry Business (in thousands) consist of:

Current:
   Liabilities to be assumed by ARTRA
   Notes payable                                                          $1,986
   Court ordered payments                                                    990
   Accrued expenses                                                          349
                                                                          ------
                                                                           3,325
Net liabilities of the discontinued Jewelry Business                         374
                                                                          $3,699
                                                                          ======
Noncurrent:
   Liabilities to be assumed by ARTRA Court ordered payments              $  541
                                                                          ======

     As of December 31, 1996, ARTRA paid or assumed all of the above liabilities. ARTRA continues to assume certain contingent liabilities relating to outstanding litigation (see Note 16).

     On December 19, 1996, the Company and ARTRA agreed to settle various differences in the interpretation of the Assumption Agreement dated October 1995. In addition, ARTRA has agreed to deposit into an escrow account 125,000 shares of COMFORCE common stock to collateralize its obligation with respect to (1) a warrant to a lender to purchase 50,000 shares of common stock at $5 per share with a put option for $500,000, which the Company and ARTRA believe is no longer effective, (2) potential liability for clean-up costs, if any, or other damages in connection with the Gary, Indiana site as discussed in Note 16, and (3) the remaining assumed liabilities of the jewelry operations of $350,000 due to certain creditors.

10.  Discontinued Operations:

     In September 1995, the Company adopted a plan to discontinue its Jewelry Business. A provision of $1,000,000 was recorded in September 1995 and an additional provision of $600,000 was recorded during the fourth quarter of 1995 for the estimated costs to complete the disposal of the Jewelry Business. The Jewelry Business was disposed of in 1996 with no cost to the Company.

     The Company's 1995 consolidated financial statements have been reclassified to report separately results of operations of the discontinued Jewelry Business. Additionally, in conjunction with the Comforce Telecom acquisition (see Note 3), ARTRA agreed to assume substantially all pre-existing liabilities of the Company and its discontinued Jewelry Business and indemnify Comforce in the event any future liabilities arise concerning pre-existing environmental matters and business related litigation. Accordingly, the Company's 1995 consolidated balance sheet has been reclassified to report separately the remaining net liabilities to be assumed by ARTRA, including net liabilities of the discontinued Jewelry Business. (See Note 9.)

     The operating results of the discontinued Jewelry Business for the years ended December 31, 1995 and 1994 (in thousands) consists of:

                                                        Year Ended December 31,
                                                        ------------------------
                                                          1995           1994

Net sales                                               $ 10,588       $ 34,431
                                                        ========       ========
Loss from operations before income taxes                $(15,606)      $(16,210)
Provision for income taxes                                    (5)           (10)
                                                        --------       --------
Loss from operations                                     (15,611)       (16,220)
                                                        --------       --------

Provision for disposal of business                        (1,600)
Provisions for income taxes
                                                        --------       --------
Loss on disposal of business                              (1,600)
                                                        --------       --------
Loss from discontinued operations                       $(17,211)      $(16,220)
                                                        ========       ========

11.  Extraordinary Gains Related to Discontinued Operations:

     In accordance with the terms of the debt settlement agreement, borrowings due a bank under the loan agreements of Lori and its fashion costume jewelry subsidiaries and Fill-Mor (approximately $25,000,000 as of December 23, 1994), plus amounts due the bank for accrued interest and fees, were reduced to $10,500,000 (of which $7,855,000 pertained to Lori's obligation to the bank and $2,645,000 pertained to Fill-Mor's obligation to the bank). Upon the satisfaction of certain conditions of the Amended Settlement Agreement in March 1995, the balance of this indebtedness was discharged. (See Note 12.)

     The Company recognized an extraordinary gain of $8,965,000 ($2.81 per share) in December 1994 as a result of the reduction of amounts due the bank under the loan agreements of Lori and its operating subsidiaries and Fill-Mor to $10,500,000 (of which $7,855,000 pertained to Lori's obligation to the bank and $2,645,000 pertained to Fill-Mor's obligation to the bank) as of December 23, 1994. The 400,000 shares of ARTRA common stock issued as consideration for the debt settlement agreement (with a fair market value of $2,500,000 based upon the closing market price on the date of issue) were contributed by ARTRA to Lori's capital account. The extraordinary gain was calculated (in thousands) as follows:

Amounts due the bank under loan agreements of Lori and its fashion
     costume jewelry subsidiaries                                            $ 22,749
Less, amounts due the bank at December 29, 1994                                (7,855)
                                                                             --------
Bank debt discharged                                                           14,894
Accrued interest and fees discharged                                            3,635
Other liabilities discharged                                                    1,985
Less consideration to the bank per terms of the amended
    settlement agreement
        Cash                                                                   (1,900)
        ARTRA common stock (400,000 shares)                                    (2,500)
        New Dimensions assets assigned to the bank at estimated fair value     (7,149)
                                                                             --------
            Net extraordinary gain                                           $  8,965
                                                                             ========

     On March 31, 1995, the $750,000 note due the bank was paid and the remaining indebtedness of Lori and Fill-Mor was discharged, resulting in an additional extraordinary gain to the Company of $6,657,000 ($1.45 per share) in the first quarter of 1995. The $750,000 note payment was funded with the proceeds of a $850,000 short-term loan from a former director of the Company. As consideration for assisting in the debt restructuring, the former director received 150,000 shares of the Company's common stock valued at $337,500 ($2.25 per share) based upon the Company's closing market value on March 30, 1995. The first quarter 1995 extraordinary gain was calculated (in thousands) as follows:

Amounts due the bank under loan agreements of Lori and its
        operating subsidiaries                                          $ 7,855

Less, amounts due the bank applicable to Lori                              (561)
                                                                        -------
Bank debt discharged                                                      7,294
Less fair market value of the Company's common stock issued as
        consideration for the debt restructuring                           (337)
Other fees and expenses                                                    (300)
                                                                        -------

Net extraordinary gain                                                  $ 6,657
                                                                        =======

12.  Related Party Transactions:

     During 1996, the Company made loans of $367,000 in the aggregate to Michael Ferrentino, the President and a Director of the Company, Christopher P. Franco, an Executive Vice President of the Company, Kevin W. Kiernan, an employee of the Company, and James L. Paterek, a consultant to the Company, to cover their tax liabilities resulting from the issuance of the Company's common stock to them as inducements to direct the Company's entry into the technical staffing business. Of this amount, $55,000 was advanced in 1995, $38,000 was advanced in February 1996, $238,000 was advanced in April 1996, and $36,000 was advanced in July 1996. Yield Industries, Inc., a corporation wholly-owned by Messrs. Paterek and Ferrentino, earned a delivery fee of $750,000 in connection with the Company's acquisition of COMFORCE Telecom, $250,000 of which was paid in 1995 and the balance of which was paid in 1996.

     The Company paid L.H. Friskoff & Company, a certified public accounting firm at which Richard Barber, a Director of the Company, is a partner, approximately $104,000 in fees during 1996 for tax-related advisory services.

     Effective July 4, 1995, Lori's management agreed to issue up to a 35% common stock interest in the Company to certain individuals to manage the Company's entry into the technical staffing business (approximately 3,888,000 after certain anti-dilutive provisions). In October 1995, the Company issued approximately 3,100,000 shares of its common stock to such individuals. The remaining common shares due these individuals were issued in 1996 after shareholder approval of an increase in the Company's authorized common shares. The Company recognized a non-recurring compensation charge of $3,425,0000 in 1995 related to the issuance of this stock since these stock awards were 100% vested when issued, and were neither conditioned upon these individuals' service to the Company as employees nor the consummation of the COMFORCE Telecom's acquisition. The cost of the remaining common shares of $500,000 is classified in the Company's consolidated balance sheet at December 31, 1995 as obligations expected to be settled by the issuance of common stock, and is classified as equity as of December 31, 1996.

     In conjunction with an agreement (see Note 11) to settle borrowings due a bank under the loan agreements of Lori and its fashion costume jewelry subsidiaries and Fill-Mor, ARTRA entered into a $1,850,000 short-term loan agreement with a non-affiliated corporation, the proceeds of which were advanced to Lori and used to fund amounts due Lori's bank. The loan, due June 30, 1995, was collateralized by 100,000 shares of Lori common stock. These 100,000 Lori common shares, originally issued to the bank under terms of the August 18, 1994 Settlement Agreement, were carried in the Company's consolidated balance sheet at December 31, 1994 as restricted common stock. In August 1995, the loan was extended until September 15, 1995 and the lender received the above mentioned 100,000 Lori common shares as consideration for the loan extension. The loan was repaid by ARTRA in February, 1996. Accordingly, the carrying value of these 100,000 Lori common shares was transferred to ARTRA as reduction of amounts due to ARTRA.

     In the fourth quarter of 1995, ARTRA agreed to exchange its interest in the entire issue of the Company's Series C cumulative preferred stock for 100,000 newly issued shares of the Company's common stock. During 1995, ARTRA received $399,000 of advances from the Company. In 1996, the Company advanced ARTRA an additional $54,000. ARTRA repaid the above advances and paid down $647,000 of the pre-existing Lori liabilities it assumed in conjunction with the COMFORCE Global acquisition as discussed in Note 9. The $399,000 advance to ARTRA and the $647,000 payment on pre-existing Lori liabilities made by ARTRA have been classified in the Company's consolidated financial statements at December 31, 1995 as amounts receivable from ARTRA.

     Through 1995, ARTRA had provided certain financial, accounting and administrative services for the Company's corporate entity. Additionally, the Company's corporate entity had leased its administrative office space from ARTRA. During 1995 and 1994, fees for these services amounted to $91,000 and $151,000, respectively.

     During 1994, ARTRA made net advances to Lori of $2,531,000. The advances consisted of a $1,850,000 short-term note with interest at 10%, the proceeds of which were used to fund the $1,900,000 cash payment to the bank in conjunction with the Amended Settlement Agreement with Lori's bank lender, and certain non-interest bearing advances used to fund Lori working capital requirements.

     Effective December 29, 1994, ARTRA exchanged $2,242,000 of its notes and advances for additional Lori Series C preferred stock. Additionally, the August 18, 1994 Settlement Agreement required ARTRA to contribute cash of $1,500,000 and ARTRA common stock with a fair market value of $2,500,000 to Lori's capital account.

13.  Equity:

     In March 1996, 4,500 stock options were exercised at an average price of $5 per share.

     In April 1996, 301,667 warrants were exercised at an average price of $3.12 per share.

     In April 1996, in conjunction with the purchase of RRA, the Company sold 8,871 shares of Series E Preferred Stock at a selling price of $550 per share for 8,470 shares and $750 per share for 401 shares. Each share of Series E Preferred Stock will be automatically converted into 100 shares of common stock on the date the Company's Certificate of Incorporation is amended so that the Company has a sufficient number of authorized and unissued shares of common stock to effect the conversion and any accrued and unpaid dividends have been paid in full. Holders of shares of Series E Preferred Stock are entitled to dividends equal to those declared on the common stock, or if no dividends are declared on the common stock, nominal cumulative dividends payable only if the Series E Preferred Stock fails to be converted into common stock by September 1, 1996. The Series E Preferred Stock has a liquidation preference of $100 per share ($887,100 in the aggregate for all outstanding shares). Effective as of October 28, 1996, each share of Series E Preferred Stock was automatically converted into 100 shares of common stock.

     In May 1996, the Company sold 7,002 shares of Series D Preferred Stock at a selling price of $1,000 per share. The holder of each share of Series D Preferred Stock has the right to convert such shares into 83.33 fully paid and nonassessable shares of common stock at any time subsequent to the date the Company's Certificate of Incorporation is amended so that the Corporation has sufficient number of authorized and unissued common stock to effect the conversion. Holders of the shares of Series D Preferred Stock are entitled to cumulative dividends of 6% per annum, payable quarterly in cash on the first day of February, May, August and November in each year. The Series D Preferred Stock has a liquidation preference of $1,000 per share ($7,002,000 in the aggregate for all outstanding shares).

     In May 1996, 16,667 warrants were exercised at an average price of $3.38 per share.

     In July 1996, the Company issued 137,500 shares of common stock to pay certain liabilities.

     In August 1996, 20,000 warrants were exercised at an average price of $2.00 per share.

     In  September   1996,   27,398   common   shares  were  issued  as  partial
     consideration for the purchase of Force Five. (See Note 3.)

     On October 25, 1996, the Board authorized the issuance of up to 10,000 shares of Preferred Stock, par value $0.01 per share, designated the Series F Convertible Preferred Stock ("Series F Preferred Stock"). As subsequently modified by agreement of the Company and the holders, each share of Series F Preferred Stock will, (i) at the option of the holder or (ii) automatically on the second anniversary of the date of issuance, be converted into such number of shares of Common Stock determined by dividing $1,000 plus all accrued, unpaid dividends thereon by the per share conversion price. The conversion price is 83% of the average closing bid price of the Common Stock for the five trading days immediately preceding the conversion date, subject to certain limitations. Holders of shares of Series F Preferred Stock are entitled to cumulative dividends of 5% per annum, payable quarterly on the first day of March, June, September, and December in each year, payable in cash or Common Stock (valued at the closing price on the date of declaration), at the Company's election. The Series F Preferred Stock has a liquidation preference over the Common Stock in the event of any liquidation or sale of the Company. Except as otherwise provided by law, the holders of Series F Preferred Stock will not be entitled to vote. As of December 31, 1996, there were 3,250 shares of Series F Preferred Stock outstanding. The Company recorded an accretive dividend on Series F Preferred Stock related to the discount noted above of $665,000.

     In connection with the sale of the Series F Preferred Stock, the Company issued warrants to purchase 15,000 shares of Common Stock at an exercise price of $24.00 per share as a placement fee, which warrants expire in October 1998.

     At the Company's annual meeting held on October 28, 1996, the Company's stockholders ratified or approved, among other matters, (i) the Company's issuance of 3,091,302 shares of its common stock and its agreement to issue 796,782 additional shares to certain individuals in consideration of their agreement to direct the Company's entry into the technical staffing business; (ii) the Company's entering into the technical staffing business and exiting the fashion jewelry business and transactions related thereto, including (a) its acquisition of all of the capital stock of Spectrum Global Services, Inc. (formerly d/b/a/Yield Global and, following its acquisition by the Company, renamed COMFORCE Telecom, Inc.), (b) its issuance of 1,946,667 shares of its common stock plus detachable warrants to purchase 973,333 shares of its common stock in a private placement, (c) its issuance of 100,000 shares and 150,000 shares, respectively, of its common stock to ARTRA, and Peter R. Harvey, formerly a director of the Company, in consideration of their guarantees in connection with the transactions, (d) its exchange of 100,000 shares of its common stock to ARTRA for the 9,701 shares of the Company's Series C Preferred Stock held by ARTRA, and (e) its disposition of its discontinued fashion jewelry operations; (iii) an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's capital stock from 10,000,000 shares to 100,000,000 shares of common stock and from 1,000,000 shares to 10,000,000 shares of Preferred Stock (upon which approval, the 8,871 shares of Series E Preferred Stock which were outstanding automatically converted to 8,871,000 shares of common stock);
     (iv) an amendment to the Company's Certificate of Incorporation to eliminate cumulative voting; (v) and to amend the Company's Long-Term Stock Investment Plan (a) to increase the maximum number of shares which may be issued under such Plan from 1,500,000 to 4,000,000 shares, (b) the grant of options to non-employee directors, and (c) in various other respects, principally designed to permit the Plan administrator additional flexibility in structuring option grants.

     In November 1996, 111,111 warrants were exercised at a price of $9 per share.

     In November 1996, the Company issued 243,211 shares and 36,800 shares as partial consideration for the purchase of Azatar Computer Systems, Inc. and Continental Field Services, Inc.

     Effective December 26, 1996, the Company sold 460,000 shares of its Common Stock, together with a related payment right, for $3.5 million. This payment right requires the Company to make a payment to the investors in either cash or Common Stock, at the Company's option, equal to the amount, if any, by which $10.00 per share exceeds the average closing bid price for the ten trading days prior to a specified payment date (not later than April 1, 1997). See Note 20 for additional rights given to these holders of Common Stock.

     In addition, effective December 26, 1996, the Company sold 350,000 shares of its Common Stock, together with a related payment right, for $3.5 million. This payment right requires the Company to make a payment to the investors in either cash or Common Stock, at the Company's option, equal to the amount, if any, by which $12.05 per share exceeds the average closing bid price for the ten trading days prior to a specified payment date (not later than May 1, 1997). In lieu of this amount, a payment of $2.05 per share will be payable if, among other things, as of April 1, 1997, such average trading price is between $10.00 and $15.00 and the Company's daily trading volume does not meet specified levels.

     In connection with this private placement of Common Stock, the Company issued warrants to purchase 198,928 shares of Common Stock at $19 per share which expire on December 26, 1999. In addition, the Company paid a placement fee of 8,000 shares of Common Stock and warrants to purchase 25,000 shares of Common Stock at $14.25 per share (market price) which expire on December 26, 1999.

     The Company's Series C cumulative preferred stock, which was owned in its entirety by ARTRA, accrued dividends at the rate of 13% per annum on its liquidation value. Book value and accumulated dividends of $7,011,000 on this stock aggregated $19,515,000 at December 31, 1994. In the fourth quarter of 1995, ARTRA agreed to exchange its Series C cumulative preferred stock for 100,000 newly issued shares of the Company's common stock.

14.  Earnings Per Share:

     Earnings per common share is computed by dividing net earnings available for common shareholders, by the weighted average number of shares of common stock and common stock equivalents (stock options and warrants), outstanding during each period. Common stock equivalents relate to outstanding stock options and warrants. For this computation, shares of the Series F Preferred Stock are anti-dilutive and as such are not considered common stock equivalents for this calculation. The shares of Series D Preferred Stock are not considered common stock equivalents and are excluded from primary earnings per share. The dividends accrued or paid on the Series D Preferred Stock of $175,000, Series E Preferred Stock of $18,000, Series F Preferred Stock of $27,000, and accretive dividends on Series F Preferred Stock of $665,000, have been deducted for computing earnings available to common shareholders. Fully diluted earnings per share have not been presented as the result is anti-dilutive or does not differ from primary earnings per share. Primary earnings per share is calculated as follows (in thousands):

                                                       1996       1995        1994
Earnings (loss) available for common shareholders   $    362  $ (14,886)  $  (9,537)
                                                    ========   ========    ========
Weighted average number of shares outstanding
        for the period                                11,049      4,596       3,195
Dilutive effect of common stock equivalents            1,942
                                                    --------   --------    --------
                                                    $ 12,991   $  4,596    $  3,195
                                                    ========   ========    ========
Primary earnings (loss) per share                   $    .03   $  (3.24)   $  (2.99)
                                                    ========   ========    ========


15.  Stock Options and Warrants:

     Long-Term Stock Investment Plan

     On December 16, 1993,  Lori's  stockholders  approved the  Long-Term  Stock
     Investment Plan (the "1993 Plan"), effective January 1, 1993, which authorizes the grant of options to purchase the Company's common stock to executives, key employees and non-employee consultants and agents of the Company and its subsidiaries. The 1993 Plan authorizes the awarding of Stock Options, Incentive Stock Options and Alternative Appreciation Rights. The 1993 Plan reserved 1,500,000 shares of the Company's common stock for grant on or before December 31, 2002. In October 1996, the Stock Option Plan was amended to allow for the issuance of an additional 2,500,000 options under the plan for a total of 4,000,000 shares.

     Incentive Stock Option Plan

     Options to purchase common shares of the Company have been granted to certain officers and key employees under the 1982 Incentive Stock Option Plan (the "Plan"), which initially reserved 250,000 shares of the Company's common stock. On December 19, 1990, the Company's stockholders approved an increase in the number of shares available for grant under the plan to 500,000. The plan expired in 1992.

     Summary of Options

     A summary of stock option transactions for the year ended December 31, 1996 is as follows:

                                                                  1996                   1995                     1994
        Outstanding at January 1,
                Shares                                         1,541,378               959,378                 1,098,544
                Prices                                      $1.125 to $6.75         $1.125 to $5.00        $1.125 to $12.19


        Options granted:
                Shares                                         1,120,275               601,250                      --
                Price                                       $6.75 to $27.00         $6.00 to $6.75                  --


        Options exercised:
                Shares                                         (4,500)                    --                     (2,500)
                Price                                           $5.00                     --                      $5.00


        Options cancelled:
                Shares                                       (565,628)                 (19,250)                  (136,666)
                Price                                          $1.125               $3.125 to $5.00          $3.125 to $12.19


    Outstanding at December 31, 1996:
                Shares                                         2,091,525               1,541,378                  959,378
                                                               =========               =========                  =======
                Price                                      $1.125 to $22.75         $1.125 to $6.75           $1.125 to $5.00


        Options exercisable at December 31, 1996               1,537,500                945,128                  940,710
                                                               =========                =======                  =======


        Options available for future grant at
                December 31, 1996                              778,475
                                                               =======


     Approximately 555,628 of the options shown as cancelled were exercisable as of December 31, 1995 at an exercise price of $1.125 per share. The Company maintains that these options terminated in 1996. The former option holders maintain that these options continue to be exercisable. The Company is attempting to resolve this dispute.

     Warrants

     On November 23, 1988, Lori issued warrants to purchase 25,000 of its common shares, at $4.00 per share, to an investment banker as additional compensation for certain financial and advisory services. During 1993, the warrant holder exercised warrants to purchase 8,750 shares of the Company's common stock. At December 31, 1995, such warrants to purchase 16,250 shares of the Company's common stock at $4.00 per share remained outstanding.

     Principally during the second and third quarters of 1995, Lori entered into a series of agreements with certain unaffiliated investors that provided for $1,800,000 of short-term loans that provide for interest at 15%. As additional compensation certain lenders received an aggregate of 91,176 Lori common shares and certain lenders received warrants to an aggregate of 195,000 shares of the Company's common stock at prices ranging from $2.00 per share to $2.50 per shares, the fair market value at the dates of grant. The warrants expire five years from the date of issue.

     The acquisition of COMFORCE Telecom was funded principally by private placements of approximately 1,950,000 of the Company's common shares at $3.00 per share (total proceeds of approximately $5,800,000) plus detachable warrants to purchase 973,333 Lori common shares at $3.375 per share. In 1996, 36,667 warrants were exercised for $98,751. The warrants expire five years from the date of issue.

     In April 1996, the Company amended the warrants included above held by two stockholders to purchase 301,667 shares of the Company's Common Stock at exercise prices ranging from $2.125 to $3.375 per share to permit immediate exercise and to provide for the issuance of supplemental warrants to purchase 301,667 at an exercise price of $9.00 per share (market value) for each warrant exercised on or before April 12, 1996. Warrants to purchase all 301,667 shares were exercised in April 1996. The Company used the proceeds from the exercise of the warrants for working capital purposes.

     In connection with the sale of the Series F Preferred Stock, the Company issued warrants to purchase 15,000 shares of Common Stock at an exercise price of $24.00 per share as a placement fee, which warrants expire in October 1998.

     On December 26, 1996, the Company sold 810,000 shares through a private placement. In connection with this private placement of common stock, the Company issued warrants to purchase 198,928 shares of common stock at $19 per share which expire on December 26, 1999 In addition, the Company paid a placement fee of 8,000 shares of common stock and warrants to purchase 25,000 shares of common stock at $14.25 per share (market price) which expire on December 26, 1999.

     At December 31, 1996 and 1995, total warrants were outstanding to purchase a total of 1,371,844 and 1,184,583 of the Company's common shares at prices ranging from $2.00 per share to $24.00 per share. The warrants expire three to five years from the date of issue at various dates through 1999.

     As discussed in Note 1, the Company has applied the disclosure-only provision SFAS 123. Had compensation cost been determined based on the fair value at the grant date consistent with the provisions of SFAS 123, the Company's net income (loss) and earnings (loss) per share would have been reduced to the pro forma amounts indicated below for the years ended December 31, 1996 and 1995:

                                                      1996             1995
                                                (in thousands)    (in thousands)

Net income (loss) attributable to common
        shareholders as reported                  $      362        $  (14,886)
                                                  ==========        ==========
Pro forma (loss)                                  $   (1,898)       $  (16,010)
                                                  ==========        ==========
Earnings (loss) per share as reported             $      .03        $    (3.24)
                                                  ==========        ==========
Pro forma                                         $     (.17)       $    (3.48)
                                                  ==========        ==========


     The weighted average fair value of each option has been estimated on the date of grant using the Black-Scholes options pricing model with the following weighted average assumptions used for grants in 1996 and 1995, respectively: no dividend yield; expected volatility of 60%; risk-free interest rate (ranging from 5.25% - 6.64%); and expected lives ranging from approximately 4.5 to 5.5 years. Weighted averages are used because of varying assumed exercise dates.

     A summary of the status of the Company's stock option plans as of December 31, 1996 and 1995, and changes during the years ended on those dates is presented below (shares in thousands):

                                                                    December 31, 1996        December 31, 1995
                                                                   -------------------      --------------------
                                                                               Weighted                 Weighted
                                                                                Average                  Average
                                                                               Exercise                 Exercise
                                                                   Shares       Price       Shares       Price
                                                                   ------       -----       ------       -----
Outstanding at beginning of year                                  1,541,378    $  3.24      959,378    $  1.21
        Granted                                                   1,120,275       9.35      601,250       6.48
        Exercised                                                    (4,500)      5.00
        Canceled                                                   (565,628)      1.13      (19,250)      5.00
                                                                -----------             -----------
Outstanding at end of year                                        2,091,525       7.08    1,541,378       3.24
                                                                ===========             ===========

Options exercisable at year end                                   1,537,500                945,128
                                                                ===========             ===========
Weighted average fair value of options granted during the year  $     4.37              $     2.38
                                                                ===========             ===========

     The following table summarizes information about stock options outstanding at December 31, 1996 (shares in thousands):

                                Weighted
                                average    Weighted                  Weighted
       Range of                Remaining    Average                   Average
       Exercise     Shares    Contractual  Exercise      Shares     Exercisable
        Prices    Outstanding     Life       Price     Exercisable     Price

          $1              360      6        $   1           360    $      1
          $3               10      6            3            10           3
       $6 to $7         1,431      9            7         1,138           7
      $10 to $12           56      9           12
      $17 to $19          152      9           18            30          17
      $22 to $27            4      9           26
      $14 to $17           79      9           16
                  ------------  -------   -------     ----------  --------
       $1 to $27        2,092      9            7         1,538           6


16.  Litigation:

     Prior to its entry into the Jewelry Business in 1985, the Company operated in excess of 20 manufacturing facilities for the production of, inter alia, photocopy machines, photographic chemical and paper coating. These operations were sold or discontinued in the late 1970s and early 1980s. Certain of these facilities may have used and/or generated hazardous materials and may have disposed of the hazardous substances, particularly before the enactment of laws governing the safe disposal of hazardous substances, at an indeterminable number of sites. Although the controlling stockholders and current management had no involvement in such prior manufacturing operations, the Company could be held to be responsible for clean-up costs if any hazardous substances were deposited at these manufacturing sites, or at off-site waste disposal locations, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), or under other Federal or state environmental laws now or hereafter enacted. However, except for the Gary, Indiana site described below, the Company has not been notified by the Federal Environmental Protection Agency (the "EPA") that it is a potentially responsible-party for, nor is the Company aware of having disposed of hazardous substances at, any site.

     In December 1994, the Company was notified by the EPA that it is a potentially responsible party under CERCLA for the disposal of hazardous substances at a site in Gary, Indiana. The alleged disposal occurred in the mid-1970s at a time when the Company conducted operations as APECO Corporation. In this connection, in December 1994, the Company was named as one of approximately 80 defendants in a case brought in the United States District Court for the Northern District of Indiana by a group of 14 potentially responsible parties who agreed in a consent order entered into with the EPA to clean up this site. The plaintiffs have estimated the cost of cleaning up this site to be $45 million and have offered to settle the case with the Company for $991,445. This amount represents the plaintiffs' estimate of the Company's pro rata share of the clean-up costs. At the direction of ARTRA, which, as described below, is contractually obligated to the Company for any environmental liabilities, the Company declined to accept this settlement proposal, which was subsequently withdrawn.

     The evidence produced by the plaintiffs to date is the testamentary evidence of four former employees of a waste disposal company that deposited wastes at the Gary, Indiana site identifying the Company as a customer of such disposal company, and entries in such disposal company's bookkeeping ledgers showing invoices to the Company. The Company, however, has neither discovered any records which indicate, nor located any current or former employees who have advised, that the Company deposited hazardous substances at the site. Management and its counsel cannot determine whether a negative outcome is probable regarding the Company's potential liability at this site. Accordingly, no provision has been made for the potential liability related to this matter.

     Under the terms of the Assumption Agreement and a subsequent agreement entered into between ARTRA and the Company, ARTRA has agreed to pay and discharge substantially all of the Company's pre-existing liabilities and obligations, including environmental liabilities at any sites at which the Company allegedly operated facilities or disposed of hazardous substances, whether or not the Company is currently identified as a potentially responsible party therefor. Consequently, the Company is entitled to indemnification from ARTRA for any environmental liabilities associated with the Gary, Indiana site. In addition, ARTRA has deposited 50,000 shares of Common Stock in escrow as additional collateral to satisfy any judgment adverse to the Company or to pay any agreed upon settlement amount with respect to the Gary, Indiana site. Proceeds from the sale of the shares held in escrow might not be sufficient to satisfy any such judgment or pay any such settlement amount. While ARTRA is obligated to indemnify the Company for any environmental liabilities, no assurance can be given that ARTRA will be financially capable of satisfying its obligations with respect to any liability in connection with the Gary, Indiana site or any other environmental liabilities. ARTRA has advised that it intends to vigorously defend this case.

     In September 1996, the Company received notice of litigation from a competitor who charged that RRA obtained and benefited from a list of confidential data provided by a former employee of the competitor prior to the acquisition of RRA. RRA has denied such charges. The Acquisition
     Agreement provides for indemnification from any claims prior to the acquisition.

     The Company is a party to routine contract and employment-related litigation matters in the ordinary course of its business. No such pending matters, individually or in the aggregate, if adversely determined, are believed by management to be material to the business, results of operations or financial condition of the Company.


17.  Savings Incentive and Profit Sharing Plan:

     The Company participates in a savings incentive and profit sharing plan (the "Plan"). All eligible employees may make contributions to the Plan on a pre-tax salary reduction basis in accordance with the provisions of
     Section 401(k) of the Internal Revenue Code. No contributions were made by the Company in 1996 and 1995.

     Certain employees who work for governmental agencies are required to be covered under a separate pension plan. During 1996, the Company recorded approximately $700,000 of expense related to these benefits.

18.  Lease Commitments:

     The Company leases certain office space and equipment in its telecommunications and computer staffing service business. Rent expense for all operating leases in 1996 and 1995 approximated $200,000 and $17,000, respectively.

     As of December 31, 1996, future minimum rent payments due under the terms of noncancelable operating leases excluding any amount that will be paid for operating costs are:

     Year ending                                 Total
      December                              (in thousands)

        1997                                $        425
        1998                                         410
        1999                                         287
        2000                                         244
        2001                                         218
        Thereafter                                    24
                                            ------------
                                            $      1,608
                                            ============

     The aggregate commitment for future salaries at December 31, 1996, excluding bonuses, during the remaining term of all management and employment agreements, are approximately:

      Year ending                               Total
       December                            (in thousands)

        1997                                $      1,372
        1998                                       1,010
        1999                                         602
        2000                                          17
                                            -------------
                                            $      3,001
                                            ============

19.  Concentration of Credit Risk:

     Financial instruments which potentially subject the Company to credit risk consist primarily of cash and cash equivalents and trade receivables.

     The Company maintains cash in bank accounts which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes they are not exposed to any significant credit risk on their cash balances. The Company believes it mitigates such risk by investing its cash through major financial institutions.

     At December 31, 1996, the Company had four customers, and at December 31, 1995, the Company had nine customers with accounts receivable balances that aggregated 23% and 67% of the Company's total accounts receivable, respectively. Percentages of total revenues from significant customers for the years ended December 31, 1996 and from October 17, 1995 (entry into staffing business) to December 31, 1995 are summarized as follows:

                                              December 31,   December 31
                                                  1996         1995

      Customer 1                                  19.0%        17.3%
      Customer 2                                    *          12.6%
      Customer 3                                    *          10.1%

     *Less than 10%.



20.  Subsequent Events:

     On February 28, 1997, the Company purchased all of the stock of RHO Company Incorporated ("RHO") for $14.8 million payable in cash, plus a contingent payout to be paid over three years based on future earnings of RHO payable in stock in an aggregate amount not to exceed $3.3 million. The total number of shares issuable under the contingent payout can not exceed 386,249 shares. The cash portion of the purchase price paid at closing was principally funded through the Company's offering of convertible debentures, as described below. RHO is a defendant in a lawsuit by its former insurance carrier who alleges that RHO is obligated to repay to it $1,600,000 that the carrier was required to pay in connection with a claim settlement. The Company is defending against this claim and management believes that the case is without substantial merit. However, in the event of any adverse judgment in the case or if the Company determines to settle the case, any payments relating to this pre-acquisition contingency will be added to the purchase price of RHO.

     From February 27 to March 21, 1997, the Company sold $25.2 million of its Subordinated Convertible Debentures ("Debentures") to certain institutional investors for cash or in exchange for shares of the Company's Series F Preferred Stock (discussed below). The Debentures bear interest at the rate of 8% per annum during the 180 day period following closing and thereafter at the rate of 10% per annum continuing until fully paid or converted. Interest on the Debentures is payable quarterly in cash or in common stock of the Company, at the Company's option. The Debentures may be redeemed by the Company in whole or in part at any time from the date of issuance, within 360 days after any disbursement to the Company of net proceeds from the sale of Debentures at a redemption price equal to the sum of (i) the principal amount thereof, (ii) all accrued, unpaid interest thereon, and
     (iii) premiums ranging from 5% (2.5% in the case of Debentures exchanged for Series F Preferred Stock) for Debentures redeemed within 60 days after closing increasing up to 25% for Debentures redeemed between 181 and 360 days after closing. The Company is currently seeking long-term financing to redeem these Debentures and to provide capital for continued expansion of its operations.

     From February 27 to March 21, 1997 the Company issued or agreed to issue three year warrants ("Warrants") to purchase up to 504,000 share of its Company's Common Stock to the Debenture holders. Warrants to purchase 100,800 shares of common stock were issued at the time of the offering and become exercisable six months after closing. If the debt is not repaid in 60 days, the Company will issue additional warrants to purchase 100,800 shares of common stock for each additional 30 day period the debt is outstanding up to issuing an aggregate of warrants to purchase 504,000 shares of common stock. The exercise price of the warrants issued ranges from $6.85 to $7.65 per share. The Company is also required to issue additional warrants ("Additional Warrants") to purchase 504,000 shares of the Company's common stock if the Debentures are not redeemed within 180 days following closing. The Additional Warrants will have an exercise price equal to the average closing price of the Company's common stock over the five-day trading period ending 179 days after the closing.

     On February 27, 1997, in connection with the sale of $5 million of debentures to various holders of the Company's Common Stock purchased on December 26, 1996, the Company issued a put option whereby, if such debentures are not repaid by April 28, 1997, May 28, 1997, June 27, 1997 or July 27, 1997, such stockholders will have the option to put back 115,000 shares of Common Stock at the above listed dates, at $10.00 per share payable in cash, reduced by the value of any cash or stock issued under payment rights.

     As part of the issuance of the Debentures, the Company has also effected the repurchase of 2,750 of the 3,250 outstanding shares of its Series F Preferred Stock by issuing additional Debentures in the amount of 115% of its original principal amount ($1,000 per share) for total Debentures issued of $3,162,500. Approximately $3,900,000 of the proceeds from the Debenture offering was utilized to repay the Company's bank debt.

                      COMFORCE CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)




                                                             September 30,
                                                                 1997
                                                             -------------
                                                              (unaudited)

                    ASSETS
Current assets:

   Cash and equivalents                                         $ 2,670
   Restricted cash
                                                                    360
  Accounts receivable, net of allowance of doubtful
      accounts of $501 in 1997                                   26,547
  Prepaid expenses                                                1,050
  Deferred income tax                                             2,028
  Deferred financing fees                                         1,628
  Income tax receivable                                             590
  Other                                                             243
                                                                -------
          Total current assets                                   35,116
                                                                -------


Property, plant and equipment                                     1,937
Less:  accumulated depreciation and amortization                    488
                                                                -------
                                                                  1,449
                                                                -------

Other assets:
   Excess of cost over net assets acquired, net of
      accumulated amortization of $1,425 in 1997                 38,722
   Other                                                            452
                                                                -------
                                                                 39,174
                                                                -------
                           Total Assets                         $75,739
                                                                =======


The accompanying notes are an integral part of the condensed consolidated financial statements.

                      COMFORCE CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS, Continued
                                 (in thousands)


                                                             September 30,
                                                                 1997
                                                             -------------
                                                              (unaudited)

                  LIABILITIES
Current liabilities:
   Borrowings under revolving line of credit                    $16,488
   Accounts payable                                                 956
   Accrued expenses                                               5,232
   Payroll tax liabilities                                        3,337
   Income taxes                                                    --
                                                                -------
                    Total current liabilities                    26,013
                                                                -------


Deferred income tax                                                  90
Long-term debt                                                   20,000
Other liabilities                                                   690
                                                                -------
                    Total liabilities                            46,793
                                                                -------

Commitments and contingencies

              STOCKHOLDERS EQUITY
5% Series F convertible preferred stock,
$.01 par value; 10,000 shares authorized,
500 shares issued and outstanding in 1997
Liquidation value of $1,000 per share
($500,000 in 1997)                                                    1

Common stock, $.01 par value; 100,000,000
shares authorized, 13,744,039 shares issued
and outstanding in 1997                                             137

Additional paid-in capital                                       30,485

Retained earnings (deficit) since
January 1, 1996                                                  (1,677)
                                                                -------
Total stockholders' equity                                       28,946
                                                                -------
Total liabilities and stockholders' equity                      $75,739
                                                                =======

     The accompanying notes are an integral part of the condensed consolidated financial statements.

                      COMFORCE CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (unaudited in thousands, except per share data)





                                                           Nine Months Ended
                                                              September 30,
                                                        -----------------------
                                                           1997          1996
                                                        ---------     ---------

Net Sales                                               $ 145,986     $  33,514
                                                        ---------     ---------


Costs and expenses:
Cost of goods sold                                        127,227        28,690
Selling, general and administrative                        11,842         2,891
Depreciation and amortization                               1,241           343
                                                        ---------     ---------
                                                          140,310        31,924
                                                        ---------     ---------
Operating income                                            5,676         1,590
                                                        ---------     ---------




Other income                                                  344            29
Interest expense:
Bridge financing costs                                     (5,822)         --
Other interest, net of interest income                     (2,151)         (102)
                                                        ---------     ---------

                                                           (7,629)          (73)
                                                        ---------     ---------


Income (loss) before income taxes                          (1,953)        1,517
Provision (credit) for income taxes                          (646)          610
                                                        ---------     ---------
Net income (loss)                                          (1,307)          907


Dividends on preferred stock                                  732           193
                                                        ---------     ---------
Income (loss) available to common stockholders          $  (2,039)    $     714
                                                        =========     =========

Earnings (loss) per share                               $   (0.15)    $    0.06
                                                        =========     =========


Weighted average number of shares of common
stock and common stock equivalents outstanding             13,256        12,661
                                                        =========     =========





The accompanying notes are an integral part of the condensed consolidated financial statements.

                      COMFORCE CORPORATION AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENT OF CHANGES
                             IN STOCKHOLDERS' EQUITY
                 (unaudited in thousands, except per share data)


                                                           Series D           Series F       Retained
                                        Common Stock    Preferred Stock    Preferred Stock   Earnings
                                        ------------    ---------------    ---------------   (Deficit)
                                                                                             Additional    Since        Total
                                                                                               Paid-in   January 1,  Stockholders'
                                      Shares    Dollars  Shares  Dollars   Shares  Dollars     Capital      1996        Equity
                                      ------    -------  ------  -------   ------  -------     -------      ----        ------
Balance at December 31, 1996        12,701,934    $127    7,002     $1     3,250      $1       $34,253      $362        $34,744
   Exercise of stock options           124,000       1       --     --        --      --           141        --            142
   Exercise of stock warrants           65,000       1       --     --        --      --           170        --            171
   Redemption of Series F
      preferred stock                       --      --       --     --    (2,750)     --        (3,162)       --         (3,162)
   Conversion of Series D
      preferred stock                  583,500       6   (7,002)    (1)       --      --            (5)       --             --
   Issuance of common stock as
      inducement to effect
      Series D conversion               87,750       1       --     --        --      --           492      (493)            --
   SEC Registration fees                    --      --       --     --        --      --          (619)       --           (619)
   Issuance of warrants in
      connection with debt
      placement                             --      --       --     --        --      --         1,004        --          1,004
   Issuance of common stock in
      connection with payment
      right                            385,591       4       --     --        --      --            (4)       --             --
   Issuance of common stock as
      consideration for interest
      owed on debt                     118,145       1       --     --        --      --           632        --            633
   Redemption of common
      stock                           (321,867)     (4)      --     --        --      --        (2,417)       --         (2,421)
   Redemption of partial shares
      of common stock                      (14)     --       --     --        --      --            --        --             --
   Net loss                                 --      --       --     --        --      --            --    (1,307)        (1,307)
   Dividends:
   Series D preferred stock                 --      --       --     --        --      --            --      (195)          (195)
   Series F preferred stock                 --      --       --     --        --      --            --       (44)           (44)
                                    ----------    ----      ---    ---       ---     ---       -------   -------        -------
Balance as of September 30, 1997    13,744,039    $137        0     $0       500      $1       $30,485   $(1,677)       $28,946
                                    ==========    ====      ===    ===       ===     ===       =======   =======        =======

The accompanying notes are an integral part of the condensed consolidated financial statements.

                      COMFORCE CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                            (unaudited in thousands)



                                                           Nine Months Ended
                                                              September 30,
                                                        -----------------------
                                                           1997          1996
                                                        ---------     ---------

Net cash flows used by operating activities             $  (2,755)    $  (4,321)
                                                        ---------     ---------

Cash flows from investing activities:
   Acquisition payments, net of cash acquired             (14,355)       (9,442)
   Officer loans                                               30          (367)
   Restricted cash                                           (360)          (50)
   Additions to property, plant and equipment                (548)         (183)
                                                        ---------     ---------
Net cash flows (used by) from investing activities        (15,233)      (10,042)
                                                        ---------     ---------

Cash flows from financing activities:
   Payment of note payable                                   --            (500)
   Proceeds from revolving lines of credit                 52,835         4,150
   Repayment on revolving lines of credit                 (45,481)         (900)
   Proceeds from short-term debt                           20,628          --
   Payment of short-term debt                             (27,930)         --
   Proceeds from long-term debt                            20,000          --
   Repurchase of common stock                              (2,421)         --
   Proceeds from issuance of Preferred Stock                 --          11,052
   Proceeds from exercise of stock options                    142            23
   Proceeds from exercise of warrants                         171         1,046
   Payment of registration costs                             (619)         (100)
   Dividends paid                                            (275)         (105)
                                                        ---------     ---------
Net cash flows from financing activities                   17,050        14,666
                                                        ---------     ---------
Increase (decrease) in cash and cash equivalents             (938)          303
Cash and equivalents, beginning of period                   3,608           649
                                                        ---------     ---------
Cash and equivalents, end of period                     $   2,670     $     952
                                                        =========     =========

Supplemental cash flow information:
Cash paid during the period for:
   Interest                                             $   1,044     $     103
   Income taxes paid                                          227           119
Supplemental schedule of noncash investing
      and financing activities:
   Quasi-reorganization                                      --         (93,847)
   Common stock issued to settle liabilities                  633           276
   Issuance of short-term debt to redeem
      Series F preferred stock
                                                            3,162          --
   Dividends accrued but not yet paid                         102            88
   Net change in ARTRA receivables and liabilities           --          (2,968)
   Warrants issued in connection with the sale
      of convertible debentures                             1,004          --
   Warrants issued in connection with short-term loan         100          --
   Warrants issued in connection with credit facility         170          --
   Common stock issued for purchase of Force Five, Inc.      --             500
   Repayment of officer loans (see note 9)                    352          --



The accompanying notes are an integral part of the condensed consolidated financial statements.

                      COMFORCE CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

1.   BASIS OF PRESENTATION

COMFORCE Corporation ("COMFORCE" or the "Company") currently operates in one industry segment as a provider of telecommunications and computer technical staffing and consulting services worldwide.

Effective January 1, 1996, the Company effected a quasi-reorganization through the application of $93,847,000 of its $95,993,000 Additional Paid in Capital account to eliminate its Accumulated Deficit. The Company's Board decided to effect a quasi-reorganization given that the Company achieved profitability following its entry into the technical staffing business and discontinuation of its unprofitable jewelry business.

As discussed in Note 3, on February 28, 1997, the Company purchased all of the stock of RHO Company Incorporated ("Rhotech"). Rhotech is in the business of providing contract employees to other businesses.

The accompanying unaudited interim financial statements of COMFORCE Corporation have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and note disclosures normally included in annual financial statements have been condensed or omitted pursuant to those rules and regulations. In the opinion of management, all adjustments, consisting of normal, recurring adjustments considered necessary for a fair presentation, have been included. Although management believes that the disclosures made are adequate to ensure that the information presented is not misleading, it is suggested that these financial statements be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996. The results of the nine months ended September 30, 1997 and 1996 are not necessarily indicative of the results of operations for the entire year.

2.   STATEMENT OF FINANCIAL ACCOUNTING STANDARDS

In February 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS No. 128"), which establishes standards for computing and presenting earnings per share
(EPS). SFAS No. 128 will be effective for financial statements issued for periods ending after December 15, 1997. Earlier application is not permitted. Management has not yet evaluated the effects of this change on the Company's financial statements.

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 becomes effective in fiscal 1999. Management has not yet evaluated the effects of this change on the Company's financial statements.

In June 1997, the Financial Accounting Standards Board issued Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"), which changes the way public companies report information about segments. SFAS 131, which is based on the management approach to segment reporting, includes requirements to report selected segment information quarterly and entity-wide disclosures about products and services, major customers, and the material countries in which the entity holds and reports revenues. SFAS 131 becomes effective in fiscal 1999. Management has not yet evaluated the effect of this change on the Company's financial statements.

3.   CERTAIN ACQUISITIONS AND PROPOSED ACQUISITIONS

Rhotech Acquisition

On February 28, 1997, the Company purchased all of the stock of Rhotech for $14.8 million in cash, plus a contingent payout to be paid over three years on future earnings of Rhotech payable in stock in an aggregate amount not to exceed $3.3 million. The maximum number of shares issuable under the contingent payout is 386,249 shares. The acquisition of Rhotech was accounted for under the purchase method and, accordingly, Rhotech's operations are included in the Company's statement of operations from the date of acquisition. The cash portion of the purchase price paid at closing was principally funded through the Company's offering of Subordinated Convertible Debentures. (See Note 4.) Rhotech provides specialists primarily in the technical services and information technology sectors. In connection with the closing of the Rhotech acquisition and in recognition of the efforts of James L. Paterek, Chairman of the Company, Christopher P. Franco, Chief Executive Officer of the Company, and Michael Ferrentino, President of the Company, including providing their personal guarantees on certain loans to the Company through the pledging of their shares of Company stock, the Company paid each of these officers $75,000.

Proposed Uniforce Acquisition and Related Financing

On August 13, 1997, the Company, Uniforce Services, Inc. ("Uniforce") and COMFORCE Columbus, Inc., a wholly-owned subsidiary of the Company (the "Subsidiary"), executed an Agreement and Plan of Merger (the "Merger Agreement") which provides for the acquisition of Uniforce by the Company. Pursuant to the Merger Agreement, on October 27, 1997, the Company caused the Subsidiary to commence a tender offer (the "Offer") to acquire all of the outstanding Uniforce common stock (the "Uniforce Shares") for a per share price of $28 in cash and
0.5217 shares of the Company's Common Stock (collectively the "Per Share Amount"), or an aggregate purchase price of approximately $93.6 million in cash and approximately 1.6 million shares of the Company's Common Stock. The Merger Agreement also provides, subject to various conditions some of which are described below, for a merger (the "Merger") pursuant to which all holders of Uniforce Shares who have not tendered their stock to the Subsidiary will receive the Per Share Amount, and Uniforce will become a wholly-owned subsidiary of COMFORCE Operating, Inc., a newly-formed, wholly-owned subsidiary of the Company ("COI").

Pursuant to the Merger Agreement, the Company's obligation to accept for payment and pay for shares of Uniforce Shares pursuant to the Offer is subject to the condition that at least two-thirds of the then outstanding Uniforce Shares are tendered or otherwise held by the Company, and to certain other conditions. In addition, the Merger is subject to various conditions set forth in the Merger Agreement, and may also be terminated by either party in circumstances specified in the Merger Agreement.

The Company estimates that the total amount of funds required by the Subsidiary to purchase all of the Uniforce Shares issued and outstanding and Uniforce Shares issuable upon exercise of the outstanding Uniforce stock options pursuant to the Offer and the Merger will be approximately $93.6 million. In addition, the Company estimates that the total amount of funds required to refinance certain existing indebtedness of the Company and Uniforce, provide for working capital and pay fees and expenses incurred in connection with the Offer and the Merger will be approximately $80.6 million.

The Company and COI expect to obtain debt financing in the aggregate amount of $210 million (which includes a $75 million revolving credit facility as discussed below), of which approximately $93.6 million will be applied to purchase the Uniforce Shares in the Offer and effect the Merger and $80.6 million will be used to pay related fees and expenses and refinance certain existing indebtedness of Uniforce and the Company. The Offer and the Merger are both conditioned upon the receipt of this financing by the Company.

In August 1997, the Company engaged NatWest Capital Markets Limited ("NatWest") to act as its exclusive financial advisor and initial purchaser or lead placement agent in connection with certain debt offerings to fund the Uniforce acquisition, such offerings to be conducted on a best efforts basis. No assurance can be given that NatWest will be successful in consummating such offerings.

In addition, in November 1997, the Company received a commitment letter from Heller Financial, Inc. ("Heller") for a $75 million revolving credit facility (the "New Credit Facility") to refinance the existing credit facilities of the Company and Uniforce. This financing is subject to various conditions, and no assurance can be given the New Credit Facility will be made available to the Company or, if so, on terms which are acceptable to the Company.

In accordance with the foregoing, the Company expects to finance the Uniforce acquisition and to refinance the existing credit facilities of the Company and Uniforce through (i) the issuance of $110 million in principal amount of Senior Notes due 2007 to be issued by COI, a wholly-owned subsidiary of the Company,
(ii) the issuance of 25,000 Units representing $25 million in principal amount of Senior Secured PIK Debentures due 2009 with Warrants to purchase the Company's Common Stock to be issued by the Company, (iii) an initial draw under the New Credit Facility to be entered into by COI and Heller, together with existing cash balances, aggregating $39.2 million (the New Credit Facility, together with the issuance of the Senior Notes and the Units, the "New Financings").

4.   DEBT

At September 30, 1997, current and long-term debt (in thousands) consists of:


                                                                   September 30,
                                                                       1997
                                                                   -------------
Current debt
    Revolving line of credit, due in July 1998, with interest
    payable monthly at the bank's prime rate plus .75%.  At
    September 30, 1997,  the bank's prime rate was 8.5%.             $16,488

Long-term debt
   Term  loan with interest payable at the bank's prime rate
   plus 1.75%.  At September  30, 1997, the bank's prime rate
   was 8.5%.                                                         $20,000

From February 27 to March 21, 1997 (each date of sale a "Closing Date"), the Company sold $25.2 million of its Subordinated Convertible Debentures ("Old Debentures") to certain institutional investors for cash or in exchange for shares of the Company's Series F Preferred Stock. In the case of the shares exchanged, the Company effected the repurchase of 2,750 of the 3,250 outstanding shares of its Series F Preferred Stock by issuing Old Debentures in the original principal amount of 115% of the liquidation value of the Series F Preferred Stock to the holders thereof (the "Series F Holders"), which premium had been included as an accretive dividend in December 1996. The Old Debentures bore interest at the rate of 8% per annum, and were to bear interest at the rate of 10% per annum commencing 180 days after each Closing Date. Interest on the Old Debentures was payable quarterly in cash or in common stock of the Company, at the Company's option. Warrants to purchase 302,400 shares of the Company's common stock at prices ranging from $6.85 to $7.65 per share were issued in connection with this financing, which were valued at $734,000. In connection with this financing, the Company incurred costs of approximately $5.8 million which were expensed during the first half of 1997.

On June 25, 1997, the Company completed a $40 million credit facility (the "Existing Credit Facility") with Fleet National Bank, as lender and agent ("Fleet"), and U.S. Bank, Washington, as lender ("U.S. Bank") (collectively, "Lenders"). The Existing Credit Facility consists of a revolving credit facility of up to $20 million and a $20 million term loan.

The Company utilized all of the proceeds of the term loan and a portion of the availability under the revolving credit facility to redeem the Company's $25.2 million in outstanding principal amount of Old Debentures issued principally to fund the Company's acquisition of Rhotech in February 1997. Additional funds available under the revolving credit facility were used to retire the existing $7.5 million revolving credit facility of Rhotech with U.S. Bank. The Company intends to use available funds under the revolving credit facility for working capital and general corporate purposes, including for acquisitions, subject to the satisfaction of the conditions therefore set forth in the Existing Credit Facility. Borrowings under the revolving credit facility are subject to various financial covenants and other conditions. At September 30, 1997, the Company was in compliance with all covenants and conditions of the Existing Credit Facility.

The revolving credit facility and the term loan bear interest at a rate equal to 0.75% and 1.75%, respectively, in excess of Fleet's prime rate as announced from time to time. The Company's obligations under the Existing Credit Facility are secured by substantially all of its assets. In addition, James L. Paterek, the Chairman of the Company, Christopher P. Franco, the Chief Executive Officer of the Company, and Michael Ferrentino, the President of the Company, each pledged 500,000 shares of the Company's common stock held by them and all of the options to purchase common stock held by them as additional collateral for the Company's obligations under the Existing Credit Facility. The scheduled maturity date of the revolving credit facility is July 10, 1998. Subject to Fleet's right to issue a call notice requiring repayment of the term loan at any time on or after July 10, 1998, the term loan is payable in quarterly installments as follows:
$750,000 on July 1, 1998 and at the end of each calendar quarter thereafter through and including December 31, 1999; $1,475,000 at the end of each calendar quarter beginning March 31, 2000 and ending March 31, 2002, and a final balloon payment equal to the sum of unpaid principal plus accrued interest on June 30, 2002. The Company intends to restructure its financing with the New Financings discussed in Note 3.

The Company incurred fees and expenses of approximately $1.7 million in connection with obtaining the Existing Credit Facility, which will be amortized over the term of the Existing Credit Facility, including amounts awarded to Messrs. Paterek, Franco and Ferrentino for pledging their shares to further collateralize the Company's obligations under the Existing Credit Facility (see
Note 9). In addition,  the Company agreed to issue to Fleet warrants to purchase
(i) 100,000 shares of common stock at an exercise price of $7.30 per share ($1.50 per share in excess of the average closing price of the common stock for the five business days ended June 24, 1997), exercisable until June 25, 2000 and
(ii) upon the occurrence of certain specified conditions, 100,000 shares of common stock at an exercise price of $0.75 per share in excess of the average closing price of the common stock for the five business days ending prior to the date of the occurrence of the specified conditions, exercisable commencing on such date and for a period of three years thereafter (see Note 5).

5.   EQUITY

During the first nine months of 1997, options to purchase 124,000 shares of common stock at a price of $1.125 per share were exercised.

During the first nine months of 1997, the Company issued warrants with a value of $734,000 to purchase 302,400 shares of common stock at prices ranging from $6.85 to $7.65 in connection with issuance of the Old Debentures and warrants with a value of $170,000 to purchase 100,000 shares of common stock at a price of $7.30 per share in connection with a long-term credit facility.

During the first nine months of 1997, the Company issued 100,000 warrants with a value of $100,000 in connection with a short-term loan made to the Company.

During the first nine months of 1997, warrants to purchase 65,000 shares of common stock were exercised at prices ranging from $2.00 to $3.375 per share.

During the first nine months of 1997, the Company effected the repurchase of 2,750 of the 3,250 outstanding shares of its Series F Preferred Stock with a value of $3,162,000 through the issuance of its Old Debentures. (See Note 4.)

During the first nine months of 1997, 7,002 shares of Series D Preferred Stock were converted into 671,250 shares of common stock under the conversion terms. Such common shares included 87,750 shares with a market value of $493,000 given to induce certain conversions. These additional shares have been accounted for as a preferred stock dividend in the second quarter of 1997.

In June 1997, 118,145 shares of common stock were issued in consideration for interest of $633,000 owed on the Old Debenture financing.

In December 1996, the Company sold 460,000 shares of its common stock, together with a related payment right requiring the Company to make a payment to the investors in either cash or common stock, at the Company's option, equal to the amount by which $10.00 per share exceeded the average closing bid price for the five trading days prior to April 1, 1997. In addition, in December 1996, the Company sold 350,000 shares of its common stock, together with a related payment right requiring the Company to make a payment to the investors in either cash or common stock, at the Company's option, equal to the amount by which $12.05 per share exceeded the average closing bid price for the five trading days prior to April 1, 1997. On April 1, 1997, the Company satisfied these payment rights by issuing 385,591 shares of its common stock.

In February 1997, in connection with its sale of its Old Debentures to the investors who purchased 460,000 shares of the Company's common stock in December 1996, described above, the Company granted to such investors put options under which the Company agreed to repurchase 115,000 of the shares on each of April 28, 1997, May 28, 1997, June 27, 1997 and July 27, 1997 made in satisfaction of the payment right described above, subject to termination of such put options upon earlier repayment of the Old Debentures. In the case of cash payments under the payment right, this adjustment is effected through a reduction of the put option price by the amount of the cash payment. In the case of payments in stock under the payment right, this adjustment is effected through an increase in the aggregate number of shares subject to the put option, without adjustment of the aggregate put option price. On April 28 and May 28, 1997, the investors elected to exercise the put option. As a result of the Company's satisfaction of the payment right through its issuance of shares of common stock, the number of shares the Company was required to repurchase was increased by 80,782 shares. Consequently, the Company repurchased 310,782 shares of its common stock for $2,300,000. The put options for June 27, 1997 and July 27, 1997 terminated by their terms by reason of the Company's repayment of the Old Debentures on June 25, 1997.

6.   EARNINGS PER SHARE

Earnings per common share is computed by dividing net earnings available for common stockholders by the weighted average number of shares of common stock and common stock equivalents (stock options and warrants), outstanding during each period. Common stock equivalents relate to outstanding stock options and warrants. For this computation, shares of the Series F Preferred Stock are anti-dilutive and as such are not considered common stock equivalents and are excluded from this calculation. The dividends of $688,000 accrued or paid on the Series D Preferred Stock for the nine months ended September 30, 1997, and the dividends of $44,000 accrued or paid on the Series F Preferred Stock for the nine months ended September 30, 1997, have been deducted for computing earnings available to common stockholders. For the nine month period ended September 30, 1997, common stock equivalents have not been included in this calculation as their effect is antidilutive. For the nine month period ended September 30, 1997 and the nine month period ended September 30, 1996, fully diluted earnings per share have not been presented as the result is anti-dilutive or does not differ from primary earnings per share.

Primary earnings per share is calculated as follows (in thousands):


                                                           Nine Months Ended
                                                              September 30,
                                                        -----------------------
                                                           1997          1996
                                                        ---------     ---------
Earnings (loss) available for common
  stockholders                                          $  (2,039)    $     714
                                                        ---------     ---------

Weighted average number of shares                          13,256         9,548
  outstanding for the period
Dilutive effect of common stock equivalents                  --           3,113
                                                        ---------     ---------
                                                           13,256        12,661
                                                        =========     =========

Primary earnings (loss) per share                       $   (0.15)    $    0.06
                                                        =========     =========


7.   INCOME TAXES

In the nine month period ended September 30, 1997, the difference between the federal statutory income tax rate and the Company's effective tax rate relates primarily to state income taxes and the nondeductibility of certain intangible assets amortization.

8.   LITIGATION

In January 1997, Austin A. Iodice, who served as the Company's Chief Executive Officer, President and Vice Chairman while the Company was engaged in the jewelry business, and Anthony Giglio, who performed the functions of the Company's Chief Operating Officer while the Company was engaged in the jewelry business, filed separate suits against the Company in the Connecticut Superior Court alleging that the Company had breached the terms of management agreements entered into with them by failing to honor options to purchase Common Stock awarded to them in connection with the management of the jewelry business under the terms of such management agreements and the Company's Long-Term Stock Investment Plan. The suits allege that the plaintiffs are entitled to an unspecified amount of damages. The Company believes that the option to purchase 370,419 shares granted to Mr. Iodice (through Nitsua, Ltd., a corporation wholly-owned by him) and the option to purchase 185,210 shares granted to Mr. Giglio, each having an exercise price of $1.125 per share, expired in 1996, three months after Messrs. Giglio and Iodice ceased to be employed by the Company. Messrs. Giglio and Iodice maintain that they were agents and not employees of the Company and that the options continue to be exercisable. In March 1997, the Company filed motions to dismiss each of these suits, and the court scheduled hearings on these motions for December 1997. The Company intends to vigorously defend these suits.

In a case filed in U.S. District Court, Central District of California, against Rhotech and Technical Staff Associates, Inc. ("TSA"), which was acquired by Rhotech in 1992, TSA's former insurance carrier has alleged that TSA and Rhotech are obligated to repay to it approximately $1.6 million that it was required to pay in connection with an injury and death that occurred in November 1992 to a temporary employee of TSA. The action has been referred to Rhotech's insurance carrier, which is defending it with a reservation of rights. Rhotech has been granted summary judgment with respect to all claims made in the action, which judgment is the subject of an appeal by the plaintiff. Management believes that the case is without substantial merit and intends to vigorously defend it.

In  December  1994,  the  Company  was  notified  by the  Federal  Environmental
Protection Agency that it was a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") for the disposal of hazardous substances at a site in Gary, Indiana. The alleged disposal occurred in the mid-1970s at a time when the Company conducted manufacturing operations. In this connection, in December 1994, the Company was named as one of approximately 80 defendants in a case brought in the United States District Court for the Northern District of Indiana by a group of 14 potentially responsible parties who agreed in a consent order entered into with the EPA to clean-up this site. In October 1997, ARTRA entered into a settlement agreement with the plaintiffs to settle the case for a cash payment of $50,000. Under the terms of this settlement agreement, the Company was dismissed as a defendant in the case and released and discharged from liability in connection with this matter.

The Company is a party to routine contract and employment-related litigation matters in the ordinary course of its business. No such pending matters, individually or in the aggregate, if adversely determined, are believed by management to be material to the business, results of operations or financial condition of the Company. The Company maintains general liability insurance, property insurance, automobile insurance, employee benefit liability insurance, owner's and contractor's protective insurance and exporter's foreign operations insurance with coverage of $1 million on a per claim basis and $2 million aggregate (with $3 million umbrella coverage). The Company insures against workers' compensation in amounts required under applicable state law and in the amount of $500,000 in the case of foreign workers. The Company also maintains fidelity insurance in the amount of $25,000 per claim and directors' and officers' liability insurance in the amount of $5 million. The Company is presently soliciting quotations to obtain errors and omissions coverage.

9.   RELATED PARTY TRANSACTION

The Company paid L.H. Frishkoff & Company, a certified public accounting firm at which Richard Barber, a Director of the Company, is a partner, approximately $196,907 in fees during 1997 for tax-related advisory services.

As a condition to the funding of the Existing Credit Facility (see Note 4), the Lenders required James L. Paterek, the Company's Chairman, Christopher P. Franco, the Company's Chief Executive Officer, and Michael Ferrentino, the Company's President, to each pledge as additional collateral to secure the Company's obligations under the Existing Credit Facility 500,000 shares of the Company's common stock owned by them and all of the options to purchase common stock held by them (281,250 shares in the case of Messrs. Paterek and Ferrentino and 112,500 shares in the case of Mr. Franco), which shares had a current market value in excess of $12 million at the approximate time of the transaction. The board of directors of the Company engaged an independent valuation firm to value these pledges by the principals.

In recognition of both the substantial benefit afforded to the Company by the pledges and the cost to the principals of making the pledges, the board of directors authorized the issuance of an aggregate consideration of approximately $650,000 to these principals, which amount was utilized to repay outstanding loans of such officers due to the Company and related payroll withholding taxes. The board of directors has deemed such consideration reasonable based on the valuation of the pledges as determined by the appraisal performed by the independent valuation firm. The aggregate amount of this consideration, approximately $650,000, is included as a part of the fees and expenses incurred in connection with the Existing Credit Facility (as described in Note 4).

10.  POSSIBLE RESTRUCTURING CHARGE

The Company currently expects that it will incur a restructuring charge in the fourth quarter of 1997, in connection with certain potential severance and other costs related to the integration of COMFORCE and Uniforce. Management currently believes that such restructuring charge will be approximately $2.0 million; however, no assurance can be given that any such charge, if incurred, will not exceed such amount.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




The Board of Directors and Shareholders of
Rho Company Incorporated:

We have audited the accompanying balance sheets of Rho Company Incorporated (a Washington Corporation) as of December 31, 1995 and 1996, and the related statements of income, changes in shareholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rho Company Incorporated as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.



                                             /s/ ARTHUR ANDERSEN LLP


Seattle, Washington,
  January 24, 1997

                            RHO COMPANY INCORPORATED

                    BALANCE SHEETS -- DECEMBER 31, 1995 AND 1996
                           (Dollar amounts in thousands)

                                     ASSETS

                                                                      1995        1996
                                                                    --------    --------
CURRENT ASSETS:
   Cash                                                             $    412    $    287
   Restricted cash                                                       705       1,133
   Escrow deposit                                                       --           500
   Accounts receivable, less allowance for doubtful accounts of
     $200 and $180, respectively                                       8,725       7,572
   Prepaid expenses                                                      167         155
                                                                    --------    --------
          Total current assets                                        10,009       9,647
                                                                    --------    --------

FURNITURE AND EQUIPMENT, less accumulated depreciation of $1,065
   and $1,007                                                            513         575
                                                                    --------    --------

OTHER ASSETS                                                             132          51
                                                                    --------    --------
          Total assets                                              $ 10,654    $ 10,273
                                                                    ========    ========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Note payable - bank                                              $  6,253    $  6,223
   Current portion of long-term debt, related party                      130         396
   Accounts payable                                                      329         218
   Wages payable                                                         844         647
   Payroll taxes and withholdings payable                              1,167         630
   Accrued interest                                                      147         113
   Accrued vacations, bonuses and other                                  605         625
                                                                    --------    --------
          Total current liabilities                                    9,475       8,852
                                                                    --------    --------

LONG-TERM DEBT, RELATED PARTY                                          9,956       9,268
                                                                    --------    --------
SHAREHOLDERS' EQUITY:
   Common stock; $1.00 par value; authorized 50,000 and 1,000,000
     shares, respectively, issued and outstanding 50,000 shares           50          50
   Other capital                                                        --         2,680
   Deferred stock option charge                                         --        (1,920)
   Retained deficit                                                   (8,827)     (8,657)
                                                                    --------    --------
          Total shareholders' equity                                  (8,777)     (7,847)
                                                                    --------    --------
          Total liabilities and shareholders' equity                $ 10,654    $ 10,273
                                                                    ========    ========

      The accompanying notes are an integral part of these balance sheets.

                            RHO COMPANY INCORPORATED


                              STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                          (Dollar amounts in thousands)


                                                   1994       1995        1996
                                                 -------     -------     -------

REVENUES                                         $76,170     $83,631     $85,746

COST OF OPERATIONS                                69,157      74,978      76,457
                                                 -------     -------     -------
          Gross profit                             7,013       8,653       9,289

GENERAL AND ADMINISTRATIVE EXPENSES                5,266       6,510       7,512
                                                 -------     -------     -------
          Income from operations                   1,747       2,143       1,777
                                                 -------     -------     -------

OTHER EXPENSES:
   Stock option expense                             --          --           260
   Interest expense, net                           1,435       1,643       1,317
                                                 -------     -------     -------
          Total other expenses                     1,435       1,643       1,577
                                                 -------     -------     -------
          Net income                             $   312     $   500     $   200
                                                 =======     =======     =======




        The accompanying notes are an integral part of these statements.

                            RHO COMPANY INCORPORATED

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                          (Dollar amounts in thousands)

                                                   Deferred
                                                     Stock                   Total
                               Common     Other     Option     Retained  Shareholders'
                                Stock    Capital    Charge     Deficit      Deficit
                               -------   -------    -------    -------      -------
BALANCE, December 31, 1993     $    50   $  --      $  --      $(9,534)     $(9,484)

   Net income                     --        --         --          312          312
                               -------   -------    -------    -------      -------
BALANCE, December 31, 1994          50      --         --       (9,222)      (9,172)

   Net income                     --        --         --          500          500
   Dividends paid                 --        --         --         (105)        (105)
                               -------   -------    -------    -------      -------
BALANCE, December 31, 1995          50      --         --       (8,827)      (8,777)

   Net income                     --        --         --          200          200
   Dividends paid                 --        --         --          (30)         (30)
   Stock option granted           --       2,180     (2,180)      --           --
   Amortization of deferred
     stock option charge          --        --          260       --            260
   Treasury stock subscribed      --        (567)      --         --           (567)
   Common stock subscribed        --       1,067       --         --          1,067
                               -------   -------    -------    -------      -------
BALANCE, December 31, 1996     $    50   $ 2,680    $(1,920)   $(8,657)     $(7,847)
                               =======   =======    =======    =======      =======




          The accompanying notes are an integral part of these statements.

                            RHO COMPANY INCORPORATED


                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                          (Dollar amounts in thousands)


                                                    1994       1995       1996
                                                  -------    -------    -------
OPERATING ACTIVITIES:
   Net income                                     $   312    $   500    $   200
   Depreciation                                       196        223        268
   Amortization of intangible assets                    4          4         35
   Loss on retirement of furniture and fixtures      --           17          4
   Deferred income taxes                              (37)      --         --
   Stock option expense                              --         --          260
   Net change in current assets and liabilities-
      Accounts receivable and other                (1,559)    (1,778)     1,153
      Prepaid expenses                                214        (70)        12
      Accounts payable                                 60        200       (111)
      Wages payable                                   139          9       (197)
      Payroll taxes and withholdings payable           72        296       (537)
      Accrued interest                                 40         15        (34)
      Accrued vacations, bonuses and other            (56)       110         20
                                                  -------    -------    -------
          Cash flows from operating activities       (615)      (474)     1,073
                                                  -------    -------    -------
INVESTING ACTIVITIES:
   Purchase of furniture and equipment               (136)      (334)      (334)
   Decrease (increase) in other assets                 (8)       (24)        46
                                                  -------    -------    -------
          Cash flows from investing activities       (144)      (358)      (288)
                                                  -------    -------    -------
FINANCING ACTIVITIES:
   Increase in restricted cash                       (591)       (35)      (428)
   (Decrease) increase in bank borrowings           1,482      1,302        (30)
   Borrowings of long-term debt                       114        168       --
   Repayments of long-term debt                      (270)      (266)      (422)
   Dividends paid                                    --         (105)       (30)
                                                  -------    -------    -------
          Cash flows from financing activities        735      1,064       (910)
                                                  -------    -------    -------
(DECREASE) INCREASE IN CASH                           (24)       232       (125)

CASH, beginning of year                               204        180        412
                                                  -------    -------    -------
CASH, end of year                                 $   180    $   412    $   287
                                                  =======    =======    =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the year for-
     Interest                                     $ 1,395    $ 1,628    $ 1,351
     Income taxes                                       8          8         43




        The accompanying notes are an integral part of these statements.

                            RHO COMPANY INCORPORATED


                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1996

                          (Dollar amounts in thousands)



1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Description of Business

The Company markets the services of temporary technical and clerical people to various industries located primarily in the states of Washington and California.

Furniture and Equipment

Furniture and equipment are recorded at cost less accumulated depreciation. Depreciation is provided using the straight-line and accelerated methods over expected useful lives of three to seven years.

Income Taxes

The Company has elected S-corporation status for reporting taxable income. Any income or loss from the corporation is reportable on the personal returns of the stockholders.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and those differences could be significant.

Reclassifications

Certain reclassifications have been made to the prior year statements to conform to the current year format.

2.  RESTRICTED CASH:

Collections of accounts receivable are deposited in a restricted collateral account used for repayment of advances under the Company's bank line of credit. The balance in the collateral account at December 31, 1995 and 1996 was $705 and $1,133, respectively, shown in the accompanying balance sheets. The remaining cash balance is unrestricted.

3.  NOTE PAYABLE - BANK:

The Company has available a line of credit for up to $7.5 million in borrowings, bearing interest at the bank's prime rate plus .875% (9.125% at December 31, 1996), collateralized by accounts receivable. The line of credit is limited to 75% of eligible accounts receivable and requires collections to be deposited in a restricted collateral account. The outstanding balance on the line of credit was $6,223 at December 31, 1996. The loan agreement contains various covenants, including minimum levels of working capital and net worth. The loan agreement expires June 15, 1997. Although there can be no assurance, the Company anticipates it will be able to renew the line of credit. If it were not able to renew the line of credit or obtain other acceptable financing, it then could have adverse consequences, including possible cessation of operations.

4.  LONG-TERM DEBT:

Long-term debt as of December 31, 1995 and 1996 consists of the following:

                                                                                   1995        1996
                                                                                 --------    --------
Subordinated notes payable to former stockholder in monthly installments equal to 55% of average monthly net income, as defined, or $50, whichever is greater, with total minimum payments of $195 per quarter, including interest at 6.6% (10.5% prior to January 1, 1996), collateralized by a stock pledge
  agreement with shareholders of Rho Company Incorporated                        $  6,882    $  6,531

Subordinated note payable to former stockholder, 9.125%, collateralized by accounts receivable, subordinate to the bank line of credit. Due on demand,
  but stockholder does not intend to call the note before January 1, 1998           1,548       1,548

Subordinated note payable to stockholder, 9.125%, collateralized by accounts receivable, subordinate to the bank line of credit
   Due on demand, but stockholder does not intend to call the note
   before January 1, 1998                                                           1,369       1,369

Subordinated note payable to stockholder, 9.125%, collateralized by accounts receivable, subordinate to the bank line of credit
   Due on demand, but stockholder does not intend to call the note
   before January 1, 1998                                                             178         178

Other                                                                                 109          38
                                                                                 --------    --------
                                                                                   10,086       9,664
Less- Current portion                                                                (130)       (396)
                                                                                 --------    --------
                                                                                 $  9,956    $  9,268
                                                                                 ========    ========

All of the notes payable agreements are with related parties. Total interest expense related to these notes was $987, $1,038 and $744 for the years ended December 31, 1994, 1995 and 1996.

Effective as of January 1, 1996, the Company's 10.5% subordinated notes were modified to provide for a new interest rate of 6.6% and for accelerated payments based on net income. The noteholder was granted an option to purchase up to 25% of the Company's common stock (after giving effect to the exercise of the option) at a price based on a formula. The noteholder has the right to use the interest calculated using the difference between the old interest rate and the new lower interest rate as a credit toward the option price. The Company has valued the option using the fair value method. The option was valued at $2,180 based on the present value of the foregone interest payments under the modified note agreement. This amount is being amortized using the effective interest method over the life of the note payable.

Debt maturities on these notes are as follows:

      1997                                            $  396
      1998                                             3,478
      1999                                               409
      2000                                               436
      2001                                               466
      Thereafter                                       4,479
                                                      ------
                                                      $9,664
                                                      ======

5.  LEASE COMMITMENTS:

The Company leases office and storage space and equipment under noncancelable operating leases. Future minimum rentals are as follows:

     Year ending December 31,
     ------------------------
             1997                                   $  608
             1998                                      547
             1999                                      389
             2000                                      337
             2001                                       99
                                                    ------
                                                    $1,980
                                                    ======

Rental expense under operating leases totaled $316, $457 and $659 for the years ended December 31, 1994, 1995 and 1996, respectively.

6.  COMMITMENTS:

The Company has covenant not-to-compete agreements with the former stockholders of an acquired/merged company. Payments under the agreements are the greater of:
(a) $50 per year for five years; or (b) 8% of the gross margin (defined as gross billings minus temporary employee wages) generated by the merged company's clients.

The minimum future payment under these covenant not-to-compete agreements is $50 for the year ending December 31, 1997.

The Company expensed $236, $167 and $118 under these agreements for the years ended December 31, 1994, 1995 and 1996, respectively.

7.  EMPLOYEE BENEFIT PLAN:

The Company has a qualified 401(k) profit sharing plan covering eligible employees. The plan provides for contributions by the Company without regard to current or accumulated earnings at the discretion of the Board of Directors. The Company did not make any matching contributions to the plan for the years ended December 31, 1994 and 1995. Matching contributions totaling $44 were made during the year ended December 31, 1996.

8.  MAJOR CUSTOMERS:

During the year ended December 31, 1996, the Company had two customers with sales greater than 10% of the Company's revenues. Contracts with one customer in the software industry accounted for approximately $22,600, $29,000 and $26,100, of the Company's sales for the years ended December 31, 1994, 1995 and 1996, respectively. As of December 31, 1995 and 1996, this customer's accounts receivable balance was $1,540 and $680, respectively. Contracts with one customer in the aerospace industry accounted for approximately $12,800 of the Company's sales for the year ended December 31, 1996. As of December 31, 1996, this customer's accounts receivable balance was $1,484. Contracts with these two customers can be terminated at any time with 30 days' notice.

9.  PRIOR PERIOD ADJUSTMENT:

During 1995, the Company began accruing for vacations earned but unpaid to its permanent employees and the portion of bonuses earned but unpaid to its contract employees. The effect of this correction on the prior year financial statements was as follows:

Net income, year ended December 31, 1994, as
   previously reported                                   $   364
Less:  Adjustment for correction of error                    (52)
                                                         -------
Net income, year ended December 31, 1994, as restated    $   312
                                                         =======

Retained deficit, as previously reported for
   December 31, 1993                                     $(9,221)
Less:  Adjustment for correction of error                   (313)
                                                         -------
Retained deficit, as restated for December 31, 1993      $(9,534)
                                                         =======

10.  CONTINGENCIES:

The Company is the defendant in litigation with a previous insurer regarding a settlement paid by the insurer which the insurer alleges should be indemnified by the Company in the amount of approximately $1.6 million. The Company is vigorously defending the lawsuit and management, in consultation with legal counsel, believes it is more likely than not that the Company will prevail. In November 1996, the Court granted a motion for summary judgment to dismiss the case in favor of the Company. The plaintiff may still appeal the decision.

11.  PURCHASE AGREEMENT:

The stockholders of the Company have signed a definitive purchase agreement whereby the Company will repurchase their shares concurrent with issuing shares to COMFORCE Corporation. COMFORCE would then own all of the outstanding shares of the Company. As part of this agreement, COMFORCE has advanced, on behalf of the Company, $567 to a shareholder as a prepayment for the purchase of his shares, which represent 1/3 of the outstanding shares of the Company. This amount represents treasury stock subscribed and is shown as a reduction of shareholders' equity. COMFORCE has also placed $500 in an earnest money escrow account. In the event the stock purchase agreement fails to close as a result of a breach of or material representative by the Company, the Company would be required to return the entire $1,067 to COMFORCE, which was advanced as common stock subscribed.

                          Independent Auditors' Report

The Board of Directors and Stockholders
Uniforce Services, Inc.:

We have audited the accompanying consolidated balance sheets of Uniforce Services, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Uniforce Services, Inc. and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.



                                                           KPMG PEAT MARWICK LLP

Jericho, New York
March 7, 1997

                             UNIFORCE SERVICES, INC.
                                AND SUBSIDIARIES

                           Consolidated Balance Sheets

                           December 31, 1996 and 1995


                                   Assets                                                               1996                1995
                                   ------                                                               ----                ----
Current assets:
   Cash and cash equivalents                                                                       $  5,283,422           6,444,859
   Accounts receivable (net of allowance for doubtful accounts of
      $68,000 and $167,000, in 1996 and 1995, respectively)                                          17,224,885          14,827,862
   Funding and service fees receivable (net of allowance for doubtful accounts of $212,000 and $402,000 in 1996 and 1995,
      respectively)                                                                                  18,759,814          20,918,753
   Current maturities of notes receivable from licensees (net of allowance for possible loss of $42,000 and $67,000 in 1996 and
      1995, respectively)                                                                                87,051             132,258
   Prepaid expenses and other current assets                                                          1,710,969           1,270,268
   Deferred income taxes                                                                                201,149             347,149
                                                                                                   ------------        ------------
                    Total current assets                                                             43,267,290          43,941,149
                                                                                                   ------------        ------------

Notes receivable  from  licensees  (net of current  maturities and allowance for possible loss of $64,000 and $92,000
  in 1996 and 1995, respectively)                                                                       136,157             182,642
Fixed assets - net                                                                                    3,775,661           2,125,413
Deferred costs and other assets (net of accumulated amortization of
  $2,105,777 and $1,685,970 in 1996 and 1995, respectively)                                           1,402,032             821,244
Cost in excess of fair value of net assets acquired (net of accumulated
  amortization of $681,601 and $335,954 in 1996 and 1995, respectively)                               6,388,240           3,525,741
                                                                                                   ------------        ------------
                                                                                                   $ 54,969,380          50,596,189
                                                                                                   ============        ============

                      Liabilities and Stockholders' Equity

Current liabilities:
   Loan payable                                                                                    $  1,000,000             750,000
   Payroll and related taxes payable                                                                  6,372,319           7,540,947
   Payable to licensees and clients                                                                   1,484,238           2,025,563
   Income taxes payable                                                                                      --             351,690
   Accrued expenses and other liabilities                                                             5,408,070           4,092,058
                                                                                                   ------------        ------------
                    Total current liabilities                                                        14,264,627          14,760,258
                                                                                                   ------------        ------------

Loan payable - non-current                                                                           25,750,000          11,250,000
Capital lease obligation - non-current                                                                  732,658             426,109

Stockholders' equity:
  Common stock $.01 par value,  authorized  10,000,000 shares;  issued 5,109,788 and 4,991,213 shares in 1996 and 1995,
     respectively                                                                                        51,098              49,912
  Additional paid-in capital                                                                          8,825,128           7,789,598
  Retained earnings                                                                                  27,296,463          23,990,043
                                                                                                   ------------        ------------
                                                                                                     36,172,689          31,829,553
  Treasury stock, at cost, 2,084,245 and 829,500 shares in
    1996 and 1995, respectively                                                                     (21,950,594)         (7,669,731)
                                                                                                   ------------        ------------
                    Total stockholders' equity                                                       14,222,095          24,159,822
                                                                                                   ------------        ------------
                                                                                                   $ 54,969,380          50,596,189
                                                                                                   ============        ============

See accompanying notes to consolidated financial statements.

                             UNIFORCE SERVICES, INC.
                                AND SUBSIDIARIES

                       Consolidated Statements of Earnings

                  Years ended December 31, 1996, 1995 and 1994


                                                                              1996                   1995                   1994
                                                                              ----                   ----                   ----
Sales of supplemental staffing services                                 $ 134,437,421            126,267,842            108,485,992
Service revenues and fees                                                   7,713,935              8,203,490              6,694,742
                                                                        -------------          -------------          -------------

                   Total revenues                                         142,151,356            134,471,332            115,180,734

Cost of supplemental staffing services                                    104,685,598             98,162,571             83,766,726
Licensees' share of gross margin                                            7,976,831              9,473,431              9,895,870
General and administrative                                                 20,074,672             19,450,728             15,730,938
Litigation settlement                                                         360,000                     --                     --
Depreciation and amortization                                               1,073,759                940,668                941,196
                                                                        -------------          -------------          -------------

                   Total costs and expenses                               134,170,860            128,027,398            110,334,730
                                                                        -------------          -------------          -------------

Earnings from operations                                                    7,980,496              6,443,934              4,846,004

Other income (expense):
  Interest expense - net of interest and dividend
    income of $105,389, $161,504 and $131,970 in
    1996, 1995 and 1994, respectively                                      (2,170,386)              (727,980)              (127,378)
  Other income                                                                 44,621                 29,439                  7,125
                                                                        -------------          -------------          -------------

Earnings before provision for income taxes                                  5,854,731              5,745,393              4,725,751

Provision for income taxes                                                  2,185,000              2,182,000              1,775,000
                                                                        -------------          -------------          -------------

Net earnings                                                            $   3,669,731              3,563,393              2,950,751
                                                                        =============          =============          =============

Weighted average number of shares outstanding                               3,257,685              4,311,358              4,553,303
                                                                        =============          =============          =============

Net earnings per share                                                  $        1.13                    .83                    .65
                                                                        =============          =============          =============

See accompanying notes to consolidated financial statements.

                             UNIFORCE SERVICES, INC.
                                AND SUBSIDIARIES

                 Consolidated Statements of Stockholders' Equity

                  Years ended December 31, 1996, 1995 and 1994


                                                                         Additional                                      Total
                                                   Common stock            paid-in      Retained        Treasury      stockholders'
                                              Shares        Par value      capital      earnings          stock           equity
                                              ------        ---------      -------      --------          -----           ------
Balance at December 31, 1993                4,721,443   $     47,214   $  5,842,145   $ 18,534,895    $ (3,716,141)   $ 20,708,113

Common stock issued                           225,370          2,254      1,399,303             --              --       1,401,557
Cash dividend declared ($.12 per share)            --             --             --       (533,052)             --        (533,052)
Stock option compensation expense                  --             --         18,000             --              --          18,000
Tax benefit of disqualifying dispositions          --             --        152,124             --              --         152,124
Treasury stock acquired                            --             --             --             --      (1,585,086)     (1,585,086)
Net earnings                                       --             --             --      2,950,751              --       2,950,751
                                           ----------   ------------   ------------   ------------    ------------    ------------

Balance at December 31, 1994                4,946,813         49,468      7,411,572     20,952,594      (5,301,227)     23,112,407
Common stock issued                            44,400            444        259,806             --              --         260,250
Cash dividend declared ($.12 per share)            --             --             --       (525,944)             --        (525,944)
Stock option compensation expense                  --             --         18,000             --              --          18,000
Tax benefit of disqualifying dispositions          --             --        100,220             --              --         100,220
Treasury stock acquired                            --             --             --             --      (2,368,504)     (2,368,504)
Net earnings                                       --             --             --      3,563,393              --       3,563,393
                                           ----------   ------------   ------------   ------------    ------------    ------------

Balance at December 31, 1995                4,991,213         49,912      7,789,598     23,990,043      (7,669,731)     24,159,822
Common stock issued                           118,575          1,186        870,908             --              --         872,094
Cash dividend declared ($.12 per share)            --             --             --       (363,311)             --        (363,311)
Stock option compensation expense                  --             --         18,000             --              --          18,000
Tax benefit of disqualifying dispositions          --             --        146,622             --              --         146,622
Treasury stock acquired                            --             --             --             --     (14,280,863)    (14,280,863)
Net earnings                                       --             --             --      3,669,731              --       3,669,731
                                           ----------   ------------   ------------   ------------    ------------    ------------

Balance at December 31, 1996                5,109,788   $     51,098   $  8,825,128   $ 27,296,463    $(21,950,594)   $ 14,222,095
                                           ==========   ============   ============   ============    ============    ============

See accompanying notes to consolidated financial statements.

                             UNIFORCE SERVICES, INC.
                                AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                  Years ended December 31, 1996, 1995 and 1994


                                                                                      1996               1995               1994
                                                                                      ----               ----               ----
Cash flows from operating activities:
  Net earnings                                                                   $  3,669,731          3,563,393          2,950,751
  Adjustments to reconcile net earnings to net cash
    provided (used) by operating activities:
      Depreciation and amortization                                                 1,073,759            940,668            941,196
      Deferred income taxes                                                           146,000             32,622            175,000
      Provision (recovery) for possible losses on
        receivables                                                                  (207,361)           583,998            140,651
      Provision (recovery) for possible losses on notes
        receivable and other assets                                                  (245,850)           247,165           (258,599)
      Stock option compensation expense                                                18,000             18,000             18,000
      (Increase) in accounts receivable                                            (1,480,962)        (3,137,221)        (1,203,381)
      (Increase) decrease in funding and service fees
        receivable                                                                  2,294,726         (6,907,658)        (5,164,472)
      (Increase) in prepaids and other assets                                        (431,020)          (769,180)           (44,131)
      Increase (decrease) in payroll and related taxes
        payable                                                                    (1,168,628)           533,026            799,426
      Increase (decrease) in payable to licensees and clients                        (541,325)           115,452            414,379
      Increase (decrease) in income taxes payable                                    (205,068)           451,910           (217,336)
      Increase in accrued expenses and other liabilities                            1,211,623            843,043          1,713,010
                                                                                 ------------       ------------       ------------

      Net cash provided (used) by operating activities                              4,133,625         (3,484,782)           264,494
                                                                                 ------------       ------------       ------------

Cash flows from investing activities:
  Acquisition of certain assets in connection with
    business combinations                                                          (3,783,655)                --         (3,204,772)
  Purchase of receivables in connection with
    acquisitions                                                                     (844,487)                --         (1,301,595)
  Notes receivable from licensees                                                    (100,325)          (163,741)          (391,557)
  Repayments on notes receivable from licensees                                       244,018            548,748            638,749
  (Increase) in deferred costs and other assets                                      (178,027)          (134,358)          (121,950)
  Purchases of fixed assets                                                        (1,464,477)          (669,979)          (591,796)
                                                                                 ------------       ------------       ------------

      Net cash (used) by investing activities                                      (6,126,953)          (419,330)        (4,972,921)
                                                                                 ------------       ------------       ------------

Cash flows from financing activities:
  Principal payments on capital lease obligations                                    (146,029)           (15,654)                --
  Borrowings under loans payable                                                   14,750,000         15,700,000          6,300,000
  Principal payments on loans payable                                                      --        (10,000,000)                --
  Proceeds from issuance of common stock                                              872,094            260,250            670,307
  Cash dividends paid                                                                (363,311)          (525,944)          (533,052)
  Purchase of treasury stock                                                      (14,280,863)        (2,368,504)        (1,585,086)
                                                                                 ------------       ------------       ------------

      Net cash provided by financing activities                                       831,891          3,050,148          4,852,169
                                                                                 ------------       ------------       ------------

Net increase (decrease) in cash and cash equivalents                               (1,161,437)          (853,964)           143,742
Cash and cash equivalents at beginning of year                                      6,444,859          7,298,823          7,155,081
                                                                                 ------------       ------------       ------------

Cash and cash equivalents at end of year                                         $  5,283,422          6,444,859          7,298,823
                                                                                 ============       ============       ============

Supplemental disclosures:
  Cash paid for:
    Interest                                                                     $  1,894,606            590,524            131,328
                                                                                 ============       ============       ============

    Income taxes, net of refunds                                                 $  2,376,805          1,690,040          1,835,734
                                                                                 ============       ============       ============

Non-cash Investing and Financing Activities:
During 1994, 127,720 shares of the Company's Common Stock, with an aggregate market value of $731,250 were issued in connection with the purchase of certain assets of Brannon & Tully(R).

During 1996 and 1995, the Company entered into capital leases for software and office equipment in the amounts of $556,967 and $524,909, respectively.

          See accompanying notes to consolidated financial statements.

                             UNIFORCE SERVICES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1996, 1995 and 1994


(1)  Description of Business

     Uniforce Services, Inc., together with its subsidiaries (the "Company"), provides supplemental personnel services to businesses, educational institutions, professional and service organizations, federal, state and local governmental agencies and others in the United States. The Company has selected specialized product lines within several of its licensed and company owned offices to provide skilled Information Services ("IS") professional employees, office automation specialists and medical office support. The Company also supplies financial, payroll and billing support services to independent supplemental staffing services. In addition, subsidiaries of the Company provide temporary laboratory staffing support to the scientific community; and provide confidential employee conversion and consulting services which enable client companies to utilize the services of former independent contractors and consultants. One of the Company's customers represented 10.2% of revenues in 1996.

(2)  Summary of Significant Accounting Policies

     (a)  Principles of Consolidation
          The consolidated financial statements include the accounts of Uniforce Services, Inc. and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     (b)  Depreciation and Amortization
          Depreciation and amortization of fixed assets is computed on a straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of their estimated useful lives or the respective lease periods.

          Intangible assets, which include covenants not to compete and territorial rights acquired, are being amortized over their estimated useful lives ranging from five to ten years using the straight-line method. The unamortized balance is included in deferred costs and other assets in the accompanying consolidated balance sheets.

     (c)  Deferred Licensee Acquisition Costs
          The Company has executed contracts for affiliation with existing supplemental staffing service companies. Such contracts require the Company to pay an affiliation fee which is amortized on a straight-line method over the minimum terms of the affiliation agreements which are generally five or ten years. In addition, the Company has paid similar fees for existing supplemental staffing service companies acquired by the Company's licensees. Under these arrangements, the Company has agreed to pay, on behalf of its licensees, one-half of the acquisition cost. Such costs are amortized on a straight-line basis over five or ten years. Amortization of deferred licensee acquisition costs amounted to $121,796, $129,530 and $183,649 in 1996, 1995 and 1994, respectively.

     (d)  Income Taxes
          The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 109 "Accounting for Income Taxes." SFAS 109 provides that income taxes be accounted for using the asset and liability method which requires the recognition of deferred income taxes for temporary differences between the financial reporting basis and tax basis of assets and liabilities.

                             UNIFORCE SERVICES, INC.
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

     (e)  Earnings Per Share
          Earnings per share amounts are determined  using the weighted  average
          number  of  common  shares  and  dilutive  common  share   equivalents
          (options) outstanding.

     (f)  Use of Estimates
          Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

     (g)  Financial Instruments
          The fair values of all financial instruments classified as current assets or liabilities approximate their respective carrying values because of the short maturity of those instruments. The fair value of the Company's loans approximates book value since the interest rates are variable and accordingly are adjusted for market rate fluctuations.

     (h)  Long-Lived Assets
          In March 1995, SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," was issued. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable measured by comparing the carrying amount of an asset to the future net cash flows expected to be generated by the asset. During 1996, the Company adopted SFAS No. 121 and determined that no impairment loss need be recognized for applicable assets and thus, it did not have a material impact on the Company's financial position or results of operations.

     (i)  Accounting for Stock-Based Compensation
          The Company records compensation expense for stock options only if the current market price of the underlying stock exceeds the exercise price on the date of the grant. On January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." The Company has elected not to implement the fair value based accounting method for stock options, but has elected to disclose the pro forma net earnings and pro forma earnings per share for employee and director stock option and warrant grants made beginning in 1995 as if such method had been used to account for stock-based compensation cost as described in SFAS No. 123.

     (j)  Reclassifications
          Certain reclassifications have been made to the 1994 financial statements to conform to the 1995 and 1996 presentation.

(3)  Acquisitions

     On May 17, 1996, the Company acquired certain assets of Montare International, a provider of Information Technology ("IT") contract professionals. The purchase price was $3,600,000 in cash. Pursuant to a separate agreement, the Company also acquired certain accounts receivable for $844,487. The purchase price and the accounts receivable acquired were financed through borrowings available under the Company's credit facility.

     This acquisition has been accounted for as a purchase and accordingly, the purchase price was allocated to assets based on the estimated fair value as of the date of the acquisition. The excess of the consideration paid over the estimated fair value of assets acquired in the amount of $3,158,022 has been recorded as cost in excess of fair value of net assets acquired (goodwill) and is being amortized over 20 years on the straight-line method. The Company assesses the recoverability of unamortized goodwill using the undiscounted projected future earnings from the related businesses. The operating results of Montare International have been included in the consolidated

                             UNIFORCE SERVICES, INC.
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

     statement of earnings from the purchase date. The acquisition of Montare did not have a material impact on the Company's results of operations.

     On April 18, 1994, the Company acquired certain assets of Brannon & Tully, a provider of IS contract professionals. The purchase price totaled $3,881,250 and consisted of $3,150,000 in cash and the issuance of 127,720 shares of Common Stock of the Company. Pursuant to a separate agreement, the Company also acquired certain accounts receivable, with recourse, for $1,301,595. The cash portion of the purchase price and the accounts receivable acquired were financed through borrowings available under the Company's credit facility.

     This acquisition has been accounted for as a purchase and accordingly, the purchase price was allocated to assets based on the estimated fair value as of the date of the acquisition. The excess of the consideration paid over the estimated fair value of assets acquired in the amount of $3,781,925 has been recorded as cost in excess of fair value of net assets acquired (goodwill) and is being amortized over 20 years on the straight-line method.

                             UNIFORCE SERVICES, INC.
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

     The operating results of Brannon & Tully have been included in the consolidated statements of earnings from the purchase date. The following unaudited pro forma consolidated results of operations assume the acquisition of Brannon & Tully occurred on January 1, 1994:

                                                         December 31,
                                                            1994
                                                            ----
          Revenues                                     $118,826,683

          Net earnings                                    3,181,632

          Earnings per share                           $        .69
                                                       ============

     The pro forma results of operations are not necessarily indicative of the actual results of operations that would have occurred had the acquisition occurred at the beginning of the period or of results which may occur in the future.

     One of the former principals of Brannon & Tully entered into an employment agreement with the Company. His employment agreement was for a term of five years, but could be terminated by either party at any time after one year, upon not less than 90 days notice. Beginning in 1995, the employment agreement provided for incentive compensation based upon improvements in gross profits relating to certain offices to which the officer rendered employment services and provided active assistance. The amount of incentive compensation earned in 1995 under the agreement was $370,172. The employment agreement was terminated during 1995.

(4)  Fixed Assets

     Fixed assets are stated at cost as follows:

                                          Dec. 31,    Dec. 31,      Estimated
                                            1996        1995       useful life
                                            ----        ----       -----------

     Computer equipment                  $2,461,249  $2,050,173         8 years
     Computer software                    1,451,319     670,605       3-5 years
     Furniture, fixtures, office
       equipment and other                1,545,706   1,480,125      5-15 years
     Leasehold improvements & signs         534,878     488,099   Life of lease
                                         ----------  ----------
                                          5,993,152   4,689,002
     Less accumulated depreciation and
       amortization                       2,217,491   2,563,589
                                         ----------  ----------
                                         $3,775,661  $2,125,413
                                         ==========  ==========

     Depreciation and amortization expense on fixed assets amounted to $403,952, $364,025 and $291,751 for the years ended December 31, 1996, 1995 and 1994, respectively.

                             UNIFORCE SERVICES, INC.
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

(5)  Loan Payable

     On December 8, 1995, the Company entered into an agreement with a financial institution creating a three-year $35,000,000 credit facility (the "Credit Facility"). The Credit Facility comprises a term loan in the amount of $3,000,000 (the "Term Loan") to be paid in monthly installments of $62,500 in 1996, $83,333 in 1997 and $104,167 in 1998, with the balance outstanding due on December 1, 1998 and a $32,000,000 revolving credit facility (the "Revolving Facility") which expires on December 1, 1998 . The Company may borrow against the Revolving Facility up to 85% of eligible accounts receivable and eligible service and funding fees receivable. The Term Loan bears interest at the Company's election at either the lender's floating base rate plus .25%, or LIBOR (London Interbank Offered Rate) plus 2.25%. Borrowings under the Revolving Facility bear interest at the Company's election at either the lender's floating base rate, or LIBOR plus 2.125%. Borrowings under the Credit Facility are secured by a first priority security interest in all owned and after-acquired real and personal property of the Company.

     At December 31, 1996, the Company had outstanding borrowings of $2,250,000 under the Term Loan bearing interest at an average rate of 7.8% and $24,500,000 of borrowings under the Revolving Facility bearing interest at an average rate of 7.7%.

     The Credit Facility contains a variety of affirmative and negative covenants of types customary in an asset-based lending facility including, among other things, minimum net worth and profitability levels, with which the Company is in compliance as of December 31, 1996.

     The Credit Facility was used to repay existing indebtedness as described below and to finance the offer to purchase the Company's Common Stock in January 1996 as described in Note 9.

     Prior to December 8, 1995, the Company maintained, with two banks, a working capital credit facility and a revolving credit and term loan facility. The working capital credit facility represented an open line of credit of up to $12,000,000 (increased from $10,000,000, effective in November 1995), borrowings under which were payable on demand. Outstanding borrowings bore interest, at the Company's option, at the banks' prime rate or at a rate 120 basis points above the banks' LIBOR Rate. This working capital credit facility was terminated on December 8, 1995. In addition, the Company maintained a revolving credit and term loan agreement which provided for a two-year $6,000,000 facility, outstanding borrowings under which, at the Company's option, could be converted at the maturity of the revolving credit facility into a five-year term loan. Effective November 1995, in connection with the increase in the Company's working capital facility described above, the revolving credit and term loan agreement (under which there were no outstanding borrowings) was terminated.

                             UNIFORCE SERVICES, INC.
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

6)   Income Taxes

     The components of the provision for Federal and state income taxes are as follows:


                     1996                     1995                     1994
                     ----                     ----                     ----
     Federal:
       Current    $1,756,500               $1,868,000               $1,384,000
       Deferred      135,500                   27,000                  151,000

     State:
       Current       282,500                  282,000                  216,000
       Deferred       10,500                    5,000                   24,000
                  ----------               ----------               ----------
                  $2,185,000               $2,182,000               $1,775,000
                  ==========               ==========               ==========


     Income tax expense differed from that which would have resulted by applying the statutory Federal income tax rates to earnings before provision for income taxes as a result of the following items:


                                                     1996                        1995                               1994
                                                     ----                        ----                               ----
     Expected tax on pre-tax
       earnings                                   $ 1,991,000     34.0%     $ 1,953,000      34.0%      $ 1,607,000      34.0%
     Tax-exempt interest and
       qualified dividends                                 --       --           (5,000)      (.1)          (13,000)      (.3)
     State taxes, net of Federal
       income tax benefit                             193,000      3.3          189,000       3.3           158,000       3.4
     Other, net                                         1,000       --           45,000        .8            23,000        .5
                                                  -----------     ----      -----------      ----       -----------      ----

     Income tax provision                         $ 2,185,000     37.3%     $ 2,182,000      38.0%      $ 1,775,000      37.6%
                                                  ===========     ====      ===========      ====       ===========      ====

                             UNIFORCE SERVICES, INC.
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

     The tax effect of temporary differences which give rise to significant portions of deferred tax assets and liabilities are as follows:

                                                   Dec. 31, 1996  Dec. 31, 1995
                                                   -------------  -------------

     Notes receivable, due primarily to allowances
       for possible loss                             $ 122,960    $ 142,356
     Receivables, due primarily to allowances
       for doubtful accounts                           104,803      212,148
     Accrued expenses not currently deductible          67,140           --
     Accelerated depreciation and amortization for
       tax purposes                                   (164,094)     (61,240)
     Other                                              70,340       53,885
                                                     ---------    ---------

                                                     $ 201,149    $ 347,149
                                                     =========    =========

(7)  Employment Agreements and Transactions

     The Company has employment agreements with two of its officers providing for, among other things, their continued employment through December 31, 1997. In addition, the agreements provide for incentive compensation which is based upon the Company's pre-tax earnings. Incentive compensation earned in 1996, 1995 and 1994, pursuant to such agreements, was $273,592, $221,298 and $263,677, respectively.

     In January 1996, the Company entered into arrangements with two of its officers. Under such arrangements, the executive officers are entitled to receive cash bonuses aggregating $1,041,018 payable to the extent of 10% thereof three years after consummation of the tender offer described in
     Note 9, to the extent of 30% thereof four years after consummation of the offer and as to the balance thereof five years after consummation of the offer, provided that the recipient is then employed by the Company. The executive officers were granted options to purchase an aggregate of 92,535 shares of Common Stock, such options to vest in installments through January 1999. The exercise price of such options was $11.25 per share. The cash bonus installments and option installments are subject to acceleration in the event of death, merger of the Company, sale of all or substantially all of the Company's assets or a change in control of the Company.

(8)  Stock Options

     During 1991, the Board of Directors of the Company approved the 1991 Stock Option Plan (the 1991 Plan) which provides for the issuance of up to 500,000 stock options to officers and employees of the Company. Each option granted pursuant to the 1991 Plan shall be designated at the time of grant as either an "incentive stock option" or as a "non-qualified stock option."

                             UNIFORCE SERVICES, INC.
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

     In addition, the Company maintains two employee stock option plans, and a non-qualified stock option plan for its Licensees. The plans (except for options designated as non-qualified stock options) provide for options to be granted at 100% of the fair market value of the Company's Common Stock and provide that the exercise price of options may not be less than 110% of such fair market value in the case of an employee owning 10% or more of the voting power of the Company's stock. At the time options are granted, the Company may impose a waiting period before options can be exercised. Non-qualified stock options may not be granted at less than 75% of the fair market value of the Company's Common Stock at the date of grant.

     During 1991, non-qualified stock options with respect to 90,000 shares were granted under the 1991 Plan at 75% of the fair market value of the Company's Common Stock on the date of the grant. The grant resulted in compensation expense of $180,000 to be allocated to current and future periods as earned. Additional paid-in capital has been credited to the extent of aggregate compensation earned since the grant of $103,500.

     In 1995 the Stockholders of the Company approved the Directors' Stock Option Plan (the "Directors' Plan") which permits the granting of a maximum of 100,000 stock options to its outside Directors. The purpose of the plan is to secure for the Company and its stockholders the benefits arising from stock ownership by its outside Directors.

     At December 31, 1996, an aggregate of 507,538 shares of common stock has been reserved for issuance under the plans. Activity in stock options is summarized as follows:

                                           Outstanding         Weighted average
                                             options            exercise price
                                             -------            --------------
     December 31, 1993                       534,575               $ 7.16
     Options granted                          41,878                11.37
     Options exercised                       (97,650)                6.86
     Options lapsed/canceled                 (18,800)               11.02
                                             -------

     December 31, 1994                       460,003                 7.45
     Options granted                           2,500                 8.25
     Options exercised                       (44,400)                5.86
     Options lapsed/canceled                 (89,553)               10.74
                                             -------

     December 31, 1995                       328,550                 6.77
     Options granted                         121,035                11.31
     Options exercised                      (118,575)                7.35
     Options lapsed/canceled                    (500)               11.50
                                             -------

     December 31, 1996                       330,510               $ 8.22
                                             =======

                             UNIFORCE SERVICES, INC.
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

     There are 199,060 options exercisable as of December 31, 1996 at a weighted average exercise price of $7.85.

     The per share weighted average fair value of stock options granted during 1996 was $4.06 on the date of the grant using the Black Scholes option-pricing model with the following weighted average assumptions: risk free interest rate of 5.3%, expected stock volatility of 50% and an expected option life of 3.5 years. The aggregate fair value of the options granted in 1995 was not material.

     The Company applies APB Opinion No. 25 in accounting for its stock option grants and, accordingly, no compensation cost has been recognized in the financial statements for its stock options which have an exercise price equal to or greater than the fair value of the stock on the date of the grant. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                         1996
                                                                         ----
     Net earnings:
          As reported                                                 $3,669,731
          Pro forma                                                    3,523,089

     Earnings per share:
          As reported                                                 $     1.13
          Pro forma                                                         1.08


     Pro forma net earnings reflect only options granted in 1996 and 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net earnings amounts presented above because compensation cost is reflected over the options' vesting period and compensation cost for options granted prior to January 1, 1995 was not considered.

     Optionees have made disqualifying dispositions of common stock which had been acquired through the exercise of incentive and non-qualified stock options. As a result of the disqualifying dispositions, the Company receives a tax benefit for the difference between the option price and the fair market value of its common stock. The benefit of $146,622, $100,220 and $152,124 in 1996, 1995 and 1994, respectively, has been reflected in the accompanying consolidated statements of stockholders' equity.

                             UNIFORCE SERVICES, INC.
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

(9)  Tender Offer

     On December 11, 1995, the Company made an offer to purchase for cash up to 1,250,000 shares of its Common Stock at $11.25 net per share (the Offer). The 1,250,000 shares that the Company offered to purchase represented approximately 30% of the Shares outstanding. In January 1996, the Offer was successfully completed. The total amount required to purchase the 1,250,000 shares was $14,062,500, exclusive of related fees and other expenses. The purchase price and related expenses were funded with available borrowings under the Credit Facility.

(10) Commitments and Contingencies

     In April 1994, various prior insurance carriers and their not-for-profit trade association filed a civil action against the Company, its officers and various other parties. The Plaintiffs allege breach of contract and tort causes of action for underpayment of premiums. The Company denies the validity of the Plaintiffs' claims. The Company has asserted substantial claims in opposition to the Plaintiffs' claims. Additionally, the Company and its subsidiaries have filed suit against various prior worker compensation carriers alleging claims mismanagement. Management regards as unlikely that the outcome of those actions will have a material adverse effect on the financial position of the Company.

     In January 1996, various vendors of training films filed an action against the Company. The plaintiffs alleged that the Company improperly used and/or copied plaintiffs' tapes. In 1996 the Company settled this matter.

     The Company is obligated under various leases for office space and equipment through 2006. Net rental expense for the years ended December 31, 1996, 1995 and 1994 amounted to approximately $1,100,000, $871,000 and
     $734,000, respectively.

     Following is a schedule of total minimum lease payments under noncancelable operating leases as of December 31, 1996:


              1997                                       $1,153,272
              1998                                        1,034,708
              1999                                          857,584
              2000                                          562,115
              2001                                          534,847
              Thereafter                                  2,596,140
                                                         ----------

     Total minimum lease payments                        $6,738,666
                                                         ==========

                    UNIFORCE SERVICES, INC. AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEET
                               September 30, 1997
                                   (Unaudited)


                                     ASSETS
Current assets:
     Cash and cash equivalents                                     $  6,555,275
     Accounts receivable - net                                       20,677,331
     Funding and service fees receivable - net                       25,845,143
     Prepaid expenses and other current assets                          802,412
     Deferred income taxes                                              201,149
                                                                   ------------
     Total current assets                                            54,081,310
                                                                   ------------
Fixed assets - net                                                    4,336,002
Deferred costs and other assets - net                                 1,252,509
Cost in excess of fair value of net assets acquired                   6,122,188
                                                                   ------------
                                                                   $ 65,792,009
                                                                   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Loan payable                                                  $  2,000,000
     Payroll and related taxes payable                                7,220,332
     Payable to licensees and clients                                 1,273,888
     Income taxes payable                                               485,147
     Accrued expenses and other liabilities                           2,705,757
                                                                   ------------
     Total current liabilities                                       13,685,124
                                                                   ------------
Loan payable - non-current                                           34,097,655
Capital lease obligation - non-current                                  577,175
Stockholders' equity:
     Common stock $.01 par value                                         51,228
     Additional paid-in capital                                       9,027,840
     Retained earnings                                               30,303,581
                                                                   ------------
                                                                     39,382,649
     Treasury stock, at cost, 2,084,245 shares                      (21,950,594)
                                                                   ------------
Total stockholders' equity                                           17,432,055
                                                                   ------------
                                                                   $ 65,792,009
                                                                   ============

See accompanying notes to consolidated condensed financial statements.

                    UNIFORCE SERVICES, INC. AND SUBSIDIARIES
                  CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
                                   (Unaudited)



                                                        Nine Months Ended
                                                           September 30,
                                                 ------------------------------
                                                       1997             1996
                                                 -------------    -------------
Sales of supplemental staffing services          $ 127,265,243    $  97,804,122
Service revenues and fees                            5,687,806        5,589,180
                                                 -------------    -------------
     Total revenues                                132,953,049      103,393,302
                                                 -------------    -------------
Costs and expenses:
     Cost of supplemental staffing services        100,783,201       76,214,231
     Licensees' share of gross margin                6,665,450        5,832,735
     General and administrative                     17,100,195       14,556,306
     Merger transaction costs                          225,000               --
     Depreciation & amortization                       952,779          783,419
                                                 -------------    -------------
     Total costs and expenses                      125,726,625       97,386,691
                                                 -------------    -------------
Earnings from operations                             7,226,424        6,006,611
Other income (expense):
     Interest - net                                 (1,829,458)      (1,563,728)
     Other - net                                         9,170           18,954
                                                 -------------    -------------
Earnings before provision for income taxes           5,406,136        4,461,837
Provision for income taxes                           2,126,000        1,695,000
                                                 -------------    -------------
NET EARNINGS                                     $   3,280,136    $   2,766,837
                                                 =============    =============
Weighted average number of shares outstanding:
     Primary                                         3,231,505        3,273,265
     Fully Diluted                                   3,286,096        3,293,492
NET EARNINGS PER SHARE:
     Primary                                     $        1.02    $         .85
                                                 =============    =============
     Fully Diluted                               $        1.00    $         .84
                                                 =============    =============


See accompanying notes to consolidated condensed financial statements.

                    UNIFORCE SERVICES, INC. AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                   (Unaudited)



                                                               Nine Months Ended September 30,
                                                               -------------------------------
                                                                     1997            1996
                                                               -------------    --------------
Cash flows from operating activities:
     Net earnings                                               $  3,280,136    $  2,766,837
     Adjustments to reconcile net earnings
       to net cash (used) by operating activities:
        Depreciation and amortization                                952,779         783,419
        (Increase) in receivables and prepaid expenses            (9,542,167)     (4,480,953)
        Stock option compensation expense                             13,500          13,500
        (Decrease) in liabilities                                 (1,424,021)        (89,907)
                                                                ------------    ------------
Net cash (used) by operating activities                           (6,719,773)     (1,007,104)
                                                                ------------    ------------
Cash flows from investing activities:
     Purchases of fixed assets                                    (1,084,964)       (774,916)
     (Increase) in deferred costs and other assets                   (31,906)       (410,786)
     Net assets acquired from Montare                                     --      (4,628,142)
                                                                ------------    ------------
Net cash (used) by investing activities                           (1,116,870)     (5,813,844)
                                                                ------------    ------------
Cash flows from financing activities:
     Principal payments on capital lease obligations                (155,483)       (195,934)
     Increase in loan payable                                      9,347,655      17,450,609
     Cash dividends paid                                            (273,018)       (272,605)
     Purchase of treasury stock                                           --     (14,280,863)
     Proceeds from issuance of common stock                          189,342       1,034,716
                                                                ------------    ------------
Net cash provided by financing activities                          9,108,496       3,735,923
                                                                ------------    ------------
Net increase (decrease) in cash and cash equivalents               1,271,853      (3,085,025)
     Cash and cash equivalents at beginning of period              5,283,422       6,444,859
                                                                ------------    ------------
     Cash and cash equivalents at end of period                 $  6,555,275    $  3,359,834
                                                                ============    ============
Supplemental disclosures:
     Cash paid for:
        Interest                                                $  1,666,718    $  1,310,366
                                                                ------------    ------------
        Income taxes                                            $  1,433,048    $  1,601,379
                                                                ------------    ------------

Non-cash financing activities:
During 1996, the Company entered into capital leases in the amount of $551,405.

See accompanying notes to consolidated condensed financial statements.

                    UNIFORCE SERVICES, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                   (Unaudited)


1.   Principles of consolidation

     The consolidated financial statements include the accounts of Uniforce Services, Inc. and its wholly-owned subsidiaries (the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

2.   Consolidated condensed financial statements

     The consolidated condensed financial statements, as shown in the accompanying index, have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at September 30, 1997, and for all periods presented have been made.

     Certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been condensed, reclassified or omitted. It is suggested that these consolidated condensed financial statements be read in conjunction with the consolidated financial statements and notes thereto included in the Company's December 31, 1996 financial statements. The results of operations for the periods ended September 30, 1997 are not necessarily indicative of the operating results which may be achieved for the full year.

     Tax accruals have been made based on estimated effective annual tax rates for the periods presented.

3.   Litigation Settlement

     In April 1994, various insurance carriers and their not-for-profit trade association filed an action against the Company, its officers and various other parties; in May 1996, the Plaintiffs filed their Third Amended Complaint. The Plaintiffs alleged breach of contract and tort causes of action for underpayment of premiums. The Company denied liability and asserted substantial claims in
opposition  to  the  Plaintiffs'  claims.   Additionally  the  Company  and  its
subsidiaries filed suit against various prior workers' compensation carriers alleging claims mismanagement. In July 1997, both matters were settled. The terms of the settlement are confidential by agreement. The settlement did not have a material effect on the Company's financial condition or operating results.

4.   Agreement and Plan of Merger

     On August 13, 1997, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") under which it will be acquired by COMFORCE Corporation. Pursuant to the Merger Agreement a subsidiary of COMFORCE is to make a tender offer (the "Tender Offer") to acquire all of the issued and outstanding common stock of the Company for $28.00 in cash and .5217 shares of COMFORCE common stock for each share of Uniforce common stock. The consummation of the Tender Offer is contingent upon a number of conditions, including COMFORCE obtaining debt financing sufficient to complete the purchase of the Company's shares. The Merger Agreement provides that after the consummation of the Tender Offer the COMFORCE subsidiary will be merged with and into the Company, with the Company being the surviving corporation and becoming a wholly-owned subsidiary of COMFORCE. On October 27, 1997 a Joint Proxy Statement/Prospectus relating to the Merger Agreement was declared effective by the Securities and Exchange Commission and COMFORCE commenced the Tender Offer. The Tender Offer is expected to remain open through November 24, 1997 unless extended.

================================================================================

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by COI. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities in any jurisdiction in which such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of COI since the date hereof.

                                 --------------

                                TABLE OF CONTENTS
                                                                        Page
                                                                        ----
Prospectus Summary ..............................                         6
Risk Factors.....................................                        31
Use of Proceeds..................................                        41
Capitalization...................................                        42
Historical Stock Prices and Dividend Policy .....                        43
Selected Unaudited Pro Forma Combined
     Financial Statements .......................                        44
Selected Historical Financial Information-
     COMFORCE Corporation........................                        48
Selected Historical Financial Information-
     Uniforce Services, Inc......................                        51
Management's Discussion and Analysis of
         Financial Condition and Results of
         Operations .............................                        54
The Contingent Staffing and Consulting
     Industry ...................................                        62
Business ........................................                        64
The Transactions.................................                        78
Management   ....................................                        79
Certain Relationships and Related
      Transactions...............................                        85
Principal Stockholders...........................                        88
The Notes Exchange Offer.........................                        91
Description of Notes.............................                       100
The Debentures Exchange Offer....................                       125
Description of Units.............................                       135
Description of Senior Debentures.................                       136
Description of Warrants..........................                       162
Description of Other Indebtedness................                       164
Description of Capital Stock.....................                       165
Certain United States Federal Income
     Tax Consequences............................                       167
Book-Entry, Delivery and Form....................                       171
Plan of Distribution.............................                       173
Legal Matters....................................                       173
Independent Accountants..........................                       173
Index to Consolidated Financial Statements.......                       F-1

                                 --------------

================================================================================


================================================================================



                                  $110,000,000
                                12% Senior Notes
                                    due 2007,
                                    Series B

                                       for

                                12% Senior Notes
                                    due 2007,
                                    Series A


                            COMFORCE Operating, Inc.





                              --------------------

                                   PROSPECTUS

                              --------------------





                              _____________ , 1998



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

     The Registrant's Bylaws effectively provide that the Registrant, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 145"), shall indemnify all directors and officers of COI and may indemnify all employees, representatives and other persons as permitted pursuant thereto.

     Section 145 permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by a third party if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     COMFORCE has entered into separate indemnification agreements with each of its outside directors which provides for indemnification of such directors to the fullest extent permitted by law and applies to such directors in their role as directors of COI. COMFORCE may also enter into indemnification agreements with other directors, officers or employees or with anyone else it is permitted to indemnify under Delaware law, but has no present intention of doing so.

     COMFORCE maintains insurance against liabilities under the Securities Act of 1933 (the "Securities Act") for the benefit of its officers and directors and the officers and directors of its subsidiaries.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.  Exhibits and Financial Statement Schedules.

(a)  Exhibits

2.1 Stock Purchase Agreement dated September 11, 1995 among Spectrum Technologies, Inc., COMFORCE Corporation, ARTRA Group Incorporated, Peter R. Harvey, Marc L. Werner, James L. Paterek, Michael Ferrentino and Christopher P. Franco (included as an exhibit to COMFORCE Corporation's Current Report on Form 8-K dated September 11, 1995 and incorporated herein by reference).

2.2 Purchase Agreement among COMFORCE Telecom, Inc., Williams Communications Services, Inc. and Bruce Anderson (included as an exhibit to COMFORCE Corporation's Current Report on Form 8-K dated March 13, 1996 and incorporated herein by reference).

2.3 Stock Purchase Agreement effective as of May 13, 1996 among COMFORCE Corporation, COMFORCE Technical Services, Inc., Project Staffing Support Team, Inc., Raphael Rashkin and Stanley Rashkin (included as an exhibit to COMFORCE Corporation's Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1996 filed May 16, 1996 and incorporated herein by reference).

2.4 Asset Purchase Agreement effective as of May 13, 1996 among COMFORCE Corporation, COMFORCE Technical Services, Inc., DataTech Technical Services, Inc., Raphael Rashkin and Stanley Rashkin (included as an exhibit to COMFORCE Corporation's Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1996 filed May 16, 1996 and incorporated herein by reference).

2.5 Asset Purchase Agreement effective as of May 13, 1996 among COMFORCE Corporation, COMFORCE Technical Services, Inc., RRA, Inc., Raphael Rashkin and Stanley Rashkin (included as an exhibit to COMFORCE Corporation's Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1996 filed May 16, 1996 and incorporated herein by reference).

2.6 Letter Agreement dated May 6, 1996 amending Asset Purchase Agreement effective as of May 13, 1996 among COMFORCE Corporation, COMFORCE Technical Services, Inc., RRA, Inc., Raphael Rashkin and Stanley Rashkin (included as an exhibit to COMFORCE Corporation's Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1996 filed May 16, 1996 and incorporated herein by reference).

2.7 Letter Agreement dated April 19, 1996 among CTS Acquisition Co. I, COMFORCE Technical Services, Inc., Project Staffing Support Team, Inc. and RRA, Inc. (included as an exhibit to COMFORCE Corporation's Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1996 filed May 16, 1996 and incorporated herein by reference).

2.8 Agreement and Plan of Reorganization dated October 22, 1996 between AZATAR Computer Systems, Inc. and COMFORCE Corporation (included as an exhibit to COMFORCE Corporation's Current Report on Form 8-K dated November 8, 1996 and incorporated herein by reference).

2.9 Asset Purchase Agreement dated October 25, 1996 by and among Continental Field Services Corporation, Michael Hill, Roy Hill and COMFORCE Telecom, Inc. (included as an exhibit to COMFORCE Corporation's Current Report on Form 8-K dated November 19, 1996 and incorporated herein by reference).

2.10 Asset Purchase Agreement dated October 25, 1996 between Progressive Telecom, Inc., Beth Wilson Hill and COMFORCE Telecom, Inc. (included as an exhibit to COMFORCE Corporation's Current Report on Form 8-K dated November 19, 1996 and incorporated herein by reference).

2.11 Amendment to Escrow Agreement and Purchase Agreements dated November 8, 1996 by and among Continental Field Service Corporation, Progressive Telecom, Inc., Michael Hill, Roy Hill, Beth Wilson Hill, McCarthy, Fingar, Donovan, Drazen & Smith, and COMFORCE Telecom, Inc. (included as an exhibit to COMFORCE Corporation's Current Report on Form 8-K dated November 19, 1996 and incorporated herein by reference).

2.12 Subscription Agreement dated October 28, 1996 by and among RHO Company, Inc., J. Scott Erbe, COMFORCE Corporation and COMFORCE Technical Services, Inc. (included as an exhibit to COMFORCE Corporation's Current Report on Form 8-K dated November 19, 1996 and incorporated herein by reference).

2.13 Stock Sale and Termination Agreement dated October 28, 1996 by and between James R. Ratcliff and RHO Company, Inc. (included as an exhibit to COMFORCE Corporation's Current Report on Form 8-K dated November 19, 1996 and incorporated herein by reference).

2.14 Letter Agreement dated November 4, 1996 amending Stock Sale and Termination Agreement between RHO Company, Inc. and James R. Ratcliff (included as an exhibit to COMFORCE Corporation's Current Report on Form 8-K dated November 19, 1996 and incorporated herein by reference).

2.15 Agreement and Plan of Merger, dated as of August 13, 1997, by and among COMFORCE Corporation, COMFORCE Columbus, Inc. and Uniforce Services, Inc. (included as an exhibit to COMFORCE Corporation's Current Report on Form 8-K dated August 20, 1997 and incorporated herein by reference).

2.16 Stockholders Agreement, dated as of August 13, 1997, by and among COMFORCE Corporation, COMFORCE Columbus, Inc., John Fanning and Fanning Limited Partnership, L.P. (included as an exhibit to COMFORCE Corporation's Current Report on Form 8-K dated August 20, 1997 and incorporated herein by reference).

3.1 Certificate of Incorporation of COI, as amended by Certificate of Amendment filed with the Delaware Secretary of State on November 24, 1997.

3.2       Bylaws of COI, effective as of October 29, 1997.

4.1 Indenture dated as of November 26, 1997 with respect to 12% Senior Notes due 2007 between COMFORCE Operating, Inc., as issuer, and Wilmington Trust Company, as trustee (included as an exhibit to COMFORCE Corporation's Current Report on Form 8-K dated December 9, 1997 and incorporated herein by reference).

5.1*      Opinion of Doepken Keevican & Weiss Professional Corporation.

10.1 Management Agreement dated as of April 9, 1993 between COMFORCE Corporation and Nitsua, Ltd. (a corporation wholly-owned by Austin Iodice, formerly Lori's Chairman and Chief Executive Officer) (included as an exhibit to COMFORCE Corporation's Annual Report on Form 10-K for the year ended December 31, 1992 and incorporated herein by reference).

10.2 Letter Agreement dated June 29, 1995, among COMFORCE Corporation, ARTRA Group Incorporated, James L. Paterek, Michael Ferrentino and Christopher P. Franco (included as an exhibit to COMFORCE Corporation's Current Report on Form 8-K dated September 11, 1995 and incorporated herein by reference).

10.3 Amendment dated October 6, 1995 of Letter Agreement dated June 29, 1995, among COMFORCE Corporation, ARTRA Group Incorporated, James L. Paterek, Michael Ferrentino and Christopher P. Franco (included as an exhibit to COMFORCE Corporation's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

10.4 Assumption Agreement dated October 17, 1995 between COMFORCE Corporation and ARTRA GROUP Incorporated respecting ARTRA's assumption of substantially all of COMFORCE Corporation's pre-existing liabilities (included as an exhibit to COMFORCE Corporation's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

10.5 Asset Purchase Agreement dated as of April 11, 1996 among Lawrence Jewelry Corporation, ARTRA GROUP Incorporated, COMFORCE Corporation and Hanover Advisors, Inc. respecting the disposition of the assets of COMFORCE Corporation's jewelry business (included as an exhibit to COMFORCE Corporation's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

10.6      Loan and  Security  Agreement  dated as of  November  26,  1997  among
          COMFORCE Corporation, COI and specified subsidiaries thereof and Heller Financial, Inc., as lender and agent for other lenders (included as an exhibit to COMFORCE Corporation's Current Report on Form 8-K dated December 9, 1997 and incorporated herein by reference).

10.7 Purchase Agreement, dated as of November 19, 1997, by and between COMFORCE Operating, Inc. and NatWest Capital Markets Limited, as Initial Purchaser (included as an exhibit to COMFORCE Corporation's Registration Statement on Form S-4 filed December 24, 1997 and incorporated herein by reference).

10.8 Exchange Offer and Registration Rights Agreement, dated as of November 26, 1997, by and between COMFORCE Operating, Inc. and NatWest Capital Markets Limited, as Initial Purchaser (included as an exhibit to COMFORCE Corporation's Registration Statement on Form S-4 filed December 24, 1997 and incorporated herein by reference).

10.9 Employment Agreement dated December 1, 1997 between COMFORCE Corporation, COMFORCE Operating, Inc. and Michael Ferrentino (included as an exhibit to COMFORCE Corporation's Registration Statement on Form S-4 filed December 24, 1997 and incorporated herein by reference).

10.10 Employment Agreement dated December 1, 1997 between COMFORCE Corporation, COMFORCE Operating, Inc. and Christopher Franco (included as an exhibit to COMFORCE Corporation's Registration Statement on Form S-4 filed December 24, 1997 and incorporated herein by reference).

10.11 Employment Agreement dated December 1, 1997 between COMFORCE Corporation, COMFORCE Operating, Inc. and James L. Paterek (included as an exhibit to COMFORCE Corporation's Registration Statement on Form S-4 filed December 24, 1997 and incorporated herein by reference).

21.1      List of Subsidiaries.

23.1 Consent of Doepken Keevican & Weiss Professional Corporation (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

23.2      Consent of Coopers & Lybrand L.L.P.

23.3      Consent of Arthur Andersen L.L.P.

23.4      Consent of KPMG Peat Marwick LLP

24.1 Powers of Attorney (included on signature page of the Registration Statement).

25.1      Statement of Eligibility on Form T-1 of Wilmington Trust Company.

99.1      Form of Letter of Transmittal.

99.2      Form of Notice of Guaranteed Delivery.

--------------
*    To be filed by amendment.

(b)  Financial Statement Schedules.

None.

Item 22. Undertakings.

The Registrant hereby undertakes:

     (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (4) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

     Provided, however, that paragraphs (5)(i) and (5)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (5) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (6) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be filed on its behalf by the undersigned, thereupon duly authorized, in the City of Lake Success, State of New York, on December 23, 1997.

                                  COMFORCE Operating, Inc.
                                  (Registrant)

                             By:  /s/ Christopher P. Franco
                                  ----------------------------------------------
                                  Christopher P. Franco, Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher P. Franco and Paul J. Grillo, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents of any of them, or any substitute or substitutes, lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    SIGNATURE                    TITLE                              DATE
    ---------                    -----                              ----


/s/ James L. Paterek         Chairman                         December 23, 1997
-------------------------
James L. Paterek


/s/ Christopher P. Franco    Chief Executive Officer,
-------------------------    Secretary and Director           December 23, 1997
Christopher P. Franco


/s/ Michael Ferrentino       President and
-------------------------    Director                         December 23, 1997
Michael Ferrentino


/s/ Paul Grillo              Chief Financial Officer
-------------------------    (Principal Financial
Paul Grillo                  Officer)                         December 23, 1997


/s/ Andrew Reiben            Vice President of Finance and
-------------------------    Chief Accounting Officer
Andrew Reiben                (Principal Accounting Officer)   December 23, 1997


/s/ Richard Barber           Director                         December 23, 1997
-------------------------
Richard Barber


/s/ Keith Goldberg           Director                         December 22, 1997
-------------------------
Keith Goldberg


                             Director
-------------------------
Glen Miller


/s/ Marc Werner              Director                         December 23, 1997
-------------------------
Marc Werner


                             Director
-------------------------
Michael D. Madden